As filed with the Securities and Exchange Commission on May 25, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

West Corporation

(Exact name of registrant as specified in its charter)

(see table of additional registrants)

Delaware	7389	47-0777362
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

11808 Miracle Hills Drive

Omaha, Nebraska 68154

(402) 963-1200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

See Table of Additional Registrant Guarantors Continued on the Next Page

David C. Mussman

Executive Vice President, Secretary and General Counsel

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

(402) 963-1200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Brian C. Erb

Ropes & Gray LLP

Three Embarcadero Center

San Francisco, California 94111

(415) 315-6300

(415) 315-6350 (facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
7 7/8% Senior Notes due 2019	$650,000,000	100%	$650,000,000	$75,465.00
Guarantees of 7 7/8% Senior Notes due 2019(2)	N/A(3)	(3)	(3)	(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	See inside facing page for additional registrant guarantors.
(3)	Pursuant to Rule 457(n) under the Securities Act, no registration fee is required with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
760 Northlawn Drive, LLC	Ohio	4813	26-0108586
Asset Direct Mortgage, LLC	Delaware	7320	71-0923018
BuyDebtCo, LLC	Nevada	7320	88-0469818
Cosmosis Corporation	Colorado	4813	None
InterCall Telecom Ventures, LLC	Delaware	4813	63-1234005
InterCall, Inc.	Delaware	4813	58-1942497
Intrado Command Systems, Inc.	New Jersey	4813	22-2591697
Intrado Communications Inc.	Delaware	4813	84-1597262
Intrado Communications of Virginia Inc.	Virginia	4813	84-1596265
Intrado Inc.	Delaware	4813	84-0796285
Intrado Information Systems Holdings, Inc.	Delaware	4813	20-0799585
Intrado International, LLC	Delaware	4813	71-0869503
Intrado Systems Corp.	Georgia	4813	58-2381670
Northern Contact, Inc.	Delaware	7389	76-0726541
Stargate Management LLC	Colorado	4813	None
Stream57 Corporation	Delaware	4813	27-1498986
TeleVox Software, Incorporated	Delaware	4813	20-8429097
The Debt Depot, LLC	Delaware	7320	20-1908163
TuVox Incorporated	Delaware	7389	77-0563871
Twenty First Century Communications of Canada, Inc.	Ohio	4813	31-1611927
Twenty First Century Communications, Inc.	Ohio	4813	31-1284899
Twenty First Century Crisis Communications, LLC	Ohio	4813	82-0552121
Twenty First Century International Services LLC	Ohio	4813	47-0901664
West Asset Management, Inc.	Delaware	7320	20-1802547
West Asset Purchasing, LLC	Nevada	7320	88-0469817
West At Home, LLC	Delaware	9995	20-8431991
West Business Services, LLC	Delaware	7389	43-1990051
West Customer Management Group, LLC	Delaware	7389	43-1990049
West Direct, LLC	Delaware	7389	35-2201328
West Direct II, Inc.	Arizona	7389	02-0625689
West Facilities, LLC	Delaware	6519	36-4516927
West Interactive Corporation	Delaware	7389	43-1990052
West International Corporation	Delaware	9995	26-1952406
West Notifications Group, Inc.	Delaware	4813	36-4333041
West Receivable Services, Inc.	Delaware	7320	20-1369131
West UC Solutions Holdings, Inc.	Delaware	4813	27-4417697
West UC Solutions, LLC	Delaware	4813	27-1955661
Worldwide Asset Purchasing, LLC	Nevada	7320	88-0469817

The address, including zip code, and telephone number, including area code, of each Additional Registrant Guarantor’s principal executive offices is: c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154, Telephone: (402) 963-1200.

The name, address, including zip code, and telephone number, including area code, of agent for service for each of the Additional Registrant Guarantors is:

David C. Mussman Executive Vice President, Secretary and General Counsel West Corporation 11808 Miracle Hills Drive Omaha, Nebraska 68154 (402) 963-1200	With a copy to: Brian C. Erb Ropes & Gray LLP Three Embarcadero Center San Francisco, California 94111 (415) 315-6300 (415) 315-6350 (facsimile)

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 25, 2011

PRELIMINARY PROSPECTUS

WEST CORPORATION

OFFER TO EXCHANGE

$650,000,000 aggregate principal amount of its 7 7/8% Senior Notes due 2019, the issuance of which has been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 7 7/8% Senior Notes due 2019.

We are offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, all of our new 7 7/8% Senior Notes due 2019 (the “exchange notes”) for all of our outstanding 7 7/8% Senior Notes due 2019 (the “outstanding notes” and collectively with the exchange notes, the “notes”). We are also offering the subsidiary guarantees of the exchange notes, which are described in this prospectus. The terms of the exchange notes are identical to the terms of the outstanding notes except that the exchange notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and therefore are freely transferable. We will pay interest on the notes on May 15 and November 15 of each year. The outstanding notes and the exchange notes will mature on January 15, 2019.

The principal features of the exchange offer are as follows:

•

We will exchange all outstanding notes that are validly tendered and not validly withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tendered outstanding notes at any time prior to the expiration of the exchange offer.

•	The exchange offer expires at 12:00 midnight, New York City time, on , 2011 (inclusive of , 2011), unless extended.

•	The exchange of outstanding notes for exchange notes pursuant to the exchange offer will not be a taxable event for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or automated quotation system.

All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture relating to the outstanding notes. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with the exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.

You should consider carefully the risk factors beginning on page 18 of this prospectus before participating in the exchange offer.

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities. The issuer has agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration of the exchange offer, it will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2011.

This prospectus contains summaries of the terms of several material documents. These material documents contain important business and financial information about West Corporation that is not included in or delivered with the prospectus, apart from the reference to such material documents in such summaries. These summaries include the terms that we believe to be material, but we urge you to review these documents in their entirety. We will provide without charge to each person to whom a copy of this prospectus is delivered, upon written or oral request of that person, a copy of any and all of this information. Requests for copies should be directed to Attn: David C. Mussman, West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 (Telephone: (402) 963-1200). You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, you must request this information prior to                     , 2011 in order to receive the information prior to the expiration of the exchange offer.

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WHERE YOU CAN FIND MORE INFORMATION

We and the guarantors have filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 under the Securities Act with respect to the exchange notes being offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. For further information with respect to us, the guarantors or the exchange notes, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. We have historically filed annual, quarterly and current reports and other information with the SEC. As a result of the offering of the exchange notes, we will become subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, will file reports and other information with the SEC. The registration statement, such reports and other information can be inspected and copied at the Public Reference Room of the SEC located at Room 1580, 100 F Street, N.E., Washington D.C. 20549. Copies of such materials, including copies of all or any portion of the registration statement, can be obtained from the Public Reference Room of the SEC at prescribed rates. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room. Such materials may also be accessed electronically by means of the SEC’s home page on the Internet (http://www.sec.gov).

Under the terms of the indenture relating to the notes, as supplemented by certain supplemental indentures thereto (the “indenture”), we have agreed that, whether or not we are required to do so by the rules and regulations of the SEC, for so long as any of the notes remain outstanding, we will furnish to the trustee and holders of the notes the information specified therein in the manner specified therein. See “Description of the Exchange Notes.”

You may request a copy of West Corporation’s SEC filings, at no cost, by writing or calling West Corporation at the following address or telephone number: Attn: Vice President-Investor Relations, 11808 Miracle Hills Drive, Omaha, Nebraska 68154 (Telephone: (402) 963-1200). Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this document. West Corporation’s SEC filings will also be available, at no cost, at its website (http://www.west.com) as soon as reasonably practicable after West Corporation electronically files such material with the SEC.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of the United States federal securities laws, which statements involve risks and uncertainties. Statements other than statements of historical facts including, without limitation, statements regarding our future financial position, business strategy, budgets, projected costs and plans, future industry growth and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “project,” “forecast,” “anticipate,” “believe,” or “continue,” or the negative thereof or variations thereon or similar terminology.

Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Certain of the important factors that could cause actual results to differ materially from our expectations, or “cautionary statements,” are disclosed under “Risk Factors” and elsewhere in this prospectus, including, without limitation, in conjunction with the forward-looking statements included in this prospectus.

We caution you not to place undue reliance on any forward-looking statements and we do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the cautionary statements.

MARKET AND INDUSTRY DATA

Market and industry data throughout this prospectus was obtained from a combination of our own internal company surveys, the good faith estimates of management, various trade associations, International Data Corporation (“IDC”), Wainhouse Research, LLC (“Wainhouse Research”) and The DataMonitor Group (“DataMonitor”). While we believe our internal surveys, third party information, estimates of management and data from trade associations are reliable, we have not verified this data with any independent sources. As a result, you should be aware that the market and industry data contained in this prospectus, and beliefs and estimates based on such data, may not be reliable.

SUMMARY

This summary contains basic information about West Corporation and this exchange offer. Because it is a summary, it does not contain all of the information that is important to you. You should read this entire prospectus carefully, including the section titled “Risk Factors” and the consolidated financial statements and the notes thereto included elsewhere in this prospectus, before participating in the exchange offer.

Our Company

We are a leading provider of technology-driven, voice and data solutions. We offer our clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

Since our founding in 1986, we have invested significantly to expand our technology platforms and develop our operational processes to meet the complex communication needs of our clients. We have evolved into a predominantly automated processor of voice and data transactions and a provider of network infrastructure solutions. In 2010, we grew revenue by 0.5% over the comparable period in 2009 to $2,388.2 million and generated $654.7 million in adjusted EBITDA, or 27.4% margins, $60.3 million in net income and $312.8 million in cash flows from operating activities. See “—Selected Historical Consolidated Financial and Other Data.”

Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. In 2010, we managed approximately 24.0 billion telephony minutes and over 115 million conference calls, facilitated over 240 million 9-1-1 calls, and delivered over 720 million notification calls and data messages. With approximately 608,000 telephony ports at December 31, 2010, to handle conference calls, alerts and notifications and customer service, we believe our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 256,000 Internet Protocol (“IP”) ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technology-driven platforms allow us to provide a broad range of complementary automated and agent-based service offerings to our diverse client base.

Our Services

We believe we have built our reputation as a best-in-class service provider over the past 24 years by delivering differentiated, high-quality solutions for our clients. Our portfolio of technology-driven, voice and data solutions includes:

Unified Communications

— Conferencing & Collaboration Services. Operating under the InterCall brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research, and managed over 115 million conference calls in 2010. We provide our clients with an integrated global suite of meeting replacement services. These include on-demand automated conferencing services, operator-assisted services for complex audio conferences or large events, web conferencing services that allow clients to make presentations and share applications and documents over the Internet, video conferencing applications that allow clients to experience real-time video presentations and conferences and streaming services to connect remote employees and host virtual events. We also provide consulting, project management and implementation of hosted and managed unified communications solutions.

— Alerts & Notifications Services. Our solutions leverage our proprietary technology platforms to allow clients to manage and deliver automated personalized communications quickly and through multiple delivery channels (voice, text messaging, email and fax). For example, we deliver patient notifications, appointment reminders and prescription reminders on behalf of our healthcare clients (medical and dental practices, hospitals and pharmacies), provide travelers with flight arrival and departure updates on behalf of our transportation clients, send and receive automated outage notifications and payment reminders on behalf of our utility clients and transmit emergency evacuation notices on behalf of municipalities. Our platform also enables two-way communication which allows the recipients of a message to respond with relevant information to our clients.

Communication Services

—	Automated Services

—	Emergency Communications Services. We believe we are the largest provider of emergency communications infrastructure systems and services, based on our own estimates of the number of 9-1-1 calls that we and other participants in the industry facilitated. Our solutions are critical in facilitating public safety agencies’ ability to coordinate responses to emergency events. We provide the network database solution that routes emergency calls to the appropriate 9-1-1 centers and allows the appropriate first responders (police, fire and ambulance) to be assigned to those calls. Our clients generally enter into long-term contracts and fund their obligations through monthly charges on users’ local telephone bills. We also provide fully-integrated desktop communications technology solutions to public safety agencies that enable enhanced 9-1-1 call handling.

In 2010, we introduced a managed services program designed to upgrade the capabilities of 9-1-1 centers by delivering expanded information and new life-saving services across the U.S. The program creates an open marketplace for companies to significantly improve 9-1-1 by integrating their solutions with us using industry approved open standard interfaces.

—	Automated Call Processing. Over the last 21 years we believe we have developed a best-in-class suite of automated voice and data solutions. Our solutions allow our clients to effectively communicate with their customers through inbound and outbound interactive voice response (IVR) applications using natural language speech recognition, automated voice prompts and network-based call routing services. In addition to these front-end customer service applications, we also provide analyses that help our clients improve their automated communications strategy. Our automated services technology platforms serve as the backbone of our telephony management capabilities and our scale and operational flexibility have helped us launch and grow other key services, such as conferencing, alerts and notifications and West at Home.

—	Agent-Based Services. We provide our clients with large-scale, agent-based services, including inbound customer care, customer acquisition and retention, business-to-business sales and account management, overpayment identification and recovery services, and collection of receivables on behalf of our clients. We have a flexible model with both on-shore and off-shore capabilities to fit our clients’ needs. We believe that we are known in the industry as a premium provider of these services, and we seek opportunities with clients for whom our services can add value while maintaining attractive margins for us. Our West at Home agent service is a remote call handling model that uses employees who work out of their homes. This service has a distinct advantage over traditional facility-based call center solutions by attracting higher quality agents. This model helps enhance our cost structure and significantly reduces our capital requirements.

Market Opportunity

Over the past 24 years, we have focused on leveraging our strengths in voice and data markets to serve the increasingly complex communications needs of our target client base. The global customer care business process outsourcing (“BPO”) market was estimated to be approximately $62 billion in 2010 with a projected compound annual growth rate (“CAGR”) through 2013 of approximately 7% according to IDC. In this market, we target opportunities where we can operate with a sustained competitive advantage and drive the highest levels of profitability. We have built on our position in this market by investing in emerging service delivery models with attractive end-market growth characteristics, such as West at Home customer care, that provide a higher quality of service to our clients. We believe we are one of the largest providers of this home-based model, having invested in this market early as client adoption began to accelerate.

Our investment strategy has evolved over the years as we have targeted new and complementary markets that not only leverage our depth of expertise in voice and data solutions but also deliver value through less labor-

intensive areas such as conferencing and collaboration, emergency communications and alerts and notifications services. Consistent with this strategy, we entered the conferencing and collaboration services market with our acquisition of InterCall in 2003. Through organic growth and multiple strategic acquisitions, we have built on our initial success with our InterCall brand to become the leading global provider of conferencing services since 2008 based on revenue, according to Wainhouse Research.

The market for global unified communications services, which includes hosted audio, web and video conferencing as well as hosted and managed unified communication services, was $7.2 billion in 2010 and is expected to grow at a CAGR of 20% through 2014 according to Wainhouse Research. According to Tern Systems, the market for automated message delivery in the U.S. was over $850 million in 2010, and is expected to grow at an annual growth rate of 19% through 2015. We believe this growth is being driven by a number of factors, including increased globalization of business activity, focus on lower costs, increased adoption of conferencing and collaboration services and increasing awareness of the need for rapid communication during emergencies. By leveraging our global sales team and diversified client base, we intend to continue targeting higher growth, underserved markets.

The emergency communications infrastructure services market represents a complementary opportunity that allows us to diversify into end-markets that are less susceptible to downturns in the economy. According to Compass Intelligence, approximately $3.8 billion of government-sponsored funds are estimated to be available for 9-1-1 software, hardware and systems expenditures in 2010 and such funds are expected to grow at a 5.4% CAGR through 2014.

Business Evolution Since the Recapitalization

Over the past several years, we have expanded our capabilities and repositioned our business to meet the growing needs of our clients, addressing attractive new markets with strong demand characteristics and growth profiles. Our evolution during this time frame has resulted in a meaningful shift of our business mix towards a higher growth, higher margin automated processing model. As we continue to increase the level of automated services we provide, we intend to pursue opportunities in markets where we have industry expertise and where clients place a premium on the quality of service provided. Since 2005, we have invested approximately $1.8 billion in strategic acquisitions of value-added service providers, including approximately $920 million since our recapitalization in 2006. We have increased our penetration into higher growth international conferencing markets, strengthened our alerts and notifications services business and established a leadership position in emergency communication infrastructure management services. We have also meaningfully reoriented our business to address the emergence of unified communication products, a fast-growing demand trend. The following summaries further highlight the steps we have taken to improve our business:

—	Evolved into a Predominantly Automated Solutions Business. We have continued our evolution into a diversified and automated technology-driven service provider. Our revenue from automated services businesses grew from 37% of total revenue in 2005 to 70% for the three months ended March 31, 2011, and our operating income from automated services businesses grew from 53% of total operating income to 94% over the same period. As in the past, we will continue to seek and invest in higher margin businesses, irrespective of whether the associated services are delivered to our customers through an agent-based platform or an automated platform. We expect the services we provide to customers through an automated platform will grow at a faster pace than agent-based services and as a result will continue going forward to increase as a percentage of our total revenue. However, many of our customers require an integrated service offering that incorporates both agent-based and automated services – for example, an automated voice response system with the option for the customer’s client to speak to an agent and accordingly, we expect agent-based services will continue to represent a meaningful portion of our service offerings for the foreseeable future.

—	Expanded Emergency Communications Services. In early 2006, we acquired Intrado and, in 2008, we acquired HBF Communications and Positron Public Safety Systems to become, we believe, the largest provider of 9-1-1 and emergency communications infrastructure services to telecommunications service providers, government agencies and public safety organizations, based on our own estimates of the number of 9-1-1 calls that we and other participants in the industry facilitated. To complement these acquisitions, we have steadily increased our presence in this market through substantial investments in proprietary systems to develop IP-based emergency communications services capabilities. This business is characterized by long-term client contracts.

—	Expanded Conferencing Presence. Through both organic growth and acquisitions, we have been successful in expanding the reach of our conferencing services both domestically and internationally. Our conferencing services volume has grown from approximately 21 million calls in 2006 to over 115 million calls in 2010. In addition, we increased our worldwide presence in this market by acquiring Genesys, a global conferencing services provider, in May 2008 and we are now the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research.

—	Strengthened Alerts and Notifications Business. In 2007, we increased our presence in the high growth, high margin alerts and notifications business through the acquisitions of CenterPost Communications (now known as West Notification Group Inc.) (“WNG”) and TeleVox Software, Incorporated (“TeleVox”). We now provide automated communication solutions across more industries, including financial services, communications, transportation and pharmacy. TeleVox delivers patient notifications to a diverse base of clients in the medical and dental markets as well as certain other commercial clients such as regional utilities and credit unions. In 2011, we acquired Twenty First Century Communications, Inc., a provider of automated alerts and notification solutions to the electric utilities industry, government, public safety and corporate markets.

Our Competitive Strengths

We have developed operational and market expertise to serve the needs of clients who place a premium on the services we provide. We believe the following strengths have helped us to establish a leading competitive position in the markets we serve.

—	Proven Business Model Built Over Decades. We have built a strong and stable business model that has delivered a 30.5% revenue CAGR since our inception in 1986 and helped our clients by processing billions of minutes of their voice-oriented transactions. As demand for outsourced solutions grows with greater adoption of our technologies and services and the global trend towards business process outsourcing, we believe our long history of delivering results for our clients combined with our scale and the investments we have made in our businesses provide us with a significant competitive advantage.

—	Broad Portfolio of Product Offerings with Attractive Value Proposition. Our technology-driven platforms combined with our operational expertise and processes allow us to provide a broad range of complementary automated and agent-based service offerings that help establish deep relationships with our clients. Our ability to efficiently and cost-effectively process high volume, complex transactions for our clients facilitates their critical communications and helps improve their cost structure.

—

Scalable Operating Model. We have developed integrated proprietary platforms that we believe form one of the largest multi-carrier, multi-protocol secure managed networks. By allowing us to focus our research and development efforts on new services for multiple transaction types, our highly scalable operating model enables us to enhance our value proposition to clients and achieve greater efficiencies and returns from our infrastructure and invested capital. We also benefit from our ability to use our infrastructure and human capital across our business lines providing for the most efficient and opportunistic use of resources.

—	Strong, Recurring Client Relationships and Transactions. The nature of our deep strategic and operational partnerships with our clients has allowed us to build long-lasting relationships with clients who operate in a broad range of industries, including telecommunications, banking, retail, financial services, technology and healthcare. Our top ten clients in 2010 have an average tenure of over ten years. In 2010, our 100 largest clients represented approximately 57% of our revenue and approximately 46% of our revenue came from clients purchasing multiple service offerings.

—	Large-Scale, Technology-Driven Platforms. We leverage our strengths in technology, telephony and human capital management to process voice and data transactions for our clients. With approximately 608,000 telephony ports at December 31, 2010, to handle conference calls, alerts and notifications and customer service, our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 256,000 IP ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today.

—	Experienced Management Team. Our senior leadership has an average tenure of approximately 12 years with us and has delivered strong results through various market cycles, both as a public and as a private company. As a group, this team has created a culture of superior client service and has been able to achieve a 12.7% revenue CAGR over the past ten years. We also have established a long track record of successfully acquiring and integrating companies to drive growth and margin expansion.

Our Growth Strategy

Our strategy is to identify growing markets where we can deploy our existing assets and expertise to strengthen our competitive position. Our strategy is supported by our commitment to superior client service, operational excellence and technological and market leadership. Key aspects of our strategy include the following:

Drive Revenue and Profit Opportunities

—	Expand Relationships with Existing Clients. We are focused on deepening and expanding relationships with our existing clients by delivering value in the form of reduced costs, improved customer relationships and enhanced revenue opportunities. Approximately 46% of our revenue in 2010 came from clients purchasing multiple service offerings from us. As we demonstrate the value that our services provide, often starting with a discrete service, we are frequently able to expand the size and scope of our client relationships.

—	Develop New Client Relationships. In addition to expanding and enhancing our existing relationships, we will pursue new client opportunities. We will continue to focus on building long-term client relationships across a wide range of industries and geographies to further diversify our revenue base. We target clients in industries in which we have expertise or other competitive advantages and an ability to deliver a wide range of solutions that have a meaningful impact on their business. For example, our acquisition of Genesys in 2008 combined with our expertise in conferencing and collaboration services has allowed us to penetrate substantial new international markets. By continuing to add long-term client relationships in large and growing markets, we believe we enhance the stability and growth potential of our revenue base.

Enhance Utilization of Deployed Assets

—	Continue to Enhance Leading Technology Capabilities. We believe our service offerings are enhanced by our superior technology capabilities and track record of innovation. We have been issued approximately 130 patents and have approximately 290 pending patent applications for technology and processes that we have developed. Many of our advances in technology and new uses for our platforms have been achieved in close partnership with our clients, and we will continue to target technology-driven solutions that enable our clients to realize significant benefits. In addition to strengthening our client relationships, we believe our focus on technology facilitates our ongoing evolution towards a diversified, predominantly automated and technology-driven operating model.

—	Continue to Deliver Operational Excellence. We intend to continue to increase productivity and performance for our clients by leveraging our expertise in technology and telephony to efficiently process voice and data transactions. Our ability to provide improvements in processes is an important aspect of our value proposition to clients, and we will continue to leverage our proprietary technology infrastructure and shared services platform to manage higher value transactions and achieve cost savings for our clients and ourselves. In addition, we intend to continue to focus our efforts and expenditures in areas that we believe provide the greatest opportunity for profit enhancement.

Pursue Attractive Markets and Services

—	Target Growth Opportunities. We will continue to seek opportunities to expand our capabilities across industries and service offerings. We expect this will occur through a combination of organic growth, as well as strategic partnerships, alliances and acquisitions to expand into new service offerings as well as into new industries. Since 2005, we have invested approximately $1.8 billion in strategic acquisitions. We believe there are acquisition candidates that will enable us to expand our capabilities and markets and intend to continue to evaluate acquisitions in a disciplined manner and pursue those that provide attractive opportunities to enhance our growth and profitability. Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities. See “Certain Relationships and Related Party Transactions—Corporate Opportunities.”

Risk Factors

Our business is subject to numerous risks and uncertainties, as more fully described under “Risk Factors”, which you should carefully consider prior to deciding whether to invest in our common stock. For example,

•	we may not be able to compete successfully in some of our highly competitive markets, which could adversely affect our business, results of operations and financial condition;

•	increases in the cost of voice and data services or significant interruptions in these services could adversely affect our business, results of operations and financial condition;

•	we may not be able to generate sufficient cash to service all of our indebtedness and fund our other liquidity needs;

•	the success of our business depends on our ability to keep pace with our clients’ needs for rapid technological change and systems availability;

•	a large portion of our revenue is generated from a limited number of clients, and the loss of one or more key clients would result in the loss of revenue;

•	global economic conditions could adversely affect our business, results of operations and financial condition, primarily through disrupting our clients’ businesses;

•	potential future impairments of our substantial goodwill, intangible assets, or other long-lived assets could adversely affect our financial condition and results of operations;

•	we had a negative net worth as of December 31, 2010, which may make it more difficult and costly for us to obtain financing in the future and may otherwise negatively impact our business;

•	we may be affected by existing and future litigation and regulatory restrictions;

•	we may be unable to protect the personal data of our clients’ customers or our own proprietary technology;

•	our foreign operations subject us to risks inherent in conducting business internationally, including those related to political, economic and other conditions as well as foreign exchange rates; and

•	we may not be able to successfully identify or integrate recent and future acquisitions.

Recent Developments

On October 2, 2009, we filed a Registration Statement on Form S-1 (Registration No. 333-162292) under the Securities Act of 1933 and amendments to the Registration Statement on November 6, 2009, December 1, 2009, December 16, 2009, February 16, 2010 and April 14, 2011 pursuant to which we proposed to offer up to $500.0 million of our common stock (“Proposed Offering”). We expect to use a part of the net proceeds from the Proposed Offering received by us to repay or repurchase indebtedness. We also expect to use a part of the net proceeds from this offering to fund the amounts payable upon the termination of the management agreement entered into in connection with the consummation of our recapitalization in 2006 between us and the Sponsors. We may also use a portion of the net proceeds received by us to repurchase certain of our notes and for working capital and other general corporate purposes.

Subsequent to March 31, 2011, we announced an agreement to acquire Smoothstone IP Communications Corporation for cash paid of approximately $120.0 million. The acquisition will be integrated into our Unified Communications segment and is expected to close later in the second quarter of 2011 after satisfaction of certain closing conditions including customary regulatory approvals.

Corporate Information

We are a Delaware corporation that was founded in 1986. On October 24, 2006, we completed a recapitalization (the “recapitalization”) of the company in a transaction sponsored by an investor group led by Thomas H. Lee Partners, L.P. and Quadrangle Group LLC (the “Sponsors”) pursuant to the Agreement and Plan of Merger, dated as of May 31, 2006, between us and Omaha Acquisition Corp., a Delaware corporation formed by the Sponsors for the purpose of our recapitalization. Pursuant to the recapitalization, Omaha Acquisition Corp. was merged with and into West Corporation, with West Corporation continuing as the surviving corporation, and our publicly traded securities were cancelled in exchange for cash.

We financed the recapitalization with equity contributions from the Sponsors and the rollover of a portion of our equity interests held by Gary and Mary West, the founders of West, and certain members of management, along with a senior secured term loan facility, a senior secured revolving credit facility and the private placement of senior notes and senior subordinated notes.

Our principal executive offices are located at 11808 Miracle Hills Drive, Omaha, Nebraska 68154 and our telephone number at that address is (402) 963-1200. Our website address is www.west.com. None of the information on our website or any other website identified herein is part of this prospectus. All website addresses in this prospectus are intended to be inactive textual references only.

The Exchange Offer

On November 24, 2010, we completed a private offering of $650,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2019. We entered into a registration rights agreement with the initial purchasers in the private offering in which we agreed, among other things, to file the registration statement of which this prospectus is a part. The following is a summary of the exchange offer. For more information, please see “The Exchange Offer.”

Securities Offered	$650,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2019.

Exchange Offer	The exchange notes are being offered in exchange for a like principal amount of outstanding notes. The exchange offer will remain in effect for a limited time. We will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on , 2011 (inclusive of , 2011). Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a denomination equal to $2,000 or in integral multiples of $1,000 in principal amount thereafter. The form and terms of the exchange notes are the same as the form and terms of the outstanding notes except that:

•	the exchange notes have been registered under the Securities Act and will not bear any legend restricting their transfer;

•	the exchange notes bear different CUSIP numbers than the outstanding notes; and

•

the holders of the exchange notes will not be entitled to certain rights under the registration rights agreement (the “registration rights agreement”), including the provision for an increase in the interest rate on the outstanding notes in some circumstances relating to the timing of the exchange offer. See “The Exchange Offer.”

Resale	Based upon interpretations by the Staff of the SEC set forth in no-action letters issued to unrelated third parties, we believe that the exchange notes may be offered for resale, resold, or otherwise transferred by you without compliance with the registration and prospectus delivery requirements of the Securities Act, unless you:

•	are a broker-dealer who purchased the notes directly from us for resale under Rule 144A, Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of your business;

•	have an arrangement with any person to engage in the distribution of the exchange notes; or

•	are prohibited by law or policy of the SEC from participating in the exchange offer.

However, we have not submitted a no-action letter, and there can be no assurance that the SEC will make a similar determination with respect to the exchange offer. Furthermore, in order to participate in the exchange offer, you must make the representations set forth in the letter of transmittal that we are sending you with this prospectus.

Expiration Date	The exchange offer will expire at 12:00 midnight, New York City time, on , 2011 (inclusive of , 2011), unless we decide to extend it. We do not currently intend to extend the expiration date.

Conditions to the Exchange Offer	The exchange offer is subject to certain customary conditions, some of which may be waived by us. See “The Exchange Offer—Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your outstanding notes by following the automatic tender offer program (“ATOP”) procedures established by The Depository Trust Company (“DTC”) for tendering notes held in book-entry form, as described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of outstanding notes desires to tender such outstanding notes and the holder’s outstanding notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

For more details, please read “The Exchange Offer—Procedures for Tendering Outstanding Notes,” “The Exchange Offer—Book-Entry Delivery Procedures” and “The Exchange Offer—Guaranteed Delivery Procedures.”

Special Procedures for Beneficial Owners

If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Withdrawal Rights	You may withdraw your tender of outstanding notes at any time prior to 12:00 midnight, New York City time, on the expiration date of the exchange offer. Please read “The Exchange Offer—Withdrawal Rights.”

Acceptance of Outstanding Notes and Delivery of Exchange Notes	Subject to customary conditions, we will accept outstanding notes that are properly tendered in the exchange offer and not withdrawn prior to the expiration date. The exchange notes will be delivered as promptly as practicable following the expiration date.

Consequences of Failure to Exchange Outstanding Notes	If you do not exchange your outstanding notes in the exchange offer, you will no longer be able to require us to register the outstanding notes under the Securities Act, except in the limited circumstances provided under our registration rights agreement. In addition, you will not be able to resell, offer to resell, or otherwise transfer the outstanding notes unless we have registered the outstanding notes under the Securities Act, or unless you resell, offer to resell, or otherwise transfer them under an exemption from the registration requirements of, or in a transaction not subject to, the Securities Act.

Interest on the Exchange Notes and the Outstanding Notes	The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes. Holders whose outstanding notes are accepted for exchange will be deemed to have waived the right to receive interest accrued on the outstanding notes.

Broker-Dealers	Each broker-dealer that receives new securities for its own account in exchange for securities, where such securities were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. See “Plan of Distribution.”

Certain Material United States Federal Income Tax Considerations

Neither the registration of the outstanding notes pursuant to our obligations under the registration rights agreement nor the United States Holder’s receipt of exchange notes in exchange for outstanding notes will constitute a taxable event for United States federal income tax purposes. For a discussion of certain material U.S. federal income tax considerations relating to the exchange of the outstanding notes for the exchange notes as well as the ownership and disposition of the exchange notes, see “Certain Material U.S. Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A., the paying agent, registrar and transfer agent under the indenture governing the notes, is serving as exchange agent in connection with the exchange offer.

Use of Proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making the exchange offer solely to satisfy certain of our obligations under our registration rights agreement.

Fees and Expenses	We will bear all expenses related to the exchange offer. Please read “The Exchange Offer—Fees and Expenses.”

The Exchange Notes

Issuer	West Corporation

Notes Offered	Up to $650,000,000 aggregate principal amount of 7 7/8% Senior Notes due 2019. The exchange senior notes and the outstanding senior notes will be considered to be a single class for all purposes under the indenture, including waivers, amendments, redemptions and offers to purchase.

Maturity Date	The exchange senior notes will mature on January 15, 2019.

Interest Rate	Interest on the exchange senior notes will be payable in cash and will accrue at a rate of 7 7/8% per annum.

Interest Payment Dates	Interest on the notes will be payable semiannually in arrears on May 15 and November 15 of each year. The exchange notes will bear interest from the most recent interest payment date on which interest has been paid on the outstanding notes.

Guarantees	Each of our domestic wholly-owned subsidiaries that is a guarantor of our senior secured credit facilities will guarantee the exchange notes on an unsecured senior basis. Any of our subsidiaries that is released as a guarantor of our senior secured credit facilities will automatically be released as a guarantor of the exchange notes.

Ranking	The exchange notes will be our senior unsecured obligations and will:

•	rank senior in right of payment to all of our existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

•	rank equally in right of payment to all of our existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•

be effectively subordinated in right of payment to all of our existing and future secured debt (including obligations under our senior secured credit facilities), to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all obligations of each of our subsidiaries that is not a guarantor of the exchange notes.

Similarly, the exchange note guarantees will be senior unsecured obligations of the guarantors and will:

•

rank senior in right of payment to all of the applicable guarantor’s existing and future debt and other obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes;

•

rank equally in right of payment to all of the applicable guarantor’s existing and future senior debt and other obligations that are not, by their terms, expressly subordinated in right of payment to the exchange notes;

•

be effectively subordinated in right of payment to all of the applicable guarantor’s existing and future secured debt (including such guarantor’s guarantee under our senior secured credit facilities), to the extent of the value of the assets securing such debt; and

•	be structurally subordinated to all obligations of any subsidiary of a guarantor that is not also a guarantor of the exchange notes.

As of March 31, 2011, the outstanding notes and related guarantees ranked effectively junior to approximately $1,916.4 million of senior secured indebtedness. As of the same date, our non-guarantor subsidiaries had $185.4 million of total balance sheet liabilities (including trade payables) to which the notes would have been structurally subordinated.

Optional Redemption	We may redeem all or a portion of the notes prior to November 15, 2014, at a price equal to 100% of the principal amount of the notes, plus a “make-whole” premium (as described in “Description of the Exchange Notes”). At any time on or after November 15, 2014, we may redeem the notes, in whole or in part, at the redemption prices listed under “Description of the Exchange Notes—Optional Redemption.”

Optional Redemption After Certain Equity Offerings	At any time (which may be more than once) before November 15, 2013, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as:

•	we pay 107.875% of the face amount of the notes, plus accrued and unpaid interest;

•	we redeem the notes within 90 days of completing the equity offering; and

•	at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

Change of Control Offer	If we experience a change in control, we must give holders of the notes the opportunity to sell us their notes at 101% of their face amount, plus accrued and unpaid interest.

We might not be able to pay you the required price for notes you present to us at the time of a change of control because:

•	we might not have enough funds at that time; or

•	the terms of our senior debt may prevent us from paying.

Certain Indenture Provisions	The indenture that will govern the exchange notes contains covenants limiting our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of our capital stock or make other restricted payments;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

These covenants are subject to a number of important limitations and exceptions. See “Description of the Exchange Notes.”

Risk Factors	See “Risk Factors” and the other information in this prospectus for a discussion of some of the factors you should carefully consider before participating in the exchange offer.

Summary Consolidated Financial Data

The following tables summarize the consolidated financial data for our business as of the dates and for the periods presented. Our historical results are not necessarily indicative of future operating results. You should read this summary consolidated financial data in conjunction with the sections titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(in millions, except per share amounts)
Consolidated Statement of Operations Data:
Revenue	$2,247.4	$2,375.7	$2,388.2	$599.8	$610.8
Cost of services	1,015.0	1,067.8	1,057.0	260.8	271.6
Selling, general and administrative expenses	881.6	907.3	911.0	221.8	220.4
Operating income	350.8	400.6	420.2	117.2	118.8
Interest expense	(313.0)	(254.1)	(252.7)	(59.1)	(67.7)
Refinancing expense	—	—	(52.8)	—	—
Other income (expense)	(8.6)	1.4	6.1	(0.1)	4.7

Income before income tax expense	29.2	147.9	120.8	58.1	55.8
Income tax expense	11.7	56.9	60.5	22.1	21.2

Net income	17.5	91.0	60.3	36.0	34.6
Less net income (loss)—noncontrolling interest	(2.0)	2.8	—	—	—

Net income—West Corporation	$19.5	$88.2	$60.3	$36.0	$34.6

Earnings (loss) per common share:
Diluted—Class L	$12.24	$16.67	$16.37	$3.81	$4.21
Diluted—Class A	$(1.23)	$(0.98)	$(1.25)	$(0.04)	$(0.11)

	Year Ended December 31,			Three Months Ended March 31,
	2008	2009	2010	2010	2011
	(dollars in millions)
Selected Other Data:
Net cash flows from operating activities	$287.4	$272.9	$312.8	$115.5	$103.7
Net cash flows used in investing activities	(597.5)	(112.6)	(137.9)	(33.8)	(88.8)
Net cash flows from (used in) financing activities	342.0	(271.8)	(133.7)	(81.0)	(17.5)
Capital expenditures	108.8	122.7	122.0	34.7	19.2
Adjusted EBITDA(1)	633.6	647.9	654.7	166.8	168.0
Adjusted EBITDA margin(2)	28.2%	27.3%	27.4%	27.8%	27.5%

	As of March 31, 2011
	(in millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$100.1
Working capital	$207.3
Total assets	$3,109.2
Long-term debt, net of current portion	$3,512.5
Class L common stock	$1,549.7
Total stockholders’ deficit	$2,544.6

(1)	The term “EBITDA” refers to earnings before interest expense, taxes, depreciation and amortization, and the term “Adjusted EBITDA” refers to earnings before interest expense, share based compensation, taxes, depreciation and amortization, non-recurring litigation settlement costs, impairments and other non-cash reserves, transaction costs and after-acquisition synergies. We present Adjusted EBITDA because our management team uses it as an important supplemental measure in evaluating our operating performance and preparing internal forecasts and budgets, and we believe it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. We also use Adjusted EBITDA as a liquidity measure in assessing compliance with our senior credit facilities. For a reconciliation of Adjusted EBITDA to cash flows from operating activities and a description of the material covenants contained in our senior credit facilities, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Debt Covenants.” We believe that the presentation of Adjusted EBITDA is useful because it provides important insight into our profitability trends and allows management and investors to analyze operating results with and without the impact of certain non-cash charges, such as depreciation and amortization, share-based compensation and impairments and other non-cash reserves, as well as certain litigation settlement and transaction costs and after-acquisition synergies. Although we use Adjusted EBITDA as a financial measure to assess the performance of our business and as a measure of our liquidity, Adjusted EBITDA is not a measure of financial performance or liquidity under generally accepted accounting principles (“GAAP”) and the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business and includes adjustments for synergies that have not been realized. In addition, as disclosed below, certain adjustments included in our calculation of Adjusted EBITDA are based on management’s estimates and do not reflect actual results. For example, post-acquisition synergies included in Adjusted EBITDA are determined in accordance with our senior credit facilities, which provide for an adjustment to EBITDA, subject to certain specified limitations, for reasonably identifiable and factually supportable cost savings projected by us in good faith to be realized as a result of actions taken following an acquisition. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Set forth below is a reconciliation of Adjusted EBITDA to cash flows from operating activities.

	Year ended December 31,			Three months ended March 31,
(amounts in thousands)	2008	2009	2010	2010	2011
Cash flows from operating activities	$287,381	$272,857	$312,829	$115,481	$103,703
Income tax expense	11,731	56,862	60,476	$22,066	$21,194
Deferred income tax (expense) benefit	26,446	(28,274)	(20,837)	(16,824)	(6,056)
Interest expense	313,019	254,103	252,724	$59,123	$67,824
Refinancing expenses	—	—	52,804	—	—
Allowance for impairment of purchased accounts receivable	(76,405)	(25,464)	—	—	—
Provision for share based compensation	(1,404)	(3,840)	(4,233)	(882)	(1,015)
Amortization of debt issuance costs	(15,802)	(16,416)	(35,263)	(4,010)	(3,344)
Other	(107)	(375)	(652)	(10)	609
Excess tax benefit from stock options exercised	—	1,709	897	—	—
Changes in operating assets and liabilities, net of business acquisitions	(19,173)	79,124	15,569	(14,178)	(16,427)
Provision for share based compensation(a)	1,404	3,840	4,233	882	1,015
Acquisition synergies and transaction costs(b)	20,985	18,003	5,035	2,218	2,716
Non-cash portfolio impairments(c)	76,405	25,464	—	—	—
Site closures and other impairments(d)	2,644	6,976	6,365	1,692	917
Non-cash foreign currency loss (gain)(e)	6,427	(229)	1,199	1,231	(3,143)
Litigation settlement costs(f)	—	3,601	3,504	—	—

Adjusted EBITDA(g)	$633,551	$647,941	654,650	$166,789	$167,993

(a)	Represents total share based compensation expense determined at fair value, excluding share based compensation expense related to deferred compensation notional shares of $1.0 million in 2008 as such amount was determined to be not significant.
(b)	Represents, for each period presented, unrealized synergies for acquisitions, consisting primarily of headcount reductions and telephony-related savings, direct acquisition expenses, transaction costs incurred with the recapitalization and the exclusion of the negative EBITDA in one acquired entity, which was an unrestricted subsidiary under the indentures governing our outstanding notes. Amounts shown are permitted to be added to “EBITDA” for purposes of calculating our compliance with certain covenants under our credit facility and the indentures governing our outstanding notes.
(c)	Represents non-cash portfolio receivable allowances.
(d)	Represents site closures and other asset impairments.
(e)	Represents the unrealized loss on foreign denominated debt and the loss on transactions with affiliates denominated in foreign currencies.
(f)	Represents litigation settlements, net of estimated insurance proceeds, and related legal costs.
(g)	Adjusted EBITDA does not include pro forma adjustments for acquired entities of $0.1 in the three months ended March 31, 2011, $0.0 in the three months ended March 31, 2010, $(0.1) million in 2010, $2.0 million in 2009 and $49.1 million in 2008 as is permitted in our debt covenants.

(2)	Represents Adjusted EBITDA as a percentage of revenue.

RISK FACTORS

You should carefully consider the risks described below before participating in the exchange offer. The risks described below are not the only ones facing West Corporation. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition, or results of operations. In such case, you may lose all or part of your original investment in the notes.

Risks Related to the Exchange Offer

You may have difficulty selling the outstanding notes that you do not exchange.

If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your outstanding notes described in the legend on your outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except as required by the registration rights agreement, we do not intend to register the outstanding notes under the Securities Act. The tender of outstanding notes under the exchange offer will reduce the principal amount of the currently outstanding notes. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any currently outstanding notes that you continue to hold following completion of the exchange offer. See “The Exchange Offer—Consequences of Failure to Exchange.”

There is no public market for the exchange notes, and we do not know if a market will ever develop or, if a market does develop, whether it will be sustained.

The exchange notes are a new issue of securities for which there is no existing trading market. Accordingly, we cannot assure you that a liquid market will develop for the exchange notes, that you will be able to sell your exchange notes at a particular time or that the prices that you receive when you sell the exchange notes will be favorable.

We do not intend to apply for listing or quotation of the notes on any securities exchange or automated quotation system. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes;

•	our operating performance and financial condition;

•	our ability to complete the offers to exchange the outstanding notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in the exchange notes; and

•	prevailing interest rates.

We understand that one or more of the initial purchasers of the outstanding notes presently intend to make a market in the exchange notes. However, they are not obligated to do so, and any market-making activity with respect to the exchange notes may be discontinued at any time without notice. In addition, any market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act and may be limited during the exchange offer or the pendency of an applicable shelf registration statement. There can be no assurance that an active trading market will exist for the exchange notes or that any trading market that does develop will be liquid.

You must comply with the procedures of the exchange offer in order to receive new, freely tradable exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and, upon consummation of the exchange offer, certain registration and other rights under the registration rights agreement will terminate. See “The Exchange Offer—Procedures for Tendering Outstanding Notes” and “The Exchange Offer—Consequences of Failure to Exchange.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Risks Related to Our Indebtedness and the Notes

Our current or future indebtedness could impair our financial condition and reduce the funds available to us for other purposes, and our failure to comply with the covenants contained in our senior secured credit facilities documentation or the indentures that govern our outstanding notes could result in an event of default that could adversely affect our results of operations.

As of March 31, 2011 we had total indebtedness of approximately $3,516.4 million.

Any substantial indebtedness that we incur could adversely affect our business, results of operations or financial condition, including the following:

•	our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, product development, general corporate purposes or other purposes may be impaired;

•

a significant portion of our cash flow from operations may be dedicated to the payment of interest and principal on our indebtedness, which will reduce the funds available to us for our operations, capital expenditures, future business opportunities or other purposes;

•	the debt services requirements of our other indebtedness could make it more difficult for us to satisfy our financial obligations, including those related to the notes;

•	certain of our borrowings, including borrowings under our new senior secured credit facilities, are at variable rates of interest, exposing us to the risk of increased interest rates;

•	because we may be more leveraged than some of our competitors, our debt may place us at a competitive disadvantage;

•	our leverage will increase our vulnerability to economic downturns and limit our ability to withstand adverse events in our business by limiting our financial alternatives; and

•	our ability to capitalize on significant business opportunities and to plan for, or respond to, competition and changes in our business may be limited.

Our debt agreements contain, and any agreements to refinance our debt likely will contain, financial and restrictive covenants that limit our ability to incur additional debt, including to finance future operations or other capital needs, and to engage in other activities that we may believe are in our long-term best interests, including to dispose of or acquire assets. Our failure to comply with these covenants may result in an event of default, which, if not cured or waived, could accelerate the maturity of our indebtedness or result in modifications to our credit terms. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned.

We had a negative net worth as of March 31, 2011, which may make it more difficult and costly for us to obtain financing in the future and may otherwise negatively impact our business.

As of March 31, 2011, we had a negative net worth of $2,544.6 million. Our negative net worth primarily resulted from the incurrence of indebtedness to finance our recapitalization in 2006. As a result of our negative net worth, we may face greater difficulty and expense in obtaining future financing than we would face if we had a greater net worth, which may limit our ability to meet our needs for liquidity or otherwise compete effectively in the marketplace.

Despite our current indebtedness levels and the restrictive covenants set forth in agreements governing our indebtedness, we and our subsidiaries may still incur significant additional indebtedness, including secured indebtedness. Incurring additional indebtedness could increase the risks associated with our substantial indebtedness.

Subject to the restrictions in our debt agreements, we and certain of our subsidiaries may incur significant additional indebtedness, including additional secured indebtedness. Although the terms of our debt agreements contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualifications and exceptions, and additional indebtedness incurred in compliance with these restrictions could be significant. As of March 31, 2011, under the terms of our debt agreements, we would be permitted to incur up to approximately $848.6 million of additional tranches of term loans or increases to the revolving credit facility. If new debt is added to our and our subsidiaries’ current debt levels, the related risks that we face after this offering could increase.

Our lenders may not be willing or able to fulfill their lending commitments, which could have a material adverse impact on our business and financial condition.

The reduction in financial institutions’ willingness or ability to lend has increased the cost of capital and reduced the availability of credit. Although we currently believe that the financial institutions syndicated under our senior secured credit facilities will be able to fulfill their commitments, there is no assurance that these institutions will be able to continue to do so, which could have a material adverse impact on our business and financial condition.

We may not be able to generate sufficient cash to service all of our indebtedness, including the notes, and fund our other liquidity needs, and we may be forced to take other actions, which may not be successful, to satisfy our obligations under our indebtedness.

Our ability to make scheduled payments or to refinance our debt obligations and to fund our other liquidity needs depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business and other factors beyond our control. We cannot assure you that we will maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness, including the notes, and to fund our other liquidity needs. See “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources.”

If our cash flows and capital resources are insufficient to fund our debt service obligations and to fund our other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness, including the notes. We cannot assure you that we would be able to take any of these actions, that these actions would be successful and permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our new senior secured credit facilities or the indentures that will govern the notes. Our new senior secured credit facilities documentation and the indentures that will govern the notes will restrict our ability to dispose of assets and use the proceeds from the disposition. As a result, we may not be able to consummate those dispositions or use the proceeds to meet our debt service or other obligations, and any proceeds that are available may not be adequate to meet any debt service or other obligations then due. See “Description of Certain Other Indebtedness” and “Description of the Exchange Notes.”

If we cannot make scheduled payments on our debt, we will be in default and, as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our new senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation, which could result in a loss of your investment in the notes.

The notes and the guarantees will be effectively subordinated to all of our secured debt and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes and the guarantees.

The notes and any related guarantees will be our and the guarantors’ unsecured obligations, respectively, but our obligations under our senior secured credit facilities and each guarantor’s obligations under its respective guarantee of our senior secured credit facilities are secured by a security interest in substantially all of our tangible and intangible assets, including the stock of most of our wholly-owned U.S. subsidiaries and 65% of the stock of our material first-tier non-U.S. subsidiaries. The notes and the guarantees will be effectively subordinated to all our and the guarantors’ secured indebtedness to the extent of the value of the assets securing that indebtedness. As of March 31, 2011, we had $1,916.4 million of senior secured indebtedness (excluding additional amounts that may be borrowed, subject to the satisfaction of certain conditions, under the $250.0 million revolving credit facility portion of our senior secured credit facilities). We also expect, subject to receipt of additional commitments from participating lenders and certain other conditions, to be permitted to incur additional indebtedness under our senior secured credit facilities in an aggregate amount of up to $848.6 million, plus the aggregate principal payments made in respect of the term loan facilities as of such time, which additional indebtedness will have the same security and guarantees as the other indebtedness under our senior secured credit facilities. In addition, the notes will, subject to some limitations, permit us to incur additional secured indebtedness, and your notes and any related guarantees will be effectively junior to any additional secured indebtedness we may incur.

In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure our secured indebtedness will be available to pay obligations on the notes only after all secured indebtedness, together with accrued interest, has been repaid in full from our assets. Likewise, because our senior secured credit facilities will be secured obligations, our failure to comply with the terms of our senior secured credit facilities would entitle those lenders to declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such indebtedness, the lenders could foreclose on substantially all of our assets which serve as collateral. In this event, our secured lenders would be entitled to be repaid in full from the proceeds of the liquidation of those assets before those assets would be available for distribution to other creditors, including holders of the notes. Furthermore, if the lenders foreclose and sell the pledged equity interests in any subsidiary guarantor under the notes, then that guarantor will be released from its guarantee of the notes automatically and immediately upon such sale. In any such event, because the notes will not be secured by any of our assets or the equity interests in subsidiary guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

The notes will be structurally subordinated to all indebtedness of our existing or future subsidiaries that do not become guarantors of the notes.

You will not have any claim as a creditor against any of our existing subsidiaries that are not guarantors of the notes or against any of our future subsidiaries that do not become guarantors of the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries.

For each of the twelve months ended December 31, 2010 and the twelve months ended March 31, 2011, the non-guarantor subsidiaries generated approximately 19% and 24% of our total revenue and Adjusted EBITDA, respectively. In addition, as of December 31, 2010 and March 31, 2011, the non-guarantor subsidiaries held approximately 15% and 16% of our consolidated assets, respectively.

In addition, the indentures governing the notes will, subject to some limitations, permit these subsidiaries to incur additional indebtedness and will not contain any limitation on the amount of other liabilities, such as trade payables, that may be incurred by these subsidiaries.

If we default on our obligations to pay our indebtedness, we may not be able to make payments on the notes.

Any default under the agreements governing our indebtedness, including a default under our senior secured credit facilities that is not waived by the required lenders, and the remedies sought by the holders of such indebtedness, could make us unable to pay principal, premium, if any, and interest on the notes and substantially decrease the market value of the notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal, premium, if any, and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the agreements governing our indebtedness (including covenants in the indentures governing the notes offered hereby and our senior secured credit facilities documentation), we could be in default under the terms of those agreements. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under our senior secured credit facilities could elect to terminate their commitments thereunder and cease making further loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our senior secured credit facilities to avoid being in default. If we breach our covenants under our senior secured credit facilities and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under our senior secured credit facilities, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation. See “Description of Certain Other Indebtedness” and “Description of the Exchange Notes.”

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of specific kinds of change of control events, we will be required to offer to repurchase all outstanding notes at 101% of their principal amount, plus accrued and unpaid interest. We may not be able to repurchase the notes upon a change of control because we may not have sufficient funds. Further, we will be contractually restricted under the terms of our senior secured credit facilities, and may be restricted under the terms of other future senior indebtedness, from repurchasing all of the notes tendered by holders upon a change of control. Accordingly, we may not be able to satisfy our obligations to purchase your notes unless we are able to refinance or obtain waivers under our senior secured credit facilities. Our failure to repurchase the notes upon a change of control would cause a default under the indentures governing the notes offered hereby and a cross-default under our senior secured credit facilities. Our senior secured credit facilities documentation also provides that a change of control, as defined in such documentation, will be a default that permits lenders to accelerate the maturity of borrowings thereunder and, if such debt is not paid, to enforce security interests in the collateral securing such debt, thereby limiting our ability to raise cash to purchase the notes, and reducing the practical benefit of the offer-to-purchase provisions to the holders of the notes. Any of our future debt agreements may contain similar provisions.

The lenders under our senior secured credit facilities have the discretion to release the guarantors under our senior secured credit facilities in a variety of circumstances, which will cause those guarantors to be released from their guarantees of the notes.

If the lenders under our senior secured credit facilities release a guarantor from its guarantee of obligations under our senior secured credit facilities documentation and the guarantor is no longer a guarantor of obligations under our senior secured credit facilities or any of our or any other guarantor’s other indebtedness, then the guarantee of the notes by such guarantor will be released without action by, or consent of, any holder of the notes or the trustee under the indentures governing the notes offered hereby. See “Description of Notes.” The lenders under our senior secured credit facilities will have the discretion to release the guarantees under our senior secured credit facilities in a variety of circumstances. You will not have a claim as a creditor against any subsidiary that is no longer a guarantor of the notes, and the indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will effectively be senior to claims of noteholders.

Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payments on the notes.

The issuance of the notes and the guarantees may be subject to review under federal and state fraudulent transfer and conveyance statutes. While the relevant laws may vary from state to state, under such laws the payment of consideration will be a fraudulent conveyance if (1) we paid the consideration with the intent of hindering, delaying or defrauding creditors or (2) we or any of the guarantors, as applicable, received less than reasonably equivalent value or fair consideration in return for issuing either the notes or a guarantee and, in the case of (2) only, one of the following is also true:

•	we or any of the guarantors were or was insolvent or rendered insolvent by reason of the incurrence of the indebtedness; or

•	payment of the consideration left us or any of the guarantors with an unreasonably small amount of capital to carry on the business; or

•	we or any of the guarantors intended to, or believed that we or such guarantor would, incur debts beyond our or such guarantor’s ability to pay as they mature.

If a court were to find that the issuance of the notes or a guarantee was a fraudulent conveyance, the court could void the payment obligations under the notes or such guarantee, or subordinate the notes or such guarantee to presently existing and future indebtedness of ours or such guarantor, or require the holders of the notes to repay any amounts received with respect to the notes or such guarantee. In the event of a finding that a fraudulent conveyance occurred, you may not receive any repayment on the notes. Further, the voidance of the notes could result in an event of default with respect to our other debt and that of the guarantors that could result in acceleration of such debt.

Generally, an entity would be considered insolvent if, at the time it incurred indebtedness:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets; or

•

the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts and liabilities, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We cannot be certain as to the standards a court would use to determine whether or not we or the guarantors were solvent at the relevant time, or regardless of the standard that a court uses, that the issuance of the notes and the guarantees would not be subordinated to our or any guarantor’s other debt.

If the guarantees were legally challenged, any guarantee could also be subject to the claim that, since the guarantee was incurred for our benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the obligations under the guarantees, subordinate them to the applicable guarantor’s other debt, or take other action detrimental to the holders of the notes.

Your ability to transfer the notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the notes.

The notes are new issues of securities for which there is no established public market. We do not intend to have the notes or any exchange notes listed on a national securities exchange or to arrange for quotation on any automated dealer quotation systems. The initial purchasers have advised us that they intend to make a market in the notes, and the exchange notes, if issued, as permitted by applicable laws and regulations; however, the initial purchasers are not obligated to make a market in any of the notes or the exchange notes and they may discontinue their market- making activities at any time without notice. In addition, such market-making activities may be limited during the exchange offer or while the effectiveness of a shelf registration statement is pending. Therefore, we cannot assure you as to the development or liquidity of any trading market for the notes or the exchange notes. The liquidity of any market for the notes will depend on a number of factors, including:

•	the number of holders of such notes;

•	our operating performance and financial condition;

•	our ability to complete the offer to exchange such notes for the exchange notes;

•	the market for similar securities;

•	the interest of securities dealers in making a market in such notes; and

•	prevailing interest rates.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the notes. We cannot assure you that the market, if any, for any of the notes or the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your notes or exchange notes. Therefore, we cannot assure you that you will be able to sell your notes or exchange notes at a particular time or the price that you receive when you sell will be favorable.

The interests of our majority stockholders as equity holders may differ from the interests of the holders of the notes as creditors.

Affiliates of the Sponsors are our largest equity holders and indirectly control a majority of our outstanding voting capital stock. As a result, these holders may approve substantially all matters requiring the approval of the holders of our capital stock, including the election of most directors and approval of certain significant corporate transactions. The interests of these equity holders may not in all cases be aligned with your interests. For example, if we encounter financial difficulties or are unable to pay our debts as they mature, these holders, as equity holders, may have an interest in pursuing acquisitions, divestitures, financings or other transactions that, in their judgment, could enhance their equity investments, even though such transactions might involve risks to you as a holder of our notes.

Risks Related to Our Business

We may not be able to compete successfully in our highly competitive industries, which could adversely affect our business, results of operations and financial condition.

We face significant competition in many of the markets in which we do business and expect that this competition will intensify. The principal competitive factors in our business are range of service offerings, global capabilities and price and quality of services. In addition, we believe there has been an industry trend to move agent-based operations toward offshore sites. This movement could result in excess capacity in the United States, where most of our current capacity exists. The trend toward international expansion by foreign and domestic competitors and continuous technological changes may erode profits by bringing new competitors into our markets and reducing prices. Our competitors’ products, services and pricing practices, as well as the timing and circumstances of the entry of additional competitors into our markets, could adversely affect our business, results of operations and financial condition.

Our Unified Communications segment faces technological advances and consolidation, which have contributed to pricing pressures. Competition in the web and video conferencing services arenas continues to increase as new vendors enter the marketplace and offer a broader range of conferencing solutions through new technologies, including, without limitation, Voice over Internet Protocol, on-premise solutions, private branch exchange (“PBX”) solutions, unified communications solutions and equipment and handset solutions.

Our Communication Services segment’s agent-based business and growth depend in large part on the industry trend toward outsourcing. This trend may not continue, or may continue at a slower pace, as organizations may elect to perform these services themselves. In addition, our Communication Services segment faces risks from technological advances that we may not be able to successfully address. We compete with third-party collection agencies, other financial service companies and credit originators. Some of these companies have substantially greater personnel and financial resources than we do. In addition, companies with greater financial resources than we have may elect in the future to enter the consumer debt collection business.

There are services in each of our business segments that are experiencing pricing declines. If we are unable to offset pricing declines through increased transaction volume and greater efficiency, our business, results of operations and financial condition could be adversely affected.

Increases in the cost of voice and data services or significant interruptions in these services could adversely affect our business, results of operations and financial condition.

We depend on voice and data services provided by various telecommunications providers. Because of this dependence, any change to the telecommunications market that would disrupt these services or limit our ability to obtain services at favorable rates could adversely affect our business, results of operations and financial condition. While we have entered into long-term contracts with many of our telecommunications providers, there is no obligation for these vendors to renew their contracts with us or to offer the same or lower rates in the future.

In addition, these contracts are subject to termination or modification for various reasons outside of our control. An adverse change in the pricing of voice and data services that we are unable to recover through price increases of our services, or any significant interruption in voice or data services, could adversely affect our business, results of operations and financial condition.

Our business depends on our ability to keep pace with our clients’ needs for rapid technological change and systems availability.

Technology is a critical component of our business. We have invested in sophisticated and specialized computer and telephone technology and we anticipate that it will be necessary for us to continue to select, invest in and develop new and enhanced technology on a timely basis in the future in order to remain competitive. Our future success depends in part on our ability to continue to develop technology solutions that keep pace with evolving industry standards and changing client demands. Introduction of new methods and technologies brings corresponding risks associated with effecting change to a complex operating environment and, in the case of adding third party services, results in a dependency on an outside technology provider.

A large portion of our revenue is generated from a limited number of clients, and the loss of one or more key clients would result in the loss of revenue.

Our 100 largest clients represented approximately 57% of our total revenue for the year ended December 31, 2010 with one client, AT&T, accounting for approximately 11% of our total revenue. Subject to advance notice requirements and a specified wind down of purchases, AT&T may terminate certain of its contracts with us with or without cause at any time. If we fail to retain a significant amount of business from AT&T or any of our other significant clients, our business, results of operations and financial condition could be adversely affected.

We serve clients and industries that have experienced a significant level of consolidation in recent years. Additional consolidation could occur in which our clients could be acquired by companies that do not use our services. The loss of any significant client would result in a decrease in our revenue and could adversely affect our business, results of operations and financial condition.

Global economic conditions could adversely affect our business, results of operations and financial condition, primarily through disrupting our clients’ businesses.

Uncertain and changing global economic conditions, including disruption of financial markets, could adversely affect our business, results of operations and financial condition, primarily through disruptions of our clients’ businesses. Higher rates of unemployment and lower levels of business generally adversely affect the level of demand for certain of our services. In addition, continuation or worsening of general market conditions in the United States economy or other national economies important to our businesses may adversely affect our clients’ level of spending, ability to obtain financing for purchases and ability to make timely payments to us for our services, which could require us to increase our allowance for doubtful accounts, negatively impact our days sales outstanding and adversely affect our results of operations.

Our contracts generally are not exclusive and typically do not provide for revenue commitments.

Contracts for many of our services generally enable our clients to unilaterally terminate the contract or reduce transaction volumes upon written notice and without penalty, in many cases based on our failure to attain certain service performance levels. The terms of these contracts are often also subject to renegotiation at any time. In addition, most of our contracts are not exclusive and do not ensure that we will generate a minimum level of revenue. Many of our clients also retain multiple service providers with whom we must compete. As a result, the profitability of each client program may fluctuate, sometimes significantly, throughout the various stages of a program.

Pending and future litigation may divert management’s time and attention and result in substantial costs of defense, damages or settlement, which could adversely affect our business, results of operations and financial condition.

We face uncertainties related to pending and potential litigation. We may not ultimately prevail or otherwise be able to satisfactorily resolve this litigation. In addition, other material suits by individuals or certified classes, claims, or investigations relating to our business may arise in the future. Furthermore, we generally indemnify our clients against third-party claims asserting intellectual property violations, which may result in litigation. Regardless of the outcome of any of these lawsuits or any future actions, claims or investigations relating to the same or any other subject matter, we may incur substantial defense costs and these actions may cause a diversion of management’s time and attention. Also, we may be required to alter our business practices or pay substantial damages or settlement costs as a result of these proceedings, which could adversely affect our business, results of operations and financial condition. Finally, certain of the outcomes of such litigation may directly affect our business model, and thus our profitability.

Our technology and services may infringe upon the intellectual property rights of others. Intellectual property infringement claims would be time-consuming and expensive to defend and may result in limitations on our ability to use the intellectual property subject to these claims.

Third parties have asserted in the past and may assert claims against us in the future alleging that we are violating or infringing upon their intellectual property rights. Any claims and any resulting litigation could subject us to significant liability for damages. An adverse determination in any litigation of this type could require us to design around a third party’s patent, license alternative technology from another party or reduce or modify our product and service offerings. In addition, litigation is time-consuming and expensive to defend and could result in the diversion of our time and resources. Any claims from third parties may also result in limitations on our ability to use the intellectual property subject to these claims.

We are subject to extensive regulation, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business.

The United States Congress, the Federal Communications Commission (“FCC”) and the states and foreign jurisdictions where we provide services have promulgated and enacted rules and laws that govern personal privacy, the provision of telecommunication services, telephone solicitations, the collection of consumer debt, the provision of emergency communication services and data privacy. As a result, we may be subject to proceedings alleging violation of these rules and laws in the future. Additional rules and laws may require us to modify our operations or service offerings in order to meet our clients’ service requirements effectively, and these regulations may limit our activities or significantly increase the cost of regulatory compliance.

There are numerous state statutes and regulations governing telemarketing activities that do or may apply to us. For example, some states place restrictions on the methods and timing of telemarketing calls and require that certain mandatory disclosures be made during the course of a telemarketing call. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Such registration can be time consuming and costly. We specifically train our marketing representatives to handle calls in an approved manner. While we believe we are in compliance in all material respects with all federal and state telemarketing regulations, compliance with all such requirements is costly and time consuming. In addition, notwithstanding our compliance efforts, any failure on our part to comply with the registration and other legal requirements applicable to companies engaged in telemarketing activities could have an adverse impact on our business. We could become subject to litigation by private parties and governmental bodies alleging a violation of applicable laws or regulations, which could result in damages, regulatory fines, penalties and possible other relief under such laws and regulations and the accompanying costs and uncertainties of such litigation and enforcement actions.

Security and privacy breaches of the systems we use to protect personal data could adversely affect our business, results of operations and financial condition.

Our databases contain personal data of our clients’ customers, including credit card and healthcare information. Any security or privacy breach of these databases could expose us to liability, increase our expenses relating to the resolution of these breaches and deter our clients from selecting our services. Migration of our emergency communications business to IP-based communication increases this risk. Our data security procedures may not effectively counter evolving security risks, address the security and privacy concerns of existing or potential clients or be compliant with federal, state, and local laws and regulations in all respects. For our international operations, we are obligated to implement processes and procedures to comply with local data privacy regulations. Any failures in our security and privacy measures could adversely affect our business, financial condition and results of operations.

We may not be able to adequately protect our proprietary information or technology.

Our success depends in part upon our proprietary information and technology. We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights in each of our segments. Third parties may infringe or misappropriate our patents, trademarks, trade names, trade secrets or other intellectual property rights, which could adversely affect our business, results of operations and financial condition, and litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of the proprietary rights of others. The steps we have taken to deter misappropriation of our proprietary information and technology or client data may be insufficient to protect us, and we may be unable to prevent infringement of our intellectual property rights or misappropriation of our proprietary information. Any infringement or misappropriation could harm any competitive advantage we currently derive or may derive from our proprietary rights. In addition, because we operate in many foreign jurisdictions, we may not be able to protect our intellectual property in the foreign jurisdictions in which we operate.

Our data and operation centers are exposed to service interruption, which could adversely affect our business, results of operations and financial condition.

Our outsourcing operations depend on our ability to protect our data and operation centers against damage that may be caused by fire, natural disasters, pandemics, power failure, telecommunications failures, computer viruses, trojan horses, other malware, failures of our software, acts of sabotage or terrorism, riots and other emergencies. In addition, for some of our services, we are dependent on outside vendors and suppliers who may be similarly affected. In the past, natural disasters such as hurricanes have caused significant employee dislocation and turnover in the areas impacted. If we experience temporary or permanent employee dislocation or interruption at one or more of our data or operation centers through casualty, operating malfunction, data loss, system failure or other events, we may be unable to provide the services we are contractually obligated to deliver. As a result, we may experience a reduction in revenue or be required to pay contractual damages to some clients or allow some clients to terminate or renegotiate their contracts. Failure of our infrastructure due to the occurrence of a single event may have a disproportionately large impact on our business results. Any interruptions of this type could result in a prolonged interruption in our ability to provide our services to our clients, and our business interruption and property insurance may not adequately compensate us for any losses we may incur. These interruptions could adversely affect our business, results of operations and financial condition.

Our future success depends on our ability to retain key personnel. Our inability to continue to attract and retain a sufficient number of qualified employees could adversely affect our business, results of operations and financial condition.

Our future success depends on the experience and continuing efforts and abilities of our management team and on the management teams of our operating subsidiaries. The loss of the services of one or more of these key employees could adversely affect our business, results of operations and financial condition. A large portion of our operations also require specially trained employees. From time to time, we must recruit and train qualified personnel at an accelerated rate in order to keep pace with our clients’ demands and our resulting need for specially trained employees. If we are unable to continue to hire, train and retain a sufficient labor force of qualified employees, our business, results of operations and financial condition could be adversely affected.

Increases in labor costs and turnover rates could adversely affect our business, results of operations and financial condition.

Portions of our Communication Services segment’s agent-based services are very labor intensive and experience high personnel turnover. Significant increases in the employee turnover rate could increase recruiting and training costs and decrease operating effectiveness and productivity. Moreover, many of our employees are hired on a part-time basis, and a significant portion of our costs consists of wages to hourly workers. In July 2009, the federal minimum wage rate increased to $7.25 per hour. Further increases in the minimum wage or labor regulation could increase our labor costs. The introduction of any federal or state requirements relating to mandatory minimum health insurance coverage for employees could also increase our labor costs. Increases in our labor costs, costs of employee benefits or employment taxes could adversely affect our business, results of operations and financial condition.

Because we have operations in countries outside of the United States, we may be subject to political, economic and other conditions affecting these countries that could result in increased operating expenses and regulation.

We operate or rely upon businesses in numerous countries outside the United States. We may expand further into additional countries and regions. There are risks inherent in conducting business internationally, including the following:

•	difficulties in staffing and managing international operations;

•	accounting (including managing internal control over financial reporting in our non-U.S. subsidiaries), tax and legal complexities arising from international operations;

•	burdensome regulatory requirements and unexpected changes in these requirements, including data protection requirements;

•	data privacy laws that may apply to the transmission of our clients’ and employees’ data to the U.S.;

•	localization of our services, including translation into foreign languages and associated expenses;

•	longer accounts receivable payment cycles and collection difficulties;

•	political and economic instability;

•	fluctuations in currency exchange rates;

•	potential difficulties in transferring funds generated overseas to the U.S. in a tax efficient manner;

•	seasonal reductions in business activity during the summer months in Europe and other parts of the world;

•

differences between the rules and procedures associated with handling emergency communications in the United States and those related to IP emergency communications originated outside of the United States; and

•	potentially adverse tax consequences.

If we cannot manage our international operations successfully, our business, results of operations and financial condition could be adversely affected.

Changes in foreign exchange rates may adversely affect our revenue and net income attributed to foreign subsidiaries.

We conduct business in countries outside of the United States. Revenue and expense from our foreign operations are typically denominated in local currencies, thereby creating exposure to changes in exchange rates. Revenue and profit generated by our international operations will increase or decrease compared to prior periods as a result of changes in foreign currency exchange rates. Adverse changes to foreign exchange rates could decrease the value of revenue we receive from our international operations and have a material adverse impact on our business. Generally, we do not attempt to hedge our foreign currency transactions.

If we are unable to complete future acquisitions, our business strategy and earnings may be negatively affected.

Our ability to identify and take advantage of attractive acquisitions or other business development opportunities is an important component in implementing our overall business strategy. We may be unable to identify, finance or complete acquisitions or to do so at attractive valuations. Given the current illiquid capital markets, we may not be able to borrow sufficient additional funds, which may adversely affect our acquisition strategy.

If we are unable to integrate or achieve the objectives of our recent and future acquisitions, our overall business may suffer.

Our business strategy depends on successfully integrating the assets, operations and corporate functions of businesses we have acquired and any additional businesses we may acquire in the future. The acquisition of additional businesses involves integration risks, including:

•	the diversion of management’s time and attention away from operating our business to acquisition and integration challenges;

•	the unanticipated loss of key employees of the acquired businesses;

•

the potential need to implement or remediate controls, procedures and policies appropriate for a larger company at businesses that prior to the acquisition lacked these controls, procedures and policies;

•

the need to integrate accounting, information management, human resources, contract and intellectual property management and other administrative systems at each business to permit effective management; and

•	our entry into markets or geographic areas where we may have limited or no experience.

We may be unable to effectively or efficiently integrate businesses we have acquired or may acquire in the future without encountering the difficulties described above. Failure to integrate these businesses effectively could adversely affect our business, results of operations and financial condition.

In addition to this integration risk, our business, results of operations and financial condition could be adversely affected if we are unable to achieve the planned objectives of an acquisition. The inability to achieve our planned objectives could result from:

•	the financial underperformance of these acquisitions;

•	the loss of key clients of the acquired business, which may drive financial underperformance; and

•	the occurrence of unanticipated liabilities or contingencies for which we are unable to receive indemnification from the prior owner of the business.

Potential future impairments of our substantial goodwill, intangible assets, or other long-lived assets could adversely affect our business, results of operations and financial condition.

As of December 31, 2010, we had goodwill and intangible assets, net of accumulated amortization, of approximately $1.6 billion and $299.7 million, respectively. Management is required to exercise significant judgment in identifying and assessing whether impairment indicators exist, or if events or changes in circumstances have occurred, including market conditions, operating results, competition and general economic conditions. During 2010, the Company identified impairment indicators in one of its reporting units, our traditional direct response business (marketed as “West Direct”). As a result of these impairment indicators and the results of impairment tests performed using the discounted cash flows model, goodwill with a carrying value of $37.7 million was written down to a fair value of zero. The impairment charge primarily resulted from the decline in direct response business revenue in 2010 and continued general decline in the direct response business. These events caused us to revise downward our projected future cash flows for this reporting unit. The impairment charge was recorded in SG&A and is non-deductible for tax purposes. Our receivables management reporting unit, which had approximately $225.6 million of goodwill as of December 31, 2010, is our reporting unit with the least amount of cushion (as a percentage of carrying value) between its fair value and carrying value. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Critical Accounting Policies—Goodwill and Intangible Assets.” Any changes in key assumptions about the business units and their prospects or changes in market conditions or other externalities could result in an impairment charge, and such a charge could have a material adverse effect on our business, results of operations and financial condition.

Our ability to recover consumer receivables on behalf of our clients may be limited under federal and state laws, which could limit our ability to recover on consumer receivables regardless of any act or omission on our part.

Federal and state consumer protection, privacy and related laws and regulations extensively regulate the relationship between debt collectors and debtors. Federal and state laws may limit our ability to recover on our clients’ consumer receivables regardless of any act or omission on our part. In addition, we recently entered into a Stipulated Order as part of a settlement agreement with the Federal Trade Commission (“FTC”) that would impose duties upon us beyond those of current federal and state laws. For example, for a period of five years from the date of entry of the Order, we must include a special disclosure on all written communications sent to consumers in connection with the collection of debts. The disclosure advises the consumer of certain rights they have under the Federal Fair Debt Collection Practices Act (“FDCPA”), provides a phone number and address at West to which the consumer can direct a complaint, and also provides contact information for the FTC if the consumer wishes to file a complaint with the Commission. In addition, for a period of five years, we must provide a special notice to all employees that advises them of certain requirements under the FDCPA including notice that individual collectors can be liable for violations of the FDCPA. Each employee must sign an acknowledgement that he or she has received and read the notice and we must maintain copies of the acknowledgements to verify our compliance. Additional consumer protection and privacy protection laws may be enacted that would impose additional or more stringent requirements on the enforcement of and collection on consumer receivables. In addition, federal and state governments are considering, and may consider in the future, other legislative proposals that would further regulate the collection of consumer receivables. Any failure to comply with any current or future laws applicable to us could limit our ability to collect on our clients’ charged-off consumer receivable portfolios, which could adversely affect our business, results of operations and financial condition.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

Concurrently with the sale of the outstanding notes on November 24, 2010, we entered into a registration rights agreement with the initial purchasers of the outstanding notes that requires us to use our commercially reasonable efforts to prepare and file a registration statement under the Securities Act with respect to the exchange notes and, upon the effectiveness of the registration statement, to offer to the holders of the outstanding notes the opportunity to exchange their outstanding notes for a like principal amount of exchange notes.

The registration rights agreement provides that we must (1)(a) use our reasonable best efforts to cause the registration statement of which this prospectus is a part to be declared effective under the Securities Act, (b) keep the exchange offer open for at least 20 business days (or longer, if required by applicable law) after the date notice of the exchange offer is mailed to holders of the outstanding notes and (c) on or prior to the 365th day after the original issue date, if required by the registration rights agreement, exchange the outstanding notes for exchange notes or, under certain circumstances, or (2) have one or more shelf registration statements declared effective within the time frames specified in the registration rights agreement. If we fail to meet certain of these targets, which we refer to as a registration default, the annual interest rate on the notes will increase by 0.25%. The annual interest rate on the notes will increase by an additional 0.25% for each subsequent 90-day period during which the registration default continues, up to a maximum additional interest rate of 1.00% per year over the original interest rate of the notes. If the registration default is corrected, the interest rate on such notes will revert to the original level. If we must pay additional interest, we will pay it to holders of the outstanding notes in cash on the same dates that we make other interest payments on the outstanding notes, until the registration default is corrected.

Following the completion of the exchange offer, holders of outstanding notes not tendered will not have any further registration rights other than as set forth in the paragraphs below, and the outstanding notes will continue to be subject to certain restrictions on transfer.

Subject to certain conditions, including the representations set forth below, the exchange notes will be issued without a restrictive legend and generally may be reoffered and resold without registration under the Securities Act. In order to participate in the exchange offer, a holder must represent to us in writing, or be deemed to represent to us in writing, among other things, that:

•	the exchange notes acquired pursuant to the exchange offer are being acquired by such holder in the ordinary course of business;

•	the holder does not have an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes;

•	the holder is not an “affiliate,” as defined in Rule 405 under the Securities Act, of ours or of any of the guarantors;

•	if the holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the exchange notes; and

•

if the holder is a participating broker-dealer that will acquire exchange notes for its own account in exchange for the outstanding notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus in connection with any resale of such exchange notes.

Based on an interpretation by the Staff of the SEC set forth in no-action letters issued to third parties unrelated to us, we believe that, with the exceptions set forth below, the exchange notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by the holder of exchange notes without compliance with the registration and prospectus delivery requirements of the Securities Act, unless the holder:

•	is an “affiliate,” within the meaning of Rule 405 under the Securities Act, of ours or any guarantor;

•	is a broker-dealer who purchased outstanding notes directly from us for resale under Rule 144A or Regulation S or any other available exemption under the Securities Act;

•	acquired the exchange notes other than in the ordinary course of the holder’s business;

•	has an arrangement with any person to engage in the distribution of the exchange notes; or

•	is prohibited by any law or policy of the SEC from participating in the exchange offer.

Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes cannot rely on this interpretation by the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.” Broker-dealers who acquired outstanding notes directly from us and not as a result of market-making activities or other trading activities may not rely on the Staff’s interpretations discussed above, and must comply with the prospectus delivery requirements of the Securities Act in order to sell the outstanding notes.

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date. We will issue $2,000 in principal amount of exchange notes in exchange for each $2,000 principal amount of outstanding notes accepted in the exchange offer and in integral multiples of $1,000 thereafter. Holders may tender some or all of their outstanding notes pursuant to the exchange offer. However, outstanding notes may be tendered only in a denomination equal to $2,000 and in integral multiples of $1,000 in principal amount thereafter.

The exchange notes will evidence the same debt as the outstanding notes and will be issued under the terms of, and entitled to the benefits of, the indenture relating to the outstanding notes.

As of the date of this prospectus: $650,000,000 in aggregate principal amount of senior notes were outstanding. This prospectus, together with the letter of transmittal, is being sent to the registered holders of outstanding notes. We intend to conduct the exchange offer in accordance with the applicable requirements of the Securities Act and Exchange Act and the rules and regulations of the SEC.

We will be deemed to have accepted validly tendered outstanding notes when, as and if we have given oral or written notice thereof to The Bank of New York Mellon Trust Company, N.A., which is acting as the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the exchange notes from us. If any tendered outstanding notes are not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth under the heading “—Conditions to the Exchange Offer,” any such unaccepted outstanding notes will be returned, without expense, to the tendering holder of those outstanding notes promptly after the expiration date unless the exchange offer is extended.

Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of outstanding notes in the exchange offer. We will pay all charges and expenses, other than certain applicable taxes described below in connection with the exchange offer.

Expiration Date; Extensions; Amendments

The expiration date shall be 12:00 midnight, New York City time, on                     , 2011 (inclusive of                     , 2011), unless we, in our sole discretion, extend the exchange offer, in which case the expiration date shall be the latest date and time to which the exchange offer is extended. In order to extend the exchange offer, we will notify the exchange agent and each registered holder of any extension by oral or written notice prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date and will also disseminate notice of any extension by press release or other public announcement prior to 9:00 a.m., New York City time on such date. We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, to extend the exchange offer or, if any of the conditions set forth under “—Conditions to the Exchange Offer” shall not have been satisfied, to terminate the exchange offer, by giving oral or written notice of that delay, extension or termination to the exchange agent, or

•	to amend the terms of the exchange offer in any manner.

Any delay in acceptance, extension, termination, or amendment will be followed as promptly as practicable by oral or written notice to the registered holders of the outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose the amendment in a manner reasonably calculated to inform the holders of the outstanding notes of that amendment.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for, any outstanding notes and we may terminate or amend the exchange offer as provided in this prospectus prior to the expiration date if in our reasonable judgment:

•	any exchange offer or the making of any exchange by a holder violates any applicable law or interpretation of the SEC; or

•

any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to any exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with such exchange offer.

In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

•	the representations described under “—Purpose and Effect of the Exchange Offer,” “—Procedures for Tendering Outstanding Notes” and “Plan of Distribution;” or

•

any other representations as may be reasonably necessary under applicable SEC rules, regulations, or interpretations to make available to us an appropriate form for registration of the exchange notes under the Securities Act.

We expressly reserve the right at any time or at various times to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders of outstanding notes. We will return any outstanding notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the exchange offer.

We expressly reserve the right to amend or terminate the exchange offer and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance, or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times prior to the expiration date in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration date.

In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the “TIA”).

Procedures for Tendering Outstanding Notes

To tender your outstanding notes in the exchange offer, you must comply with either of the following:

•

complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal, have the signature(s) on the letter of transmittal guaranteed if required by the letter of transmittal and mail or deliver such letter of transmittal or facsimile thereof to the exchange agent at the address set forth below under “—Exchange Agent” prior to the expiration date; or

•	comply with DTC’s ATOP procedures described below.

In addition, either:

•	the exchange agent must receive certificates for outstanding notes along with the letter of transmittal prior to the expiration date;

•

the exchange agent must receive a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC according to the procedures for book-entry transfer described below or a properly transmitted agent’s message prior to the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

Your tender, if not withdrawn prior to the expiration date, constitutes an agreement between us and you upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

The method of delivery of outstanding notes, letters of transmittal, and all other required documents to the exchange agent is at your election and risk. We recommend that instead of delivery by mail, you use an overnight or hand delivery service, properly insured. In all cases, you should allow sufficient time to assure timely delivery to the exchange agent before the expiration date. You should not send letters of transmittal or certificates representing outstanding notes to us. You may request that your broker, dealer, commercial bank, trust company, or nominee effect the above transactions for you.

If you are a beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company, or other nominee and you wish to tender your outstanding notes, you should promptly contact the registered holder and instruct the registered holder to tender on your behalf. If you wish to tender the outstanding notes yourself, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in your name; or

•	obtain a properly completed bond power from the registered holder of outstanding notes.

The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration date.

Signatures on the applicable letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible guarantor institution” within the meaning of Rule 17A(d)-15 under the Exchange Act unless the outstanding notes surrendered for exchange are tendered:

•	by a registered holder of the outstanding notes who has not completed the box entitled “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible guarantor institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the outstanding notes and an eligible guarantor institution must guarantee the signature on the bond power.

If the letter of transmittal or any certificates representing outstanding notes, or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary or representative capacity, those persons should also indicate when signing and, unless waived by us, they should also submit evidence satisfactory to us of their authority to so act.

The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC’s system may use DTC’s ATOP system to tender. Participants in the program may, instead of physically completing and signing the applicable letter of transmittal and delivering it to the exchange agent, electronically transmit their acceptance of the exchange by causing DTC to transfer the outstanding notes to the exchange agent in accordance with DTC’s ATOP procedures for transfer. DTC will then send an agent’s message to the exchange agent. The term “agent’s message” means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that:

•	DTC has received an express acknowledgment from a participant in its ATOP that is tendering outstanding notes that are the subject of the book-entry confirmation;

•

the participant has received and agrees to be bound by the terms of the letter of transmittal, or in the case of an agent’s message relating to guaranteed delivery, that such participant has received and agrees to be bound by the notice of guaranteed delivery; and

•	we may enforce that agreement against such participant.

DTC is referred to herein as a “book-entry transfer facility.”

Acceptance of Exchange Notes

In all cases, we will promptly issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

•	outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent’s account at the book-entry transfer facility; and

•	a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent’s message.

•	By tendering outstanding notes pursuant to the exchange offer, you will represent to us that, among other things:

•	you are not our affiliate or an affiliate of any guarantor within the meaning of Rule 405 under the Securities Act;

•	you do not have an arrangement or understanding with any person or entity to participate in a distribution of the exchange notes; and

•	you are acquiring the exchange notes in the ordinary course of your business.

In addition, each broker-dealer that is to receive exchange notes for its own account in exchange for outstanding notes must represent that such outstanding notes were acquired by that broker-dealer as a result of market-making activities or other trading activities and must acknowledge that it will deliver a prospectus that meets the requirements of the Securities Act in connection with any resale of the exchange notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. See “Plan of Distribution.”

We will interpret the terms and conditions of the exchange offer, including the letters of transmittal and the instructions to the letters of transmittal, and will resolve all questions as to the validity, form, eligibility, including time of receipt, and acceptance of outstanding notes tendered for exchange. Our determinations in this regard will be final and binding on all parties. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or to not accept any particular outstanding notes if the acceptance might, in our or our counsel’s judgment, be unlawful. We also reserve the absolute right to waive any defects or irregularities as to any particular outstanding notes prior to the expiration date.

Unless waived, any defects or irregularities in connection with tenders of outstanding notes for exchange must be cured within such reasonable period of time as we determine. Neither we, the exchange agent, nor any other person will be under any duty to give notification of any defect or irregularity with respect to any tender of outstanding notes for exchange, nor will any of us or them incur any liability for any failure to give notification. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to the tendering holder, unless otherwise provided in the letter of transmittal, promptly after the expiration date.

Book-Entry Delivery Procedures

Promptly after the date of this prospectus, the exchange agent will establish an account with respect to the outstanding notes at DTC and, as the book-entry transfer facility, for purposes of the exchange offer. Any financial institution that is a participant in the book-entry transfer facility’s system may make book-entry delivery of the outstanding notes by causing the book-entry transfer facility to transfer those outstanding notes into the exchange agent’s account at the facility in accordance with the facility’s procedures for such transfer. To be timely, book-entry delivery of outstanding notes requires receipt of a confirmation of a book-entry transfer, a “book-entry confirmation,” prior to the expiration date. In addition, although delivery of outstanding notes may be effected through book-entry transfer into the exchange agent’s account at the book-entry transfer facility, the applicable letter of transmittal or a manually signed facsimile thereof, together with any required signature guarantees and any other required documents, or an agent’s message, in connection with a book-entry transfer, must, in any case, be delivered or transmitted to and received by the exchange agent at its address set forth on the cover page of the applicable letter of transmittal prior to the expiration date to receive exchange notes for tendered outstanding notes, or the guaranteed delivery procedure described below must be complied with. Tender will not be deemed made until such documents are received by the exchange agent. Delivery of documents to the book-entry transfer facility does not constitute delivery to the exchange agent.

Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent’s account at the book-entry transfer facility or all other documents required by the applicable letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

If you wish to tender your outstanding notes but your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the applicable letter of transmittal or any other required documents to the exchange agent, or comply with the procedures under DTC’s ATOP system in the case of outstanding notes, prior to the expiration date, you may still tender if:

•	the tender is made through an eligible guarantor institution;

•

prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or hand delivery or a properly transmitted agent’s message and notice of guaranteed delivery, that (1) sets forth your name and address, the names in which the outstanding notes are registered, the certificate number(s) of such outstanding notes and the principal amount of outstanding notes tendered; (2) states that the tender is being made thereby; and (3) guarantees that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile thereof, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal, will be deposited by the eligible guarantor institution with the exchange agent; and

•

the exchange agent receives the properly completed and executed letter of transmittal or facsimile thereof, as well as certificate(s) representing all tendered outstanding notes in proper form for transfer or a book-entry confirmation of transfer of the outstanding notes into the exchange agent’s account at DTC and all other documents required by the letter of transmittal within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your outstanding notes according to the guaranteed delivery procedures.

Withdrawal Rights

Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding notes at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile or letter, of withdrawal at its address set forth below under “—Exchange Agent”; or

•	you must comply with the appropriate procedures of DTC’s ATOP system.

•	Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate numbers and principal amount of the outstanding notes;

•	include a statement that the holder is withdrawing its election to have such outstanding notes exchanged; and

•	where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, you must also submit:

•	the serial numbers of the particular certificates to be withdrawn; and

•	a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible guarantor institution.

If outstanding notes have been tendered pursuant to the procedures for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility. We will determine all questions as to the validity, form, and eligibility, including time of receipt of notices of withdrawal, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder, without cost to the holder, or, in the case of book-entry transfer, the outstanding notes will be credited to an account at the book-entry transfer facility, promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following the procedures described under “—Procedures for Tendering Outstanding Notes” above at any time on or prior to the expiration date.

Exchange Agent

The Bank of New York Mellon Trust Company, N.A. has been appointed as the exchange agent for the exchange offer, and also acts as the paying agent, registrar and transfer agent under the indenture governing the notes.

You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letters of transmittal, and requests for notices of guaranteed delivery to the exchange agent addressed as follows:

By Mail, by Courier, or by Hand:	By Facsimile Transmission:
(212) 298-1915

The Bank of New York Mellon Trust Company, N.A.	For Information and to Confirm Facsimile
Attn: Corporate Trust Reorganization Unit	Transmission:
480 Washington Boulevard - 27th Floor	(212) 815-5098
Jersey City, NJ 07310

If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

The registration rights agreement provides that we will bear all expenses in connection with the performance of our obligations relating to the registration of the exchange notes and the conduct of the exchange offer. These expenses include registration and filing fees, accounting and legal fees and printing costs, among others. We will pay the exchange agent reasonable and customary fees for its services and reasonable out-of-pocket expenses. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for customary mailing and handling expenses incurred by them in forwarding this prospectus and related documents to their clients that are holders of outstanding notes and for handling or tendering for such clients.

We have not retained any dealer-manager in connection with the exchange offer and will not pay any fee or commission to any broker, dealer, nominee or other person, other than the exchange agent, for soliciting tenders of outstanding notes pursuant to the exchange offer.

Accounting Treatment

We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of the exchange offer. We will record the expenses of the exchange offer as incurred.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and exchange of outstanding notes under the exchange offer, provided that such transfer taxes will not be considered to include income, franchise or other taxes that are not occasioned solely by such transfer and exchange. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•

certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of outstanding notes tendered;

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the transfer and exchange of outstanding notes under the exchange offer.

If satisfactory evidence of payment of such taxes or exception therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

If you do not exchange your outstanding notes for exchange notes under the exchange offer, your outstanding notes will remain subject to the restrictions on transfer of such outstanding notes:

•

as set forth in the legend printed on the outstanding notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

In general, you may not offer or sell your outstanding notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

USE OF PROCEEDS

This exchange offer is intended to satisfy certain of our obligations under the registration rights agreement. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In exchange for each of the exchange notes, we will receive outstanding notes in like principal amount. We will retire or cancel all of the outstanding notes tendered in the exchange offer. Accordingly, the issuance of the exchange notes will not result in any change in capitalization.

CAPITALIZATION

The following table sets forth West Corporation’s consolidated cash, cash equivalents and capitalization as of March 31, 2011. You should read this table in conjunction with “Use of Proceeds,” “The Transactions,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Description of Other Indebtedness” and the consolidated financial statements and the related notes included herein. The amounts in the tables may not add due to rounding.

As of March 31, 2011
(unaudited) (in millions)
Cash and cash equivalents	$100.1

Debt:
Senior Secured Credit Facilities:
Senior secured term loan facility due 2013	$448.4
Senior secured term loan facility due 2016	1,467.9
8 5/8% Senior Notes due 2018	500.0
7 7/8% Senior Notes due 2019	650.0
11% Senior Subordinated Notes due 2016	450.0

Total debt	3,516.3
Class L common stock, $0.001 par value, 100,000 shares authorized, 9,985 shares issued and outstanding	1,549.7
Total stockholders’ deficit	(2,544.6)

Total capitalization	$2,521.4

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth, for the periods presented and at the dates indicated, our selected historical consolidated financial data We derived the selected consolidated financial data as of December 31, 2010 and December 31, 2009 and for the years ended December 31, 2010, December 31, 2009, and December 31, 2008 from our consolidated financial statements included elsewhere in this prospectus. The selected consolidated financial data as of December 31, 2008, December 31, 2007, and December 31, 2006, and for the years ended December 31, 2007 and December 31, 2006 have been derived from our financial statements for such years, which are not included in this prospectus. In January 2009, we adopted Accounting Standards Codification Topic 810, Consolidation (“ASC 810”) (formerly Statement of Financial Accounting Standard No. 160, Noncontrolling Interests in Consolidated Financial Statements—An Amendment of ARB No. 51.), which required retrospective application and accordingly all prior periods have been recast to reflect the retrospective adoption.

We derived the selected consolidated financial data for the three months ended March 31, 2011 and March 31, 2010 from our unaudited condensed consolidated financial statements included elsewhere in this prospectus, which, in the opinion of our management, have been prepared on the same basis as the audited financial statements and reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of our results of operations and financial position for such periods. Results for the three months ended March 31, 2011 and March 31, 2010 are not necessarily indicative of the results that may be expected for the entire year.

The information is qualified in its entirety by the detailed information included elsewhere in this registration statement and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations, “Business” and the “Consolidated Financial Statements and Notes” thereto included elsewhere in this registration statement.

	Year ended December 31,					Three Months Ended March 31,
	2010	2009	2008	2007	2006	2011	2010
	(amounts in thousands)
Operations Statement Data:
Revenue	$2,388,211	$2,375,748	$2,247,434	$2,099,492	$1,856,038	$610,818	$599,821
Cost of services	1,057,008	1,067,777	1,015,028	912,389	818,522	271,603	260,823
Selling, general and administrative expenses (“SG&A”)	911,022	907,358	881,586	840,532	800,301	220,408	221,753

Operating income	420,181	400,613	350,820	346,571	237,215	118,807	117,245
Interest expense	(252,724)	(254,103)	(313,019)	(332,372)	(94,804)	(67,824)	(59,123)
Refinancing expense	(52,804)	—	—	—	—	—	—
Other income (expense)	6,127	1,326	(8,621)	13,396	8,144	4,791	(53)

Income before income tax expense	120,780	147,836	29,180	27,595	150,555	55,774	58,069
Income tax expense	60,476	56,862	11,731	6,814	65,505	21,194	22,066

Net income	60,304	90,974	17,449	20,781	85,050	34,580	36,003
Less net income (loss)—noncontrolling interest	—	2,745	(2,058)	15,399	16,287	—	—

Net income—West Corporation	$60,304	$88,229	$19,507	$5,382	$68,763	34,580	36,003

Earnings (loss) per common share:
Basic Class L shares	$17.07	$17.45	$12.78	$11.08	$2.05	$4.39	$3.97
Diluted Class L shares	$16.37	$16.67	$12.24	$10.68	$1.98	$4.21	$3.81
Basic Class A shares	$(1.25)	$(0.98)	$(1.23)	$(1.20)	$0.66	$(0.11)	$(0.04)
Diluted Class A shares	$(1.25)	$(0.98)	$(1.23)	$(1.20)	$0.64	$(0.11)	$(0.04)

Selected Operating Data:	(amounts in thousands)
Net cash flows from operating activities	$312,829	$272,857	$287,381	$263,897	$215,739	$103,703	$115,481
Net cash flows used in investing activities	$(137,896)	$(112,615)	$(597,539)	$(454,946)	$(812,253)	$(88,818)	$(33,781)
Net cash flows (used in) from financing activities	$(133,651)	$(271,844)	$341,971	$118,106	$780,742	$(17,507)	$(81,031)
Operating margin(1)	17.6%	16.9%	15.6%	16.5%	12.8%	19.5%	19.5%
Net income margin(2)	2.5%	3.7%	0.9%	0.3%	3.7%	5.7%	6.0%

(1)	Operating margin represents operating income as a percentage of revenue.
(2)	Net income margin represents net income—West Corporation as a percentage of revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this prospectus. In addition to historical information, the following discussion and other parts of this prospectus contain forward-looking information that involves risks and uncertainties. Our actual results could differ materially from those anticipated by such forward-looking information due to the factors discussed under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Business Overview

We are a leading provider of technology-driven, voice and data solutions. We offer our clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

Since our founding in 1986, we have invested significantly to expand our technology platforms and develop our operational processes to meet the complex communication needs of our clients. We have evolved into a predominantly automated processor of voice and data transactions and a provider of network infrastructure solutions.

Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. In 2010, we managed approximately 24 billion telephony minutes and over 115 million conference calls, facilitated over 240 million 9-1-1 calls, and delivered over 720 million notification calls and data messages. With approximately 598,000 telephony ports at March 31, 2011, to handle conference calls, alerts and notifications and customer service, we believe our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 246,000 Internet Protocol (“IP”) ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technology-driven platforms allow us to provide a broad range of complementary automated and agent-based service offerings to our diverse client base.

Financial Operations Overview

Revenue

In our Unified Communications segment, our conferencing and collaboration services are generally billed on a per participant minute or per seat basis and our alerts and notifications services are generally billed on a per message or per minute basis. Billing rates for these services vary depending on participant geographic location, type of service (such as audio, video or web conferencing) and type of message (such as voice, text, email or fax). We also charge clients for additional features, such as conference call recording or transcription services. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with industry trends. We expect this trend to continue for the foreseeable future.

In our Communication Services segment, our emergency communications solutions are generally billed per month based on the number of billing telephone numbers or cell towers covered under each client contract. We also bill monthly for our premise-based database solution. In addition, we bill for sales, installation and maintenance of our communication equipment technology solutions. Our automated and agent-based customer service solutions are generally billed on a per minute or per hour basis. We are generally paid on a contingent fee basis for our receivables management and overpayment identification and recovery services as well as for certain other agent-based services.

Cost of Services

The principal component of cost of services for our Unified Communications segment is our variable telephone expense. Significant components of our cost of services in this segment also include labor expense, primarily related to commissions for our sales force. Because the services we provide in this segment are largely automated, labor expense is less significant than the labor expense we experience in our Communication Services segment.

The principal component of cost of services for our Communication Services segment is labor expense. Labor expense included in costs of services primarily reflects compensation for the agents providing our agent-based services, but also includes compensation for personnel dedicated to emergency communications database management, manufacturing and development of our premise-based public safety solution as well as collection expenses, such as costs of letters and postage, incurred in connection with our receivables management. We generally pay commissions to sales professionals on both new sales and incremental revenue generated from existing clients. Significant components of our cost of services in this segment also include variable telephone expense.

Selling, General and Administrative Expenses

The principal component of our selling, general and administrative expenses (“SG&A”) is salary and benefits for our sales force, client support staff, technology and development personnel, senior management and other personnel involved in business support functions. SG&A also includes certain fixed telephone costs as well as other expenses that support the ongoing operation of our business, such as facilities costs, certain service contract costs, equipment depreciation and maintenance, and amortization of finite-lived intangible assets.

Key Drivers Affecting Our Results of Operations

Factors Related to Our Indebtedness. In connection with our recapitalization in 2006, we incurred a significant amount of additional indebtedness. Accordingly, our interest expense has increased significantly over the period since the recapitalization. During 2009 and 2010, in order to improve our debt maturity profile, we extended the maturity for $1.5 billion of our existing term loans from October 24, 2013 to July 15, 2016, repaid $500.0 million of our term loans due October 24, 2013 with the proceeds of a new $500.0 million 8 5/8% senior notes offering with a maturity date of October 1, 2018 and refinanced $650.0 million of senior notes due October 2014 with the proceeds of a new $650.0 million 7  7/8 senior notes offering with a maturity date of January 15, 2019.

Evolution to Automated Technologies. As we have continued our evolution into a diversified and automated technology-driven service provider, our revenue from automated services businesses has grown from 37% of total revenue in 2005 to 67.8% in 2010, and 70% for the three months ended March 31, 2011, and our operating income from automated services businesses has grown from 53% of total operating income to 95% and 94%, respectively, over the corresponding periods. As in the past, we will continue to seek and invest in higher margin businesses, irrespective of whether the associated services are delivered to our customers through an agent-based platform or an automated platform. We expect the services we provide to customers through an automated platform will grow at a faster pace than agent-based services and as a result will continue going forward to increase as a percentage of our total revenue. However, many of our customers require an integrated service offering that incorporates both agent-based and automated services – for example, an automated voice response system with the option for the customer’s client to speak to an agent and accordingly, we expect agent-based services will continue to represent a meaningful portion of our service offerings for the foreseeable future.

Acquisition Activities. Identifying and successfully integrating acquisitions of value-added service providers has been a key component of our growth strategy. We will continue to seek opportunities to expand our capabilities across industries and service offerings. We expect this will occur through a combination of organic growth, as well as strategic partnerships, alliances and acquisitions to expand into new service offerings as well as into new industries. Since 2005, we have invested approximately $1.8 billion in strategic acquisitions. We believe there are acquisition candidates that will enable us to expand our capabilities and markets and intend to continue to evaluate acquisitions in a disciplined manner and pursue those that provide attractive opportunities to enhance our growth and profitability.

Valuation for Stock-Based Compensation.

During the three months ended March 31, 2011, we granted options to purchase 160,000 shares of our Class A common stock. With respect to those awards, which were granted on February 1, 2011, the fair value of the shares of our Class A common stock was determined based on an independent third party appraisal performed as of October 31, 2010 by Corporate Valuation Advisors, Inc. and delivered to us in December 2010. We believe that such appraisal was substantially contemporaneous with our determination of fair value for purposes of such awards and that there were no significant intervening events between the date of the appraisal and the grant date for the awards.

Critical Accounting Policies

The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires the use of estimates and assumptions on the part of management. The estimates and assumptions used by management are based on our historical experiences combined with management’s understanding of current facts and circumstances. Certain of our accounting policies are considered critical as they are both important to the portrayal of our financial condition and results of operations and require significant or complex judgment on the part of management. We believe the following represent our critical accounting policies as contemplated by the Securities and Exchange Commission (“SEC”) Financial Reporting Release No. 60, “Cautionary Advice Regarding Disclosure About Critical Accounting Policies.”

Revenue Recognition. In our Unified Communications segment, our conferencing and collaboration services are generally billed and revenue recognized on a per participant minute basis or per seat basis, and our alerts and notifications services are generally billed, and revenue recognized, on a per message or per minute basis. License fees charged for certain web services are recognized over the term of the license. Our Communication Services segment recognizes revenue for automated and agent-based services in the month that services are performed and services are generally billed based on call duration, hours of input, number of calls or a contingent basis. Emergency communications services revenue within the Communication Services segment is generated primarily from monthly fees based on the number of billing telephone numbers and cell towers covered under contract. In addition, product sales and installations are generally recognized upon completion of the installation and client acceptance of a fully functional system or, for contracts that are completed in stages. As it relates to installation sales, as of January 1, 2010, the Company adopted new revenue recognition guidance for multiple element arrangements. For contracts entered into prior to January 1, 2010, revenue associated with advance payments are deferred until the system installations are completed. Costs incurred on uncompleted contracts are accumulated and recorded as deferred costs until the system installations are completed. This guidance was adopted prospectively and specifically for the product sales and installation for the emergency communications services revenue. Contracts for annual recurring services such as support and maintenance agreements are generally billed in advance and are recognized as revenue ratable (on a monthly basis) over the contractual periods. Nonrefundable up front fees and related costs are recognized ratably over the term of the contract or the expected life of the client relationship, whichever is longer.

Revenue for contingent collection services and overpayment identification and recovery services is recognized in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. In December 2010, we sold the balance of the investment in receivable portfolios and no longer participate in purchased receivable collection. Prior to the sale, we used either the level-yield method or the cost recovery method to recognize revenue on these purchased receivable portfolios.

Allowance for Doubtful Accounts. Our allowance for doubtful accounts represents reserves for receivables which reduce accounts receivable to amounts expected to be collected. Management uses significant judgment in estimating uncollectible amounts. In estimating uncollectible amounts, management considers factors such as overall economic conditions, industry-specific economic conditions, historical client performance and anticipated client performance. While management believes our processes effectively address our exposure to doubtful accounts, changes in the economy, industry or specific client conditions may require adjustments to the allowance for doubtful accounts.

Goodwill and Intangible Assets. Goodwill and intangible assets, net of accumulated amortization, at March 31, 2011 were $1,680.5 million and $321.3 million, respectively. Management is required to exercise significant judgment in valuing the acquisitions in connection with the initial purchase price allocation and the ongoing evaluation of goodwill and other intangible assets for impairment. The purchase price allocation process requires estimates and judgments as to certain expectations and business strategies. If the actual results differ from the assumptions and judgments made, the amounts recorded in the consolidated financial statements could result in a possible impairment of the intangible assets and goodwill or require acceleration in amortization expense. We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. During 2010, the Company identified impairment indicators in one of our reporting units, our traditional direct response business (marketed as “West Direct”). As a result of these impairment indicators and the results of impairment tests performed using the discounted cash flows model, goodwill with a carrying value of $37.7 million was written down to a fair value of zero. The impairment charge primarily resulted from the decline in direct response business revenue in 2010 and continued general decline in the direct response business. These events caused us to revise downward our projected future cash flows for this reporting unit. The impairment charge was recorded in SG&A and is non-deductible for tax purposes. At March 31, 2011, our reporting units were one level below our operating segments. The performance of the impairment test involves a two-step process. The first step of the goodwill impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. We determine the fair value of our reporting units using the discounted cash flow methodology. The discounted cash flow methodology requires us to make key assumptions such as projected future cash flows, growth rates, terminal value and a weighted average cost of capital. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill. We were not required to perform a second step analysis for the year ended December 31, 2010 as the fair value exceeded the carrying value for each of our reporting units in step one. Our receivables management reporting unit, which had approximately $225.6 million of goodwill as of March 31, 2011, is our reporting unit with the least amount of cushion (as a percentage of carrying value) between its fair value and carrying value; however, in light of the reduction in prior periods of the carrying value of our portfolio receivables and the anticipated performance of our receivables management reporting unit in total, we do not believe this reporting unit is at risk of failing the first step of the impairment test. The percentage by which this reporting unit’s fair value exceeded the carrying value as of the most recent step one test was 211%. Currently, we do not believe any reporting units are at risk of failing the step one test in the foreseeable future, but if events and circumstances change resulting in significant changes in operations which result in lower actual operating income compared to projected operating income, we will test our reporting unit for impairment prior to our annual impairment test.

Our indefinite-lived intangible assets consist of trade names and their values are assessed separately from goodwill in connection with our annual impairment testing. This assessment is made using the relief-from-royalty method, under which the value of a trade name is determined based on a royalty that could be charged to a third party for using the trade name in question. The royalty, which is based on a reasonable rate applied against forecasted sales, is tax-effected and discounted to present value. The most significant assumptions in this evaluation include estimated future sales, the royalty rate and the after-tax discount rate.

Our finite-lived intangible assets are amortized over their estimated useful lives. Our finite-lived intangible assets are tested for recoverability whenever events or changes in circumstances such as reductions in demand or significant economic slowdowns are present on intangible assets used in operations that may indicate the carrying amount is not recoverable. Reviews are performed to determine whether the carrying value of an asset is recoverable, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that the carrying value is not recoverable, the impaired asset is written down to fair value.

Income Taxes. We recognize current tax liabilities and assets based on an estimate of taxes payable or refundable in the current year for each of the jurisdictions in which we transact business. As part of the determination of our current tax liability, we exercise considerable judgment in evaluating positions we have taken in our tax returns. We have established reserves for probable tax exposures. These reserves, included in long-term tax liabilities, represent our estimate of amounts expected to be paid, which we adjust over time as more information becomes available. We also recognize deferred tax assets and liabilities for the estimated future tax effects attributable to temporary differences (e.g., book depreciation versus tax depreciation). The calculation of current and deferred tax assets and liabilities requires management to apply significant judgment relating to the application of complex tax laws, changes in tax laws or related interpretations, uncertainties related to the outcomes of tax audits and changes in our operations or other facts and circumstances. We must continually monitor changes in these factors. Changes in such factors may result in changes to management estimates and could require us to adjust our tax assets and liabilities and record additional income tax expense or benefits. Our repatriation policy is to look at our foreign earnings on a jurisdictional basis. We have historically determined that the undistributed earnings of our foreign subsidiaries will be repatriated to the United States and accordingly, we have provided a deferred tax liability on such foreign source income. In 2010, we reorganized certain foreign subsidiaries to simplify our business structure, and evaluated our liquidity requirements in the United States and the capital requirements of our foreign subsidiaries. We have determined at March 31, 2011 that a portion of our foreign earnings are indefinitely reinvested, and therefore deferred income taxes have not been provided on such foreign subsidiary earnings.

Results of Operations

The following table shows consolidated results of operations for the periods indicated:

	For the year ended December 31,					Three Months Ended March 31,
	2006	2007	2008	2009	2010	2010	2011
	(dollars in thousands)
Net income	$85,050	$20,781	$17,449	$90,974	$60,304	$36,003	$34,580
Interest expense	94,803	332,372	313,019	254,103	252,724	59,123	68,572
Depreciation and amortization	136,979	182,820	183,487	188,347	170,331	43,574	42,142
Income tax expense	65,505	6,814	11,731	56,862	60,476	22,066	21,194
Goodwill impairment	—	—	—	—	37,675	—	—
Refinancing expense	—	—	—	—	52,804	—	—
Provision for share-based compensation(a)	28,738	1,276	1,404	3,840	4,233	882	1,015
Acquisition synergies and transaction costs(b)	89,562	22,006	20,985	18,003	5,035	2,218	2,716
Non-cash portfolio impairments(c)	—	1,004	76,405	25,464	—	—	—
Site closure and other impairments(d)	—	1,309	2,644	6,976	6,365	1,692	917
Non-cash foreign currency (gain) loss(e)	—	—	6,427	(229)	1,199	1,231	(3,143)
Non-recurring litigation settlement costs(f)	—	15,741	—	3,601	3,504	—	—
Synthetic lease interest(g)	1,305	—	—	—	—	—	—

Adjusted EBITDA(h)	$501,942	$584,123	$633,551	$647,941	$654,650	$166,789	$167,993

(a)	Represents total share based compensation expense determined at fair value excluding share based compensation expense related to deferred compensation notional shares of $1.0 million and $0.5 million in 2008 and 2007, respectively, as such amounts were determined to be not significant.
(b)	Represents, for each period presented, unrealized synergies for acquisitions, consisting primarily of headcount reductions and telephony-related savings, direct acquisition expenses, transaction costs incurred with the recapitalization and the exclusion of the negative EBITDA in one acquired entity, which was an unrestricted subsidiary under the indentures governing our outstanding notes. Amounts shown are permitted to be added to “EBITDA” for purposes of calculating our compliance with certain covenants under our credit facility and the indentures governing our outstanding notes.
(c)	Represents non-cash portfolio receivable allowances.
(d)	Represents site closures and other asset impairments.
(e)	Represents the unrealized loss on foreign denominated debt and the loss on transactions with affiliates denominated in foreign currencies.
(f)	Class action litigation settlement, net of estimated insurance proceeds, and related legal costs.
(g)	Represents interest incurred on a synthetic building lease, which was purchased in September 2006.
(h)	Adjusted EBITDA does not include pro forma adjustments for acquired entities of $0.1 in the three months ended March 31, 2011, $0.0 in the three months ended March 31, 2010, $(0.1) million in 2010, $2.0 million in 2009, $49.1 million in 2008 and $9.1 million in 2007 as is permitted in our debt covenants.

Three Months Ended March 31, 2011 and 2010

Revenue: Total revenue for the three months ended March 31, 2011 increased approximately $11.0 million, or 1.8%, to $610.8 million from $599.8 million for the three months ended March 31, 2010. This increase included revenue of $12.0 million from entities acquired since April 1, 2010. Acquisitions made during the three months ended March 31, 2011 were of TFCC, POSTcti and Unisfair. These acquisitions closed February 1, 2011 for TFCC and POSTcti and March 1, 2011 for Unisfair. These acquisitions have been consolidated with our Unified Communications segment since their respective acquisition dates. Revenue from agent-based services for the three months ended March 31, 2011 decreased by $13.2 million as compared with the three months ended March 31, 2010.

For the three months ended March 31, 2011 and 2010, our largest 100 clients represented 56% and 57% of total revenue, respectively. The aggregate revenue as a percentage of our total revenue from our largest client, AT&T, in the three months ended March 31, 2011 and 2010 were approximately 11% in both periods. No other client accounted for more than 10% of our total revenue in the three months ended March 31, 2011 or 2010.

Revenue by business segment:

	For the three months ended March 31,
	2011	% of Total Revenue	2010	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$331,122	54.2%	$299,192	49.9%	$31,930	10.7%
Communication Services	282,077	46.2%	301,829	50.3%	(19,752)	-6.5%
Intersegment eliminations	(2,381)	-0.4%	(1,200)	-0.2%	(1,181)	98.4%

Total	$610,818	100.0%	$599,821	100.0%	$10,997	1.8%

For the three months ended March 31, 2011, Unified Communications revenue increased $31.9 million, or 10.7%, to $331.1 million from $299.2 million for the three months ended March 31, 2010. The increase in revenue included $8.8 million from acquisitions. The remaining $23.1 million increase was attributable to organic growth resulting from an increase in revenue from existing customers driven by an increase in total minutes used by those customers, partially offset by a decline in the rate per minute charged to those customers, as well as the addition of new customers. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with industry trends which we expect to continue for the foreseeable future. During the three months ended March 31, 2011, revenue in the Asia Pacific (“APAC”) and Europe, Middle East and Africa (“EMEA”) regions grew to $108.7 million, an increase of 15.5% over the three months ended March 31, 2010, representing $14.6 million of our organic growth.

For the three months ended March 31, 2011, Communication Services revenue decreased $19.8 million, or 6.5%, to $282.1 million from $301.8 million for the three months ended March 31, 2010. The decrease in revenue for the three months ended March 31, 2011, is primarily the result of decreased revenue from our agent-based services, including a $6.5 million reduction in our consumer-based agent services, a $4.8 million reduction in our direct response agent services and a $4.0 million reduction in revenue from purchased paper operations resulting from our decision in 2009 to discontinue portfolio receivable purchases. The decrease in our consumer-based agent services was a result of reduced call volume associated with weak economic conditions and a movement of call volume from domestic to foreign locations, having lower rates, a trend that we expect to continue for the foreseeable future, and the decrease in direct response agent services, consistent with the trend over the past few years, which we expect to continue for the foreseeable future, but at a lower rate.

Cost of services: Cost of services consists of direct labor, telephone expense, commissions and other costs directly related to providing services to our clients. Cost of services increased approximately $10.8 million, or 4.1%, in the three months ended March 31, 2011, to $271.6 million, from $260.8 million for the three months ended March 31, 2010. As a percentage of revenue, cost of services increased to 44.5% in the three months ended March 31, 2011 compared to 43.5% for the three months ended March 31, 2010.

Cost of services by business segment:

	For the three months ended March 31,
	2011	% of Revenue	2010	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$132,615	40.1%	$115,798	38.7%	$16,817	14.5%
Communication Services	140,908	50.0%	145,880	48.3%	(4,972)	-3.4%
Intersegment eliminations	(1,920)	*	(855)	*	(1,065)	*

Total	$271,603	44.5%	$260,823	43.5%	$10,780	4.1%

*	Calculation not meaningful

Unified Communications cost of services for the three months ended March 31, 2011 increased $16.8 million, or 14.5%, to $132.6 million from $115.8 million for the three months ended March 31, 2010. Cost of services increased by $4.9 million as a result of acquired entities. The remaining increase is primarily driven by increased service volume. As a percentage of this segment’s revenue, Unified Communications, cost of services increased to 40.1% for the three months ended March 31, 2011 from 38.7% for the three months ended March 31, 2010. The increase in cost of services as a percentage of revenue is due primarily to changes in the product and geographic mix.

Communication Services cost of services decreased $5.0 million, or 3.4%, in the three months ended March 31, 2011 to $140.9 million from $145.9 million for the three months ended March 31, 2010. As a percentage of this segment’s revenue, Communication Services cost of services increased to 50.0% for the three months ended March 31, 2011 from 48.3%, for the three months ended March 31, 2010. The increase in the percentage of cost of services to revenue was largely due to declines in margins for agent-based services.

Selling, general and administrative (“SG&A”) expenses: SG&A expenses decreased by approximately $1.3 million, or 0.6%, to $220.4 million for the three months ended March 31, 2011 from $221.8 million for the three months ended March 31, 2010. As a percentage of revenue, SG&A expenses decreased to 36.1% for the three months ended March 31, 2011 from 37.0% for the three months ended March 31, 2010.

Selling, general and administrative expenses by business segment:

	For the three months ended March 31,
	2011	% of Revenue	2010	% of Revenue	Change	% Change
Selling, general and administrative expenses in thousands:
Unified Communications	$104,496	31.6%	$105,912	35.4%	$(1,416)	-1.3%
Communication Services	116,372	41.3%	116,186	38.5%	186	0.2%
Intersegment eliminations	(460)	*	(345)	*	(115)	*

Total	$220,408	36.1%	$221,753	37.0%	$(1,345)	-0.6%

*	Calculation not meaningful

Unified Communications SG&A expenses for the three months ended March 31, 2011 decreased $1.4 million, or 1.3%, to $104.5 million from $105.9 million for the three months ended March 31, 2010. SG&A expenses from acquired entities of $5.1 million partially offset this decrease in SG&A expenses. As a percentage of this segment’s revenue, Unified Communications SG&A expenses decreased to 31.6% for the three months ended March 31, 2011 from 35.4% for the three months ended March 31, 2010.

Communication Services SG&A expenses increased $0.2 million, or 0.2%, to $116.4 million for the three months ended March 31, 2011 from $116.2 million for the three months ended March 31, 2010. SG&A expenses from acquired entities were $3.7 million. As a percentage of this segment’s revenue, Communication Services SG&A expenses increased to 41.3% for the three months ended March 31, 2011 from 38.5% for the three months ended March 31, 2010.

Operating income: Operating income increased $1.6 million, or 1.3%, to $118.8 million for the three months ended March 31, 2011 from $117.2 million for the three months ended March 31, 2010. As a percentage of revenue, operating income was 19.5% for each of the three months ended March 31, 2011 and the three months ended March 31, 2010.

Operating income by business segment:

	For the three months ended March 31,
	2011	% of Revenue	2010	% of Revenue	Change	% Change
Operating income in thousands:
Unified Communications	$94,011	28.4%	$77,482	25.9%	$16,529	21.3%
Communication Services	24,796	8.8%	39,763	13.2%	(14,967)	-37.6%

Total	$118,807	19.5%	$117,245	19.5%	$1,562	1.3%

Unified Communications operating income for the three months ended March 31, 2011 increased approximately $16.5 million, to $94.0 million from $77.5 million for the three months ended March 31, 2010. As a percentage of this segment’s revenue, Unified Communications operating income increased to 28.4% for the three months ended March 31, 2011 from 25.9% for the three months ended March 31, 2010 due to the factors discussed above for revenue, cost of services and SG&A expenses.

Communication Services operating income decreased $15.0 million, or 37.6%, to $24.8 million for the three months ended March 31, 2011 from $39.8 million for the three months ended March 31, 2010. As a percentage of this segment’s revenue, Communication Services operating income decreased to 8.8% for the three months ended March 31, 2011 from 13.2% for the three months ended March 31, 2010 due to the factors discussed above for revenue, cost of services and SG&A expenses.

Other income (expense): Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities, interest income from short-term investments and foreign currency transaction gains (losses) on affiliate transactions denominated in currencies other than the functional currency. Other income (expense) for the three months ended March 31, 2011 was ($63.0) million compared to ($59.2) million for the three months ended March 31, 2010. Interest expense for the three months ended March 31, 2011 was $67.8 million compared to $59.1 million during the three months ended March 31, 2010. The change in interest expense was primarily due to higher effective interest rates during the three months ended March 31, 2011 as a result of our fourth quarter 2010 bond and bank debt refinancing.

During the three months ended March 31, 2011, we recognized a $3.1 million gain on foreign currency exchange rate changes on affiliate transactions. During the three months ended March 31, 2010, we recognized $1.2 million loss on foreign currency exchange rate changes on affiliate transactions.

Net income—Net income decreased $1.4 million for the three months ended March 31, 2011 to $34.6 million from $36.0 million for the three months ended March 31, 2010. Net income includes a provision for income tax expense at an effective rate of approximately 38.0% for each of the three months ended March 31, 2011, and the three months ended March 31, 2010.

Earnings (Loss) per common share: Earnings per common L share-basic for the three months ended March 31, 2011 improved to $4.39 from $3.97 for the three months ended March 31, 2010. Earnings per common L share-diluted for the three months ended March 31, 2011 improved to $4.21 from $3.81 for the three months ended March 31, 2010. Loss per common A share-basic and diluted for the three months ended March 31, 2011 was ($0.11) compared to ($0.04) for the three months ended March 31, 2010.

Years Ended December 31, 2010 and 2009

Revenue: Total revenue in 2010 increased $12.5 million, or 0.5%, to $2,388.2 million from $2,375.7 million in 2009. This increase included net revenue of $19.3 million from entities acquired or sold, $31.7 million for acquired entities, less $12.4 million for an entity sold. Acquisitions made in 2010 were of Stream57 assets, SKT, Holly, TuVox and Specialty Pharmacy Network. These acquisitions closed on December 31, 2009, April 1, 2010, June 1, 2010, July 21, 2010 and November 9, 2010, respectively. Revenue from agent-based services decreased $83.8 million in 2010, including a $5.5 million reduction in purchased paper revenue compared to 2009. During 2009, the Communication Services segment recorded impairment charges of $25.5 million to establish a valuation allowance against the carrying value of portfolio receivables. During 2010, no valuation allowance was required or recorded.

During the years ended December 31, 2010 and 2009, our largest 100 clients represented approximately 57% and 56% of total revenue, respectively. The aggregate revenue from our largest client, AT&T, as a percentage of our total revenue in 2010 and 2009 was approximately 11% and 12%, respectively. No other client accounted for more than 10% of our total revenue in 2010 or 2009.

Revenue by business segment:

	For the year ended December 31,
	2010	% of Total Revenue	2009	% of Total Revenue	Change	% Change
Revenue in thousands:
Unified Communications	$1,220,216	51.1%	$1,126,544	47.4%	$93,672	8.3%
Communication Services	1,173,945	49.2%	1,254,547	52.8%	(80,602)	-6.4%
Intersegment eliminations	(5,950)	-0.3%	(5,343)	-0.2%	(607)	11.4%

Total	$2,388,211	100.0%	$2,375,748	100.0%	$12,463	0.5%

Unified Communications revenue in 2010 increased $93.7 million, or 8.3%, to $1,220.2 million from $1,126.5 million in 2009. The increase in revenue included $23.3 million from the acquisition of the assets of Stream57 and the SKT Business Communication Solutions division. The remaining $70.4 million increase was attributable to organic growth resulting from an increase in revenue from existing customers driven by an increase in total minutes used by those customers, partially offset by a decline in the rate per minute charged to those customers, as well as the addition of new customers. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased. This is consistent with industry trends which we expect to continue for the foreseeable future. During 2010, revenue in the Asia Pacific (“APAC”) and Europe, Middle East and Africa (“EMEA”) regions grew to $383.5 million, an increase of 14.3% over 2009, representing $48.4 million of our organic growth in 2010.

Communication Services revenue in 2010 decreased $80.6 million, or 6.4%, to $1,173.9 million from $1,254.5 million in 2009. The decrease in revenue in 2010 is primarily the result of decreased revenue from our agent-based services, including a $64.5 million reduction in our consumer-based agent services, a $35.2 million reduction in our direct response agent services and a $5.5 million reduction in revenue from purchased paper operations resulting from our decision in 2009 to discontinue portfolio receivable purchases. The decrease in our consumer-based agent services was a result of reduced call volume associated with weak economic conditions and a movement of call volume from domestic to foreign locations, having lower rates, a trend that we expect to continue for the foreseeable future, and the decrease in direct response agent services, consistent with the trend over the past few years, which we expect to continue for the foreseeable future, but at a lower rate. Our Communication Services revenues were further reduced in 2010 by $12.4 million as a result of the sale of our Public Safety CAD business in December of 2009. Offsetting these revenue reductions in our consumer based customer service revenue and our traditional direct response business was an $18.9 million increase in our business-to-business services, which resulted from an increase in our customer base as well as volume growth from existing customers.

Cost of Services: Cost of services consists of direct labor, telephone expense and other costs directly related to providing services to clients. Cost of services in 2010 decreased $10.8 million, or 1.0%, to $1,057.0 million from $1,067.8 million in 2009. Cost of services from entities acquired or sold was $0.5 million. As a percentage of revenue, cost of services decreased to 44.2% for 2010 from 44.9% in 2009.

Cost of Services by business segment:

	For the year ended December 31,
	2010	% of Revenue	2009	% of Revenue	Change	% Change
Cost of services in thousands:
Unified Communications	$492,263	40.3%	$422,189	37.5%	$70,074	16.6%
Communication Services	569,110	48.5%	649,195	51.7%	(80,085)	-12.3%
Intersegment eliminations	(4,365)	NM	(3,607)	NM	(758)	21.0%

Total	$1,057,008	44.3%	$1,067,777	44.9%	$(10,769)	-1.0%

NM—Not Meaningful

Unified Communications cost of services in 2010 increased $70.1 million, or 16.6%, to $492.3 million from $422.2 million in 2009. Cost of services from acquired entities increased cost of services by $12.1 million. The remaining increase is primarily driven by increased service volume. As a percentage of this segment’s revenue, Unified Communications cost of services increased to 40.3% in 2010 from 37.5% in 2009, primarily due to changes in the product and geographic mix.

Communication Services cost of services in 2010 decreased $80.1 million, or 12.3%, to $569.1 million from $649.2 million in 2009. The decrease is primarily driven by decreased service volume. As a percentage of revenue, Communication Services cost of services decreased to 48.5% in 2010 from 51.7% in 2009. The impact of the valuation allowance on Communication Services cost of services as a percentage of revenue in 2009 was 100 basis points.

Selling, General and Administrative Expenses: SG&A expenses in 2010 increased $3.7 million, or 0.4%, to $911.0 million from $907.4 million for 2009. The increase included $17.8 million of additional expense from acquired entities. During 2010, the Company identified impairment indicators in one of our reporting units, our traditional direct response business (marketed as “West Direct”). As a result of these impairment indicators and the results of impairment tests performed using the discounted cash flows model, goodwill with a carrying value of $37.7 million was written down to the fair value of zero. The impairment primarily resulted from the decline in revenue in 2010 and continued general decline in the direct response business. These events caused us to revise downward our projected future cash flows for this reporting unit. As a percentage of revenue, SG&A expenses decreased to 38.1% in 2010 from 38.2% in 2009. Without the impairment, SG&A expense was 36.5% of revenue in 2010.

Selling, general and administrative expenses by business segment:

	For the year ended December 31,
	2010	% of Revenue	2009	% of Revenue	Change	% Change
SG&A in thousands:
Unified Communications	$407,543	33.4%	$408,258	36.2%	$(715)	-0.2%
Communication Services	505,064	43.0%	500,835	39.9%	4,229	0.8%
Intersegment eliminations	(1,585)	NM	(1,735)	NM	150	NM

Total	$911,022	38.1%	$907,358	38.2%	$3,664	0.4%

NM—Not meaningful

Unified Communications SG&A expenses in 2010 decreased $0.7 million, or 0.2%, to $407.5 million from $408.3 million in 2009. SG&A expenses for the segment in 2010 included $11.4 million from acquisitions. As a percentage of this segment’s revenue, Unified Communications SG&A expenses in 2010 decreased to 33.4% from 36.2% in 2009.

Communication Services SG&A expenses in 2010 increased $4.2 million, or 0.8%, to $505.1 million from $500.8 million in 2009. SG&A expenses for the segment in 2010 included $37.7 million goodwill impairment charge and $6.4 million from acquisitions. As a percentage of this segment’s revenue, Communication Services SG&A expenses increased to 43.0% in 2010 from 39.9% in 2009. The impact of the impairment charge on Communication Services SG&A as a percentage of revenue was 320 basis points for 2010. The impact of the valuation allowance on SG&A expenses as a percentage of revenue in 2009 was 80 basis points.

Operating Income: Operating income in 2010 increased by $19.6 million, or 4.9%, to $420.2 million from $400.6 million in 2009. As a percentage of revenue, operating income increased to 17.6% in 2010 from 16.9% in 2009.

Operating income by business segment:

	For the year ended December 31,
	2010	% of Revenue	2009	% of Revenue	Change	% Change
Operating income in thousands:
Unified Communications	$320,411	26.3%	$296,096	26.3%	$24,315	8.2%
Communication Services	99,770	8.5%	104,517	8.3%	(4,747)	-4.5%

Total	$420,181	17.6%	$400,613	16.9%	$19,568	4.9%

Unified Communications operating income in 2010 increased $24.3 million, or 8.2%, to $320.4 million from $296.1 million in 2009. As a percentage of this segment’s revenue, Unified Communications operating income was 26.3% in both 2010 and 2009.

Communication Services operating income in 2010 decreased $4.7 million, or 4.5%, to $99.8 million from $104.5 million in 2009. As a percentage of revenue, Communication Services operating income increased to 8.5% in 2010 from 8.3% in 2009. The impact of the impairment charge on Communication Services operating income as a percentage of revenue was 320 basis points in 2010. The impact of the valuation allowance on operating income as a percentage of revenue in 2009 was 190 basis points.

Other Income (Expense): Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities, refinancing expenses, the aggregate gain (loss) on debt transactions denominated in currencies other than the functional currency, sub-lease rental income and interest income. Other expense in 2010 was $299.4 million compared to $252.8 million in 2009. Interest expense in 2010 was $252.7 million compared to $254.1 million in 2009. Refinancing expense of $52.8 million includes $33.4 million for the redemption call premium and related costs of redeeming the 9.5% Senior Notes due 2014 (the “2014 Senior Notes”) and $19.4 million for accelerated debt amortization costs on the amended and extended Senior Secured Term Loan Facility. Proceeds from the issuance of $500.0 million aggregate principal amount of 8  5/8% Senior Notes due 2018 (the “2018 Senior Notes”) were utilized to partially pay the Senior Secured Term Loan Facility due 2013. Proceeds from the issuance of $650.0 million aggregate principal amount of 7 7/8% Senior Notes due 2019 (the “2019 Senior Notes”) were utilized to finance the purchase of the Company’s outstanding $650 million aggregate principal amount of 2014 Senior Notes.

During 2010 and 2009, interest expense was reduced by $3.7 million and $6.4 million, respectively, due to an interest rate swap agreement no longer qualifying as a hedging instrument for accounting purposes.

Noncontrolling interest income (loss): We did not incur any non-controlling interest income or loss in 2010 compared to income attributable to non-controlling interest of $2.7 million in 2009. In December 2010, we sold the balance of the investment in receivable portfolios and no longer participate in purchased receivables collection. As a result of this sale, none of our subsidiaries has noncontrolling interest ownership structures. During the fourth quarter of 2009, a settlement was reached in litigation among two of our formerly majority-owned subsidiaries and one of our former portfolio receivable lenders which held non-controlling interests in such subsidiaries. As a result of this 2009 settlement, we purchased the non-controlling interest of one of the former majority-owned subsidiaries and we abandoned our interest in the other majority-owned subsidiary.

Net Income—West Corporation: Our net income in 2010 decreased $27.9 million, or 31.7%, to $60.3 million from $88.2 million in 2009. The decrease in net income was due to the factors discussed above for revenue, cost of services, SG&A expense and other income (expense). Net income includes a provision for income tax expense at an effective rate (income tax expense divided by income before income tax and noncontrolling interest) of approximately 50.1% for 2010, compared to an effective tax rate of approximately 38.4% in 2009. The effective tax rate was higher in 2010 when compared to 2009 due primarily to the goodwill impairment charge taken in 2010, which was not deductible for income tax purposes.

Earnings (Loss) per common share: Earnings per common L share—basic for 2010 decreased $0.38, to $17.07, from $17.45 in 2009. Earnings per common L share—diluted for 2010 decreased $0.30, to $16.37, from $16.67 in 2009. The decrease in earnings per share was primarily the result of decreased net income attributable to Class L common shares. Loss per common A share—basic and diluted for 2010 increased $0.27, to ($1.25), from ($0.98) for 2009. The increase in (loss) per share was primarily the result of a decrease in net income attributable to the Class A common shares due to our decreased earnings in 2010.

Years Ended December 31, 2009 and 2008

Revenue: Total revenue in 2009 increased $128.3 million, or 5.7%, to $2,375.7 million from $2,247.4 million in 2008. This increase included $165.0 million of revenue from the acquisitions of HBF, Genesys and Positron. These acquisitions closed on April 1, 2008, May 22, 2008 and November 21, 2008, respectively. During 2009, decreased call volumes in our agent-based services, which we believe are attributable to the sluggish economy, resulted in reduced revenue of $133.5 million. During 2009, the Communication Services segment recorded impairment charges of $25.5 million to establish a valuation allowance against the carrying value of portfolio receivables. During 2008, the Communication Services segment recorded impairment charges of $76.4 million.

During each of the years ended December 31, 2009 and 2008, our largest 100 clients represented approximately 56% of total revenue. The aggregate revenue from our largest client, AT&T, as a percentage of our total revenue in 2009 and 2008 was approximately 12% and 13%, respectively. No other client accounted for more than 10% of our total revenue in 2009 or 2008.

Revenue by business segment:

	For the year ended December 31,				Change	% Change
	2009	% of Total Revenue	2008	% of Total Revenue
Revenue in thousands:
Unified Communications	$1,126,544	47.4%	$995,161	44.3%	$131,383	13.2%
Communication Services	1,254,547	52.8%	1,258,182	56.0%	(3,635)	-0.3%
Intersegment eliminations	(5,343)	-0.2%	(5,909)	-0.3%	566	-9.6%

Total	$2,375,748	100.0%	$2,247,434	100.0%	$128,314	5.7%

Unified Communications revenue in 2009 increased $131.4 million, or 13.2%, to $1,126.5 million from $995.2 million in 2008. The increase in revenue included $95.2 million from the acquisition of Genesys which was completed in May 2008. The remaining $36.2 million increase was attributable to organic growth resulting from an increase in revenue from existing customers driven by an increase in total minutes used by those customers, partially offset by a decline in the rate per minute charged to those customers, as well as the addition of new customers. Since we entered the conferencing services business, the average rate per minute that we charge has declined while total minutes sold has increased.

Communication Services revenue in 2009 decreased $3.6 million, or 0.3%, to $1,254.5 million from $1,258.2 million in 2008. The decrease in revenue for 2009 is primarily the result of decreased call volumes in our agent-based services, which reduced revenue by $133.5 million. During 2009, the Communication Services segment recorded impairment charges of $25.5 million to establish a valuation allowance against the carrying value of portfolio receivables. During 2008, the Communication Services segment recorded impairment charges of $76.4 million. Partially offsetting the decrease in revenue was revenue of $69.8 million from acquired entities.

Cost of Services: Cost of services consists of direct labor, telephone expense and other costs directly related to providing services to clients. Cost of services in 2009 increased $52.7 million, or 5.2%, to $1,067.8 million from $1,015.0 million in 2008. The acquisitions of HBF, Genesys and Positron increased cost of services by $80.5 million. As a percentage of revenue, cost of services decreased to 44.9% for 2009 from 45.2% in 2008.

Cost of Services by business segment:

	For the year ended December 31,				Change	% Change
	2009	% of Revenue	2008	% of Revenue
Cost of services in thousands:
Unified Communications	$422,189	37.5%	$351,359	35.3%	$70,830	20.2%
Communication Services	649,195	51.7%	665,571	52.9%	(16,376)	-2.5%
Intersegment eliminations	(3,607)	NM	(1,902)	NM	(1,705)	89.6%

Total	$1,067,777	44.9%	$1,015,028	45.2%	$52,749	5.2%

NM—Not Meaningful

Unified Communications cost of services in 2009 increased $70.8 million, or 20.2%, to $422.2 million from $351.4 million in 2008. The acquisition of Genesys increased cost of services by $25.0 million. The remaining increase is primarily driven by increased service volume. As a percentage of this segment’s revenue, Unified Communications cost of services increased to 37.5% in 2009 from 35.3% in 2008.

Communication Services cost of services in 2009 decreased $16.4 million, or 2.5%, to $649.2 million from $665.6 million in 2008. The decrease in cost of services in 2009 was partially offset by increased costs of $55.5 million from the operations resulting from our acquisitions of HBF and Positron. The remaining decrease is primarily driven by decreased service volume. As a percentage of revenue, Communication Services cost of services decreased to 51.7% in 2009 from 52.9% in 2008. The impact of the valuation allowance on Communication Services cost of services as a percentage of revenue in 2009 and 2008 was 100 basis points and 300 basis points, respectively.

Selling, General and Administrative Expenses: SG&A expenses in 2009 increased $25.8 million, or 2.9%, to $907.4 million from $881.6 million for 2008. The increase included $49.2 million from the acquisitions of HBF, Genesys and Positron. As a percentage of revenue, SG&A expenses decreased to 38.2% in 2009 from 39.2% in 2008. In 2009, in accordance with ASC 710-35 Accounting for Deferred Compensation Arrangements Where Amounts Earned Are Held in a Rabbi Trust and Invested (“ASC 710-35”), we recorded a $3.9 million increase in SG&A with a corresponding increase in other income and expense. ASC 710-35 requires that the deferred compensation obligation be classified as a liability and adjusted with the corresponding charge (or credit) to compensation cost, to reflect changes in the fair value of the amount owed to employees.

Selling, general and administrative expenses by business segment:

	For the year ended December 31,
	2009	% of Revenue	2008	% of Revenue	Change	% Change
SG&A (in thousands):
Unified Communications	$408,258	36.2%	$386,950	38.9%	$21,308	5.5%
Communication Services	500,835	39.9%	498,643	39.6%	2,192	0.4%
Intersegment eliminations	(1,735)	NM	(4,007)	NM	2,272	NM

Total	$907,358	38.2%	$881,586	39.2%	$25,772	2.9%

NM—Not Meaningful

Unified Communications SG&A expenses in 2009 increased $21.3 million, or 5.5%, to $408.3 million from $387.0 million in 2008. SG&A expenses included $30.8 million from the acquisition of Genesys. As a percentage of this segment’s revenue, Unified Communications SG&A expenses in 2009 decreased to 36.2% from 38.9% in 2008. The Unified Communications segment has effectively reduced SG&A expenses through realized synergies from acquisitions.

Communication Services SG&A expenses in 2009 increased $2.2 million, or 0.4%, to $500.8 million from $498.6 million in 2008. The acquisitions of HBF and Positron increased SG&A expenses by $18.5 million. As a percentage of this segment’s revenue, Communication Services SG&A expenses increased to 39.9% in 2009 from 39.6% in 2008. The impact of the valuation allowance on SG&A expenses as a percentage of revenue in 2009 and 2008 was 80 basis points and 220 basis points, respectively.

Operating Income: Operating income in 2009 increased by $49.8 million, or 14.2%, to $400.6 million from $350.8 million in 2008. As a percentage of revenue, operating income increased to 16.9% in 2009 from 15.6% in 2008.

Operating income by business segment:

	For the year ended December 31,
	2009	% of Revenue	2008	% of Revenue	Change	% Change
Operating income (in thousands):
Unified Communications	$296,096	26.3%	$256,853	25.8%	$39,243	15.3%
Communication Services	104,517	8.3%	93,967	7.5%	10,550	11.2%

Total	$400,613	16.9%	$350,820	15.6%	$49,793	14.2%

Unified Communications operating income in 2009 increased $39.2 million, or 15.3%, to $296.1 million from $256.9 million in 2008. As a percentage of this segment’s revenue, Unified Communications operating income increased to 26.3% in 2009 from 25.8% in 2008.

Communication Services operating income in 2009 increased $10.5 million, or 11.2%, to $104.5 million from $94.0 million in 2008. The increase in operating income in 2009 was driven primarily by lower valuation allowances taken in 2009, $25.5 million compared to $76.4 million in 2008. This increase was partially offset by a reduction in agent-based services operating income of $51.9 million. As a percentage of revenue, Communication Services operating income increased to 8.3% in 2009 from 7.5% in 2008. The impact of the valuation allowance on operating income as a percentage of revenue in 2009 and 2008 was 190 basis points and 530 basis points, respectively.

Other Income (Expense): Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities and portfolio notes payable, the aggregate gain (loss) on debt transactions denominated in currencies other than the functional currency, sub-lease rental income and interest income. Other expense in 2009 was $252.8 million compared to $321.6 million in 2008. Interest expense in 2009 was $254.1 million compared to $313.0 million in 2008. The decrease in interest expense was primarily due to lower effective interest rates, partially offset by increased average outstanding debt in 2009. Interest expense during 2009 included a reduction of $3.3 million for the decline in the fair value liability of the interest rate swap hedges, which were determined to be ineffective and therefore did not qualify for hedge accounting treatment. This compares to a $3.2 million increase in interest expense in 2008 for the increase in the fair value liability of the interest rate swap hedges. Interest expense was further reduced during 2009 by $6.4 million for hedges that did not qualify for hedge accounting treatment. This compares to a $14.5 million increase to interest expense in 2008 for hedges that did not qualify for hedge accounting treatment.

Noncontrolling interest income (loss): At December 31, 2009, one of the subsidiaries comprising our receivables management business is not wholly owned by us. This majority-owned subsidiary is not party to or guarantor of our senior secured term loan facility, our senior secured revolving credit facility, our senior notes or our senior subordinated notes. Accordingly, interest expense associated with the foregoing debt instruments is not attributed to this subsidiary or similar subsidiaries that were not wholly owned by us during 2009. The only interest expense attributed to these majority-owned subsidiaries is the portion of the interest expense that is accrued on our portfolio notes payable facilities which corresponds with our ownership percentage of such subsidiary. We had income attributable to noncontrolling interest of $2.7 million in 2009 compared to loss attributable to noncontrolling interest of ($2.1) million in 2008. The portfolio receivable impairments recorded in 2008 primarily caused the loss attributable to the non-controlling interest in 2008.

Net Income—West Corporation: Our net income in 2009 improved $68.7 million, or 352.3%, to $88.2 million from $19.5 million in 2008. The increase in net income was due to the factors discussed above for revenue, cost of services, SG&A expense and other income (expense). Net income includes a provision for income tax expense at an effective rate (income tax expense divided by income before income tax and noncontrolling interest) of approximately 38.4% for 2009, compared to an effective tax rate of approximately 40.2% in 2008.

Earnings (Loss) per common share: Earnings per common L share—basic for 2009 improved $4.67, to $17.45, from $12.78 in 2008. Earnings per common L share—diluted for 2009 improved $4.43, to $16.67, from $12.24 in 2008. The improvement in earnings per share was primarily the result of increased net income attributable to Class L common shares. Loss per common A share—basic and diluted for 2009 decreased $0.25, to ($0.98), from ($1.23) for 2008. The decrease in (loss) per share was primarily the result of an increase in net income attributable to the Class A common shares due to our increased earnings in 2009.

Quarterly Results of Operations

Revenue in our segments is not significantly seasonal.

The following table presents a summary of our unaudited quarterly results of operations for our last nine completed fiscal quarters (in thousands):

	Three Months Ended				Three Months Ended				Three Months Ended
	March 31, 2009	June 30, 2009	September 30, 2009(1)	December 31, 2009	March 31, 2010	June 30, 2010	September 30, 2010(2)	December 31, 2010(3)	March 31, 2011
Revenue	$606,959	$606,907	$559,012	$602,870	$599,821	$596,549	$592,410	$599,431	$610,818
Cost of services	269,050	269,268	260,570	268,889	260,823	263,433	259,723	273,029	271,603
SG&A	229,454	229,893	221,428	226,583	221,753	214,639	258,818	215,812	220,408

Operating income	108,455	107,746	77,014	107,398	117,245	118,477	73,869	110,590	118,807

Net income (loss)—West Corporation	$30,624	$26,435	$3,896	$27,274	$36,003	$36,293	$(8,429)	$(3,563)	$34,580

Earnings (loss) per common share
Basic Class L	$3.84	$3.54	$3.63	$6.44	$3.97	$4.13	$4.31	$4.66	$4.39
Diluted Class L	$3.69	$3.39	$3.47	$6.12	$3.81	$3.96	$4.13	$4.47	$4.21
Basic Class A	$(0.09)	$(0.10)	$(0.37)	$(0.42)	$(0.04)	$(0.06)	$(0.58)	$(0.57)	$(0.11)
Diluted Class A	$(0.09)	$(0.10)	$(0.37)	$(0.42)	$(0.04)	$(0.06)	$(0.58)	$(0.57)	$(0.11)

(1)	Results of operations in the third quarter 2009 were affected by the Communication Services segment recording an impairment charge in the amount of $25.5 million to establish a valuation allowance against the carrying value of portfolio receivables.
(2)	Results in the third quarter of 2010 were affected by the Communication Services segment recording a $37.7 million goodwill impairment charge which was not deductible for tax purposes.
(3)	Net loss in the fourth quarter of 2010 was affected by $52.8 million of refinancing expense.

Liquidity and Capital Resources

We have historically financed our operations and capital expenditures primarily through cash flows from operations, supplemented by borrowings under our bank credit facilities.

On October 2, 2009, we filed a Registration Statement on Form S-1 (Registration No. 333-162292) under the Securities Act of 1933 and amendments to the Registration Statement on November 6, 2009, December 1, 2009, December 16, 2009, February 16, 2010 and April 14, 2011 pursuant to which we proposed to offer up to $500.0 million of our common stock (“Proposed Offering”). We expect to use a part of the net proceeds from the Proposed Offering received by us to repay or repurchase indebtedness. We also expect to use a part of the net proceeds from this offering to fund the amounts payable upon the termination of the management agreement entered into in connection with the consummation of our recapitalization in 2006 between us and the Sponsors. We may also use a portion of the net proceeds received by us to repurchase certain of our notes and for working capital and other general corporate purposes.

On October 5, 2010, we issued $500.0 million aggregate principal amount of 8  5/8% senior unsecured notes due 2018. Proceeds of the notes were used to pay off a portion of our senior secured term loan facility.

On October 5, 2010, we amended and restated our credit agreement, which modified our senior secured credit facilities in several respects, including providing for the following:

•

Extending the maturity of approximately $158 million of our $250 million senior secured revolving credit facility (and securing approximately $43 million of additional senior secured revolving credit facility commitments for the extended term) from October 2012 to January 2016 with the interest rate margins of such extended maturity revolving credit loans increasing by 1.00 percent;

•

Extending the maturity of $500 million of our senior secured term loan facility from October 2013 to July 2016 with the interest rate margins of such extended senior secured term loan facility increasing by 1.875 percent;

•

Increasing the interest rate margins of approximately $985 million of our senior secured term loans due July 2016 by 0.375 percent to match interest rate margins for the newly extended senior secured term loans; and

•	Modifying the step-down schedule in the financial covenants and certain covenant baskets.

On November 24, 2010, we issued $650.0 million aggregate principal amount of 7 7/8% senior notes due 2019, and used the gross proceeds to repurchase our $650 million aggregate principal amount of 9 1/2% senior notes due 2014.

These changes modified our capital structure by extending the weighted average maturity of funded debt from 4.5 years to 6.1 years as of October 5, 2010. We expect that these changes may provide greater flexibility for future growth plans.

Our current and anticipated uses of our cash, cash equivalents and marketable securities are to fund operating expenses, acquisitions, capital expenditures, interest payments, tax payments and the repayment of principal on debt.

Three Months Ended March 31, 2011 and 2010

The following table summarizes our cash flows by category for the periods presented (dollars in thousands):

	For the Three Months Ended March 31,
	2011	2010	Change	% Change
Cash flows from operating activities	$103,703	$115,481	$(11,778)	-10.2%
Cash flows from (used in) investing activities	$(88,818)	$(33,781)	$(55,037)	162.9%
Cash flows from (used in) financing activities	$(17,507)	$(81,031)	$63,524	-78.4%

Net cash flows from operating activities decreased $11.8 million, or 10.2%, to $103.7 million for the three months ended March 31, 2011, compared to net cash flows from operating activities of $115.5 million for the three months ended March 31, 2010. The decrease in net cash flows from operating activities is primarily due to changes in working capital, primarily related to the timing of interest and vendor payments.

Days sales outstanding (“DSO”), a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risk, was 58 days at March 31, 2011. At March 31, 2010, DSO was 56 days.

Net cash flows used in investing activities increased $55.0 million to $88.8 million for the three months ended March 31, 2011, compared to net cash flows used in investing activities of $33.8 million for the three months ended March 31, 2010. Cash used for business acquisitions during the three months ended March 31, 2011 was $60.7 million compared to $0.5 million for the three months ended March 31, 2010. We invested $28.2 million in capital expenditures during the three months ended March 31, 2011 compared to $35.4 million for the three months ended March 31, 2010.

Net cash flows used in financing activities decreased $63.5 million to $17.5 million for the three months ended March 31, 2011, compared to net cash flows used in financing activities of $81.0 million for the three months ended March 31, 2010. During the three months ended March 31, 2011 we made a $5.8 million payment on our senior secured term loan based upon an excess cash flow calculation provision in the senior secured term loan facility. We also made a voluntary $11.4 million prepayment on the senior secured term loan facility.

During the three months ended March 31, 2010, net cash flows used in financing activities primarily included net payments on our revolving credit facility of $72.9 million, which paid off the outstanding balance on our $250.0 million senior secured revolving credit facility.

Given the Company’s current levels of cash on hand, anticipated cash flows from operations and available borrowing capacity, the Company believes it has sufficient liquidity to conduct its normal operations and pursue its business strategy in the ordinary course. As of March 31, 2011, the amount of cash and cash equivalents held by foreign subsidiaries was $94.3 million. If these funds are needed for our operations in the U.S., we would be able to repay intercompany loans of $49.2 million with no income tax effects. We have also accrued U.S. taxes on $110.5 million of unremitted foreign earnings and profits. Our intent is to permanently reinvest a portion of these funds outside the U.S. for acquisitions and capital expansion, and to repatriate a portion of these funds. Based on our current projected capital needs and the current amount of cash and cash equivalents held by our foreign subsidiaries, we do not anticipate incurring any material tax costs beyond our accrued tax position in connection with such repatriation, but we may be required to accrue for unanticipated additional tax costs in the future if our expectations or the amount of cash held by our foreign subsidiaries change.

Year Ended December 31, 2010 compared to 2009

The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Years Ended December 31,			% Change
	2010	2009	Change
Cash flows from operating activities	$312,829	$272,857	$39,972	14.6%
Cash flows from (used in) investing activities	$(137,896)	$(112,615)	$(25,281)	-22.4%
Cash flows from (used in) financing activities	$(133,651)	$(271,844)	$138,193	-50.8%

Net cash flows from operating activities in 2010 increased $40.0 million, or 14.6%, to $312.8 million compared to net cash flows from operating activities of $272.9 million in 2009. The increase in net cash flows from operating activities is primarily due to improvements in operating income and working capital utilization. Partially offsetting our increase in net cash flows from operating activities was $32.8 million paid as tender offer consideration and consent payment in connection with our tender offer to repurchase the 2014 Notes, as well as redemption call premium for 2014 Notes that were not tendered.

Days sales outstanding (“DSO”), a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risk, was 56 days at December 31, 2010. Throughout 2010, DSO ranged from 56 to 62 days. At December 31, 2009, DSO was 54 days and ranged from 54 to 59 days during 2009.

Net cash flows used in investing activities in 2010 increased $25.3 million, or 22.4%, to $137.9 million compared to net cash flows used in investing activities of $112.6 million in 2009. The increase in net cash flows used in investing activities was due to a reduction in collections applied to principal of portfolio receivables of $23.6 million in 2010 compared to 2009. In 2010, $33.5 million was invested for acquisitions compared to $31.7 million in 2009. We invested $118.2 million in capital expenditures during 2010 compared to $118.5 million invested in 2009.

Net cash flows used in financing activities in 2010 decreased $138.2 million or 50.8%, to $133.7 million compared to net cash flows used in financing activities of $271.8 million for 2009. Repayments on portfolio notes payable in 2010 were $34.0 million less than in 2009. In 2010, we paid off the remaining balances of the portfolio notes payable. Net payments on long-term obligations in 2010 were $127.4 million less than in 2009. During 2010, net payments under the senior secured revolving credit facility were $72.9 million compared to $201.7 million in 2009. At December 31, 2010, there was no outstanding balance on the senior secured revolving credit facility.

As of December 31, 2010, the amount of cash and cash equivalents held by our foreign subsidiaries was $94.8 million. If these funds are needed for our operations in the U.S., we would be able to repay intercompany loans of $53.5 million with no income tax effects. We have also accrued U.S. taxes on $97.8 million of unremitted foreign earnings and profits. Our intent is to permanently reinvest a portion of these funds outside the U.S. for acquisitions and capital expansion, and to repatriate a portion of these funds. Based on our current projected capital needs and the current amount of cash and cash equivalents held by our foreign subsidiaries, we do not anticipate incurring any material tax costs beyond our accrued tax position in connection with such repatriation, but we may be required to accrue for unanticipated additional tax costs in the future if our expectations or the amount of cash held by our foreign subsidiaries change.

Year Ended December 31, 2009 compared to 2008

The following table summarizes our cash flows by category for the periods presented (in thousands):

	For the Years Ended December 31,			% Change
	2009	2008	Change
Cash flows from operating activities	$272,857	$287,381	$(14,524)	-5.1%
Cash flows from (used in) investing activities	$(112,615)	$(597,539)	$484,924	81.2%
Cash flows from (used in) financing activities	$(271,844)	$341,971	$(613,815)	-179.5%

Net cash flows from operating activities in 2009 decreased $14.5 million, or 5.1%, to $272.9 million compared to net cash flows from operating activities of $287.4 million in 2008. The decrease in net cash flows from operating activities is primarily due to reductions in accrued payroll and interest due to the timing of the year-end payroll cycle and interest payment dates. This decrease in cash flows from operating activities was partially offset by increased operating income.

Days sales outstanding (“DSO”), a key performance indicator that we utilize to monitor the accounts receivable average collection period and assess overall collection risk, was 54 days at December 31, 2009. Throughout 2009, DSO ranged from 54 to 59 days. At December 31, 2008, DSO was 54 days and ranged from 52 to 58 days during 2008.

Net cash flows used in investing activities in 2009 decreased $484.9 million, or 81.2%, to $112.6 million compared to net cash flows used in investing activities of $597.5 million in 2008. The decrease in net cash flows used in investing activities was due to reduced acquisition activity in 2009 compared to 2008. In 2009, $31.7 million was invested for acquisitions compared to $493.6 million in 2008. We invested $118.5 million in capital expenditures during 2009 compared to $105.4 million invested in 2008. Investing activities in 2009 and 2008 included the net purchase of receivable portfolios for $1.7 million and $45.4 million, respectively. Investing activities in 2009 also included cash proceeds applied to amortization of receivable portfolios of $39.1 million compared $46.4 million in 2008.

Net cash flows used in financing activities in 2009 increased $613.8 million, or 179.5%, compared to net cash flows from financing activities of $342.0 million for 2008. During 2009, $201.7 million was paid on the senior secured revolving credit facility and the multicurrency revolving credit facility. During 2008, net proceeds from the term loan add-on of the senior secured credit facility, senior secured revolving credit facility and the multicurrency revolving credit facility were $417.2 million and were used to finance the Genesys and Positron acquisitions.

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility

The senior secured term loan facility and senior secured revolving credit facility bear interest at variable rates. During 2010, we and certain of our domestic subsidiaries, as borrowers and/or guarantors, Wells Fargo Bank, National Association (“Wells Fargo”), as administrative agent, and the various lenders party thereto modified our senior secured credit facilities, including as described above, by entering into a Restatement

Agreement (the “Restatement Agreement”), amending and restating the Credit Agreement, dated as of October 24, 2006, by and among us, Wells Fargo, as successor administrative agent and the various lenders party thereto, as lenders, (as so amended and restated, the “Restated Credit Agreement”).

After giving effect to the prepayment of amortization payments payable in respect of the term loans due 2013, the amended and restated senior secured term loan facility requires annual principal payments of approximately $15.4 million, paid quarterly, with balloon payments at maturity dates of October 24, 2013 and July 15, 2016 of approximately $450.2 million and $1,398.5 million, respectively. Pricing of the amended and restated senior secured term loan facility, due 2013, is based on the Company’s corporate debt rating and the grid ranges from 2.125% to 2.75% for LIBOR rate loans (LIBOR plus 2.375% at March 31, 2011), and from 1.125% to 1.75% for Base Rate loans (Base Rate plus 1.375% at March 31, 2011). The interest rate margins for the amended and restated senior secured term loans due 2016 are based on the Company’s corporate debt rating based on a grid, which ranges from 4.00% to 4.625% for LIBOR rate loans (LIBOR plus 4.25% at March 31, 2011), and from 3.00% to 3.625% for base rate loans (Base Rate plus 3.25% at March 31, 2011). The effective annual interest rates, inclusive of debt amortization costs, on the senior secured term loan facility for the three months ended March 31, 2011 and 2010 were 6.56% and 4.49%, respectively.

The original maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 1.75% to 2.50% for LIBOR rate loans (LIBOR plus 2.0% at March 31, 2011), and the margin ranges from 0.75% to 1.50% for base rate loans (Base Rate plus 1.0% at March 31, 2011). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the original maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the original maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. The average daily outstanding balance of the original maturity senior secured revolving credit facility during the three months ended March 31, 2011 and 2010 was $0.0 million and $33.7 million, respectively. The highest balance outstanding on the original maturity senior secured revolving credit facility during the three months ended March 31, 2011 and 2010 was $0.0 million and $80.9 million, respectively.

The extended maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 2.75% to 3.50% for LIBOR rate loans (LIBOR plus 3.0% at March 31, 2011), and the margin ranges from 1.75% to 2.50% for base rate loans (Base Rate plus 2.0% at March 31, 2011). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the extended maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the extended maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. The highest balance outstanding on the extended maturity senior secured revolving credit facility during the three months ended March 31, 2011 was $9.0 million. Prior to this, there had been no borrowings on the extended maturity senior secured revolving credit facility since its inception on October 5, 2010.

Subsequent to March 31, 2011, the Company may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $848.6 million, including the aggregate amount of $617.6 million of principal payments previously made in respect of the term loan facility. Availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default and pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

2016 Senior Subordinated Notes

The Company’s $450 million aggregate principal amount of 11% senior subordinated notes due 2016 (the “2016 Senior Subordinated Notes”) bear interest that is payable semiannually.

At any time prior to October 15, 2011, the Company may redeem all or a part of the 2016 Senior Subordinated Notes at a redemption price equal to 100% of the principal amount of such notes redeemed plus the applicable premium and accrued and unpaid interest to the date of redemption, subject to the rights of holders of 2016 Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2011, the Company may redeem the 2016 Senior Subordinated Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the senior subordinated notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of 2016 Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500
2012	103.667
2013	101.833
2014 and thereafter	100.000
2018 Senior Notes

On October 5, 2010, we issued $500 million aggregate principal amount of 8  5/8% senior notes that mature on October 1, 2018 (the “2018 Senior Notes”).

At any time prior to October 1, 2014, we may redeem all or a part of the 2018 Senior Notes at a redemption price equal to 100% of the principal amount of 2018 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2018 Senior Notes) as of, and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2018 Senior Notes, if any, to the date of redemption, subject to the rights of holders of 2018 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2014, we may redeem the 2018 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2018 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2018 Senior Notes, if any, to the applicable date of redemption, subject to the right of holders of 2018 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2014	104.313
2015	102.156
2016 and thereafter	100.000

At any time (which may be more than once) before October 1, 2013, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as: we pay 108.625% of the face amount of the notes, plus accrued and unpaid interest; we redeem the notes within 90 days after completing the equity offering; and at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

2019 Senior Notes

On November 24, 2010, we issued $650 million aggregate principal amount of 7 7/8% senior notes that mature January 15, 2019 (the “2019 Senior Notes”).

At any time prior to November 15, 2013, we may redeem all or a part of the 2019 Senior Notes at a redemption price equal to 100% of the principal amount of 2019 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2019 Senior Notes) as of, and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2019 Senior Notes, if any, to the date of redemption, subject to the rights of holders of 2019 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2014, we may redeem the 2019 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2019 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2019 Senior Notes, if any, to the applicable date of redemption, subject to the right of holders of 2019 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2014	103.938
2015	101.969
2016 and thereafter	100.000

At any time (which may be more than once) before November 15, 2013, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as: we pay 107.875% of the face amount of the notes, plus accrued and unpaid interest; we redeem the notes within 90 days after completing the equity offering; and at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

The Company and its subsidiaries, affiliates or significant shareholders may from time to time, in their sole discretion, purchase, repay, redeem or retire any of the Company’s outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

Asset Securitization

During 2009, West Receivables LLC, a wholly-owned, bankruptcy-remote direct subsidiary of West Receivables Holdings LLC, entered into a three year $125.0 million revolving trade accounts receivable financing facility with Wachovia Bank, National Association. Under the facility, West Receivables Holdings LLC sells or contributes trade accounts receivables to West Receivables LLC, which sells undivided interests in the purchased or contributed accounts receivables for cash to one or more financial institutions. The availability of the funding is subject to the level of eligible receivables after deducting certain concentration limits and reserves. The current facility is subject to renewal in August 2012. The proceeds of the facility are available for general corporate purposes. West Receivables LLC and West Receivables Holdings LLC are consolidated in our condensed consolidated financial statements included elsewhere in this report. At March 31, 2011 and December 31, 2010, the facility was undrawn. The highest balance outstanding during the three months ended March 31, 2011 was $17.0 million. During the three months ended March 31, 2010 the facility was undrawn.

The asset securitization facility contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the program upon the occurrence of certain specified events, including, but not limited to, failure to pay yield and other amounts due, defaults on certain indebtedness, certain judgments, changes in control, certain events negatively affecting the overall credit quality of collateralized accounts receivable, bankruptcy and insolvency events and failure to meet financial tests requiring maintenance of certain leverage and coverage ratios, similar to those under our senior secured credit facility.

Debt Covenants

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility—We are required to comply on a quarterly basis with a maximum total leverage ratio covenant and a minimum interest coverage ratio covenant. The total leverage ratio of consolidated total debt to Consolidated EBITDA (as defined by our Restated Credit Agreement) may not exceed 5.75 to 1.0 at March 31, 2011 and the interest coverage ratio of Consolidated EBITDA (as defined in the Restated Credit Agreement) to the sum of consolidated interest expense must exceed 2.0 to 1.0 at March 31, 2011. Both ratios are measured on a rolling four-quarter basis. We were in compliance with these financial covenants at March 31, 2011. The total leverage ratio will become more restrictive over time (adjusted periodically until the maximum leverage ratio reaches 5.00 to 1.0 in the fourth quarter of 2012). We believe that for the foreseeable future we will continue to be in compliance with our financial covenants. The senior secured credit facilities also contain various negative covenants, including limitations on indebtedness, liens, mergers and consolidations, asset sales, dividends and distributions or repurchases of our capital stock, investments, loans and advances, capital expenditures, payment of other debt, including the senior subordinated notes, transactions with affiliates, amendments to material agreements governing our subordinated indebtedness, including the senior subordinated notes and changes in our lines of business.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control of the Company. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

2016 Senior Subordinated Notes, 2018 Senior Notes and 2019 Senior Notes—The 2016 Senior Subordinated Notes, the 2018 Senior Notes and the 2019 Senior Notes indentures contain covenants limiting, among other things, our ability and the ability of our restricted subsidiaries to: incur additional debt or issue certain preferred shares, pay dividends on or make distributions in respect of our capital stock or make other restricted payments, make certain investments, sell certain assets, create liens on certain assets to secure debt, consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets, enter into certain transactions with our affiliates and designate our subsidiaries as unrestricted subsidiaries.

Our failure to comply with these debt covenants may result in an event of default which, if not cured or waived, could accelerate the maturity of our indebtedness. If our indebtedness is accelerated, we may not have sufficient cash resources to satisfy our debt obligations and we may not be able to continue our operations as planned. If our cash flows and capital resources are insufficient to fund our debt service obligations and keep us in compliance with the covenants under our senior secured credit facilities or to fund our other liquidity needs, we may be forced to reduce or delay capital expenditures, sell assets or operations, seek additional capital or restructure or refinance our indebtedness including the notes. We cannot ensure that we would be able to take any of these actions, that these actions would be successful and would permit us to meet our scheduled debt service obligations or that these actions would be permitted under the terms of our existing or future debt agreements, including our senior secured credit facilities and the indentures that govern the notes. Our senior secured credit facilities documentation and the indentures that govern the notes restrict our ability to dispose of assets and use the proceeds from the disposition. As a result, we may not be able to consummate those dispositions or use the proceeds to meet our debt service or other obligations, and any proceeds that are available may not be adequate to meet any debt service or other obligations then due.

If we cannot make scheduled payments on our debt, we will be in default, and as a result:

•	our debt holders could declare all outstanding principal and interest to be due and payable;

•	the lenders under our new senior secured credit facilities could terminate their commitments to lend us money and foreclose against the assets securing our borrowings; and

•	we could be forced into bankruptcy or liquidation.

Adjusted EBITDA—The common definition of EBITDA is “Earnings Before Interest Expense, Taxes, Depreciation and Amortization.” In evaluating liquidity, we use Adjusted EBITDA, which we define as earnings before interest expense, share-based compensation, taxes, depreciation and amortization, noncontrolling interest, non-recurring litigation settlement costs, impairments and other non-cash reserves, transaction costs and after acquisition synergies and excluding unrestricted subsidiaries. EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under GAAP. Although we use Adjusted EBITDA as a measure of our liquidity, the use of Adjusted EBITDA is limited because it does not include certain material costs, such as depreciation, amortization and interest, necessary to operate our business and includes adjustments for synergies that have not been realized. In addition, as disclosed below, certain adjustments included in our calculation of Adjusted EBITDA are based on management’s estimates and do not reflect actual results. For example, post-acquisition synergies included in Adjusted EBITDA are determined in accordance with our senior credit facilities, which provide for an adjustment to EBITDA, subject to certain specified limitations, for reasonably identifiable and factually supportable cost savings projected by us in good faith to be realized as a result of actions taken following an acquisition. EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for net income, cash flow from operations or other income or cash flow data prepared in accordance with GAAP. Adjusted EBITDA, as presented, may not be comparable to similarly titled measures of other companies. Adjusted EBITDA is presented here as we understand investors use it as one measure of our historical ability to service debt and compliance with covenants in our senior credit facilities. Set forth below is a reconciliation of Adjusted EBITDA to cash flow from operations.

	For the year ended December 31,					For the three months ended March 31,
(amounts in thousands)	2006	2007	2008	2009	2010	2010	2011
Cash flows from operating activities	$215,739	$263,897	$287,381	$272,857	$312,829	$115,481	$103,703
Income tax expense	65,505	6,814	11,731	56,862	60,476	$22,066	$21,194
Deferred income tax (expense) benefit	(9,300)	8,917	26,446	(28,274)	(20,837)	(16,824)	(6,056)
Interest expense	94,804	332,372	313,019	254,103	252,724	$59,123	$67,824
Refinancing expenses	—	—	—	—	52,804	—	—
Allowance for impairment of purchased accounts receivable	—	—	(76,405)	(25,464)	—	—	—
Provision for share based compensation	(28,738)	(1,276)	(1,404)	(3,840)	(4,233)	(882)	(1,015)
Amortization of debt issuance costs	(3,411)	(14,671)	(15,802)	(16,416)	(35,263)	(4,010)	(3,344)
Other	(876)	195	(107)	(375)	(652)	(10)	609
Excess tax benefit from stock options exercised	50,794	—	—	1,709	897	—	—
Changes in operating assets and liabilities, net of business acquisitions	(2,180)	(53,461)	(19,173)	79,124	15,569	(14,178)	(16,427)
Provision for share based compensation(a)	28,738	1,276	1,404	3,840	4,233	882	1,015
Acquisition synergies and transaction costs(b)	89,562	22,006	20,985	18,003	5,035	2,218	2,716
Non-cash portfolio impairments(c)	—	1,004	76,405	25,464	—	—	—
Site closures and other impairments(d)	—	1,309	2,644	6,976	6,365	1,692	917
Non-cash foreign currency loss (gain)(e)	—	—	6,427	(229)	1,199	1,231	(3,143)
Litigation settlement costs(f)	—	15,741	—	3,601	3,504	—	—
Synthetic lease interest(g)	1,305	—	—	—	—	—	—

Adjusted EBITDA	$501,942	$584,123	$633,551	$647,941	654,650	$166,789	$167,993

	For the three months ended March 31,
(dollar amounts in thousands)	2011		2010
Adjusted EBITDA Margin(h)	27.5%		27.8%

Leverage Ratio Covenant and Interest Coverage Ratio Covenant:
Total debt(i)	$3,417,112		$3,498,934
Ratio of total debt to Adjusted EBITDA(j)	5.2	x	5.4	x
Cash interest expense(k)	$65,568		$54,532
Ratio of Adjusted EBITDA to cash interest expense(l)	2.6	x	2.8	x

	For the year ended December 31,
(dollar amounts in thousands)	2010		2009		2008		2007		2006
Adjusted EBITDA Margin(h)	27.4%		27.3%		28.2%		27.8%		27.0%

Leverage Ratio Covenant and Interest Coverage Ratio Covenant:
Total debt(i)	$3,436,761		$3,577,291		$3,706,982		$3,345,615		NM
Ratio of total debt to Adjusted EBITDA(j)	5.3	x	5.5	x	5.4	x	5.6	x	NM
Cash interest expense(k)	237,965		$243,401		$280,702		$285,450		NM
Ratio of Adjusted EBITDA to cash interest expense(l)	2.8	x	2.7	x	2.4	x	2.1	x	NM

(a)	Represents total share based compensation expense determined at fair value, excluding share based compensation expense related to deferred compensation notional shares $1.0 and $0.5 million in 2008 and 2007, respectively, as amounts were determined to be not significant.
(b)	Represents, for each period presented, unrealized synergies for acquisitions, consisting primarily of headcount reductions and telephony-related savings, direct acquisition expenses, transaction costs incurred with the recapitalization and the exclusion of the negative EBITDA in one acquired entity, which was an unrestricted subsidiary under the indentures governing our outstanding senior and senior subordinated notes. Amounts shown are permitted to be added to “EBITDA” for purposes of calculating our compliance with certain covenants under our credit facility and the indentures governing our outstanding notes.
(c)	Represents non-cash portfolio receivable allowances.
(d)	Represents site closures and other asset impairments.
(e)	Represents the unrealized loss (gain) on foreign denominated debt and the loss (gain) on transactions with affiliates denominated in foreign currencies.
(f)	Represents litigation settlements, net of estimated insurance proceeds, and related legal costs.
(g)	Represents interest incurred on a synthetic building lease, which was purchased in September 2006.
(h)	Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of revenue.
(i)	Total debt excludes portfolio notes payable, but includes other indebtedness of capital lease obligations and is reduced by cash and cash equivalents.
(j)	Total debt excludes portfolio notes payable, but includes other indebtedness of capital lease obligations and is reduced by cash and cash equivalents. For purposes of calculating our Ratio of Total Debt to Adjusted EBITDA, Adjusted EBITDA includes pro forma adjustments for acquired entities of $0.1 in the three months ended March 31, 2011, $0.0 in the three months ended March 31, 2010, $(0.1) million in 2010, $2.0 million in 2009, $49.1 million in 2008 and $9.1 million in 2007 as is permitted in the debt covenants. The ratio for each of the three months ended March 31, 2011 and March 31, 2010 is calculated using trailing twelve month Adjusted EBITDA.
(k)	Cash interest expense, as defined in our credit facility covenants, represents interest expense paid less amortization of capitalized financing costs and non-cash loss on hedge agreements expensed as interest under the senior secured term loan facility, senior secured revolving credit facility, senior notes and senior subordinated notes.
(l)	The ratio of Adjusted EBITDA to cash interest expense is calculated using trailing twelve month cash interest expense. The ratio for each of the three months ended March 31, 2011 and March 31, 2010 is calculated using trailing twelve month Adjusted EBITDA.

NM—Not meaningful as our current debt covenants became effective October 24, 2006.

Set forth below are our cash flow from operations, cash flow used in investing activities and cash flow from financing activities for the periods indicated.

	For the three months ended March 31,
(dollars in thousands)	2011	2010
Cash flows from operating activities	$103,703	$115,481
Cash flows used in investing activities	$(88,818)	$(33,781)
Cash flows from (used in) financing activities	$(17,507)	$(81,031)

	For the year ended December 31,
(dollars in thousands)	2010	2009	2008	2007	2006
Cash flows from operating activities	$312,829	$272,857	$287,381	$263,897	$215,739
Cash flows used in investing activities	$(137,896)	$(112,615)	$(597,539)	$(454,946)	$(812,253)
Cash flows from (used in) financing activities	$(133,651)	$(271,844)	$341,971	$118,106	$780,742

Contractual Obligations

As described in the notes to our consolidated financial statements included elsewhere in this prospectus, we have contractual obligations that may affect our financial condition. However, based on management’s assessment of the underlying provisions and circumstances of our material contractual obligations, there is no known trend, demand, commitment, event or uncertainty that is reasonably likely to occur which would have a material effect on our financial condition or results of operations.

The following table summarizes our contractual obligations at December 31, 2010 (amounts in thousands). There were no material changes to our contractual obligations between December 31, 2010 and March 31, 2011.

	Payment due by period
Contractual Obligations	Total	Less than 1 year	1 - 3 years	4 - 5 years	After 5 years
Senior Secured Term Loan Facility, due 2013	$450,210	$—	$450,210	$—	$—
Senior Secured Term Loan Facility, due 2016	1,483,356	15,425	30,850	30,850	1,406,231
11% Senior Subordinated Notes, due 2016	450,000	—	—	—	450,000
8 5/8% Senior Notes, due 2018	500,000	—	—	—	500,000
7 7/8% Senior Notes, due 2019	650,000	—	—	—	650,000
Interest payments on fixed rate debt	1,058,274	133,069	287,626	287,626	349,953
Estimated interest payments on variable rate debt(1)	548,614	116,322	196,774	184,959	50,559
Operating leases	129,132	34,014	41,920	22,029	31,169
Capital lease obligations	989	924	65	—	—
Contractual minimums under telephony agreements(2)	253,900	136,700	117,200	—	—
Purchase obligations(3)	42,382	36,821	4,592	969	—
Interest rate swaps	31,848	26,123	5,725	—	—

Total contractual cash obligations	$5,598,705	$499,398	$1,134,962	$526,433	$3,437,912

(1)	Interest rate assumptions based on January 5, 2011 LIBOR U.S. dollar swap rate curves and LIBOR Euro and GBP swap rate curves for the next five years.
(2)	Based on projected telephony minutes through 2012. The contractual minimum is usage based and could vary based on actual usage.
(3)	Represents future obligations for capital and expense projects that are in progress or are committed.

The table above excludes amounts to be paid for taxes and long term obligations under our Nonqualified Executive Retirement Savings Plan and Nonqualified Executive Deferred Compensation Plan. The table also excludes amounts to be paid for income tax contingencies because the timing thereof is highly uncertain. At March 31, 2011, we have accrued $19.5 million, including interest and penalties for uncertain tax positions.

Capital Expenditures

Our operations continue to require significant capital expenditures for technology, capacity expansion and upgrades. Capital expenditures were $19.2 million for the three months ended March 31, 2011, compared to $34.7 million for the three months ended March 31, 2010. We currently estimate our capital expenditures for the remainder of 2011 to be approximately $100.8 million to $110.8 million, primarily for equipment and upgrades at existing facilities.

Our senior secured term loan facility discussed above includes covenants which allow us the flexibility to issue additional indebtedness that is pari passu with or subordinated to our debt under our existing credit facilities in an aggregate principal amount not to exceed $848.6 million including the aggregate amount of principal payments made in respect of the senior secured term loan, incur capital lease indebtedness, finance acquisitions, construction, repair, replacement or improvement of fixed or capital assets, incur accounts receivable securitization indebtedness and non-recourse indebtedness; provided we are in pro forma compliance with our total leverage ratio and interest coverage ratio financial covenants. We or any of our affiliates may be required to guarantee any existing or additional credit facilities.

Off-Balance Sheet Arrangements

We utilize standby letters of credit to support primarily workers’ compensation policy requirements and certain operating leases. Performance obligations of several of our subsidiaries are supported by performance bonds and letters of credit. These obligations will expire at various dates through February 2013 and are renewed as required. The outstanding commitment on these obligations at March 31, 2011 was $20.6 million.

Inflation

We do not believe that inflation has had a material effect on our financial position or results of operations. However, there can be no assurance that our business will not be affected by inflation in the future.

Quantitative and Qualitative Disclosures about Market Risk

Market Risk Management

Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates, foreign currency exchange rates and changes in the market value of investments. The effects of inflation on our variable interest rate debt is discussed below in “—Interest Rate Risk.”

Interest Rate Risk

As of March 31, 2011, we had $1,916.4 million outstanding under our senior secured term loan facility, $450 million outstanding under our 2016 Senior Subordinated Notes, $500 million outstanding under our 2018 Senior Notes and $650 million outstanding under our 2019 Senior Notes.

Long-term obligations at variable interest rates subject to interest rate risk and the impact of a 50 basis point change in the variable interest rate, in thousands, at March 31, 2011 consisted of the following:

	Outstanding at variable interest rates	Quarterly Impact of a 0.5% change in the variable interest rate
Senior Secured Term Loan Facility(1)	$316,365	$395.5

Variable rate debt	$316,365	$395.5

(1)	Net of $1,600.0 million interest rate swaps

Foreign Currency Risk

Our Unified Communications segment conducts business in countries outside of the United States. Revenue and expenses from these foreign operations are typically denominated in local currency, thereby creating exposure to changes in exchange rates. Generally, we do not hedge the foreign currency transactions. Changes in exchange rates may positively or negatively affect our revenue and net income attributed to these subsidiaries.

Based on our level of operating activities in foreign operations during the three months ended March 31, 2011, a five percent change in the value of the U.S. dollar relative to the Euro and British Pound Sterling would have positively or negatively affected our net operating income by less than one percent.

On March 31, 2011 and 2010, the Communication Services segment had no material revenue outside the United States. Our facilities in Canada, Jamaica, Mexico and the Philippines operate under revenue contracts denominated in U.S. dollars. These contact centers receive calls only from customers in North America under contracts denominated in U.S. dollars and therefore our foreign currency exposure is primarily for expenses incurred in the respective country.

For the three months ended March 31, 2011 and 2010, revenues from non-U.S. countries were approximately 18% and 16% of consolidated revenues, respectively. During these periods no individual foreign country accounted for greater than 10% of revenue. At March 31, 2011 and December 31, 2010, long-lived assets from non-U.S. countries were both approximately 10%. We have generally not entered into forward exchange or option contracts for transactions denominated in foreign currency to hedge against foreign currency risk. We are exposed to translation risk because our foreign operations are in local currency and must be translated into U.S. dollars. As currency exchange rates fluctuate, translation of our Statements of Operations of non-U.S. businesses into U.S. dollars affects the comparability of revenue, expenses, and operating income between periods.

Investment Risk

In 2010, we entered into three three-year interest rate swap agreements (cash flow hedges) to convert variable long-term debt to fixed rate debt. These swaps were for an additional aggregate notional value of $500.0 million with interest rates ranging from 1.685% to 1.6975% and expire in June 2013. During 2009, we entered into three eighteen month forward starting interest rate swaps for a total notional value of $500.0 million. These forward starting interest rate swaps commenced during the third quarter of 2010. The fixed interest rate on these forward starting interest rate swaps ranges from 2.56% to 2.60% and expire in January 2012. In 2008, we entered into three three-year interest rate swap agreements (cash flow hedges) to convert variable long-term debt to fixed rate debt. These swaps were for an aggregate notional value of $600.0 million, with interest rates ranging from 3.38% to 3.532%, and expire in August 2011. At March 31, 2011, the notional amount of debt outstanding under interest rate swap agreements was $1,600.0 million of the outstanding $1,916.4 million senior secured term loan facility hedged at rates from 1.685% to 3.532%.

Recently Issued Accounting Pronouncements

In December 2010, the Financial Accounting Standards Board (“FASB”) issued guidance requiring an entity, such as the Company, with reporting units that have carrying amounts that are zero or negative, such as the Company, to assess whether it is more likely than not that the reporting units’ goodwill is impaired. The Company will be required to perform step two of the goodwill impairment test if there are any adverse qualitative factors indicating that an impairment may exist for their reporting units with a zero or negative carrying value. This guidance became effective for the Company January 1, 2011 and the adoption had no immediate effect on our financial position, results of operations or cash flows.

Ratio of Earnings to Fixed Charges

The ratio of earnings to fixed charges is as follows:

Year Ended December 31,					Three Months Ended March 31,
2006	2007	2008	2009	2010	2011
2.4x	1.1x	1.1x	1.5x	1.5x	1.8x

For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income before income taxes and noncontrolling interest plus fixed charges. Fixed charges include interest expense, amortization of debt issuance costs, and the portion of rental expense representative of the interest factor.

BUSINESS

Overview

Our Company

We are a leading provider of technology-driven, voice and data solutions. We offer our clients a broad range of communications and network infrastructure solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

Since our founding in 1986, we have invested significantly to expand our technology platforms and develop our operational processes to meet the complex communication needs of our clients. We have evolved into a predominantly automated processor of voice and data transactions and a provider of network infrastructure solutions.

Investing in technology and developing specialized expertise in the industries we serve are critical components to our strategy of enhancing our services and delivering operational excellence. In 2010, we managed approximately 24.0 billion telephony minutes and over 115 million conference calls, facilitated over 240 million 9-1-1 calls, and delivered over 720 million notification calls and data messages. With approximately 608,000 telephony ports at December 31, 2010 to handle conference calls, alerts and notifications and customer service, we believe our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 256,000 Internet Protocol (“IP”) ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technology-driven platforms allow us to provide a broad range of complementary automated and agent-based service offerings to our diverse client base.

Our Services

We believe we have built our reputation as a best-in-class service provider over the past 24 years by delivering differentiated, high-quality solutions for our clients. Our portfolio of technology-driven, voice and data solutions includes:

Unified Communications

—

Conferencing & Collaboration Services. Operating under the InterCall brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research, and managed over 115 million conference calls in 2010. We provide our clients with an integrated global suite of meeting replacement services. These include on-demand automated conferencing services, operator-assisted services for complex audio conferences or large events, web conferencing services that allow clients to make presentations and share applications and documents over the Internet, video conferencing applications that allow clients to experience real-time video presentations and conferences and streaming services to connect remote employees and host virtual events. We also provide consulting, project management and implementation of hosted and managed unified communications solutions.

—

Alerts & Notifications Services. Our solutions leverage our proprietary technology platforms to allow clients to manage and deliver automated personalized communications quickly and through multiple delivery channels (voice, text messaging, email and fax). For example, we deliver patient notifications, appointment reminders and prescription refill reminders on behalf of our healthcare clients (medical and dental practices, hospitals and pharmacies), provide travelers with flight arrival and departure updates on behalf of our transportation clients and transmit emergency evacuation notices on behalf of municipalities. Our platform also enables two-way communication which allows recipients of a message to respond with relevant information to our clients.

Communication Services

—	Automated Services

—	Emergency Communications Services. We believe we are the largest provider of emergency communications infrastructure systems and services, based on our own estimates of the number of

9-1-1 calls that we and other participants in the industry facilitated. Our solutions are critical in facilitating public safety agencies’ ability to coordinate responses to emergency events. We provide the network database solution that routes emergency calls to the appropriate 9-1-1 centers and allows the appropriate first responders (police, fire and ambulance) to be assigned to those calls. Our clients generally enter into long-term contracts and fund their obligations through monthly charges on users’ local telephone bills. We also provide fully-integrated desktop communications technology solutions to public safety agencies that enable enhanced 9-1-1 call handling.

In 2010, we introduced a managed services program designed to upgrade the capabilities of 9-1-1 centers by delivering expanded information and new life-saving services across the U.S. The program creates an open marketplace for companies to significantly improve 9-1-1 by integrating their solutions with us using industry approved open standard interfaces.

—

Automated Call Processing. Over the last 21 years we believe we have developed a best-in-class suite of automated voice and data solutions. Our solutions allow our clients to effectively communicate with their customers through inbound and outbound interactive voice response (IVR) applications using natural language speech recognition, automated voice prompts and network-based call routing services. In addition to these front-end customer service applications, we also provide analyses that help our clients improve their automated communications strategy. Our automated services technology platforms serve as the backbone of our telephony management capabilities and our scale and operational flexibility have helped us launch and grow other key services, such as conferencing, alerts and notifications and West at Home.

—

Agent-Based Services. We provide our clients with large-scale, agent-based services, including inbound customer care, customer acquisition and retention, business-to-business sales and account management, overpayment identification and recovery services, and collection of receivables on behalf of our clients. We have a flexible model with both on-shore and off-shore capabilities to fit our clients’ needs. We believe that we are known in the industry as a premium provider of these services, and we seek opportunities with clients for whom our services can add value while maintaining attractive margins for us. Our West at Home agent service is a remote call handling model that uses employees who work out of their homes. This service has a distinct advantage over traditional facility-based call center solutions by attracting higher quality agents. This model helps enhance our cost structure and significantly reduces our capital requirements.

Market Opportunity

Over the past 24 years, we have focused on leveraging our strengths in voice and data markets to serve the increasingly complex communications needs of our target client base. The global customer care business process outsourcing (“BPO”) market was estimated to be approximately $62 billion in 2010 with a projected compound annual growth rate (“CAGR”) through 2013 of approximately 7% according to IDC. In this market, we target opportunities where we can operate with a sustained competitive advantage and drive the highest levels of profitability. We have built on our position in this market by investing in emerging service delivery models with attractive end-market growth characteristics, such as West at Home customer care, that provide a higher quality of service to our clients. We believe we are one of the largest providers of this home-based model, having invested in this market early as client adoption began to accelerate.

Our investment strategy has evolved over the years as we have targeted new and complementary markets that not only leverage our depth of expertise in voice and data solutions but also deliver value through less labor- intensive areas such as conferencing and collaboration, emergency communications and alerts and notifications services. Consistent with this strategy, we entered the conferencing and collaboration services market with our acquisition of InterCall in 2003. Through organic growth and multiple strategic acquisitions, we have built on our initial success with our InterCall brand to become the leading global provider of conferencing services since 2008 based on revenue, according to Wainhouse Research.

The market for global unified communications services, which includes hosted audio, web and video conferencing as well as hosted and managed unified communication services, was $7.2 billion in 2010 and is expected to grow at a CAGR of 20% through 2014 according to Wainhouse Research. According to Tern Systems, the market for automated message delivery in the U.S. was over $850 million in 2010, and is expected to grow at an annual growth rate of 19% through 2015. We believe this growth is being driven by a number of factors, including increased globalization of business activity, focus on lower costs, increased adoption of conferencing and collaboration services and increasing awareness of the need for rapid communication during emergencies. By leveraging our global sales team and diversified client base, we intend to continue targeting higher growth, underserved markets.

The emergency communications infrastructure services market represents a complementary opportunity that allows us to diversify into end-markets that are less susceptible to downturns in the economy. According to Compass Intelligence, approximately $3.8 billion of government-sponsored funds are estimated to be available for 9-1-1 software, hardware and systems expenditures in 2010 and such funds are expected to grow at a 5.4% CAGR through 2014.

Business Evolution Since the Recapitalization

Over the past several years, we have expanded our capabilities and repositioned our business to meet the growing needs of our clients, addressing attractive new markets with strong demand characteristics and growth profiles. Our evolution during this time frame has resulted in a meaningful shift of our business mix towards a higher growth, higher margin automated processing model. As we continue to increase the level of automated services we provide, we intend to pursue opportunities in markets where we have industry expertise and where clients place a premium on the quality of service provided. Since 2005, we have invested approximately $1.8 billion in strategic acquisitions of value-added service providers, including approximately $920 million since our recapitalization in 2006. We have increased our penetration into higher growth international conferencing markets, strengthened our alerts and notifications services business and established a leadership position in emergency communication infrastructure management services. We have also meaningfully reoriented our business to address the emergence of unified communication products, a fast-growing demand trend. The following summaries further highlight the steps we have taken to improve our business:

—

Evolved into a Predominantly Automated Solutions Business. We have continued our evolution into a diversified and automated technology-driven service provider. Our revenue from automated services businesses grew from 37% of total revenue in 2005 to 70% for the three months ended March 31, 2011 in 2010, and our operating income from automated services businesses grew from 94% of total operating income to 95% over the same period. As in the past, we will continue to seek and invest in higher margin businesses, irrespective of whether the associated services are delivered to our customers through an agent-based platform or an automated platform. We expect the services we provide to customers through an automated platform will grow at a faster pace than agent-based services and as a result will continue going forward to increase as a percentage of our total revenue. However, many of our customers require an integrated service offering that incorporates both agent-based and automated services – for example, an automated voice response system with the option for the customer’s client to speak to an agent and accordingly, we expect agent-based services will continue to represent a meaningful portion of our service offerings for the foreseeable future.

—

Expanded Emergency Communications Services. In early 2006, we acquired Intrado and, in 2008, we acquired HBF Communications and Positron Public Safety Systems to become, we believe, the largest provider of 9-1-1 and emergency communications infrastructure services to telecommunications service providers, government agencies and public safety organizations, based on our own estimates of the number of 9-1-1 calls that we and other participants in the industry facilitated. To complement these acquisitions, we have steadily increased our presence in this market through substantial investments in proprietary systems to develop IP-based emergency communications services capabilities. This business is characterized by long-term client contracts.

—

Expanded Conferencing Presence. Through both organic growth and acquisitions, we have been successful in expanding the reach of our conferencing services both domestically and internationally. Our conferencing services volume has grown from approximately 21 million calls in 2006 to over 115 million calls in 2010. In addition, we increased our worldwide presence in this market by acquiring Genesys, a global conferencing services provider, in May 2008 and we are now the largest conferencing services provider in the world based on conferencing revenue according to Wainhouse Research.

—

Strengthened Alerts and Notifications Business. In 2007, we increased our presence in the high growth, high margin alerts and notifications business through the acquisitions of CenterPost Communications (now known as “WNG”) and TeleVox Software, Incorporated (“TeleVox”). We now provide automated communication solutions across more industries, including financial services, communications, transportation and pharmacy. TeleVox delivers patient notifications to a diverse base of clients in the medical and dental markets as well as certain other commercial clients such as regional utilities and credit unions. In 2011, we acquired Twenty First Century Communications, Inc., a provider of automated alerts and notification solutions to the electric utilities industry, government, public safety and corporate markets.

Our Competitive Strengths

We have developed operational and market expertise to serve the needs of clients who place a premium on the services we provide. We believe the following strengths have helped us to establish a leading competitive position in the markets we serve.

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Proven Business Model Built Over Decades. We have built a strong and stable business model that has delivered a 30.5% revenue CAGR since our inception in 1986. We have helped our clients communicate more effectively with their customers by processing billions of minutes of their voice-oriented transactions over the past 24 years. As a result of our longstanding history in our markets and significant investment in our businesses, we have accumulated substantial operating and management experience through various economic cycles. As demand for outsourced solutions grows with greater adoption of our technologies and services and the global trend towards business process outsourcing, we believe our long history of delivering results for our clients combined with our scale provide us with a significant competitive advantage.

—

Broad Portfolio of Product Offerings with Attractive Value Proposition. Our technology-driven platforms combined with our operational expertise and processes allow us to provide a broad range of complementary automated and agent-based service offerings that help establish deep relationships with our clients. Our ability to efficiently and cost-effectively process high volume, complex transactions for our clients facilitates their critical communications and helps improve their cost structure.

—

Scalable Operating Model. We have developed integrated proprietary platforms that we believe form one of the largest multi-carrier, multi-protocol secure managed networks. By allowing us to focus our research and development efforts on new services for multiple transaction types, our highly scalable operating model enables us to enhance our value proposition to clients and achieve greater efficiencies and returns from our infrastructure and invested capital. We also benefit from our ability to use our infrastructure and human capital across our business lines providing for the most efficient and opportunistic use of resources. We believe our shared operating model provides us with highly flexible and capital-efficient operations, which have been a critical factor in driving our performance and financial results.

—

Strong, Recurring Client Relationships and Transactions. Many leading corporations look to us to manage their most important communications, voice and data transactions. We help our clients maximize the value of their customer relationships and derive greater value from each transaction that we process. The nature of our deep strategic and operational partnerships with our clients has allowed us to build long-lasting relationships with clients who operate in a broad range of industries, including telecommunications, banking, retail, financial services, technology and healthcare. Our top ten clients in 2010 have an average tenure of over ten years. In 2010, our 100 largest clients represented approximately 57% of our revenue. In addition, our clients often buy multiple services from us, with approximately 46% of our revenue in 2010 coming from clients purchasing multiple service offerings.

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Large-Scale, Technology-Driven Platforms. We leverage our strengths in technology, telephony and human capital management to process voice and data transactions for our clients. In 2010, for example, we managed and processed more than 24.0 billion telephony minutes across our platforms, more than 115 million conference calls, more than 240 million 9-1-1 calls, and delivered over 720 million notification calls and data messages. In addition, with approximately 608,000 at December 31, 2010, telephony ports to handle conference calls, alerts and notifications and customer service, our platforms provide scale and flexibility to handle greater transaction volume than our competitors, offer superior service and develop new offerings. These ports include approximately 256,000 IP ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today.

—

Experienced Management Team. Our senior leadership has an average tenure of approximately 12 years with us and has delivered strong results through various market cycles, both as a public and as a private company. As a group, this team has created a culture of superior client service and has been able to achieve a 12.7% revenue CAGR over the past ten years. We also have established a long track record of successfully acquiring and integrating companies to drive growth and margin expansion.

Our Growth Strategy

Our strategy is to identify growing markets where we can deploy our existing assets and expertise to strengthen our competitive position. Our strategy is supported by our commitment to superior client service, operational excellence and technological and market leadership. Key aspects of our strategy include the following:

Drive Revenue and Profit Opportunities

—

Expand Relationships with Existing Clients. We are focused on deepening and expanding relationships with our existing clients by delivering value in the form of reduced costs, improved customer relationships and enhanced revenue opportunities. Approximately 46% of our revenue in 2010 came from clients purchasing multiple service offerings from us. As we demonstrate the value that our services provide, often starting with a discrete service, we are frequently able to expand the size and scope of our client relationships.

—

Develop New Client Relationships. In addition to expanding and enhancing our existing relationships, we will pursue new client opportunities. We will continue to focus on building long-term client relationships across a wide range of industries and geographies to further diversify our revenue base. We target clients in industries in which we have expertise or other competitive advantages and an ability to deliver a wide range of solutions that have a meaningful impact on their business. For example, our acquisition of Genesys in 2008 combined with our expertise in conferencing and collaboration services has allowed us to penetrate substantial new international markets. By continuing to add long-term client relationships in large and growing markets, we believe we enhance the stability and growth potential of our revenue base.

Enhance Utilization of Deployed Assets

—

Continue to Enhance Leading Technology Capabilities. We believe our service offerings are enhanced by our superior technology capabilities and track record of innovation. We have been issued approximately 130 patents and have approximately 290 pending patent applications for technology and processes that we have developed. Many of our advances in technology and new uses for our platforms have been achieved in close partnership with our clients, and we will continue to target technology-driven solutions that enable our clients to realize significant benefits. In addition to strengthening our client relationships, we believe our focus on technology facilitates our ongoing evolution towards a diversified, predominantly automated and technology-driven operating model.

—

Continue to Deliver Operational Excellence. We intend to continue to increase productivity and performance for our clients by leveraging our expertise in technology and telephony to efficiently process voice and data transactions. Our ability to provide improvements in processes is an important aspect of our value proposition to clients, and we will continue to leverage our proprietary technology infrastructure and shared services platform to manage higher value transactions and achieve cost savings for our clients and ourselves. In addition, we intend to continue to focus our efforts and expenditures in areas that we believe provide the greatest opportunity for profit enhancement.

Pursue Attractive Markets and Services

—

Target Growth Opportunities. We will continue to seek opportunities to expand our capabilities across industries and service offerings. We expect this will occur through a combination of organic growth, as well as strategic partnerships, alliances and acquisitions to expand into new service offerings as well as into new industries. Since 2005, we have invested approximately $1.8 billion in strategic acquisitions. We believe there are acquisition candidates that will enable us to expand our capabilities and markets and intend to continue to evaluate acquisitions in a disciplined manner and pursue those that provide attractive opportunities to enhance our growth and profitability. Our amended and restated certificate of incorporation contains a provision renouncing our interest and expectancy in certain corporate opportunities. See “Certain Relationships and Related Party Transactions—Corporate Opportunities.”

Products and Services

Unified Communications

Service Offerings

—Conferencing and Collaboration.

Operating under the InterCall brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research, and managed over 115 million conference calls in 2010. We provide our clients with an integrated global suite of meeting replacement services. These include on-demand automated conferencing services, operator-assisted services for complex audio conferences or large events, web conferencing services that allow clients to make presentations and share applications and documents over the Internet, video conferencing applications that allow clients to experience real-time video presentations and conferences and streaming services to connect remote employees and host virtual events. The conferencing and collaborations business provides six primary services globally:

•	Reservationless Services are on-demand automated conferencing services that allow clients to initiate an audio conference at anytime, without the need to make a reservation or rely on an operator.

•

Operator-Assisted Services are pre-scheduled conferences for complex or highly important events. Operator-assisted services are customized to a client’s needs and provide a wide range of scalable features and enhancements, including the ability to record, broadcast, schedule and administer meetings.

•

Web Conferencing Services allow clients to make presentations and share applications and documents over the Internet. These services are offered through our proprietary product, InterCall Unified Meeting, as well as through the resale of Cisco, Microsoft, Adobe and IBM products. Web conferencing services are customized to each client’s individual needs and offer the ability to reach a wide audience.

•

Video Conferencing Services allow clients to experience real-time video presentations and conferences. These services are offered through our proprietary products, InterCall Video Conferencing and InterCall Video Managed Services, and can be used for a wide variety of events, including training seminars, sales presentations, product launches and financial reporting calls.

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Streaming Services allow clients to connect remote employees and bolster collaboration as well as hosting virtual events such as e-learning, online training and promotional programs. We enhanced our presence in this market with the acquisition of assets of Stream57, LLC on December 31, 2009 and Unisfair, Inc. on March 1, 2011.

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Professional Services offer clients consulting, project management and implementation of hosted and managed unified communications solutions. We expanded our professional services capabilities with the acquisition of the SKT Business Communication Solutions division of the Southern Kansas Telephone Company, Inc. on April 1, 2010 and the acquisition of Preferred One Stop Technologies Limited, headquartered in the United Kingdom, in February 2011.

—Alerts and Notifications.

Our solutions leverage our proprietary technology platforms to allow clients to manage and deliver automated personalized communications quickly and through multiple delivery channels (voice, text messaging, email and fax). For example, we deliver patient notifications, appointment reminders and prescription refill reminders on behalf of our healthcare clients (medical and dental practices, hospitals and pharmacies), provide travelers with flight arrival and departure updates on behalf of our transportation clients, send and receive automated outage notifications and payment reminders on behalf of our utility clients and transmit emergency evacuation notices on behalf of municipalities. Our platform also enables two-way communication which allows the recipients of a message to respond with relevant information to our clients.

— Professional Services.

We offer expert consulting, design, integration, and implementation of voice, video, messaging, and collaboration systems and services. Specific capabilities and expertise include business value/process assessments, messaging and collaboration applications, training and adoption services, LAN/WAN, virtualization and IP telephony and legacy voice integration, including Session Initiation Protocol based technologies. We greatly enhanced our professional services capabilities in 2010 with the acquisition of SKT Business Communications Solutions.

— Hosted and Managed Unified Communications Services.

Hosted services are offered as partner-hosted or cloud-based in our data center and delivered in either multi-tenant or a single-tenant dedicated fashion, both of which are available with or without telephony services. Managed services can be provided from the cloud or on-premise and include 24/7 monitoring, professional services and on-going support. Among other benefits, these hosted and managed Unified Communications solutions reduce the risk of downtime, remove the burden from our clients’ IT staff, and provide a predictable monthly communications spend. We expanded our hosted and managed Unified Communications solutions to Europe with the acquisition of Preferred One Stop Technologies Limited in February 2011.

Sales and Marketing

—Conferencing and Collaboration.

For conferencing and collaboration, we maintain a sales force of approximately 800 personnel that are trained to understand and respond to our clients’ needs. We generally pay commissions to sales professionals on both new sales and incremental revenue generated from existing clients.

We manage these sales and marketing efforts through five dedicated channels:

•	National Accounts: Our national accounts meeting consultants sell our services to large, multinational companies.

•	Direct Sales: Our direct sales meeting consultants sell our services to mid-market and large enterprises not covered by National Accounts.

•	International Sales: Our international meeting consultants sell our services internationally.

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Internet: We sell our conferencing services on the Internet through InterCall.com and the trade name ConferenceCall.com. We acquire clients using Internet-based search engines to identify potential purchasers of conferencing services through placement of paid advertisements on search pages of major Internet search engine sites. The strength of this marketing program lies in its ability to automatically monitor ad placement on all of the major search engines and ensure optimal positioning on each of these search sites.

•	Wholesale Sales: We have relationships with traditional resellers, local exchange carriers, inter-exchange carriers and systems integrators to sell our conferencing services.

—Alerts and Notifications.

For alerts and notifications, we maintain a dedicated sales force of approximately 80 personnel, most of whom are focused on the healthcare dental and commercial industries. We have a sales strategy that is supported by generating leads from industry trade shows and e-marketing initiatives.

Competition

—Conferencing and Collaboration. The conferencing and collaboration services market is highly competitive. The principal competitive factors in conferencing and collaboration services include, among others, range of service offerings, global capabilities, price and quality of service. Our principal competitors in the conferencing and collaboration industry include AT&T, Verizon, Premiere Global Services, BT Conferencing, NTT, Cisco Systems, Microsoft, IBM and other premise-based solution providers.

—Alerts and Notifications. The alerts and notifications services market is highly competitive and fragmented, characterized by a large number of vertically focused competitors addressing specific industries, including healthcare, travel, education, credit collection and government. The principal competitive factors in alerts and notifications include, among others, industry-specific knowledge and service focus, reliability, scalability, ease of use and price. Competitors in this industry include Varolii, SoundBite Communications, Silverlink Communications and, in the medical and dental markets, PhoneTree, Sesame Communications and Inphonite. We also face competition for clients who implement in-house solutions.

Communication Services

Service Offerings

We believe we are one of the largest providers of outsourced communications services in the United States and we were named the 2010 North American Contact Center Outsourcing Company of the Year by Frost & Sullivan. We provide our clients with a comprehensive portfolio of integrated voice-oriented services through the following channels:

—Automated Services.

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Emergency Communications Services: We believe we are the largest provider of emergency communications infrastructure systems and services, based on our own estimates of the number of 9-1-1 calls that we and other participants in the industry facilitated. Our solutions are critical in facilitating public safety agencies’ ability to coordinate responses to emergency events. We provide the network database solution that routes emergency calls to the appropriate 9-1-1 centers and allows the appropriate first responders (police, fire and ambulance) to be assigned to those calls. Our clients generally enter into long-term contracts and fund their obligations through monthly charges on users’ local access bills. We also provide fully-integrated desktop communications technology solutions to public safety agencies that enable enhanced 9-1-1 call handling.

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Automated Customer Service: Over the last 21 years we believe we have developed a best-in-class suite of automated voice-oriented solutions. Our solutions allow our clients to effectively communicate with their customers through inbound and outbound interactive voice response applications using natural language speech recognition, automated voice prompts and network-based call routing services. In addition to these front-end customer service applications, we also provide analyses that help our clients improve their automated communications strategy. Our automated services technology platforms serve as the backbone of our telephony management capabilities and our scale and operational flexibility have helped us launch and grow other key services, such as conferencing, alerts and notifications and West at Home.

—Agent-Based Services. We provide our clients with large-scale, agent-based services, including inbound customer care, customer acquisition and retention, business-to-business sales and account management, overpayment identification and recovery services, and receivables management solutions. We have a flexible model with both on-shore and off-shore capabilities to fit our clients’ needs. We believe that we are known in the industry as a premium provider of these services, and we seek opportunities with clients for whom our services can add value while maintaining attractive margins for us. We provide four primary types of services:

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Customer Service: We provide clients with customized services that are handled by trained agents. In addition to traditional customer care and sales services, we offer our West at Home agent service, a remote call handling model that uses employees who work out of their homes. This service has a distinct advantage over traditional facility-based call center solutions by attracting higher quality agents. This model helps to enhance our cost structure and significantly reduce our capital requirements.

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Business-to-Business Services: We provide dedicated outsourced sales and account management services for some of the nation’s leading companies. These services help our clients drive incremental sales, increase market share and strengthen relationships with their customers. Examples of these services include sales, account management, sales support, order management and lead generation.

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Overpayment Identification and Recovery: Overpayment identification and recovery includes health insurance claims overpayment identification and the recovery of identified overpaid amounts. Proprietary technology, data modeling and business processes are utilized to identify overpayments and return those funds to our clients.

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Receivables Management: Receivables management involves collecting receivables on behalf of our clients. We are focused on specific industries, such as healthcare, financial services, government, utilities and telecommunications. Our recovery strategy is primarily determined by the age of receivables and the extent of previous collection efforts.

Sales and Marketing

Generally, our Communications Services segment targets growth-oriented clients and selectively pursues those with whom we have the greatest opportunity for long-term success. We maintain approximately 150 sales and marketing personnel dedicated to our Communication Services segment. Their goals are to both maximize our current client relationships and expand our existing client base. To accomplish these goals, we attempt to sell additional services to existing clients and to develop new client relationships. We generally pay commissions to sales professionals on both new sales and incremental revenue generated from existing clients.

Competition

—Emergency Communications. The market for wireline and wireless emergency communications solutions is competitive. The principal competitive factors in wireline and wireless emergency communications are the effectiveness of existing infrastructure, scalability, reliability, ease of use, price, technical features, scope of product offerings, customer service and support, ease of technical migration, useful life of new technology and wireless support. Competitors in the incumbent local exchange carrier and competitive local exchange carrier markets generally include internally developed solutions, and competitors in the wireless market include TeleCommunications Systems. Competition in the public safety desktop market is driven by features functionality, ease of use, price, reliability, upgradability, capital replacement and upgrade policies and customer service and support. Competitors in this market include PlantCML, EmergiTech and 911-Inc.

—Automated Customer Service. The principal competitive factors in the automated customer service market are scalability, flexibility, reliability, speed of implementing client applications and price of services. Competitors in this market are primarily premise-based services.

—Agent-Based Services. The principal competitive factors in the agent-based customer service market include, among others, quality of service, range of service offerings, flexibility and speed of implementing customized solutions to meet clients’ needs, capacity, industry-specific experience, technological expertise and price. In the agent-based customer services market, many clients retain multiple communication services providers, which exposes us to continuous competition in order to remain a preferred vendor. Competitors in the agent-based customer services industry include Convergys, TeleTech, Sykes, NCO, GC Services, Infosys Technologies Limited and Aegis. We also compete with the in-house operations of many of our existing and potential clients.

Our Clients

Our clients vary by business. We have a large and diverse client base for our conferencing and collaboration services, ranging from small businesses to Fortune 100 clients, and operating in a wide range of industries, including telecommunications, banking, retail, financial services, technology and healthcare. Our alerts and notifications business serves a large number of clients, who generally operate in specific industries such as medical and dental or transportation. Traditionally, our emergency communications clients have been incumbent local exchange carriers and competitive local exchange carriers. Our automated customer service and agent-based service businesses serve larger enterprise clients operating in a wide range of industries.

Although we serve many clients, we derive a significant portion of our revenue from relatively few clients. In 2010, our 100 largest clients represented approximately 57% of our revenue, with one client, AT&T, representing approximately 11% of our revenue.

Our Personnel

As of December 31, 2010, we had approximately 33,400 total employees, of which approximately 28,800 were employed in the Communication Services segment (including approximately 8,800 home-based, generally part-time employees), 3,900 were employed in the Unified Communications segment and approximately 700 were employed in corporate support functions. Of the total employees, approximately 7,600 were employed in management, staff and administrative positions, and approximately 4,900 were international employees.

Employees of our subsidiaries in France and Germany are represented by local works councils. Employees in France and certain other countries are also covered by the terms of industry-specific national collective agreements. Our employees are not represented by any labor organization in the United States. We believe that our relations with our employees and the labor organizations identified above are good.

Our Technology and Systems Development

Technology is critical to our business and we believe the scale and flexibility of our platform is a competitive strength. Our software and hardware systems, as well as our network infrastructure, are designed to offer high-quality, integrated solutions. We have made significant investments in reliable hardware systems and integrated commercially available software when appropriate. As of December 31, 2010, we had approximately 608,000 telephony ports to handle conference calls, alerts and notifications and customer service. These ports include approximately 256,000 IP ports, which we believe provide us with the only large-scale proprietary IP-based global conferencing platform deployed and in use today. Our technological platforms are designed to handle greater transaction volume than our competitors. Because our technology is client focused, we often rely on proprietary software systems developed internally to customize our services. As of December 31, 2010, we employed a staff of approximately 2,100 professionals in our information technologies department.

We recognize the importance of providing uninterrupted service for our clients. We have invested significant resources to develop, install and maintain facilities and systems that are designed to be highly reliable. Our facilities and systems are designed to maximize system availability and minimize the possibility of a service disruption.

We have network operations centers that operate 24 hours a day, seven days a week and use both internal and external systems to effectively operate our equipment, people and sites. We interface directly with telecommunications providers and have the ability to manage capacity in real time. Our network operations centers monitor the status of elements of our network on a real-time basis. All functions of our network operations centers have the ability to be managed at backup centers.

We rely on a combination of copyright, patent, trademark and trade secret laws, as well as on confidentiality procedures and non-compete agreements, to establish and protect our proprietary rights in each of our segments. We currently own approximately 130 registered patents and approximately 200 registered trademarks including several patents and trademarks that we obtained as part of our past acquisitions. Certain of our patents expired in 2010 and others will expire in 2012. We do not expect these patent expirations to have a material adverse effect on the business. Trademarks continue as long as we actively use the mark. We have approximately 290 pending patent applications pertaining to technology relating to intelligent upselling, transaction processing, call center and agent management, data collection, reporting and verification, conferencing and credit card processing. New patents that are issued have a life of 20 years from the date the patent application is initially filed. We believe the existence of these patents and trademarks, along with our ongoing processes to add additional patents and trademarks to our portfolio, may be a barrier to entry for specific products and services we provide and may also be used for defensive purposes in certain litigation.

Our International Operations

In 2010, revenue attributed to foreign countries exceeded 10% of our consolidated revenue and long-lived assets attributed to foreign countries were approximately 9% of our total consolidated long-lived assets.

In 2010, our Unified Communications segment operated out of facilities in the United States and approximately 23 foreign jurisdictions in North America, Europe and Asia.

In 2010, our Communication Services segment operated facilities in the United States, Canada, the Philippines, Mexico and Jamaica.

For additional information regarding our domestic and international revenues, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements included elsewhere in this prospectus.

Properties

We own our corporate headquarters facility in Omaha, Nebraska. We also own two other facilities in Omaha, Nebraska, used for administrative activities. At December 31, 2010, our principal operating locations are noted below.

Operating Segment	Owned / Leased	Principal Activities	Number of States in Which Properties are Located	Number of Foreign Countries in Which Properties are Located
Unified Communications	Owned	Administration	2	—
Unified Communications	Owned	Production	1	—
Unified Communications	Leased	Administration/Sales	17	20
Unified Communications	Leased	Production	2	2
Communication Services	Owned	Administration	1	—
Communication Services	Owned	Production	3	—
Communication Services	Leased	Administration	9	1
Communication Services	Leased	Production	21	4

Unified Communications has locations in Australia, Belgium, Canada, China, Denmark, Finland, France, Germany, Hong Kong, India, Italy, Japan, Malaysia, Mexico, Netherlands, New Zealand, Singapore, Spain, Sweden and the United Kingdom. Communication Services locations in foreign countries include Canada, Jamaica, Mexico, Australia and the Philippines.

We believe that our facilities are adequate for our current requirements and that additional space will be available as required. See note 6 of the notes to our consolidated financial statements included elsewhere in this prospectus for information regarding our lease obligations.

Government Regulation

Privacy

The Unified Communications and Communications Services segments provide services to healthcare clients that, as providers of healthcare services, are considered “covered entities” under the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). As covered entities, our clients must comply with standards for privacy, transaction and code sets, and data security. Under HIPAA, we are sometimes considered a “business associate,” which requires that we protect the security and privacy of “protected health information” provided to us by our clients. We have implemented HIPAA and Health Information Technology for Economic and Clinical Health Act (“HITECH”) compliance training and awareness programs for our healthcare services employees. We also have undertaken an ongoing process to test data security at all relevant levels. In addition, we have reviewed physical security at all healthcare operation centers and have implemented systems to control access to all work areas.

In addition to healthcare information, our databases contain personal data of our clients’ customers, including credit card and other personal information. Most states as well as the European Union have enacted general privacy legislation requiring notification to consumers in the event of a security breach in or at our systems if the consumers’ personal information may have been compromised as a result of the breach. We have implemented processes and procedures to reduce the risk of security breaches, and have prepared plans to comply with these notification rules should a breach occur.

Telecommunications

Our wholly-owned subsidiary, Intrado Inc. and certain of its affiliates (collectively, “Intrado”), are subject to various regulations as a result of their status as a regulated competitive local exchange carrier, and/or an emergency services provider, and/or an inter-exchange carrier, including state utility commissions regulations and Federal Communications Commission (the “FCC”) regulations adopted under the Telecommunications Act of 1996, as amended. Also, under the New and Emerging Technologies 911 Improvement Act of 2008 (NET911 Act, P.L. 11-283, 47 U.S.C. 609) and its attendant FCC regulations (WC Docket No. 08-171, Report and Order dated Oct 21, 2008), Intrado is required to provide access to VoIP (Voice Over Internet Protocol) telephony providers certain 9-1-1 and Enhanced, or E9-1-1, elements. Telecommunications providers are also responsible for providing subscriber records to emergency service providers under the Wireless Communications and Public Safety Act of 1999 (P.L. 106-81, 47 U.S.C. 615) and are subject to various federal and state regulations on wireless carriers that provide 9-1-1 or E9-1-1, services, including, but not limited to, regulations imposed by the FCC in C.C. Docket No. 94-102.

The market in which Intrado operates may also be influenced by legislation, regulation, and judicial or administrative determinations which seek to promote a national broadband plan, a nationwide public safety network, next generation services, and/or competition in local telephone markets, including 9-1-1 service as a part of local exchange service, or seek to modify the Universal Service Fee program.

Federal laws regulating the provision of traditional telecommunications services may adversely impact our conferencing business. Historically, we have treated our conferencing business as a provider of unregulated information services, and we have not submitted to FCC regulation or other regulations applicable to providers of traditional telecommunications services. On June 30, 2008 the FCC ordered that stand-alone providers of audio bridging services have a direct Universal Service Fund (“USF”) contribution obligation. The FCC ordered that conferencing providers begin to submit the appropriate forms to the Universal Service Administrative Company (“USAC”) beginning August 1, 2008. The FCC order specifically stated the order would not apply retroactively.

Any changes to these legal requirements, including those caused by the adoption of new laws and regulations or by legal challenges, could have a material adverse effect upon the market for our services and products. In particular, additional delays in implementation of the regulatory requirements imposed by the FCC on VoIP services could have a material adverse effect on our business, financial condition and results of operations.

Debt Collection and Credit Reporting

The receivable management business is regulated both at the federal and state level. The Federal Trade Commission (“FTC”) has the authority to investigate consumer complaints against debt collectors and to recommend enforcement actions and seek monetary penalties. In addition, a new Consumer Financial Protection Bureau (“CFPB”) was formed as part of the recently enacted Dodd-Frank Financial Reform Act. The CFPB has authority to regulate and bring enforcement actions against various types of financial service businesses including collection agencies. Despite the creation of this new agency, none of the enforcement authority was taken from the FTC, meaning that these two government agencies will have dual enforcement authority over the debt collection industry. We expect the CFPB will initiate rulemaking with respect to new regulations that may impact the collection business. The Federal Fair Debt Collection Practices Act (“FDCPA”) establishes specific guidelines and procedures that debt collectors must follow in communicating with consumer debtors, including:

•	time, place and manner of communications;

•	prohibition of harassment or abuse by debt collectors;

•	restrictions on communications with third parties and specific procedures to be followed when communicating with third parties to obtain a consumer debtor’s location information;

•	notice and disclosure requirements; and

•	prohibition of unfair or misleading representations by debt collectors.

Our collection business is also subject to the Fair Credit Reporting Act (“FCRA”), which regulates the consumer credit reporting. Under the FCRA, liability may be imposed on furnishers of data to credit reporting agencies to the extent that adverse credit information reported is false or inaccurate. In addition, the Telephone Consumer Protection Act (“TCPA”), which was originally intended to regulate the telemarketing industry, contains certain provisions that also impact the collection industry. Most significantly, the TCPA prohibits the use of automated dialers to call cellular telephones without consent of the consumer and the potential liability for violations of this provision is substantial.

At the state level, most states require that debt collectors be licensed or registered, hold a certificate of authority and/or be bonded. To qualify for such a license or registration, the debt collector may be required to satisfy minimum capital requirements. Due in part to the 2006 recapitalization, we and our debt collection subsidiary have been required to make special arrangements with state regulators to obtain licensure. Failure to comply with license requirements may subject the debt collector to penalties and/or fines. In addition, state licensing authorities, as well as state consumer protection agencies in many cases, have the authority to investigate debtor complaints against debt collectors and to recommend enforcement actions and seek monetary penalties against debt collectors for violations of state or federal laws.

In addition to complying with the foregoing federal and state laws, West’s debt collection operations recently entered into a Stipulated Order as part of a settlement agreement that was negotiated with the FTC staff after a lengthy investigation. That Order, once approved by the Commission and the U.S. District Court for the Northern District of Georgia, Atlanta Division, will require us to comply with the FDCPA and the Federal Trade Commission Act, which will not require any procedural changes; however, violations of either law would subject the Company to a contempt action brought by the FTC in addition to the civil penalties available to private litigants. Further, the Order requires that all current employees and any new employee hired over the next five years be provided with a copy of the Order and a short statement regarding their compliance obligations. The Company is also required to maintain certain types of information and data that is subject to audit and inspection by the FTC over periods ranging from three to six years. Finally, the Company is required to include a new disclosure on all written communications to consumers that directs them to call a toll free number if they have a complaint regarding the manner in which their account was handled.

Teleservices

Teleservices sales practices are regulated at both the federal and state level. The TCPA, enacted in 1991, authorized and directed the FCC to regulate the telemarketing industry. The FCC set forth rules to implement the TCPA. These rules, which have been amended over time, currently place restrictions on the methods and timing of telemarketing sales calls as well as certain calling practices utilized in the accounts receivable management business, including:

•	restrictions on calls placed by automatic dialing and announcing devices;

•	limitations on the use of predictive dialers for outbound calls;

•	institution of a National “Do-Not-Call” Registry in conjunction with the FTC;

•	guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests;

•	requirements for transmitting caller identification information; and

•	restrictions on facsimile advertising.

The Federal Telemarketing Consumer Fraud and Abuse Act of 1994 authorized the FTC to issue regulations designed to prevent deceptive and abusive telemarketing acts and practices. The FTC’s Telemarketing Sales Rule (“TSR”) became effective in January 1996 and has been amended over time. The TSR applies to most outbound telemarketing calls to consumers and portions of some inbound telemarketing calls. The TSR generally:

•	prohibits a variety of deceptive, unfair or abusive practices in telemarketing sales;

•	subjects a portion of inbound calls to additional disclosure requirements;

•	prohibits the disclosure or receipt, for consideration, of unencrypted consumer account numbers for use in telemarketing;

•	mandates additional disclosure statements relating to certain products or services, and certain types of offers, especially those involving negative option features;

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establishes additional authorization requirements for payment methods that do not have consumer protections comparable to those available under the Electronic Funds Transfer Act or the Truth in Lending Act, or for telemarketing transactions involving pre-acquired account information and free-to-pay conversion offers;

•	institutes a National “Do-Not-Call” Registry;

•	provides guidelines on maintaining an internal “Do-Not-Call” list and honoring “Do-Not-Call” requests;

•	limits the use of predictive dialers for outbound calls; and

•	restricts the use of pre-recorded message telemarketing calls.

In addition to the federal regulations, there are numerous state statutes and regulations governing telemarketing activities. These include restrictions on the methods and timing of telemarketing calls as well as disclosures required to be made during telemarketing calls and individual state “Do-Not-Call” registries. Some states also require that telemarketers register in the state before conducting telemarketing business in the state. Such registration can be time consuming and costly. Many states have an exemption for companies which have securities that are listed on a national securities exchange. As a result of the recapitalization in 2006, our securities are no longer listed on a national securities exchange, and we are therefore unable to avail ourselves of the exemption from state telemarketer registration requirements. In addition, employees who are involved in certain industry-specific sales activity, such as activity regarding insurance or mortgage loans, are required to be licensed by various state commissions or regulatory bodies and to comply with regulations enacted by those bodies.

The industries that we serve are also subject to varying degrees of government regulation, including laws and regulations, relating to contracting with the government and data security. We are subject to some of the laws and regulations associated with government contracting as a result of our contracts with our clients and also as a result of contracting directly with the United States government and its agencies.

With respect to marketing scripts, we rely on our clients and their advisors to develop the scripts to be used by us in making consumer solicitation, on behalf of our clients. We generally require our clients to indemnify us against claims and expenses arising with respect to the scripts and products which they provide to us.

We specifically train our marketing representatives to handle calls in an approved manner. While we believe we are in compliance in all material respects with all federal and state telemarketing regulations, compliance with all such requirements is costly and time consuming. In addition, notwithstanding our compliance efforts, any failure on our part to comply with the registration and other legal requirements applicable to companies engaged in telemarketing activities could have an adverse impact on our business. We could become subject to litigation by private parties and governmental bodies, alleging a violation of applicable laws or regulations, which could result in damages, regulatory fines, penalties and possible other relief under such laws and regulations and the accompanying costs and uncertainties of such litigation and enforcement actions.

Legal Proceedings

In the ordinary course of business, we and certain of our subsidiaries are defendants in various litigation matters and are subject to claims from our clients for indemnification, some of which may involve claims for damages that are substantial in amount. We do not believe the disposition of claims currently pending will have a material adverse effect on our financial position, results of operations or cash flows.

MANAGEMENT

Board of Directors

Our board of directors is composed of four outside directors and our Chief Executive Officer. Each director is elected to a term of three years. The following table sets forth information regarding the directors:

Name	Age	Position
Thomas B. Barker	56	Chairman of the Board, Chief Executive Officer and Director
Anthony J. DiNovi	48	Director
Steven G. Felsher	62	Director
Soren L. Oberg	40	Director
Jeff T. Swenson	35	Director

The following biographies describe the business experience of each director:

Thomas B. Barker is the Chairman of the Board and Chief Executive Officer of West Corporation. Mr. Barker joined West Corporation in 1991 as Executive Vice President of West Interactive Corporation. He was promoted to President and Chief Operating Officer of West Corporation in March 1995. He was promoted to our President and Chief Executive Officer in September of 1998 and served as our President until January 2004. Mr. Barker has been one of our directors since 1997 and Chairman of the Board since March 2008. Mr. Barker is the only director who is also one of our managers. Mr. Barker provides insight from his 20 year tenure with us, including 13 years as Chief Executive Officer. His many years of experience running our company provides an in-depth understanding of our history and complexity and adds a valuable perspective for Board decision making.

Anthony J. DiNovi is a Co-President of Thomas H. Lee Partners, L.P.. Mr. DiNovi joined Thomas H. Lee Partners in 1988. Mr. DiNovi is a director of Dunkin’ Brands, Inc. and several private corporations. In addition, Mr. DiNovi was formerly a director of Michael Foods, Inc., US LEC Corp., American Media Operations, Inc., Veritis, Inc. and Nortek, Inc. Mr. DiNovi has been one of our directors since 2006 and was Chairman of the Board from October 2006 until March 2008. Mr. DiNovi brings to the Board significant experience having served as a director of several large public corporations and as an executive of a financial services company. Mr. DiNovi has substantial experience with complex capital structures and related issues, and with assisting companies in multiple industries with strategic allocation of capital resources.

Steven G. Felsher is a Senior Advisor at Quadrangle Group LLC. Prior to joining Quadrangle Group LLC in January of 2011, Mr. Felsher was until 2007 the Vice Chairman and Chief Financial Officer-Worldwide of Grey Global Group Inc., a publicly traded, global marketing services company, and was responsible for its integration into WPP Group plc following WPP Group’s acquisition of Grey in March 2005. Mr. Felsher joined Grey in 1979 as a Vice President, became a Senior Vice President in 1986, and Chief Financial Officer in 1989. He headed Grey’s Legal Affairs department from 1979 to 1989. Mr. Felsher brings to the Board his experience as a senior executive with particular skills in finance, administration, governance, and other aspects of public and private company management. Mr. Felsher joined the Board in 2011.

Soren L. Oberg is a Managing Director of Thomas H. Lee Partners, L.P. Mr. Oberg worked at Thomas H. Lee Partners from 1993 to 1996 and rejoined in 1998. From 1992 to 1993, Mr. Oberg worked at Morgan Stanley & Co. Incorporated in the Merchant Banking Division. Mr. Oberg is a director of Ceridian Corporation, Grupo Corporativo Ono, S.A., and Systems Maintenance Services, Inc. Mr. Oberg formerly was a director of American Media Operations, Inc. from 2003 to 2009, and Veritis, Inc. from 1999 to 2008. Mr. Oberg has been one of our directors since 2006. Mr. Oberg has substantial experience in investment banking and financial services, and has served as a director of numerous private companies. He is familiar with and has designed highly complex capital structures.

Jeff T. Swenson is a Director of Thomas H. Lee Partners, L.P. Mr. Swenson joined Thomas H. Lee Partners in 2004 after attending graduate business school. From 2000 to 2002, Mr. Swenson worked in the private equity group at Bain Capital, LLC. From 1998 to 2000, Mr. Swenson worked at Bain & Company. Mr. Swenson has been one of our directors since 2006. Mr. Swenson brings to the Board significant experience as an executive of a financial services company. Mr. Swenson’s financial markets experience and insight have helped guide our capital structure decisions.

In addition to the individual attributes of each of the directors described above, we highly value the collective experience and qualifications of our directors. We believe that the collective experiences, viewpoints and perspectives of our directors results in a Board with the commitment and energy to advance the interests of our stockholders.

The members of the board of directors are not separately compensated for their services as directors, other than reimbursement for out-of-pocket expenses incurred in connection with rendering such services.

Each of Messrs. DiNovi, Felsher, Oberg and Swenson was elected to our board of directors in accordance with the terms of our stockholder agreement. See “Certain Relationships and Related Party Transactions—Transactions Since the Recapitalization—Stockholder Agreement.”

Executive Officers of The Registrant

Our executive officers at December 31, 2010 were as follows:

Name	Age	Position
Thomas B. Barker	56	Chairman of the Board and Chief Executive Officer
Nancee R. Berger	50	President and Chief Operating Officer
Mark V. Lavin	52	Chief Administrative Officer
Paul M. Mendlik	57	Chief Financial Officer and Treasurer
David C. Mussman	50	Executive Vice President, Secretary and General Counsel
Steven M. Stangl	52	President—Communication Services
Todd Strubbe	47	President—Unified Communications
David J. Treinen	53	Executive Vice President—Corporate Development and Planning

Thomas B. Barker is our Chairman of the Board and Chief Executive Officer. Mr. Barker joined us in 1991 as Executive Vice President of West Interactive Corporation. He became our President and Chief Operating Officer in March 1995. He became our President and Chief Executive Officer in September 1998 and served as our President until January 2004. Mr. Barker has been a director of the company since 1997 and Chairman of the Board since March 2008.

Nancee R. Berger joined West Interactive Corporation in 1989 as Manager of Client Services. Ms. Berger was promoted to Vice President of West Interactive Corporation in May 1994. She was promoted to Executive Vice President of West Interactive Corporation in March 1995 and to President of West Interactive Corporation in October 1996. She was promoted to Chief Operating Officer in September 1998 and to President and Chief Operating Officer in January 2004.

Mark V. Lavin joined us in 1996 as Executive Vice President—West Telemarketing Corporation, and in September 1998, Mr. Lavin was promoted to President—West Telemarketing Corporation. In January 2008, Mr. Lavin was named Chief Administrative Officer.

Paul M. Mendlik joined us in 2002 as Chief Financial Officer and Treasurer. Prior to joining us, he was a partner in the accounting firm of Deloitte & Touche LLP from 1984 to 2002.

David C. Mussman joined us in January 1999 as Vice President and General Counsel and was promoted to Executive Vice President in 2001. Prior to joining us, he was a partner at the law firm of Erickson & Sederstrom. In 2006, Mr. Mussman became our Secretary.

Steven M. Stangl joined West Interactive Corporation in 1993 as Controller. In 1998, Mr. Stangl was promoted to President of West Interactive Corporation. In January 2004, Mr. Stangl was promoted to President—Communication Services.

Todd B. Strubbe rejoined us in September 2009 as President—Unified Communications. He had previously held the positions of President of West Direct, Inc. and President of West Interactive Corporation between July 2001 and August 2006. Mr. Strubbe served as President, First Data Debit Services in 2006 and 2007. He founded and was Managing Partner of Arbor Capital, LLC during 2008 and 2009. Prior to joining us in 2001, he was President and Chief Operating Officer of CompuBank, N.A. He was with First Data Corporation from 1995 to 2000 as Managing Director, Systems Architecture and Product Development and Vice President of Corporate Planning and Development. Prior to joining First Data, Mr. Strubbe was with McKinsey & Company, Inc.

David J. Treinen joined us in 2007 as Executive Vice President—Corporate Development and Planning. Prior to joining us, he served as Executive Vice President, Corporate Development and Strategy for First Data Corporation from September 2006 until September 2007. Prior to that assignment, Mr. Treinen held a number of responsibilities with First Data Corporation including Senior Vice President from February 2006 to August 2006, President of First Data Government Solutions from April 2004 to January 2006 and Managing Director of eONE Global, a First Data Corporation subsidiary, from November 2000 through March 2004.

CORPORATE GOVERNANCE

Code of Ethics

We have adopted a code of ethical conduct for our directors and all of our employees. Our Code of Ethical Business Conduct is located in the “Financial Information” section of our website at www.west.com. To the extent permitted, we intend to post on our web site any amendments to, or waivers from, our Code of Ethical Business Conduct.

Audit Committee

The purpose of the audit committee is set forth in the audit committee charter. The committee’s primary duties and responsibilities are to:

•

Appoint, compensate, retain and oversee the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services and review and appraise the audit efforts of the Company’s independent accountants;

•

Establish procedures for (i) the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and (ii) confidential, anonymous submissions by our employees of concerns regarding questionable accounting or auditing matters;

•	Engage independent counsel and other advisers, as necessary;

•	Determine funding of various services provided by accountants or advisers retained by the committee;

•	Review our financial reporting processes and internal controls;

•	Review and approve related-party transactions or recommend related-party transactions for review by independent members of our board of directors; and

•	Provide an open avenue of communication among the independent accountants, financial and senior management and the board.

The members of the audit committee are Mr. Jeff T. Swenson, Mr. Soren L. Oberg and Mr. Steven G. Felsher. Because the board of directors has been unable to conclude definitively at this time that any member of its audit committee is an “audit committee financial expert” as defined in Item 407(d)(5) of Regulation S-K, the board of directors has determined that it currently does not have an audit committee financial expert serving on its audit committee. Nonetheless, the board is satisfied that all members of the Company’s audit committee have sufficient expertise and business and financial experience necessary to perform their duties as members of the audit committee effectively.

Compensation Committee

The purpose of the compensation committee is to discharge the responsibilities of our board of directors relating to compensation of our directors and executive officers. The compensation committee reviews and recommends to our board of directors compensation plans, policies and programs and approves specific compensation levels for all executive officers. The current members of the compensation committee are Mr. Thomas B. Barker and Mr. Anthony J. DiNovi.

With respect to compensation matters for each named executive officer other than Mr. Barker, Mr. Barker solicits information and recommendations on each executive’s duties, responsibilities, business goals, objectives and upcoming challenges of the businesses from Mr. Mendlik, the Chief Financial Officer (“CFO”), and Ms. Berger, the President and Chief Operating Officer (“COO”). Mr. Barker provides Mr. DiNovi his recommendation of compensation for each named executive officer. After reviewing and discussing Mr. Barker’s recommendations for each named executive officer Mr. DiNovi and Mr. Barker establish the compensation of the management team generally and Mr. DiNovi establishes Mr. Barker’s compensation independently.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives

The objectives of our executive compensation plans are to recruit, retain and motivate the most talented individuals available to meet or exceed our business objectives.

Our compensation plans are designed to reward executives for achievement of objective financial goals related to the executives’ scope of responsibility that, in the aggregate, comprise our business objectives. The objective financial goals vary between reporting segments and among departments within those segments as well as among different corporate functions. The purpose of our compensation plans is to tailor executive compensation to the particular objective financial goals that the individual can most control as well as those goals that, if achieved, will have the greatest positive impact on our business objectives.

The compensation committee, which in 2010 consisted of Mr. Barker and Mr. DiNovi, determines the annual cash salary and bonuses of executives based upon recommendations from Mr. Barker. During several telephonic meetings of the compensation committee, Mr. Barker, the CEO, presented his evaluation of each executive and recommended the 2010 annual cash salary and bonuses for each executive, excluding himself. In making his recommendations, Mr. Barker solicited information and recommendations on each executive’s duties, responsibilities, business goals, objectives and upcoming challenges of the business from Mr. Mendlik, the CFO, and Ms. Berger, the President and COO. As part of the discussions during the telephonic compensation committee meetings, the compensation committee considered, among other factors, our ability to replace the executive in the event of the executive’s departure, the executive’s responsibilities, the size of the organization (including number of employees, revenue and profitability under the executive’s control), the amount received by others in relatively similar positions within the company, title and the period of time since the executive’s base salary was last changed. Mr. DiNovi also discussed the compensation committee’s recommendations with Joshua L. Steiner, a member of our board in 2010. Following the discussion with Mr. Steiner, the compensation committee approved final annual base salary and bonus recommendations at the compensation committee’s December 17, 2009 meeting. These recommendations were consistent with Mr. Barker’s recommendations, with changes based on the discussions between Mr. DiNovi and Mr. Barker.

Compensation Elements

Short-Term

We primarily rely upon cash compensation to achieve quarterly objective financial goals. We believe that a market-competitive annual salary, supplemented with performance-based cash bonuses, provides the basis for recruiting and retaining talented individuals who have the ability and motivation to achieve our objective financial goals. Each executive receives a portion of his or her projected annual cash bonus quarterly if we meet or exceed the objective financial goals for the quarter. The methodology for determining bonuses is set forth in the medium-term section of this prospectus.

Executive performance is not considered in determining annual salary. Rather, annual salary is designed to provide adequate compensation to recruit and retain talented individuals that have the ability and desire to achieve the objective financial goals that ultimately determine medium and long-term compensation.

Recommendations for each executive officer’s base salary and target bonus are provided to the compensation committee by our CEO annually, as described above under “—Compensation Discussion and Analysis—Objectives.” Factors considered by Mr. Barker in making such recommendations include:

•	A review of the scope of responsibilities of the executive compared to what was required of him or her in the previous year;

•	Assignment of financial and operational targets related to specific business objectives;

•	The qualitative analysis and recommendations of the CFO and COO; and

•	Time since base salary was last changed.

After Mr. Barker reviews the goals and objectives for the executives for the upcoming year, the expected duties, expected contribution of the relevant business unit to our profitability, the recommendations of the CFO and COO and the time since the last change in base salary, he recommends a targeted compensation amount to Mr. DiNovi. These recommendations are discussed with Mr. DiNovi and are approved at the compensation committee’s telephonic meetings. Mr. DiNovi considers Mr. Barker’s compensation independently. Mr. DiNovi did not undertake a formal benchmarking process to evaluate Mr. Barker’s 2010 compensation. Generally, no more than half of an executive’s targeted compensation consists of base salary. The percentage of compensation derived from base salary generally declines as the executive’s position or responsibilities within our company grow.

Our goal is to reward the achievement of objective financial goals and assumption of additional responsibilities. The compensation committee makes a qualitative analysis of these items, as well as the potential impact the success or failure of the executive, with respect to these items will have on us. We also recognize that many of our executives have opportunities for alternative employment and aim to establish salary and bonus packages that are competitive with such alternatives. In determining the differences among the executives’ compensation in 2010, the committee relied on Mr. Barker’s qualitative analysis of the factors described above.

Medium-Term

We primarily rely upon cash bonuses, paid quarterly and annually based upon annual objective financial goals, to compensate employees for medium-term performance. We have designed our cash bonuses to represent a significant portion of the targeted total annual cash compensation of our named executive officers. We pay performance-based bonuses only upon the achievement of pre-determined objective financial goals. Historically, the more senior the executive position in our company, the greater percentage of that executive’s compensation consists of bonuses versus salary.

To timely reward executives, we pay a portion of the projected annual cash bonuses on a quarterly basis provided the pre-determined objective financial goals were met for that quarter and the annual objectives are projected to be met. For corporate based plans, we retain 25% of the quarterly bonuses, and pay such holdback in February of the following year provided the annual objective financial goals are met. In the event the annual objective financial goals are not met, we retain the option to offset any pro-rata quarterly portion of the bonus that was paid in anticipation of meeting the annual objective financial goals against future earned bonuses.

The compensation committee approves our objective financial goals and then approves compensation packages with performance-based financial measurements that the compensation committee believes will adequately motivate the executives to meet those goals. Performance-based financial measurements used by us include, but are not limited to, adjusted net income, pre tax net income, net income, net operating income, Adjusted EBITDA as described herein, revenue, expenses and days sales outstanding. For 2010, the objective financial measurement approved by the compensation committee for the named executive officers was Compensation EBITDA. Compensation EBITDA, for purposes of bonus calculations in 2010, was defined as EBITDA less the after tax interest expense of acquisitions made in 2010. Further, the compensation committee approved the inclusion of the post-acquisition EBITDA results of SKT, Holly and TuVox, in determining whether the financial measurements had been satisfied.

Barker

In 2010, Mr. Barker earned a performance bonus based on consolidated Compensation EBITDA growth for us. Compensation EBITDA for each quarter was compared to the same quarter in 2009. Each one million dollar increase of 2010 Compensation EBITDA (adjusted for bonus calculation purposes) over 2009 Compensation EBITDA of $590,286,489 resulted in a $21,060 bonus. In the event 2010 Compensation EBITDA had exceeded

$690,000,000 for the year, Mr. Barker would have received $26,325 for every $1,000,000 of Compensation EBITDA above that threshold. 2010 Compensation EBITDA for bonus purposes was calculated by starting with the EBITDA and adjusting downward for the after tax effect of interest expense associated with the 2010 acquisitions. The sum of these adjustments was $565,591 resulting in Compensation EBITDA for bonus purposes of $633,748,503. Mr. Barker’s 2010 bonus calculation was ($633,748,503—$590,286,489)/1,000,000 x $21,060 = $915,310. Mr. Barker received a special bonus of $514,998 equal to the estimated tax liability of Mr. Barker on the distribution of shares of Company common stock valued at $1,287,495 from the Company’s Non-Qualified Deferred Compensation Plan.

Berger

In 2010, Ms. Berger earned a performance bonus based on consolidated Compensation EBITDA growth for us. Compensation EBITDA for each quarter was compared to the same quarter in 2009. Each one million dollar increase of 2010 Compensation EBITDA (adjusted for bonus calculation purposes) over 2009 Compensation EBITDA of $590,286,489 resulted in a $14,040 bonus. In the event 2010 Compensation EBITDA had exceeded $690,000,000 for the year, Ms. Berger would have received $17,550 for every $1,000,000 of Adjusted EBITDA above that threshold. Ms. Berger’s 2010 bonus calculation is identical to Mr. Barker’s calculation, except the bonus per one million dollars of growth was $14,040, resulting in a 2010 bonus calculation for Ms. Berger of $610,207.

Strubbe

In 2010, Mr. Strubbe’s bonus calculation was composed of two components. Under the first component Mr. Strubbe could have earned a bonus of 0.095% applied to the net operating income before corporate allocations and before amortization for the Unified Communications segment up to $422,000,000. If net operating income before corporate allocations and before amortization for the Unified Communications segment exceeded $422,000,000 a bonus rate of 1.0% would be applied to the excess. The second component was based on West Corporation’s achievement of a minimum 2010 EBITDA objective originally established when the Company provided its guidance in February 2010. That guidance indicated EBITDA of $675 million to $705 million. 2010 EBITDA was $634.3 million, therefore, the second component of Mr. Strubbe’s performance bonus resulted in a zero payout. The 2010 net operating income before corporate allocations and before amortization by the Unified Communications segment was $374,737,528. This resulted in a $356,001 bonus ($374,737,528 x 0.095%) for meeting the first component objective.

Stangl

In 2010, Mr. Stangl’s bonus calculation was composed of two components. Under the first component Mr. Stangl could have earned a bonus of 0.21% applied to the net operating income before corporate allocations and before amortization for the Communication Services segment up to $210,000,000. If net operating income before corporate allocations and before amortization for the Communication Services segment exceeded $210,000,000, a bonus rate of 2.0% would be applied to the excess. The second component was based on West Corporation’s achievement of a minimum 2010 EBITDA objective originally established when the Company provided its guidance in February 2010. That guidance indicated EBITDA of $675 million to $705 million. 2010 EBITDA was $634.3 million, therefore, the second component of Mr. Stangl’s performance bonus resulted in a zero payout. The 2010 net operating income before corporate allocations and before amortization by the Communication Services segment was $184,731,275. This resulted in a $387,936 bonus ($184,731,275 x 0.21%) for meeting the first component objective.

Mendlik

In 2010, Mr. Mendlik earned a performance bonus based on consolidated Compensation EBITDA growth. Compensation EBITDA for each quarter was compared to the same quarter in 2009. Each one million dollar increase of 2010 Compensation EBITDA (adjusted for bonus calculation purposes) over 2009 Compensation

EBITDA of $590,286,489 resulted in a $5,516 bonus. In the event 2010 Compensation EBITDA had exceeded $690,000,000 for the year, Mr. Mendlik would have received $6,895 for every $1,000,000 of Compensation EBITDA above that threshold. Mr. Mendlik’s 2010 bonus calculation is identical to Mr. Barker’s and Ms. Berger’s calculation, except the bonus per one million dollars of growth was $5,516, resulting in a 2010 bonus calculation for Mr. Mendlik of $239,736.

Long-Term

We primarily rely upon equity-based plans to recruit talented individuals and to motivate them to meet or exceed our long-term business objectives.

Equity Based Compensation Plans

Following our recapitalization on October 24, 2006, the board of directors adopted the West Corporation 2006 Executive Incentive Plan. At the time of our recapitalization in 2006, we allocated approximately 8% of the outstanding common stock for restricted stock grants and 3% of the outstanding common stock for option grants.

Recapitalization Grant

Following the recapitalization, we granted restricted stock grants to our senior executives rather than options. Our decision to make a greater use of restricted stock as a long-term compensation mechanism was based in part on the ability of executives to file so-called “Section 83(b) elections” in connection with each restricted stock grant. A Section 83(b) election allows each executive to pay federal income taxes on the value of the restricted stock grant at the time he or she receives that grant, rather than paying taxes on the value of the grant when the grant vests. The election also allows the executive to begin the holding period for capital gains treatment at the time of grant rather than at the time of vesting.

The vesting of the 2006 restricted stock grants is based upon both the passage of time and performance-based conditions. We believe that our long-term objectives are to create enterprise value and monetize that value in an exit event. We also believe that the vesting of a portion of the restricted stock grants should be based upon the passage of time as a mechanism to encourage executives to remain a part of the organization. Without limiting the foregoing, the plan administrator may at any time accelerate the vesting or exercisability of an award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration.

As of December 31, 2010, the vesting of all outstanding restricted stock grants under our restricted stock program was divided into three tranches. The first tranche of 33.33% of each grant vests ratably over a five-year period of time from the grant date. The purpose of this form of vesting is to retain talented executives for an extended period of time. The remaining 66.67% of the restricted stock grants vest based upon performance criteria tied to an exit event for the Sponsors. Under the restricted stock award agreements, an exit event is defined as a transaction which results in the sale of at least 80% of our stock held by the Sponsors for cash or other marketable securities. The performance criteria for the remaining 66.67% of the restricted stock grant are as follows:

•

Tranche 2 shares, which are equal to 22.22% of each grant, shall become 100% vested upon an exit event of the Sponsors if, after giving effect to any vesting of the Tranche 2 shares on the exit event, the Sponsors’ total return is greater than 200% and the Sponsors’ internal rate of return exceeds 15%.

•

Tranche 3 shares, which equal 44.45% of each grant, will be eligible to vest upon an exit event if, after giving effect to any vesting of the Tranche 2 shares and/or Tranche 3 shares on the exit event, the Sponsors’ total return is more than 200% and their internal rate of return exceeds 15%, with the amount of Tranche 3 shares vesting ratably, using a straight line method, upon the exit event depending on the amount by which the Sponsors’ total return exceeds 200%, based on the following conditions:

•	100% vest, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is equal to or greater than 300%;

•	0% vest, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is 200% or less; and

•

if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the total return is greater than 200% and less than 300%, then the Tranche 3 shares shall vest by a percentage between 0% and 100% determined on a straight line basis as the total return increases from 200% to 300%.

This vesting schedule was adopted to align the interests of executive management with the Sponsors. The purpose of the vesting schedule was to create incentives for reaching specified returns at the time of an exit event.

On May 4, 2009, as authorized by the board, we entered into an amended and restated restricted stock award and special bonus agreement with Mr. Barker, related to the award of 1,650,000 shares of restricted Class A Common Stock originally made on December 1, 2006. As with the original agreement, the vesting of the restricted stock grant is divided into three tranches, with the Tranche 1 of 33.33% of such grant, vesting ratably over a five-year period of time commencing with the date of original grant, provided that vesting shall be accelerated in the event of an initial public offering or change of control. Under the amended agreement, the remaining 66.67% of the restricted stock grant vests based upon performance criteria tied to an exit event for the Sponsors, a sale of our company and period of employment. The vesting criteria are as follows:

•

Tranche 2 shares, which are equal to 22.22% of Mr. Barker’s grant, will become 100% vested upon an exit event of the Sponsors or sale of our company if, after giving effect to any vesting of the Tranche 2 shares on the exit event or sale of our company, the Sponsors’ total return is greater than 200% and the Sponsors’ internal rate of return exceeds 15%.

•

Tranche 3 shares, which are equal to 44.45% of Mr. Barker’s grant, shall become 50% vested upon the earliest to occur of an exit event of the Sponsors, a sale of our company and December 1, 2011, and shall become vested with respect to the other 50% of the Tranche 3 shares upon an exit event of the Sponsors or sale of our company if, after giving effect to any vesting of the Tranche 2 and Tranche 3 shares on the exit event or sale of our company, the Sponsors’ total return is greater than 200% and the Sponsors’ internal rate of return exceeds 15%.

A sale of our company is defined in the amended agreement as a sale of our assets accounting for 80% or more of our consolidated EBITDA or a sale or other disposition of 80% of the shares held by the Sponsors for consideration other than cash or marketable securities. In addition, all of Mr. Barker’s Tranche 2 and Tranche 3 shares vest upon an initial public offering of the Company.

Annual Grants

The Company continues to believe that the long-term business objectives of the Company and its shareholders are best achieved through the use of equity-based grants. Because there is no current public market for the Company’s equity, and thus no public price, the grants, if any, will generally be made on an annual basis with a grant or exercise price based on fair market valuation of our equity determined by an independent appraisal. The compensation committee determines the size of restricted stock grants under the 2006 Plan based upon the CEO’s determination of the overall value of the executive to the Company, including the following factors: 1) the executive’s expected impact on the Company’s financial objectives; 2) recommendations of other members of senior management; 3) the Companys’ ability to replace the executive in the event of the executive’s departure; 4) the size of the organization including number of employees, revenue and income under the executive’s control; 5) the amount received by others in relatively similar positions within our company; and 6) title. The Company has not based, and do not expect to base, future grants on the value of prior grants. There were no grants to the named executive officers in 2010.

Other Long-Term Benefit Plans

We also provide a Nonqualified Deferred Compensation Plan, which we refer to as our Deferred Compensation Plan, to certain of our senior level executives. Eligible executives are allowed to defer annually their bonus and up to 50% of salary compensation not to exceed $500,000, in each case, attributable to services performed in the following plan year. The plan provides that the deferrals are credited with notional earnings based on notional shares of various mutual funds or notional equity interests in our company, at the election of the executive. If the executive chooses notional equity interests in our company as the investment alternative we match a portion of the executive’s deferrals. For 2010, the matching contribution was 50%. Matching contributions to the plan vest ratably over a five-year period beginning on January 1, 2007 or, if later, the date the executive first participates in the plan. The vested portion of the participant’s account under the plan will be paid on the date specified by the participant which can be no earlier than five years following the plan year of deferral or, if earlier, the date the participant separates from service with us. Deferrals credited with earnings based on notional equity interests are paid through the issuance of our shares. Recipients of the shares have no equity or contractual put right with respect to the shares until distributed to them in accordance with the plan. We believe this plan further aligns the interests of executive management and the long term goals of equity holders by providing an ongoing plan that allows executives to increase their equity interest in us.

We also provide a 401(k) plan and a deferred compensation “top hat” plan pursuant to sections 201(2) and 301(a)(3) of ERISA, which we refer to as our Executive Retirement Savings Plan. We match contributions up to 14% of income or the statutory limit, whichever is less. We believe that such plans provide a mechanism for the long-term financial planning of our employees. We have chosen not to include our equity in either plan or to base our matching contributions on individual performance.

Other

We provide discretionary perquisites from time to time for purpose of motivating employees, creating goodwill with employees and rewarding employees for achievements that may not be measurable financial objectives. We do not believe perquisites should be a significant element of our compensation program.

We provide health and benefits plans and reimburse employees for approved business related expenses.

Summary Compensation

The following table shows compensation information for 2010, 2009 and 2008 for the named executive officers, as applicable.

2010 Summary Compensation Table

Name and Principal Position(a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards(1) ($) (e)	Non-Equity Incentive Plan Compensation(2) ($) (f)	All Other Compensation(3) ($) (g)	Total ($) (h)
Thomas B. Barker	2010	900,000	—	—	915,310	781,313	2,596,623
Chief Executive Officer and Director	2009	900,000	—	—	1,373,281	297,110	2,570,391
	2008	897,500	—	—	1,291,800	255,438	2,444,738

Nancee R. Berger	2010	600,000	—	—	610,207	181,355	1,391,562
President and Chief Operating Officer	2009	600,000	—	—	915,682	419,180	1,934,862
	2008	598,077	—	—	738,135	129,706	1,465,918

Todd B. Strubbe	2010	500,000	—	—	356,001	59,060	915,061
President Unified Communications	2009	125,000	100,000	1,205,213	—	2,142,591	3,572,804

Steven M. Stangl	2010	450,000	—	—	387,936	61,242	899,178
President Communication Services	2009	450,000	—	—	467,367	124,564	1,041,931
	2008	446,538	—	—	414,555	142,231	1,003,324

Paul M. Mendlik	2010	450,000	—	—	239,736	93,573	783,309
Chief Financial Officer and Treasurer	2009	450,000	93,951	—	359,715	282,384	1,186,050
	2008	448,077	—	—	332,148	229,153	1,009,378

(1)	The amount in this column constitutes a 2009 restricted stock award under our 2006 Executive Incentive Plan. The amount is the aggregate grant date fair value of Tranche 1 of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC Topic 718”). In accordance with ASC Topic 718, the grant date fair value for the Tranche 2 and Tranche 3 shares is reported as zero until the occurrence of an exit event and satisfaction of the required performance criteria is considered probable. If the performance criteria of Tranches 2 and 3 were achieved then, assuming satisfaction of the maximum performance achievement levels for those tranches, the grant date fair value of Tranches 2 and 3 of Mr. Strubbe’s 2009 restricted stock grant was $2,410,787 in addition to the $1,205,213 value of Tranche 1. See note 14 of the notes to the consolidated financial statements included in this prospectus for a discussion of the relevant assumptions used in calculating this amount pursuant to ASC Topic 718.
(2)	The amounts in this column constitute performance-based payments earned under employment agreements approved by the compensation committee prior to the beginning of each fiscal year. Please see “—Medium Term” for further information regarding these performance based payments.
(3)	Amounts included in this column are set forth by category below in the 2010 “All Other Compensation Table.”

2010 All Other Compensation Table

Name (a)	Tax Reimbursements(1) (b)	Insurance Premiums ($)(2) (c)	Company Contributions to Retirement Plans ($)(3) (d)	Total ($) (e)
Thomas B. Barker	514,998	8,065	258,250	781,313
Nancee R. Berger	—	6,985	174,370	181,355
Todd B. Strubbe	—	810	58,250	59,060
Steven M. Stangl	—	1,242	60,000	61,242
Paul M. Mendlik	—	2,322	91,251	93,573

(1)	Mr. Barker was paid a special bonus in the amount necessary to pay federal and state income taxes associated with a distribution from the Deferred Compensation Plan.
(2)	Includes premiums paid by us for group term life insurance for each of our named executive officers. In addition, this column includes Company paid medical and dental premiums for Mr. Barker and Ms. Berger.
(3)	Includes the employer match on the Executive Deferred Compensation Plan, Qualified Retirement Savings Plan and Non-qualified Deferred Compensation Plan.

2010 Grants of Plan-Based Awards

The following table shows awards made to our named executive officers in 2010.

	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)
Name (a)	Target ($) (b)	Maximum ($) (c)
Thomas B. Barker	2,100,000	N/A
Nancee R. Berger	1,400,000	N/A
Todd B. Strubbe	500,000	N/A
Steven M. Stangl	550,000	N/A
Paul M. Mendlik	550,000	N/A

(1)	The employment agreements for each named executive officer provide for performance-based payments if certain financial measures are achieved. These performance measures, which were approved by the compensation committee, include potential targets. The performance-based payment incentives for the named executive officers did not provide for a maximum amount which could be earned and are noted in the table above as N/A (not applicable). Amounts actually earned under the employment agreements are reflected in column (f) to the Summary Compensation Table. Please see “—Medium Term” section for further information regarding these performance measures and payouts.

Employment Agreements

During 2010, all of the named executive officers were employed pursuant to agreements with us. Each employment agreement sets forth, among other things, the named executive officer’s minimum base salary, non-equity incentive compensation opportunities and entitlement to participate in our benefit plans. The employment agreements are updated annually to reflect salary and bonus objectives for the applicable year.

Salary and Bonus

The 2010 base salaries for the named executive officers established by the compensation committee on February 11, 2010 were: Mr. Barker, Chief Executive Officer, $900,000; Ms. Berger, President and Chief Operating Officer, $600,000; Mr. Strubbe, President—Unified Communications, $500,000; Mr. Stangl, President—Communication Services, $450,000 and Mr. Mendlik, Chief Financial Officer and Treasurer, $450,000.

We have designed our non-equity incentive compensation to represent a significant portion of targeted total annual cash compensation of named executive officers. We pay performance-based bonuses only upon the achievement of pre-determined objective financial goals. The objective financial goals are tailored to the business objectives of the business unit or units managed by the named executive officer. The 2010 objective financial measurement was Compensation EBITDA for Mr. Barker, Ms. Berger and Mr. Mendlik. Mr. Strubbe’s 2010 objective financial measurements were Unified Communications net operating income before corporate allocations and amortization and the achievement of a minimum EBITDA by West Corporation. Mr. Stangl’s 2010 objective financial measurements were Communication Services net operating income before corporate allocations and amortization and the achievement of a minimum EBITDA by West Corporation. Please see “—Medium Term” for a discussion of the specific incentive-based targets for each of the named executive officers.

Term and Termination

The term of each employment agreement commenced on January 1, 2009 except Mr. Strubbe’s which commenced on September 28, 2009, and continues indefinitely until terminated pursuant to its terms. Each employment agreement terminates immediately upon the death of the executive and may otherwise be terminated voluntarily by either party at any time.

In the event that an employment agreement is terminated, the executive is entitled to severance payments determined by the nature of the termination. If we terminate an employment agreement for Cause (as described below), the executive is entitled only to the obligations already accrued under his or her employment agreement (any such obligations are referred to as “accrued obligations”). An executive who dies is entitled to the accrued obligations and the earned bonus for the year in which his or her death occurs. If an executive terminates his or her employment agreement without Good Reason (as described below), the executive is entitled to receive any accrued obligations and, if the executive is providing consulting services, a multiple of his or her base salary payable in equal installments for the consulting period beginning on the date of the termination. If we terminate an employment agreement without Cause or if an executive terminates his or her employment agreement for Good Reason, the executive is entitled to receive any accrued obligations and a multiple of that executive’s base compensation payable in equal installments for the one or two-year period beginning on the date of the termination and, if the executive is providing consulting services to us, an amount equal to the projected annual bonus payable to that executive as of the date of the termination, payable in equal installments for the one or two-year period beginning on the date of the termination. For purposes of determining the severance benefits under the employment agreement, the severance multiple is equal to one for Mr. Strubbe and two for all of the other named executive officers. In any case where our obligation to make severance payments to an executive is conditioned on that executive’s provision of consulting services to us, that obligation terminates immediately in the event that the executive ceases to provide such consulting services within the two-year period beginning on the date of the termination.

Under the employment agreements, “cause” shall be deemed to exist if there is a determination that the executive has engaged in significant objective acts or omissions constituting dishonesty, willful misconduct, or gross negligence relating to our business. The employment agreements define “good reason” as the occurrence of one of the following events without the consent of the executive:

•

both (i) a reduction in any material respect in the executive’s position(s), duties or responsibilities with the company, and (ii) an adverse material change in the executive’s reporting responsibilities, titles or offices with the company, other than, for purposes of clauses (i) and (ii), a reduction or adverse change attributable to the fact that the company is no longer a privately-held company;

•

a reduction of 20 percent (20%) or more in the executive’s rate of annual base salary other than a reduction made after the company determines such reduction is a reasonably necessary step or component to address potential breaches or violations of any debt covenants; or

•	any requirement of the company that the executive be based more than 50 miles from the facility where the executive is based as of the date of the employment agreement.

Consulting Services

If we terminate an employment agreement without Cause or if an executive terminates his or her employment agreement with or without Good Reason, we will retain the executive as a consultant for a period of one or two years (as described above) from the date of the termination. During the consulting period, the executive will receive compensation from us as described above and will remain covered under all medical, dental, vision, flexible spending account and executive assistance plans or programs available to our actively employed executives. The executive may terminate his or her consulting obligations to us at any time during the consulting period. In the event that an executive chooses to engage in other employment, the consulting period and the parties’ respective obligations are immediately terminated.

Restrictive Covenants

Pursuant to each employment agreement, each executive is subject to restrictive covenants related to the protection of confidential information, non-competition, inventions and discoveries, and the diversion of our employees. An executive’s breach of any of the restrictive covenants contained in an employment agreement entitles us to injunctive relief and the return of any severance payments (excluding accrued obligations) in addition to any other remedies to which we may be entitled.

Restricted Stock and Stock Option Awards

In 2010, no named executive officers received grants of restricted stock or stock options.

We do not have specific targets or objectives with respect to the amount of salary and bonus in proportion to total compensation. Generally, the most senior executives and highest paid executives earn a larger percentage of total compensation through performance-based bonuses and equity-based compensation.

Outstanding Equity Awards

The following table shows all outstanding equity awards held by the named executive officers as of December 31, 2010.

2010 Outstanding Equity Awards At Fiscal Year-End Table

	Option Awards			Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable(1) (b)	Option Exercise Price ($) (e)	Option Expiration Date (d)	Number of Shares or Units of Stock That Have Not Vested (#)(2) (e)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($) (f)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3) (g)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4) (h)
Thomas B. Barker	2,229	33.00	1/2/2012	238,350.5	2,526,515	733,343	7,773,436
	1,597.5	33.00	4/2/2012
	2,482	33.00	7/1/2012
	3,046.5	28.23	10/1/2012
	7,862	38.15	4/1/2013
	45,143.5	33.00	4/1/2013
	4,400.5	33.00	7/1/2013
	4,865	33.00	10/1/2013
	3,382	33.00	1/2/2014
	3,192.5	33.00	4/1/2014
	2,963.5	33.00	7/1/2014
	2,568	33.00	10/1/2014
	1,017	33.00	1/3/2015

	84,749

Nancee R. Berger	7,041	33.00	7/1/2013	49,995	529,947	500,025	5,300,265
	7,784	33.00	10/1/2013
	7,862	38.15	4/1/2013
	5,411	33.00	1/2/2014
	5,108	33.00	4/1/2014
	4,741	33.00	7/1/2014
	4,108	33.00	10/1/2014
	1,627	33.00	1/3/2015

	43,682

Todd B. Strubbe	—	—		106,656	1,130,554	266,680	2,826,808

Steven M. Stangl	319	$33.00	4/2/2012	33,330	353,298	333,350	3,533,510
	496	$33.00	7/1/2012
	1,606	$33.00	4/1/2013
	1,173	$33.00	7/1/2013
	1,297	$33.00	10/1/2013
	1,277	$33.00	4/1/2014
	2,235	$33.00	4/1/2014
	1,185	$33.00	7/1/2014
	2,074	$33.00	7/1/2014
	1,027	$33.00	10/1/2014
	1,797	$33.00	10/1/2014

	14,486

Paul M. Mendlik	—	—		33,330	353,298	333,350	3,533,510

(1)	These options represent retained, or “rollover”, options. These rollover options are equity strips comprised of one Class L share and eight Class A shares. In connection with our 2006 recapitalization, certain executive officers elected to convert certain vested options in the Company into fully-vested options in the surviving corporation. No share-based compensation was recorded for these retained options, as these options were fully vested prior to the consummation of the recapitalization (which triggered the “rollover event”).
(2)	These amounts represent restricted stock awards granted on December 1, 2006 for Mr. Barker, Ms. Berger, Mr. Mendlik and Mr. Stangl and on December 30, 2009 for Mr. Strubbe. These awards vest ratably over a five-year period commencing on the date of grant.
(3)	These amounts represent restricted stock grants that vest based upon performance criteria tied to an exit event of the majority shareholders. In accordance with ASC Topic 718, these performance-based awards are not recognized as expense by the Company until the occurrence of an exit event and satisfaction of the required performance criteria is probable. Please see “Compensation Discussion and Analysis” for a discussion of the performance criteria.
(4)	Subsequent to the recapitalization, our common stock is no longer publicly traded and therefore the market value of $10.60 per share was based on the results of an independent appraisal performed as of October 31, 2010 by Corporate Valuation Advisors, Inc.

Option Exercises and Stock Vested

The following table shows for each named executive officer all option awards transferred and all stock awards transferred or that vested during 2010.

	Option Awards		Stock Awards
Name (a)	Number of Shares transferred (#) (b)	Value Realized on transfer ($)(1) (c)	Number of Shares Acquired on Transfer or Vesting (#) (d)	Value Realized on Transfer or Vesting ($)(2) (e)
Thomas B. Barker	76,887	12,614,005	348,340	3,692,401
Nancee R. Berger	—	—	49,995	529,947
Todd B. Strubbe	—	—	26,664	282,638
Steven M. Stangl	—	—	33,330	353,298
Paul M. Mendlik	—	—	33,330	353,298

(1)	Subsequent to the recapitalization, our common stock is no longer publicly traded and therefore the market value of $196.87 per Equity Strip was based on the results of an independent appraisal of October 31, 2010 by Corporate Valuation Advisors and used to value these Equity Strips comprised of eight shares of Class A Common Stock and one share of Class L Common Stock.
(2)	Subsequent to the recapitalization, our common stock is no longer publicly traded and therefore the market value of $10.60 per share was based on the results of an independent appraisal performed as of October 31, 2010 by Corporate Valuation Advisors and used to value these restricted shares of Class A Common Stock.

Nonqualified Deferred Compensation Table

The following table shows certain information regarding our Deferred Compensation Plan and Executive Retirement Savings Plan.

2010 Nonqualified Deferred Compensation Table

Name (a)	Executive Contributions in Last Fiscal Year(1) ($) (b)	Registrant Contributions in Last Fiscal Year(2) ($) (c)	Aggregate Earnings in Last Fiscal Year(3) ($) (d)	Aggregate withdrawals/ distributions(4) ($) (e)	Aggregate Balance at Last Fiscal Year End(5) ($) (f)
Thomas B. Barker
Deferred Compensation Plan Executive Retirement Savings Plan	500,000	250,000	1,370,196	1,287,495	8,105,484
	9,150	4,575	25,697	—	174,720

Nancee R. Berger
Deferred Compensation Plan Executive Retirement Savings Plan	332,239	166,120	767,114	—	4,537,910
	9,150	4,575	25,571	—	199,897

Todd B. Strubbe
Deferred Compensation Plan Executive Retirement Savings Plan	100,000	50,000	30,515	—	180,515
	9,150	4,575	1,749	—	15,474

Steven M. Stangl
Deferred Compensation Plan Executive Retirement Savings Plan	103,500	51,750	352,010	—	2,082,341
	9,150	4,575	28,082	—	193,932

Paul M. Mendlik
Deferred Compensation Plan Executive Retirement Savings Plan	168,938	84,469	903,609	—	5,372,578
	6,155	3,020	9,495	—	60,759

(1)	Amounts in this column are also included in columns (c) and (f) of the 2010 Summary Compensation Table included in this prospectus.
(2)	Amounts in this column are also included in column (g) of the 2010 Summary Compensation Table included in this prospectus.
(3)	The aggregate earnings represent the market value change of these plans during 2010. None of the earnings are included in the 2010 Summary Compensation Table included in this prospectus.
(4)	Mr. Barker’s withdrawal was made pursuant to Mr. Barker’s deferral election under the plan.
(5)	Amounts in this column include both vested and unvested balances. Amounts reported in this column which were previously reported as compensation to the named executive officer in the Summary Compensation Table for previous years were: Mr. Barker $4,584,488; Ms. Berger $4,013,812; Mr. Strubbe $100,000; Mr. Stangl $1,494,169 and Mr. Mendlik $4,871,263. These aggregate amounts do not include withdrawals taken from the Deferred Compensation Plan in 2010 of $1,287,495 for Mr. Barker and in 2007 of $2,009,826 and $3,415,041 for Ms. Berger and Mr. Mendlik, respectively.

Non-Qualified Retirement Plans

Pursuant to the terms of the Deferred Compensation Plan, eligible management, non-employee directors and highly compensated employees who are approved for participation by the board may elect to defer a portion of their compensation and have such deferred compensation notionally invested in the same mutual fund investments made available to participants in the 401(k) plan or in notional equity interests in our company. Open enrollment for eligible participants to participate in the Deferred Compensation Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from selected mutual funds or equity interests for notional investment of their deferred compensation. Administration of the Deferred Compensation Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. Executives are allowed to defer their bonus and up to 50% of salary not to exceed $500,000, in each case, attributable to services performed in the following plan year. We match a percentage of any amounts notionally invested in equity interests which was 50% in 2010. Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or, if later, the date the executive first participates in the Deferred Compensation Plan. All matching contributions become 100% vested if: (i) the participant dies or becomes disabled or is terminated without cause; (ii) a change of control occurs; or (iii) the Deferred Compensation Plan terminates. For purposes of the Deferred Compensation Plan, a change of control occurs if during any period of two consecutive years or less: (i) individuals who at the beginning of such period constitute the entire board shall cease for any reason, subject to certain exceptions, to constitute a majority thereof; (ii) our stockholders approve any merger or consolidation as a result of which our common stock shall be changed, converted or exchanged (other than a merger with a wholly-owned subsidiary of ours) or our liquidation or any sale or disposition of 50% or more of our assets or earning power; or (iii) our stockholders approve any merger or consolidation to which we are a party as a result of which the persons who were our stockholders immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power of the surviving corporation. The Deferred Compensation Plan and any earnings thereon are held separate and apart from our other funds, but remain subject to claims by our general creditors. Earnings in the Deferred Compensation Plan are based on the change in market value of the plan investments during a given period. The vested portion of the participant’s account under the plan will be paid on the date specified by the participant which can be no earlier than five years following the year of deferral or, if earlier, the date the participant separates from service with us. Deferrals invested in notional equity interests are paid through the issuance of our shares. Recipients of the equity interests upon such distribution have no equity or contractual put right with respect to the issued equity interests.

Participation in the Executive Retirement Savings Plan is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. Open enrollment to participate in the Executive Retirement Savings Plan is held annually. Upon enrollment, the participant’s participation and deferral percentage is fixed for the upcoming calendar year. Participants may select from selected mutual funds for investment of their deferred compensation. Participants may change their investment selection as oftenas they choose. Administration of the Executive Retirement Savings Plan is performed by an outside provider, Wells Fargo Institutional Trust Services. We will match 50% of employee contributions, limited to the same maximums and vesting terms as those of the 401(k) plan. Earnings in the Executive Retirement Savings Plan are based on the change in market value of the plan investments (mutual funds) during a given period. We maintain a grantor trust under the Executive Retirement Savings Plan. The principal of the trust and any earnings thereon are held separate and apart from our other funds and are used exclusively for the uses and purposes of plan participants, but remain subject to claims from our general creditors.

2010 returns for the investment funds in the Executive Savings Plan were:

Fund	2010 return	Fund	2010 return
Wells Fargo Advantage Ultra Short Term	3.90%	Wells Fargo Advantage Capital Growth	17.42%
PIMCO Total Return A	8.36%	Goldman Sachs Mid Cap Value A	24.85%
MFS Total Return A	10.37%	Victory Special Value A	20.32%
MFS Value A	11.68%	Invesco Mid Cap Care Equity	12.52%
Wells Fargo Advantage Index	14.82%	Baron Small Cap	23.47%
Davis New York Venture A	12.11%	American New Perspective	12.73%
Fidelity Growth Opportunity	24.09%	American Funds Euro Pacific Growth	9.72%
Janus Growth and Income	8.63%

2010 Potential Payments Upon Termination or Change of Control Table

As described under “—Employment Agreements,” each of the named executive officers is subject to an employment agreement that provides severance payments upon certain terminations. Please see “—Employment Agreements” above for a description of terms of the employment agreements.

The following table sets forth the payments and benefits that each named executive officer would have been entitled to upon certain termination events or a change of control as of December 31, 2010.

2010 Potential Payments and Benefits Upon Termination or Change in Control Table

Name (a)	Benefits(1) ($) (b)	Potential Cash Severance Payment(2) ($) (c)	Accelerated Vesting Upon Change in Control or Initial Public Offering(3) ($) (d)
Thomas B. Barker	40,260	2,050,832	10,610,284
Nancee R. Berger	38,100	1,367,221	832,474
Todd B. Strubbe	12,403	653,205	1,190,726
Steven M. Stangl	26,615	1,067,370	492,121
Paul M. Mendlik	23,296	965,697	617,205

(1)	Benefits include payments of medical, accident, disability and life insurance premiums for a specified period of time. These benefits are payable only in the case of a qualifying termination as set forth in (2) below.
(2)	In accordance with the executive’s employment agreement, (i) in the event of the executive’s voluntary termination of employment without Good Reason, the executive would be entitled to receive his or her base salary as payment for services as a consultant during the consulting period following termination of employment; and (ii) in the event of the executive’s termination of employment without Cause or voluntary termination of employment for Good Reason, the executive would be entitled to receive his or her base salary for the severance period following termination of employment and a further payment for those executives providing consulting services, equal to such executive’s projected annual bonus. The severance period is one year for Mr. Strubbe and two years for all of the other named executive officers.
(3)	Subsequent to the recapitalization, our common stock is no longer traded and, therefore, the market value of $10.60 per share was based on the results of an independent appraisal performed as of October 31, 2010 by Corporate Valuation Advisors, Inc. The amounts in column (d) are the result of multiplying the respective restricted shares that would vest, upon a qualifying termination. Mr. Barker’s Restricted Stock Agreement provides that all three restricted stock tranches vest upon an initial public offering. Unless the performance criteria are met for tranches 2 and 3, the other named executives only vest in tranche 1 upon a change of control. In addition, this column includes the unvested portion of the Company’s match in the Deferred Compensation Plan, which will vest upon termination without cause or a change of control.

Risk Management and Compensation

The compensation committee has designed our compensation structure with the intent to attract and retain executives who have the ability and desire to grow our company profitably. The compensation committee believes that incentive compensation should encourage risk within parameters that are appropriate for the long-term profitable growth of our businesses.

Each year the compensation committee reviews each compensation element, including the factors for determining executive bonuses for the upcoming year as well as the bonus targets and payout ranges. The compensation committee has structured its compensation program so that executive performance is not considered in determining annual salary. Rather, annual salary is designed to provide adequate compensation to recruit and retain talented individuals who have the ability and desire to achieve the objective financial goals that ultimately determine medium and long-term compensation.

The compensation committee believes that certain factors mitigate the potential risks posed by our medium and long-term compensation elements. For example, bonuses are earned upon the profitable growth (EBITDA or Adjusted EBITDA) over the prior year. This performance metric focuses the executives on profitability of the Company, with incentives for profitable growth. In addition, the Company has designed our internal control system to provide reasonable assurance regarding the reliability of our accounting records and financial reporting system. The Company’s performance metrics for the annual cash bonus program are subject to the scrutiny of our internal control system. The Company also engages in a comprehensive budgeting process which requires multi-level approvals with respect to various expenditures, including capital expenditures and the addition of new personnel. The compensation committee believes that the Company’s budgeting process as well as the various internal controls implemented by us limit the actions that employees can take without proper review and evaluation of the potential risks to us of such actions. With respect to the Company’s annual cash bonus program, we retain 25% of quarterly bonuses, and pay such holdback in February of the following year provided that the annual objective financial goals are met.

With regard to equity-based compensation, vesting is primarily tied to long-term performance and partially tied to vesting over time. These vesting provisions were selected to align the interests of recipients of equity- based awards with those of our investors. The compensation committee believes that each of these factors mitigates any risks posed by the Company’s compensation program.

Non-employee Director Compensation

None of our non-employee directors receive a director fee or stock option grants but will be reimbursed for all reasonable expenses incurred in connection with their attendance at board meetings.

Compensation Committee Interlocks and Insider Participation

Mr. Anthony J. DiNovi, a member of our compensation committee, is Co-President of Thomas H. Lee Partners, L.P. Affiliates of Thomas H. Lee Partners, L.P. provide management and advisory services pursuant to a management agreement entered into in connection with the consummation of our recapitalization. The aggregate fees for services are approximately $3.3 million annually. Thomas H. Lee Partners, L.P. also received reimbursement for travel and other out-of pocket expenses in the aggregate amount of approximately $0.1 million in 2010.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table summarizes the beneficial ownership of our common stock as of February 5, 2010 for:

•	each person who we know beneficially owns more than 5% of our common stock;

•	each director;

•	each executive officer whose name appears in the Summary Compensation Table; and

•	all directors and executive officers as a group.

Name and Address of Beneficial Owners(1)	Class L Shares		Class A Shares
	Number	Percentage	Number	Percentage
5% Stockholders
Gary L. West(2)	1,250,101	12.5%	10,375,805	11.8%
Mary E. West(2)	1,250,101	12.5%	9,625,805	10.9%
Quadrangle Group Funds(3)	1,250,000	12.5%	10,000,000	11.4%
Thomas H. Lee Funds(4)	6,007,500	60.3%	48,060,000	54.6%

Directors and Named Executive Officers
Thomas B. Barker(5)	108,252	1.1%	2,057,688	2.3%
Anthony J. DiNovi	*	*	*	*
Steven G. Felsher	*	*	*	*
Soren L. Oberg	*	*	*	*
Jeff T. Swenson	*	*	*	*
Nancee R. Berger(6)	43,682	*	1,099,456	1.2%
Paul M. Mendlik(7)	25,235	*	671,962	*
Todd B. Strubbe	—	—	400,000	*
Steven M. Stangl(8)	14,486	*	615,888	*
All directors and executive officers as a group (8 persons)(9)(10)	240,226	2.4%	6,158,564	6.9%

*	Less than 1%
(1)	The address of each of our executive officers and directors is c/o West Corporation, 11808 Miracle Hills Drive, Omaha, Nebraska 68154.
(2)	The address for these stockholders is 9746 Ascot Drive, Omaha, Nebraska 68114. Includes, with respect to Mr. West, 750,000 shares of Class A common stock owned by the Gary and Mary West Wireless Health Institute (the “Institute”), a non profit organization, which has appointed Mr. West as the sole representative and proxy with respect to its shares. Mr. West disclaims any beneficial ownership of any shares held by the Institute.
(3)	Includes 1,093,975.68 Class L shares and 8,751,805.44 Class A shares owned by Quadrangle Capital Partners II LP; 29,348.97 Class L shares and 234,791.76 Class A shares owned by Quadrangle Select Partners II LP; and 126,675.35 Class L shares and 1,013,402.8 Class A shares owned by Quadrangle Capital Partners II-A LP (collectively, the “Quadrangle Funds”). The Quadrangle Funds’ general partner is Quadrangle GP Investors II LP, whose general partner is QCP GP Investors II LLC (collectively, the “QF Advisors”). Shares held by the Quadrangle Funds may be deemed to be beneficially owned by the QF Advisors. The QF Advisors disclaim any beneficial ownership of any shares held by the Quadrangle Funds. Each of the Quadrangle Funds has an address c/o Quadrangle Group LLC, 375 Park Avenue, 14th Floor, New York, New York 10152. Voting or investment control over securities that the Quadrangle Funds own are acted upon by QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. Voting or investment control over securities that the Quadrangle Funds own are acted upon by the investment committee of QCP GP Investors II LLC as general partner of Quadrangle GP Investors II LP, the general partner of the Quadrangle Funds. The current members of the investment committee of QCP GP Investors II LLC are Michael A. Huber, Peter R. Ezersky and Steven G. Felsher.

(4)	Includes 2,489,666.58 Class L shares and 19,917,332.64 Class A shares owned by Thomas H. Lee Equity Fund VI, L.P.; 1,685,869.75 Class L shares and 13,486,958 Class A shares owned by Thomas H. Lee Parallel Fund VI, L.P.; 1,307,500 Class L shares and 10,460,000 Class A shares owned by THL Equity Fund VI Investors (West), L.P.; 294,487.6 Class L shares and 2,355,900.8 Class A shares owned by Thomas H. Lee Parallel (DT) Fund VI, L.P.; 4,567.5 Class L shares and 36,540 Class A shares owned by THL Coinvestment Partners, L.P.; and 200,000 Class L shares and 1,600,000 Class A shares owned by THL Equity Fund VI Investors (West) HL, L.P. (collectively, the “THL Funds”); 12,706.76 Class L shares and 101,654.08 Class A shares owned by Putnam Investment Holdings, LLC; and 12,701.81 Class L shares and 101,614.48 Class A shares owned by Putnam Investments Employees’ Securities Company III LLC (collectively, the “Putnam Funds”). The THL Funds’ general partner is THL Equity Advisors VI, LLC, whose sole member is Thomas H. Lee Partners, L.P., whose general partner is Thomas H. Lee Advisors, LLC (collectively, “Advisors”). Shares held by the THL Funds may be deemed to be beneficially owned by Advisors. Advisors disclaim any beneficial ownership of any shares held by the THL Funds. The Putnam Funds are co-investment entities of the THL Funds. Putnam Investment Holdings, LLC (“Holdings”) is the managing member of Putnam Investments Employees’ Securities Company III LLC (“ESC III”). Holdings disclaims any beneficial ownership of any shares held by ESC III. Putnam Investments LLC, the managing member of Holdings, disclaims beneficial ownership of any shares held by the Putnam Funds. Each of the THL Funds has an address c/o Thomas H. Lee Partners, L.P., 100 Federal Street, 35th Floor, Boston, Massachusetts 02110. The Putnam Funds have an address c/o Putnam Investment, Inc., 1 Post Office Square, Boston, Massachusetts 02109. Voting or investment control over securities that the THL Funds own are acted upon by majority vote of the members of a ten-member committee, the members of which are Todd M. Abbrecht, Charles A. Brizius, Anthony J. DiNovi, Thomas M. Hagerty, Scott L. Jaeckel, Seth W. Lawry, Soren L. Oberg, Scott A. Schoen, Scott M. Sperling and Kent R. Weldon.
(5)	Includes 84,749 Class L shares subject to options and 677,992 Class A shares subject to options.
(6)	Includes 43,682 Class L shares subject to options, 349,456 Class A shares subject to options and 750,000 Class A shares held by family trusts.
(7)	Includes 22,295 Class L shares and 178,360 Class A shares of common stock owned by family trusts.
(8)	Includes 14,486 Class L and 115,888 Class A shares subject to options.
(9)	Includes 27,295 Class L shares subject to options and 1,368,360 Class A shares held by family trusts and subject to options.
(10)	Includes 177,720 Class L and 1,421,760 Class A shares subject to options.

The table above does not include 195,897 shares notionally granted under our Nonqualified Deferred Compensation Plan at March 10, 2011. These shares have not been granted, do not carry voting rights and cannot be sold until the end of the deferral periods, which begin in 2012 unless there is a change of control of us.

Except as otherwise noted, each person named in the table above has sole voting and investment power with respect to the shares. Beneficial ownership and percentages are calculated in accordance with SEC rules. Beneficial ownership includes shares subject to options that are currently exercisable or exercisable within 60 days.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Related Party Transaction Policy

Prior to the recapitalization on October 24, 2006, the board of directors consisted of six members, three of which were determined to be independent pursuant to Rule 4200 (a)(15) of NASDAQ. As a result of the recapitalization, the Company is no longer required to have independent directors on its board. While the Company is not subject to the NASDAQ listing standards, the board did review such standards and determined that none of the Company’s directors are independent under those standards as a result of their positions with Thomas H. Lee Partners, L.P., Quadrangle Group LLC or the Company, as applicable.

2006 Recapitalization

On October 24, 2006, we completed a recapitalization of the Company in a transaction sponsored by the Sponsors pursuant to the Agreement and Plan of Merger, dated as of May 31, 2006, between us and Omaha Acquisition Corp., a Delaware corporation formed by the Sponsors for the purpose of recapitalizing the company. Omaha Acquisition Corp. was merged with and into the Company, with the Company continuing as the surviving corporation. Pursuant to such recapitalization, our publicly traded shares of common stock were cancelled in exchange for cash and Gary and Mary West converted approximately 85% of the shares of our common stock held by them prior to the recapitalization into the right to receive cash of approximately $1.4 billion (at a discount of approximately 12% to the price being paid in respect of the publicly traded shares) and the remaining 15% of their holdings into 2.5 million shares of our Class L common stock and 20 million shares of our Class A common stock. As set forth in the table below, in connection with the recapitalization, our current executive officers received aggregate transaction payments of approximately $2.5 million and stay bonus payments, which were paid on the six-month and one year anniversaries of the recapitalization, of approximately $6.6 million. None of our current directors, other than Mr. Barker, in his capacity as an executive officer, received any payments in connection with the recapitalization.

Executive Officer	Transaction Payments	Stay Bonus
Thomas B. Barker	$770,000	$2,200,000
Nancee R. Berger	568,750	1,625,000
Paul M. Mendlik	500,000	765,000
Mark V. Lavin	—	700,000
David C. Mussman	400,000	470,000
Steven M. Stangl	250,000	850,000

	$2,488,750	$6,610,000

Transactions Since the Recapitalization

Since January 1, 2006, we have engaged in the following transactions with our directors, executive officers and holders of more than 5% of our voting securities, and affiliates or immediately family members of our directors, executive officers and holders of more than 5% of our voting securities:

Management Agreement

Affiliates of the Sponsors provide management and advisory services pursuant to a management agreement entered into in connection with the consummation of the recapitalization. The fees for services and expenses in 2010, 2009 and 2008 aggregated $4.2 million each year. In addition, during 2007, in consideration for financial advisory services and capital structure analysis services rendered in connection with the recapitalization, affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC received an aggregate transaction fee of $40.0 million. Thomas H. Lee Partners, L.P. and Quadrangle Group LLC also received reimbursement for travel and other out-of-pocket expenses associated with the recapitalization transaction in the aggregate of approximately $0.2 million. Three members of our board are affiliated with Thomas H. Lee Partners, L.P.: Mr. Anthony J. DiNovi, Co-President, Mr. Soren L. Oberg, Managing Director, and Mr. Jeff T. Swenson, Director. One member of our board is affiliated with Quadrangle Group LLC: Mr. Steven G. Felsher, Senior Advisor.

Registration Rights Agreement

In connection with the recapitalization, we also entered into a registration rights and coordination agreement with certain stockholders including the THL Investors; the Quadrangle Investors; our founders, Gary L. West and Mary E. West; certain of our executive officers, including Thomas B. Barker, Nancee R. Berger, Paul M. Mendlik, David C. Mussman and Steven M. Stangl; and each of their respective permitted assignees. Pursuant to this agreement, subject to certain exceptions and conditions, we are required to register their shares of common stock under the Securities Act, and they will have the right to participate in future registrations of securities by us.

Office Lease

We lease certain office space owned by a partnership whose partners are Mary and Gary West who collectively own approximately 22% of our common stock at December 31, 2010. Related party lease expense was approximately $0.7 million each year for the years ended December 31, 2010, 2009 and 2008. The lease expires in 2014.

TOGM

On April 30, 2009, we entered into a series of amended and restated agreements with TOGM pursuant to which TOGM would finance up to 70% of the purchase price of selected receivables portfolios. Interest generally accrues on the outstanding debt at a fixed rate of 8.5%. The amended and restated agreements continued the facility executed as of May 21, 2008 and which expired December 31, 2008 pursuant to which TOGM had financed up to 80% of the purchase price of selected receivables portfolios at a variable rate equal to 3.5% over prime. The debt is non-recourse to us and collateralized by all of the assets of West Receivables Purchasing, LLC (“West Receivables”). The sole assets of West Receivables were the receivables portfolios which were partially financed by TOGM. At December 31, 2009, we had $0.7 million of non-recourse portfolio notes payable outstanding under this facility, which were sold to an unrelated third party.

In connection with the formation of West Receivables, we and TOGM entered into an operating agreement pursuant to which the members share in the profits of the portfolio after collection expenses and the repayment of principal and interest in proportion to their respective membership interests. We provided, directly or through a third party, all necessary services to West Receivables, including collection of the receivables pursuant to a servicing agreement. TOGM’s shareholders are Mary and Gary West, who collectively own approximately 22% of our common stock.

In December 2010, TOGM agreed that it had no further economic interest in West Receivables and authorized the liquidation of its assets, which was completed in December 2010.

The Company does not have a written related party transaction policy, however, under its charter, the audit committee will review and approve all related party transactions as required to be reported pursuant to item 404(a) of Regulation S-X.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Secured Credit Facilities

Overview

On October 24, 2006, we entered into senior secured credit facilities with a syndicate of institutional lenders and financial institutions in connection with the acquisition of a controlling interest in the Company by private equity funds sponsored by the Sponsors. We have amended our senior secured credit facilities since the recapitalization. (See note 9 to our audited financial statements as of and for the three years ended December 31, 2010).

Our existing senior secured credit facilities provide senior secured financing of up to $2,784.0 million, consisting of:

•	$1,034.0 million term B-2 loan facilities maturing October 2013;

•	$1,000.0 million term B-4 loan facilities maturing July 2016;

•	$500.0 million term B-5 loan facilities maturing July 2016; and

•

a $250.0 million revolving credit facility, of which approximately $92.0 million matures October 2012 and approximately $158.0 million matures January 2016 (and commitments have been secured for approximately $43.0 million of additional senior secured revolving credit facility commitments for the January 2016 maturity), including a letter of credit sub-facility and a swingline loan sub-facility.

The amended and restated credit agreement allows us to incur up to $231.0 million of incremental credit facilities plus the aggregate amount of principal payments made in respect of the term loans, subject to certain conditions. Such incremental credit facilities would be secured by the collateral securing the senior secured credit facilities under the amended and restated credit agreement.

As of March 31, 2011, we had $1,916.4 million outstanding under the existing senior secured credit facilities and no outstanding borrowings under the existing revolving credit facilities.

Interest Rate and Fees

Borrowings under our senior secured credit facilities bear interest at a rate equal to an applicable margin plus, at our option, either (a) a base rate determined by reference to the higher of (1) the prime lending rate as set forth on the British Banking Association Telerate Page 5 and (ii) the federal funds effective rate from time to time plus 0.50% or (b) a LIBOR rate determined by reference to the costs of funds for deposits for the interest period relevant to such borrowing adjusted for certain additional costs.

Pricing of the amended and restated senior secured term loan facility, due 2013, is based on the Company’s corporate debt rating and the grid ranges from 2.125% to 2.75% for LIBOR rate loans (LIBOR plus 2.375% at March 31, 2011), and from 1.125% to 1.75% for Base Rate loans (Base Rate plus 1.375% at March 31, 2011). The interest rate margins for the amended and restated senior secured term loans due 2016 are based on the Company’s corporate debt rating based on a grid, which ranges from 4.00% to 4.625% for LIBOR rate loans (LIBOR plus 4.25% at March 31, 2011), and from 3.00% to 3.625% for Base Rate loans (Base Rate plus 3.25% at March 31, 2011). The effective annual interest rate, inclusive of debt amortization costs, on the senior secured term loan facility during the three months ended March 31, 2011 was 6.56%, compared to 4.49% during the three months ended March 31, 2010.

The original maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 1.75% to 2.50% for LIBOR rate loans (LIBOR plus 2.0% at March 31, 2011), and the margin ranges from 0.75% to 1.50% for base rate loans (Base Rate plus 1.0% at March 31, 2011).

The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the original maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the original maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. The average daily outstanding balance of the original maturity senior secured revolving credit facility during the three months ended March 31, 2011 and 2010 was $0.0 million and $33.7 million, respectively. The highest balance outstanding on the original maturity senior secured revolving credit facility during the three months ended March 31, 2011 and 2010 was $0.0 million and $80.9 million, respectively.

The extended maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 2.75% to 3.50% for LIBOR rate loans (LIBOR plus 3.0% at March 31, 2011), and the margin ranges from 1.75% to 2.50% for base rate loans (Base Rate plus 2.0% at March 31, 2011). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the extended maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the extended maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. The highest balance outstanding on the extended maturity senior secured revolving credit facility during the three months ended March 31, 2011 was $9.0 million. Prior to this, there had been no borrowings on the extended maturity senior secured revolving credit facility since its inception on October 5, 2010.

Prepayments

Our senior secured credit facilities require us to prepay outstanding term loans, subject to certain exceptions, with:

•	50% (which percentage will be reduced to 25% if our total leverage ratio is less than 5.25:1 and to 0% if our total leverage ratio is less than 4.5:1) of our annual excess cash flow;

•	100% of the net cash proceeds of certain asset sales and casualty and condemnation events, subject to reinvestment rights and certain other exceptions; and

•	100% of the net cash proceeds of any incurrence of certain debt, other than debt permitted under our senior secured credit facilities.

The foregoing mandatory prepayments will be applied to installments of the applicable term loan facilities in direct order of maturity.

We may voluntarily repay outstanding loans under our senior secured credit facilities at any time without premium or penalty, other than customary “breakage” costs with respect to LIBOR loans, except that a 1% premium would apply to prepayments of our term B-4 loans and term B-5 loans in certain repricing transactions occurring on or prior to October 5, 2011.

Amortization of Term Loans

Our senior secured credit facilities require scheduled quarterly payments on the term loan facility equal to 0.25% of the initial aggregate principal amount of the term loans, with the balance due at maturity.

Collateral and Guarantees

Our senior secured credit facilities are guaranteed by, subject to certain exceptions, each of our existing and future domestic wholly-owned subsidiaries. All obligations under our senior secured credit facilities, and the guarantees of those obligations, are secured by substantially all of our and our guarantor subsidiaries’ existing and future property and assets and by a pledge of the capital stock of our domestic wholly-owned restricted subsidiaries and up to 65% of the capital stock of our first-tier foreign wholly-owned restricted subsidiaries.

Certain Covenants and Events of Default

Our senior secured credit facilities require us to comply on a quarterly basis with the following financial covenants:

•	a maximum leverage ratio; and

•	a minimum interest coverage ratio.

In addition, our senior secured credit facilities include negative covenants that, subject to significant exceptions, limit our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt or issue preferred stock;

•	create liens on assets;

•	enter into sale and leaseback transactions;

•	engage in mergers or consolidations;

•	sell assets;

•	pay dividends and distributions or repurchase our capital stock;

•	make investments, loans or advances;

•	make capital expenditures;

•	repay subordinated indebtedness;

•	engage in certain transactions with affiliates;

•	amend material agreements governing our subordinated indebtedness; and

•	change our lines of business.

Our senior secured credit facilities also include certain customary affirmative covenants and events of default, including a change of control. If an event of default occurs, the lenders under our senior secured credit facilities will be entitled to take various actions, including the acceleration of all amounts due under our senior secured credit facilities and all actions permitted to be taken by a secured creditor.

2016 Senior Subordinated Notes, 2018 Senior Notes and 2019 Senior Notes

As of March 31, 2011, we had outstanding an aggregate principal amount of $450.0 million senior subordinated notes due 2016 (the “2016 Senior Subordinated Notes”), issued in connection with the recapitalization. The 2016 Senior Subordinated Notes were issued in the aggregate principal amount of $450.0 million and bear interest at 11%. Interest is payable semi-annually on April 15 and October 15. The 2014 Senior Notes and the 2016 Senior Subordinated Notes do not have required principal payments prior to maturity. Our wholly owned subsidiaries that guarantee our obligations under the senior secured credit facilities guarantee the 2016 Senior Subordinated Notes.

On October 5, 2010, we issued $500.0 million aggregate principal amount of 8 5/8% senior notes that mature on October 1, 2018 (the “2018 Senior Notes”). Interest is payable semi-annually on January 15 and July 15. The 2018 Senior Notes do not have required principal payments prior to maturity. Our wholly owned subsidiaries that guarantee our obligations under the senior secured credit facilities guarantee the 2018 Senior Notes.

On November 24, 2010, we issued $650 million aggregate principal amount of 7 7/8% senior notes that mature January 15, 2019 (the “2019 Senior Notes”). Interest is payable semi-annually on May 15 and November 15. The 2019 Senior Notes do not have required principal payments prior to maturity. Our wholly owned subsidiaries that guarantee our obligations under the senior secured credit facilities guarantee the 2019 Senior Notes.

The indentures governing the 2016 Senior Subordinated Notes, the 2018 Senior Notes and the 2019 Senior Notes limit our ability and the ability of our restricted subsidiaries to:

•	incur additional debt or issue certain preferred shares;

•	pay dividends on or make distributions in respect of or repurchase our capital stock;

•	make certain investments;

•	sell certain assets;

•	create liens on certain assets to secure debt;

•	consolidate, merge, sell, or otherwise dispose of all or substantially all of our assets;

•	limit dividends and other payments by our restricted subsidiaries;

•	enter into certain transactions with our affiliates; and

•	designate our subsidiaries as unrestricted subsidiaries.

Our ability to incur additional debt and make certain restricted payments under our existing indentures, subject to specified exceptions, is tied to an adjusted EBITDA to fixed charge coverage ratio of at least 2.0 to 1.0, except that we may incur certain debt and make certain restricted payments and certain permitted investments without regard to the ratio, such as up to $2,850.0 million aggregate principal amount of debt under credit facilities (including $1,916.4 million that was outstanding under our senior secured credit facilities as of March 31, 2011), and investments in similar businesses of up to the greater of $150.0 million and 7.0% of the consolidated total assets of the Company and its Restricted Subsidiaries. If we are able to incur one dollar of additional debt under the fixed charge coverage ratio test, our existing indentures allow us to pay restricted payments in an amount equal to 50% of our cumulative consolidated net income since October 1, 2006 (reduced by 100% of our cumulative net loss for the same period), plus the proceeds of certain equity offerings and additional amounts. As of March 31, 2011, we estimate we had approximately $356.7 million of availability under this basket for restricted payments.

On and after October 15, 2011, we may redeem our 2016 Senior Subordinated Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a premium declining ratably to par plus accrued and unpaid interest.

On and after October 1, 2014, we may redeem our 2018 Senior Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a premium declining ratably to par plus accrued and unpaid interest.

On and after November 15, 2014 we may redeem our 2019 Senior Notes, in whole or in part, at a price equal to 100% of the principal amount thereof, plus a premium declining ratably to par plus accrued and unpaid interest.

If a change of control occurs, we must give holders of our 2016 Senior Subordinated Notes, holders of our 2018 Senior Notes and holders of our 2019 Senior Notes an opportunity to sell their notes at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest.

DESCRIPTION OF THE EXCHANGE NOTES

General

Certain terms used in this description are defined under the subheading “Certain Definitions.” In this description, (i) the terms “we,” “our” and “us” each refer to West Corporation (“West”) and its consolidated Subsidiaries, and (ii) the term “Issuer” refers only to West and not any of its Subsidiaries.

The terms of the exchange notes are identical in all material respects to the outstanding notes except that, upon completion of the exchange offer, the exchange notes will be registered under the Securities Act and free of any covenants regarding exchange registration rights.

The Issuer issued $650,000,000 aggregate principal amount of 7 7/8% senior notes due 2019 (the “Notes”) under an indenture dated November 24, 2010 (the “Indenture”) among the Issuer, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Notes were issued in a private transaction that was not subject to the registration requirements of the Securities Act. Except as set forth herein, the terms of the Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

The following description is only a summary of the material provisions of the Indenture, does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below. We urge you to read the Indenture because it, not this description, defines your rights as a Holder of the Notes. You may request copies of the Indenture at our address set forth under the heading “Summary—Company Information.”

Brief Description of Notes

The Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be initially guaranteed on an unsecured senior basis by each Restricted Subsidiary that guarantees the Senior Credit Facilities;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness (including the Senior Credit Facilities and the 8 5/8% Senior Notes) of the Issuer;

•	will be effectively subordinated to all secured Indebtedness of the Issuer (including the Senior Credit Facilities) to the extent of the value of the assets securing such Indebtedness; and

•	will be senior in right of payment to all existing and future Subordinated Indebtedness (including the Senior Subordinated Notes) of the Issuer.

Guarantees

The Guarantors, as primary obligors and not merely as sureties, will initially jointly and severally irrevocably and unconditionally guarantee, on an unsecured senior basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the Notes, whether for payment of principal of or interest on or Additional Interest in respect of the Notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture.

All of the Restricted Subsidiaries (other than as detailed below) will initially guarantee the Notes. Each of the Guarantees of the Notes:

•	will be a general unsecured senior obligation of each Guarantor;

•	will be pari passu in right of payment with all existing and future Senior Indebtedness of each such entity (including the guarantees of the Senior Credit Facilities and the 8 5/8% Senior Notes);

•	will be senior in right of payment to any existing and future Subordinated Indebtedness (including the Guarantees of the Senior Subordinated Notes) of each such entity; and

•	will be effectively subordinated to all secured Indebtedness of each such entity.

The Notes will be structurally subordinated to Indebtedness of Subsidiaries of the Issuer that do not guarantee the Notes.

Not all of the Issuer’s Subsidiaries will guarantee the Notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor Subsidiaries, the non-guarantor Subsidiaries will pay the holders of their debt, their preferred stockholders and their trade creditors before they will be able to distribute any of their assets to the Issuer. None of our Foreign Subsidiaries, non-Wholly-Owned Subsidiaries (subject to certain limited exceptions), Receivables Subsidiaries or Receivables Management Subsidiaries will guarantee the Notes. For each of the twelve months ended December 31, 2010 and the twelve months ended March 31, 2011, the non-guarantor subsidiaries generated approximately 19% and 24% of our total revenue and Adjusted EBITDA, respectively. In addition, as of December 31, 2010 and March 31, 2011, the non-guarantor subsidiaries held approximately 15% and 16% of our consolidated assets, respectively.

The obligations of each Guarantor under its Guarantees will be limited as necessary to prevent the Guarantees from constituting a fraudulent conveyance under applicable law.

Any entity that makes a payment under its Guarantee will be entitled upon payment in full of all guaranteed obligations under the Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

If a Guarantee was rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the Guarantor, and, depending on the amount of such indebtedness, a Guarantor’s liability on its Guarantee could be reduced to zero. See “Risk Factors—Risks Related to the Notes and Our Other Indebtedness—Federal and state fraudulent transfer laws permit a court to void the notes and the guarantees, and, if that occurs, you may not receive any payment on the notes.”

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon:

(1)(a) any sale, exchange, disposition or transfer (by merger or otherwise) of (x) the Capital Stock of such Guarantor after which the applicable Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture;

(b) the release or discharge of such Guarantor from its guarantee of Indebtedness under the Senior Credit Facilities (including by reason of the termination of the Senior Credit Facilities) or the guarantee that resulted in the obligation of such Guarantor to guarantee the Notes, except a discharge or release by or as a result of payment under such guarantee;

(c) the proper designation of any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary; or

(d) the Issuer exercising its legal defeasance option or covenant defeasance option as described under “—Legal Defeasance and Covenant Defeasance” or the Issuer’s obligations under the Indenture being discharged in accordance with the terms of the Indenture; and

(2) the Issuer or such Guarantor delivering to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for in the Indenture relating to such transaction have been complied with.

Ranking

Senior Secured Indebtedness Versus the Notes

The payment of the principal of, premium, if any, and interest and Additional Interest, if any, on the Notes and the payment of any Guarantee will rank pari passu in right of payment with the prior payment in cash in full of all Senior Indebtedness of the Issuer or the relevant Guarantor, as the case may be, including the obligations of the Issuer and such Guarantor under the Senior Credit Facilities.

The Notes will be effectively subordinated in right of payment to all of the Issuer’s and the Guarantors’ existing and future Secured Indebtedness to the extent of the value of the assets securing such Indebtedness. As of March 31, 2011 the Issuer had approximately $1,916.4 million of Secured Indebtedness and $250.0 million of availability under the Senior Credit Facilities, all of which would be Secured Indebtedness.

Although the Indenture will contain limitations on the amount of additional Indebtedness that the Issuer and the Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Paying Agent and Registrar for the Notes

The Issuer will maintain one or more paying agents for the Notes in the Borough of Manhattan, City of New York. The initial paying agent for the Notes will be the Trustee.

The Issuer will also maintain a registrar with offices in the Borough of Manhattan, City of New York. The initial registrar will be the Trustee. The registrar will maintain a register reflecting ownership of the Notes outstanding from time to time and will make payments on and facilitate transfer of Notes on behalf of the Issuer.

The Issuer may change the paying agents or the registrars without prior notice to the Holders. The Issuer or any of its Subsidiaries may act as a paying agent or registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the Indenture. The registrar and the Trustee may require a Holder to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuer is not required to transfer or exchange any Note selected for redemption. Also, the Issuer is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Principal, Maturity and Interest

The Issuer will initially issue up to $650,000,000 of Notes. The Notes will mature on January 15, 2019. The Notes will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of thereof. Subject to compliance with the covenant described below under the caption “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” the Issuer may issue additional Notes from time to time after this offering under the Indenture (“Additional Notes”). The Notes offered by the Issuer and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context requires otherwise, references to “Notes” for all purposes of the Indenture and this “Description of Notes” include any Additional Notes that are actually issued.

Interest on the Notes will accrue at the rate of 7  7/8% per annum and will be payable semi-annually in arrears on May 15 and November 15 of each year to the Holders of Notes of record on the 15th calendar day immediately preceding such interest payment date. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including the Issue Date. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Mandatory Redemption; Offers To Purchase; Open Market Purchases

The Issuer is not required to make any mandatory redemption or sinking fund payments with respect to the Notes. However, under certain circumstances, the Issuer may be required to offer to purchase Notes as described under the caption “—Repurchase at the Option of Holders.” We may at any time and from time to time purchase Notes in the open market or otherwise.

Optional Redemption

Except as set forth below, the Issuer will not be entitled to redeem the Notes at its option prior to November 15, 2014.

At any time prior to November 15, 2014 the Issuer may redeem all or a part of the Notes (including Additional Notes), upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to the registered address of each Holder, or otherwise delivered in accordance with the procedures of DTC, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2014 the Issuer may redeem the Notes (including Additional Notes), in whole or in part, upon notice as described under the heading “—Selection and Notice” at the redemption prices (expressed as percentages of principal amount of the Notes to be redeemed) set forth below, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November of each of the years indicated below:

Year	Percentage
2014	103.938%
2015	101.969%
2016 and thereafter	100.000%

In addition, until November 15, 2013, the Issuer may, at its option, on one or more occasions redeem up to 35% of the aggregate principal amount of Notes (including Additional Notes) issued by it at a redemption price equal to 107.875% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon and Additional Interest, if any, to the applicable Redemption Date, subject to the right of Holders of Notes of record on the relevant record date to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

Notice of any redemption upon any Equity Offering may be given prior to the redemption thereof, and any such redemption or notice may, at the Issuer’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

The Trustee shall select the Notes to be purchased in the manner described under “—Selection and Notice.”

Repurchase at the Option of Holders

Change of Control

The Notes will provide that if a Change of Control occurs, unless the Issuer has previously or concurrently mailed a redemption notice with respect to all the outstanding Notes as described under “—Optional Redemption,” the Issuer will make an offer to purchase all of the Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of the Notes of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first-class mail, with a copy to the Trustee, to each Holder of Notes to the address of such Holder appearing in the security register with a copy to the Trustee or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to the covenant entitled “Change of Control,” and that all Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(2) the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuer defaults in the payment of the Change of Control Payment, all Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer will be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders will be entitled to withdraw their tendered Notes and their election to require the Issuer to purchase such Notes, provided that the paying agent receives, not later than the close of business on the third Business Day prior to the Change of Control Payment Date, notice, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the Notes, the principal amount of Notes tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes and its election to have such Notes purchased;

(7) that if the Issuer is redeeming less than all of the Notes, the Holders of the remaining Notes will be issued new Notes and such new Notes will be equal in principal amount to the unpurchased portion of the Notes surrendered. The unpurchased portion of the Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof; and

(8) the other instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

(1) accept for payment all Notes issued by it or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the Notes so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuer.

The Senior Credit Facilities will, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, provide that certain change of control events with respect to the Issuer would constitute a default thereunder (including a Change of Control under the Indenture). If we experience a change of control that triggers a default under our Senior Credit Facilities, we could seek a waiver of such default or seek to refinance our Senior Credit Facilities. In the event we do not obtain such a waiver or refinance the Senior Credit Facilities, such default could result in amounts outstanding under our Senior Credit Facilities being declared due and payable and cause a Receivables Facilities to be wound down.

Our ability to pay cash to the Holders of Notes following the occurrence of a Change of Control may be limited by our then-existing financial resources. Therefore, sufficient funds may not be available when necessary to make any required repurchases.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of us and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Initial Purchasers and us. After the Issue Date, we have no present intention to engage in a transaction that would involve a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to incur additional Indebtedness are contained in the covenants described under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “Certain Covenants—Liens.” Such restrictions in the Indenture can be waived only with the consent of the Holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford Holders of the Notes protection in the event of a highly leveraged transaction.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

The definition of “Change of Control” includes a disposition of all or substantially all of the assets of the Issuer to any Person. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of the assets of the Issuer. As a result, it may be unclear as to whether a Change of Control has occurred and whether a Holder of Notes may require the Issuer to make an offer to repurchase the Notes as described above. The provisions under the Indenture relative to the Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the Holders of a majority in principal amount of the Notes.

Asset Sales

The Indenture will provide that the Issuer will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(1) the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of; and

(2) except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash and Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on the Issuer’s or such Restricted Subsidiary’s most recent balance sheet or in the footnotes thereto) of the Issuer or such Restricted Subsidiary, other than liabilities that are by their terms subordinated to the Notes or the Guarantees, that are assumed by the transferee of any such assets and for which the Issuer and all of its Restricted Subsidiaries have been validly released by all creditors in writing,

(b) any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash and/or Cash Equivalents (to the extent of the cash and/or Cash Equivalents received) within 180 days following the closing of such Asset Sale, and

(c) any Designated Non-cash Consideration received by the Issuer or such Restricted Subsidiary in such Asset Sale having an aggregate fair market value (as determined in good faith by the Issuer), taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of the receipt of such Designated Non-cash Consideration, with the fair market value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash and Cash Equivalents for purposes of this provision and for no other purpose.

Within 450 days after the receipt of any Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply such Net Proceeds from such Asset Sale,

(1) to permanently reduce:

(a) Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

(b) Obligations under Indebtedness (other than Subordinated Indebtedness) that is secured by Liens, which Liens are permitted by the Indenture, and to correspondingly reduce commitments with respect thereto,

(c) Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto); provided that the Issuer shall equally and ratably reduce Obligations under the Notes as provided under “––Optional Redemption,” through open-market purchases (to the extent such purchases are at or above 100% of the principal amount thereof) or by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders of Notes to purchase their Notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, and Additional Interest, if any, on the amount of Notes that would otherwise be prepaid, or

(d) Indebtedness of a Restricted Subsidiary that is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary; or

(2) to make (a) an Investment in any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) capital expenditures or (c) acquisitions of other assets, in the case of each of (a), (b) and (c), used or useful in a Similar Business, or

(3) to make an Investment in (a) any one or more businesses, provided that such Investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or another of its Restricted Subsidiaries, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary (which acquisition may be in the form of a merger, amalgamation, consolidation or similar transaction), (b) properties or (c) other assets that, in the case of each of (a), (b) and (c), replace the businesses, properties and/or assets that are the subject of such Asset Sale;

provided that, in the case of clauses (2) and (3) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment so long as the Issuer, or such other Restricted Subsidiary enters into such commitment with the good faith expectation that such Net Proceeds will be applied to satisfy such commitment within 180 days of such commitment (an “Acceptable Commitment”) and, in the event any Acceptable Commitment is later cancelled or terminated for any reason before the Net Proceeds are applied in connection therewith, the Issuer or such Restricted Subsidiary enters into another Acceptable Commitment (a “Second Commitment”) within 90 days of such cancellation or termination; provided further that if any Second Commitment is later cancelled or terminated for any reason before such Net Proceeds are applied, then such Net Proceeds shall constitute Excess Proceeds.

Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the preceding paragraph will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $40.0 million, the Issuer shall make an offer to all Holders of the Notes and, if required by the terms of any Indebtedness that is pari passu with the Notes (“Pari Passu Indebtedness”), to the holders of such Pari Passu Indebtedness (an “Asset Sale Offer”), to purchase the maximum aggregate principal amount of the Notes and such Pari Passu Indebtedness that is $2,000 or an integral multiple of $1,000 in excess thereof that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Additional Interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten Business Days after the date that Excess Proceeds exceed $40.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee or otherwise in accordance with the procedures of DTC.

To the extent that the aggregate amount of Notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to compliance with other covenants contained in the Indenture. If the aggregate principal amount of Notes and the Pari Passu Indebtedness surrendered in an Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee shall select the Notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the Notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero (regardless of whether Notes and Pari Passu Indebtedness were surrendered and whether any Excess Proceeds thereafter remain).

Pending the final application of any Net Proceeds pursuant to this covenant, the holder of such Net Proceeds may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

Selection and Notice

If the Issuer is redeeming less than all of the Notes issued by it at any time, the Trustee will select the Notes to be redeemed (a) if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed or (b) on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate.

Notices of purchase or redemption shall be mailed by first-class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of Notes at such Holder’s registered address or otherwise in accordance with the procedures of the DTC, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. If any Note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such Note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

The Issuer will issue a new Note in a principal amount equal to the unredeemed or unpurchased portion, if any, of the Note called for redemption or tendered for purchase in the name of the Holder upon cancellation of the redeemed or purchased Note. Notes called for redemption or tendered for purchase become due on the date fixed for redemption or purchase. On and after the redemption date, interest ceases to accrue on Notes or portions thereof called for redemption or tendered for purchase.

Certain Covenants

Set forth below are summaries of certain covenants contained in the Indenture. If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under the Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Issuer and the Restricted Subsidiaries will not be subject to the covenants (the “Suspended Covenants”) described under:

(1) “Repurchase at the Option of Holders—Asset Sales”;

(2) “—Limitation on Restricted Payments”;

(3) “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(4) clause (4) of the first paragraph of “—Merger, Consolidation or Sale of All or Substantially All Assets”;

(5) “—Transactions with Affiliates”;

(6) “—Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(7) “—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries”; and

(8) “Repurchase at the Option of Holders—Change of Control”.

In the event that the Issuer and the Restricted Subsidiaries are not subject to the Suspended Covenants under the Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating and/or (b) the Issuer or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Notes below an Investment Grade Rating, then the Issuer and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants under the Indenture with respect to future events.

There can be no assurance that the Notes will ever achieve or maintain Investment Grade Ratings.

Limitation on Restricted Payments

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(I) declare or pay any dividend or make any payment having the effect thereof or any distribution on account of the Issuer’s or any of its Restricted Subsidiaries’ Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than:

(a) dividends or distributions by the Issuer payable solely in Equity Interests (other than Disqualified Stock) of the Issuer; or

(b) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly-Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(II) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

(III) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than:

(a) Indebtedness permitted under clauses (7) and (8) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the purchase, repurchase or other acquisition of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(IV) make any Restricted Investment

(all such payments and other actions set forth in clauses (I) through (IV) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default shall have occurred and be continuing or would occur as a consequence thereof;

(2) immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after October 24, 2006 (including Restricted Payments permitted by clauses (1), (2) (solely with respect to the payment of dividends on Refunding Capital Stock (as defined below) pursuant to clause (b) thereof only), (6)(c) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of (without duplication):

(a) 50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from October 1, 2006 to the end of the Issuer’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit; plus

(b) 100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by the Issuer since immediately after October 24, 2006 (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) from the issue or sale of:

(i)(A) Equity Interests of the Issuer, including Treasury Capital Stock (as defined below), but excluding cash proceeds and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received from the sale of:

(x) Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent entity of the Issuer and the Issuer’s Subsidiaries after October 24, 2006 to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph; and

(y) Designated Preferred Stock

and (B) to the extent such net cash proceeds are actually contributed to the Issuer, Equity Interests of any direct or indirect parent entity of the Issuer (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph); or

(ii) debt securities of the Issuer that have been converted into or exchanged for Equity Interests of the Issuer or any direct or indirect parent entity of the Issuer;

provided, however, that this clause (b) shall not include the proceeds from (W) Refunding Capital Stock (as defined below), (X) Equity Interests or convertible debt securities of the Issuer sold to a Restricted Subsidiary, (Y) Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock pursuant to the terms thereof or (Z) Excluded Contributions; plus

(c) 100% of the aggregate amount of cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property contributed to the capital of the Issuer following October 24, 2006 (other than (i) net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or Preferred Stock pursuant to clause (12)(a) of the second paragraph of “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” (ii) by a Restricted Subsidiary and (iii) from any Excluded Contributions); plus

(d) 100% (50% in the case of Excluded Dispositions) of the aggregate amount received in cash and the fair market value, as determined in good faith by the Issuer, of marketable securities or other property received by means of:

(i) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments and Excluded Dispositions made by the Issuer or its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer or its Restricted Subsidiaries and repayments of loans or advances and releases of guarantees, which constitute Restricted Investments by the Issuer or its Restricted Subsidiaries, in each case after October 24, 2006; or

(ii) the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of the Capital Stock of an Unrestricted Subsidiary or a distribution of capital or property from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after October 24, 2006; plus

(e) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary or the merger, amalgamation or consolidation of an Unrestricted Subsidiary into the Issuer or a Restricted Subsidiary or the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to the Issuer or a Restricted Subsidiary after October 24, 2006, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the Issuer in good faith or, if such fair market value may exceed $75.0 million, in writing by an Independent Financial Advisor, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary or at the time of such merger, amalgamation, consolidation or transfer (other than to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (11) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment).

The Company estimates that the amount available for Restricted Payments pursuant to the foregoing clause (3) was approximately $356.7 million as of March 31, 2011.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

(2)(a) the redemption, purchase, repurchase, defeasance, retirement or other acquisition or retirement of any Equity Interests (“Treasury Capital Stock”) of the Issuer or any direct or indirect parent entity of the Issuer or Subordinated Indebtedness (i) in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of, Equity Interests of the Issuer (other than any Disqualified Stock) and/or (ii) in exchange for, or out of the proceeds of, the contribution to the Issuer by any direct or indirect parent entity of the Issuer of Equity Interests of any direct or indirect parent entity of the Issuer of cash, Cash Equivalents and marketable securities from the net proceeds of the sale or issuance (other than to a Restricted Subsidiary or the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Equity Interests of any direct or indirect parent entity of the Issuer) (any such Equity Interests of the Issuer and any direct or indirect parent entity of the Issuer, collectively, “Refunding Capital Stock”), (b) the declaration and payment of dividends on Treasury Capital Stock out of the proceeds of the substantially concurrent sale or issuance (other than to a Subsidiary of the Issuer or to an employee stock ownership plan or any trust established by the Issuer or any of its Subsidiaries) of Refunding Capital Stock of the Issuer, and (c) if immediately prior to the retirement of Treasury Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent entity of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that were declarable and payable on such Treasury Capital Stock immediately prior to such retirement;

(3) the redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness of the Issuer or a Guarantor made by exchange for, or out of the proceeds of the substantially concurrent incurrence or issuance of, new Indebtedness of the Issuer or a Guarantor, as the case may be, which is incurred or issued in compliance with “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as:

(a) the principal amount of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on (which shall include obligations of this type constituting Additional Interest hereunder), the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired for value, plus the amount of any applicable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired, plus any tender premium, defeasance costs, and any reasonable fees and expenses incurred in connection with such redemption, repurchase, defeasance, exchange, acquisition or retirement and the issuance or incurrence of such new Indebtedness;

(b) such new Indebtedness is subordinated to the Notes or the applicable Guarantee at least to the same extent as such Subordinated Indebtedness so redeemed, repurchased, defeased, exchanged, acquired or retired for value;

(c) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired; and

(d) such new Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, defeased, exchanged, acquired or retired;

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Issuer or any of its direct or indirect parent companies held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year, (x) $30.0 million, for the calendar year ending December 31, 2009 and (y) $15.0 million (which shall increase to $20.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer) for any subsequent calendar year, with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $30.0 million in any calendar year (which shall increase to $40.0 million subsequent to the consummation of an underwritten public Equity Offering by the Issuer or any direct or indirect parent entity of the Issuer); provided further that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock) of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer’s direct or indirect parent companies, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent companies that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (3) of the preceding paragraph; plus

(b) the cash proceeds of key man life insurance policies received by the Issuer or its Restricted Subsidiaries after the Issue Date; less

(c) the amount of any Restricted Payments previously made with the cash proceeds described in clauses (a) and (b) of this clause (4);

and provided further that cancellation of Indebtedness owing to the Issuer from future, present or former employees, directors or consultants of the Issuer, any of the Issuer’s direct or indirect parent companies or any of the Issuer’s Restricted Subsidiaries in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent companies will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

(5) the declaration and payment of dividends and distributions to holders of any class or series of Disqualified Stock of the Issuer or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” to the extent such dividends and distributions are included in the definition of “Fixed Charges”;

(6) (a) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

(b) the declaration and payment of dividends and distributions to a direct or indirect parent entity of the Issuer, the proceeds of which will be used to fund the payment of dividends and distributions to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent entity issued after the Issue Date, provided that the amount of dividends and distributions paid pursuant to this clause (b) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

(c) the declaration and payment of dividends and distributions on Refunding Capital Stock that is Preferred Stock in excess of the dividends and distributions declarable and payable thereon pursuant to clause (2) of this paragraph;

provided , however, in the case of each of (a), (b) and (c) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends and distributions on Refunding Capital Stock that is Preferred Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and its Restricted Subsidiaries on a consolidated basis would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

(7) Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of, or the consideration for such sale is not subsequently sold, transferred for or converted into, cash or marketable securities, not to exceed the greater of (x) $75.0 million and (y) 3.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(9) the declaration and payment of dividends and distributions on the Issuer’s common stock (or the payment of dividends and distributions to any direct or indirect parent entity to fund a payment of dividends and distributions on such entity’s common stock), following the first public offering of the Issuer’s common stock or the common stock of any of its direct or indirect parent companies after the Issue Date, of up to 6% per annum of the net cash proceeds received by or contributed to the Issuer in or from any such public offering, other than public offerings with respect to the Issuer’s common stock registered on Form S-4 and other than any public sale constituting an Excluded Contribution;

(10) Restricted Payments that are made with Excluded Contributions;

(11) other Restricted Payments in an aggregate amount, taken together with all other Restricted Payments made pursuant to this clause (11) that are at the time outstanding, not to exceed the greater of (x) $150.0 million and (y) 5.0% of Total Assets at the time made;

(12) [Reserved.];

(13) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “––Repurchase at the Option of Holders—Change of Control” and “––Repurchase at the Option of Holders—Asset Sales”; provided that a Change of Control Offer or Asset Sale Offer, as applicable, has been made and all Notes tendered by Holders in connection with a Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(14) the declaration and payment of dividends and distributions by the Issuer to, or the making of loans to, any direct or indirect parent in amounts required for any direct or indirect parent entity of the Issuer to pay, in each case without duplication,

(a) franchise taxes and other fees, taxes and expenses required to maintain their corporate existence;

(b) federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and its Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries; provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Issuer and its Restricted Subsidiaries would be required to pay in respect of federal, state and local taxes for such fiscal year were the Issuer, its Restricted Subsidiaries and its Unrestricted Subsidiaries (to the extent described above) to pay such taxes separately from any such parent entity;

(c) customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent entity of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries;

(d) general corporate operating and overhead costs and expenses of any direct or indirect parent entity of the Issuer to the extent such costs and expenses are attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries, including, without limitation, in respect of director fees and expenses, administrative, legal and accounting services provided by third parties and other costs and expenses including all costs and expenses with respect to filings with the SEC plus any indemnification claims made by directors or officers of any direct or indirect parent attributable to the ownership or operation of the Issuer and its Restricted Subsidiaries; and

(e) fees and expenses other than to Affiliates of the Issuer related to any unsuccessful equity or debt offering of any direct or indirect parent entity;

(15) the distribution, dividend or other transfer or disposition of shares of Capital Stock of, or Indebtedness owed to the Issuer or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents) or the proceeds thereof;

(16) cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Capital Stock of the Issuer or any direct or indirect parent entity of the Issuer; provided that any such cash payment shall not be for the purpose of evading the limitation of this covenant;

(17) distributions or payments of Receivables Fees;

(18) the declaration and payment of dividends and distributions on the Equity Interests of any Receivables Management Subsidiary to holders of minority interests to the extent such holder (or its Affiliate) participates in the Receivables Management Business (including as a lender or financier under any financing provided to a Receivables Management Subsidiary;

(19) the payment of dividends and other distributions to any direct or indirect parent entity of the Issuer not to exceed an amount equal to any reduction in taxes actually realized by the Issuer and its Restricted

Subsidiaries in connection with, or otherwise resulting from, the Transaction (as defined in the indenture governing the 9 1/2% Senior Notes as in effect on the Issue Date) in the form of refunds, credits or deductions as a direct result of transaction fees and expenses, commitment and other financing fees and severance, change in control and other compensation expense incurred in connection with the exercise, repurchase, rollover or payout of stock options or bonuses; and

(20) the redemption, repurchase, defeasance or other acquisition or retirement of the Senior Subordinated Notes; provided that the time of such redemption, repurchase, defeasance or other acquisition or retirement and after giving pro forma effect thereto, the Consolidated Total Debt Ratio would be no greater than 5.00 to 1.0;

provided , however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (7), (11), (15), (19) and (20), no Default shall have occurred and be continuing or would occur as a consequence thereof.

The Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary after the Issue Date except pursuant to the second to last sentence of the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10), (11) or (15) of the second paragraph of this covenant, or pursuant to the definition of “Permitted Investments,” and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or Preferred Stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of Preferred Stock, if the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries’ most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided, however, that Restricted Subsidiaries that are not Guarantors may not incur Indebtedness or issue Disqualified Stock or Preferred Stock if, after giving pro forma effect to such incurrence or issuance (including a pro forma application of the net proceeds therefrom), more than an aggregate of $200.0 million of Indebtedness or Disqualified Stock or Preferred Stock of Restricted Subsidiaries that are not Guarantors is outstanding pursuant to this paragraph at such time.

The foregoing limitations will not apply to:

(1) the incurrence of Indebtedness under Credit Facilities by the Issuer or any of its Restricted Subsidiaries and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount outstanding at any one time equal to (a) $2,350.0 million plus (b) the Incremental Facilities Amount;

(2) the incurrence by the Issuer and any Guarantor of Indebtedness represented by the Notes (including any Guarantee) (other than any Additional Notes) and exchange notes issued in respect of the Notes and any Guarantee thereof;

(3) Indebtedness of the Issuer and its Restricted Subsidiaries in existence on the Issue Date (other than Indebtedness described in clauses (1) and (2));

(4) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and Preferred Stock incurred by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets) (including through the refunding, refinancing or reimbursement of amounts originally applied or incurred for such purposes) up to an aggregate amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred pursuant to this clause (4) and including any Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and Preferred Stock incurred pursuant to this clause (4), does not exceed the greater of (x) $175.0 million and (y) 8.0% of Total Assets at any time outstanding;

(5) Indebtedness incurred by the Issuer or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including letters of credit in respect of workers’ compensation claims, or other Indebtedness with respect to reimbursement-type obligations regarding workers’ compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

(6) Indebtedness arising from agreements of the Issuer or its Restricted Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

(a) such Indebtedness is not reflected on the balance sheet of the Issuer, or any of its Restricted Subsidiaries (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (6)(a)); and

(b) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and its Restricted Subsidiaries in connection with such disposition;

(7) Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor is expressly subordinated in right of payment to the Notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (7);

(8) Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided, however, that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is expressly subordinated in right of payment to the Guarantee of the Notes of such Guarantor; provided further that any subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary or any pledge of such Indebtedness constituting a Permitted Lien), directly or through the disposition of the Restricted Subsidiary holding such Indebtedness, shall be deemed, in each case, to be an incurrence of such Indebtedness not permitted under this clause (8);

(9) shares of Preferred Stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary, provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Issuer or another of its Restricted Subsidiaries or any pledge of such Indebtedness constituting a Permitted Lien) shall be deemed in each case to be an issuance of such shares of Preferred Stock not permitted under this clause (9);

(10) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting interest rate risk with respect to any Indebtedness permitted to be incurred pursuant to “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” exchange rate risk or commodity pricing risk;

(11) obligations in respect of performance, bid, appeal and surety bonds and completion guarantees, and of obligations in respect of letters of credit related thereto, provided by the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(12)(a) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary in an aggregate amount since the Issue Date equal to 200% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case, other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (3)(b) and (3)(c) of the first paragraph of “—Limitation on Restricted Payments” to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other Investments, payments or exchanges pursuant to the second paragraph of “—Certain Covenants—Limitation on Restricted Payments” or to make Permitted Investments (other than Permitted Investments specified in clauses (1) and (3) of the definition thereof) and (b) Indebtedness or Disqualified Stock of the Issuer and Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference which, when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and Preferred Stock then outstanding and incurred or issued pursuant to this clause (12)(b), does not at any one time outstanding exceed $250.0 million (it being understood that any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued pursuant to this clause (12)(b) shall cease to be deemed incurred or issued or outstanding for purposes of this clause (12)(b) but shall be deemed incurred or issued for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred or issued such Indebtedness, Disqualified Stock or Preferred Stock under the first paragraph of this covenant without reliance on this clause (12)(b));

(13) the incurrence or issuance by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or Preferred Stock which serves to refund, refinance or replace any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued as permitted under the first paragraph of this covenant and clauses (2), (3) and (12)(a) above, this clause (13) and clause (14) below or any Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to so refund, refinance or replace such Indebtedness, Disqualified Stock or Preferred Stock including additional Indebtedness, Disqualified Stock or Preferred Stock incurred or issued to pay premiums (including tender premiums), defeasance costs and fees in connection therewith (the “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(a) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded, replaced or refinanced,

(b) to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the Notes or any Guarantee thereof, such Refinancing Indebtedness is subordinated or pari passu to the Notes or the Guarantee at least to the same extent as the Indebtedness being refinanced, replaced or refunded or (ii) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness must be Disqualified Stock or Preferred Stock, respectively, and

(c) shall not include:

(i) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of the Issuer;

(ii) Indebtedness, Disqualified Stock or Preferred Stock of a Subsidiary of the Issuer, that is not a Guarantor that refinances Indebtedness, Disqualified Stock or Preferred Stock of a Guarantor; or

(iii) Indebtedness, Disqualified Stock or Preferred Stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or Preferred Stock of an Unrestricted Subsidiary;

and provided further that subclause (a) of this clause (13) will not apply to any refunding, replacing or refinancing of any Indebtedness outstanding under any Credit Facility;

(14) Indebtedness, Disqualified Stock or Preferred Stock of (x) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation) and (y) Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that, after giving effect to such acquisition, merger, amalgamation or consolidation, such Indebtedness, Disqualified Stock or Preferred Stock is Permitted Acquisition Debt;

(15) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, provided that such Indebtedness is extinguished within two Business Days of its incurrence;

(16) Indebtedness of the Issuer or any of its Restricted Subsidiaries supported by a letter of credit issued pursuant to any Credit Facility, in a principal amount not in excess of the stated amount of such letter of credit;

(17)(a) any guarantee by the Issuer or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

(b) any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer provided that such guarantee is incurred in accordance with the covenant described below under “—Additional Subsidiary Guarantees”;

(18) Indebtedness of Foreign Subsidiaries of the Issuer incurred not otherwise permitted hereunder up to an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and incurred pursuant to this clause (18), does not exceed the greater of (x) $100.0 million and (y) 4.5% of the Total Assets at any time outstanding (it being understood that any Indebtedness incurred pursuant to this clause (18) shall cease to be deemed incurred or outstanding for purposes of this clause (18) but shall be deemed incurred for the purposes of the first paragraph of this covenant upon reclassification pursuant to clause (1) of the third paragraph of this covenant);

(19) Indebtedness of the Issuer or any of its Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business;

(20) Indebtedness consisting of Indebtedness issued by the Issuer or any of its Restricted Subsidiaries to current or former officers, directors and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Issuer or any direct or indirect parent company of the Issuer to the extent described in clause (4) of the second paragraph under the caption “—Limitation on Restricted Payments”; and

(21) Indebtedness under any Receivables Management Financing; provided that (i) the amount of Indebtedness incurred under a Receivables Management Financing shall not exceed 90% of the value of the Receivables Management Assets purchased with such proceeds and (ii) at the time of incurrence and after giving pro forma effect thereto, the Receivables Management Leverage Ratio would be no greater than 3.0 to 1.0.

For purposes of determining compliance with this covenant:

(1) in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (1) through (21) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer, in its sole discretion, may classify or reclassify such item of Indebtedness, Disqualified Stock or Preferred Stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or Preferred Stock in one of the above clauses; provided that all Indebtedness outstanding under the Credit Facilities on the Issue Date will be treated as incurred on the Issue Date under clause (1) of the preceding paragraph and such amounts outstanding under clause (1) on the Issue Date may not be later reclassified; and

(2) at the time of incurrence, the Issuer will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in the first and second paragraphs above.

Accrual of interest (or dividends), the accretion of accreted value and the payment of interest (or dividends) in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

The Indenture will provide that the Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinated or junior in right of payment to any Indebtedness of the Issuer or such Guarantor, as the case may be, unless such Indebtedness is expressly subordinated in right of payment to the Notes or such Guarantor’s Guarantee to the extent and in the same manner as such Indebtedness is subordinated to other Indebtedness of the Issuer or such Guarantor, as the case may be.

The Indenture will not treat (1) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured or (2) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Liens

The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) that secures obligations under any Indebtedness or any related Guarantee, on any asset or property of the Issuer or any Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless:

(1) in the case of Liens securing Subordinated Indebtedness, the Notes and related Guarantees are secured by a Lien on such property, assets or proceeds that is senior in priority to such Liens; or

(2) in all other cases, the Notes or the Guarantees are equally and ratably secured, except that the foregoing shall not apply to (a) Liens securing Indebtedness permitted to be incurred under Credit Facilities, including any letter of credit facility relating thereto, that was permitted by the terms of the Indenture to be incurred pursuant to clause (1) of the second paragraph under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and (b) Liens incurred to secure Obligations in respect of any Indebtedness permitted to be incurred pursuant to the covenant described above under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that, with respect to Liens securing Obligations permitted under this subclause (b), at the time of incurrence and after giving pro forma effect thereto (and the uses thereof), the Consolidated Secured Debt Ratio would be no greater than 4.25 to 1.0.

Any Lien created for the benefit of Holders of the Notes pursuant to this covenant shall be deemed automatically and unconditionally released and discharged upon the release and discharge of each of the Liens described in clauses (1) and (2) above.

Merger, Consolidation or Sale of All or Substantially All Assets

The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1) the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Notes and the Indenture pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after such transaction, no Default exists;

(4) immediately after giving pro forma effect to such transaction and any related financing transactions, as if such transactions had occurred at the beginning of the applicable four-quarter period,

(a) the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(b) the Fixed Charge Coverage Ratio for the Successor Company would be greater than the Fixed Charged Coverage Ratio for the Issuer and its Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, in which case clause (1)(b) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the Indenture, the Notes and the Registration Rights Agreement; and

(6) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

The Successor Company will succeed to, and be substituted for, the Issuer, as the case may be, under the Indenture, the Guarantees and the Notes, as applicable. Notwithstanding the foregoing clauses (3) and (4),

(1) any Restricted Subsidiary may consolidate with or merge into or transfer all or part of its properties and assets to the Issuer, and

(2) the Issuer may merge with an Affiliate of the Issuer, as the case may be, solely for the purpose of reincorporating the Issuer in a State of the United States so long as the amount of Indebtedness, Disqualified Stock and Preferred Stock of the Issuer and its Restricted Subsidiaries is not increased thereby.

No Guarantor will, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not the Issuer or Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(1)(a) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the jurisdiction of organization of such Guarantor, as the case may be, or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the “Successor Person”);

(b) the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor’s related Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(c) immediately after such transaction, no Default exists; and

(d) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

(2) the transaction is made in compliance with the covenant described under “—Repurchase at the Option of Holders—Asset Sales.”

Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such Guarantor under the Indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, any Guarantor may (x) consolidate or merge into or wind up into or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties and assets to other Guarantors or the Issuer and (y) merge with an Affiliate of the Issuer solely for the purpose of reincorporating the Guarantor in a State of the United States as long as the amount of Indebtedness, Preferred Stock and Disqualified Stock is not increased thereby.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the property or assets of a Person.

A Guarantee by a Guarantor shall provide by its terms that it shall be automatically and unconditionally released and discharged upon any sale, exchange, disposition or transfer (by merger, amalgamation, consolidation or otherwise) of the Capital Stock of such Guarantor (including any sale, exchange, disposition or transfer), after which the applicable Guarantor is no longer a Restricted Subsidiary or all or substantially all the assets of such Guarantor which sale, exchange, disposition or transfer is made in compliance with the applicable provisions of the Indenture.

Transactions with Affiliates

The Issuer will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an “Affiliate Transaction”) involving aggregate payments or consideration in excess of $5.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable when taken as a whole to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis; and

(2) the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $15.0 million, a resolution adopted by the majority of the board of directors of the Issuer approving such Affiliate Transaction and set forth in an Officer’s Certificate certifying that such Affiliate Transaction complies with clause (1) above.

The foregoing provisions will not apply to the following:

(1) transactions between or among the Issuer or any of its Restricted Subsidiaries;

(2) Restricted Payments permitted by the provisions of the Indenture described above under the covenant “—Limitation on Restricted Payments” and the definition of “Permitted Investments”;

(3) the payment of any fees (including management, consulting, monitoring, transaction and advisory fees) and related expenses, indemnities, reimbursements and termination fees pursuant to the Sponsor Management Agreement not to exceed the amount set forth in the Sponsor Management Agreement and any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the Sponsor Management Agreement as in effect on the Issue Date) (it being agreed that management, consulting, advisory and similar fees equal to 1.0% of Pro Forma EBITDA per annum (with accrual for, and carryover of, any unpaid amounts) and 1.0% of any transactions are in any event permitted);

(4) the payment of reasonable and customary fees and compensation paid to, and indemnities and reimbursements provided on behalf of, officers, directors, employees or consultants of the Issuer, any of the direct or indirect parent entities of the Issuer or any of its Restricted Subsidiaries;

(5) transactions in which the Issuer or any of its Restricted Subsidiaries, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or stating that the terms are not materially less favorable to the Issuer or its relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person on an arm’s-length basis;

(6) any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the Issue Date);

(7) the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders or similar agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous in any material respect to the Holders when taken as a whole as compared to the original agreement in effect on the Issue Date;

(8) [Reserved.];

(9) any agreement between any Person and an Affiliate of such Person existing at the time such Person is acquired by or merged into or amalgamated or consolidated with the Issuer or a Restricted Subsidiary; provided that such agreement was not entered into in contemplation of such acquisition, amalgamation, consolidation or merger, or any amendment thereto (so long as any such amendment is not disadvantageous in any material respect to the Holders when taken as a whole as compared to the applicable agreement as in effect on the date of such acquisition or merger);

(10) transactions with customers, clients, suppliers, joint venture partners, lessors or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and its Restricted Subsidiaries, in the reasonable determination of the board of directors of the Issuer or the senior management thereof, or are on terms at least as favorable as would reasonably have been obtained at such time from an unaffiliated party;

(11) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Affiliate;

(12) payments by the Issuer or any of its Restricted Subsidiaries to any of the Investors made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the board of directors of the Issuer in good faith or are otherwise permitted by the Indenture;

(13) payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent companies or any of its Restricted Subsidiaries and employment agreements, stock option plans and other similar arrangements with such employees or consultants which, in each case, are approved by the Issuer in good faith;

(14) sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

(15) investments by the Investors in securities of the Issuer or any of its Restricted Subsidiaries so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the investment constitutes less than 5% of the proposed or outstanding issue amount of such class of securities; and

(16) transactions entered into in the ordinary course of business in connection with the sale or acquisition of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in connection with the Receivables Management Business, including, without limitation, all servicing, collection and financing arrangements with respect thereto.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Issuer will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(1) (a) pay dividends or make any other distributions to the Issuer or any of its Restricted Subsidiaries on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or

(b) pay any Indebtedness owed to the Issuer or any of its Restricted Subsidiaries;

(2) make loans or advances to the Issuer or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Issuer or any of its Restricted Subsidiaries,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Senior Credit Facilities and the related documentation and the indentures governing the Existing Notes and the related documentation;

(b) the Indenture and the Notes;

(c) Indebtedness permitted under clause (4) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” and any similar obligations otherwise permitted under such covenant, in each case that impose restrictions of the nature discussed in clause (3) above on the property so acquired;

(d) applicable law or any applicable rule, regulation or order;

(e) any agreement or other instrument of a Person acquired by the Issuer or any of its Restricted Subsidiaries in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person so acquired and its Subsidiaries;

(f) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Issuer pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

(g) Secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i) other Indebtedness, Disqualified Stock or Preferred Stock of Foreign Subsidiaries and Receivables Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(j) customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture;

(k) customary provisions contained in leases, subleases, licenses, sublicenses or asset sale agreements and other agreements, in each case, entered into in the ordinary course of business;

(l) any encumbrances or restrictions of the type referred to in clauses (1), (2) and (3) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing;

(m) restrictions created in connection with any Receivables Facility that, in the good faith determination of the Issuer are necessary or advisable to effect such Receivables Facility; and

(n) provisions in any agreements, certificates or instruments relating to Receivables Management Assets and the Equity Interests of any Receivables Management Subsidiary and any other restrictions created in connection with the Receivables Management Business that, in the good faith determination of the Issuer are necessary or advisable in the conduct or operation of the Receivables Management Business.

Additional Subsidiary Guarantees

The Issuer will not permit any of its Wholly-Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly-Owned Subsidiaries if such non-Wholly-Owned Subsidiaries guarantee other capital markets debt securities), other than a Guarantor, a Foreign Subsidiary, a Receivables Subsidiary or a Receivables Management Subsidiary, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless:

(1) such Restricted Subsidiary within 30 days executes and delivers a supplemental indenture to the Indenture providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes;

(2) pursuant to the supplemental indenture described in clause (1) above, such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee; and

(3) such Restricted Subsidiary shall deliver to the Trustee an Opinion of Counsel together with the execution and delivery of the supplemental indenture described in clause (1) above to the effect that:

(a) such Guarantee has been duly executed and authorized; and

(b) such Guarantee constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this covenant shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary.

The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Guarantor or a guarantor under the Senior Credit Facilities to become a Guarantor, in which case, such Subsidiary shall only be required to comply with clauses (1) (other than with respect to any time period) and (2) above.

Each Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the Indenture described under “—Guarantees.”

Payments for Consent

The Issuer will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports and Other Information

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the SEC, the Indenture will require the Issuer to file with the SEC no later than 15 days after the periods set forth below,

(1) within 90 days (or any other time period then in effect under the rules and regulations of the Exchange Act with respect to the filing of a Form 10-K by a non-accelerated filer) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

(2) within 45 days after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q containing all quarterly information that would be required to be contained in Form 10-Q, or any successor or comparable form;

(3) promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

(4) any other information, documents and other reports which the Issuer would be required to file with the SEC if it were subject to Section 13 or 15(d) of the Exchange Act;

in each case, in a manner that complies in all material respects with the requirements specified in such form; provided that the Issuer shall not be so obligated to file such reports with the SEC if the SEC does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of Notes, in addition to providing such information to the Trustee and the Holders of the Notes, in each case within 5 days after the time the Issuer would have been required to file such information with the SEC as required pursuant to the first sentence of this paragraph. To the extent any such information is not furnished within the time periods specified above and such information is subsequently furnished (including upon becoming publicly available, by filing such information with the SEC), the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured; provided, that such cure shall not otherwise affect the rights of the Holders under “Events of Default and Remedies” if Holders of at least 30% in principal amount of the then total outstanding Notes have declared the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately and such declaration shall not have been rescinded or cancelled prior to such cure. In addition, to the extent not satisfied by the foregoing, the Issuer will agree that, for so long as any Notes are outstanding, it will furnish to Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

In the event that any direct or indirect parent company of the Issuer becomes a guarantor of the Notes, the Indenture will permit the Issuer to satisfy its obligations in this covenant with respect to financial information relating to the Issuer by furnishing financial information relating to such parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a standalone basis, on the other hand.

Events of Default and Remedies

The Indenture will provide that each of the following is an Event of Default:

(1) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of or premium, if any, on the Notes;

(2) default for 30 days or more in the payment when due of interest or Additional Interest on or with respect to the Notes;

(3) failure by the Issuer or any Guarantor for 60 days after receipt of written notice given by the Trustee or the Holders of not less 30% in principal amount of the Notes to comply with any of its obligations, covenants or agreements (other than a default referred to in clauses (1) and (2) above) contained in the Indenture or the Notes;

(4) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(a) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $50.0 million (or its foreign currency equivalent) or more at any one time outstanding; provided that up to $25 million in the aggregate of Indebtedness of special purpose Receivables Management Subsidiaries that own substantially no assets other than Receivables Management Assets which Indebtedness is limited in recourse to such Receivables Management Assets (or is non-recourse to the Issuer or any of its Restricted Subsidiaries other than such special purpose Receivables Management Subsidiaries) shall be excluded for purposes of calculating such aggregate $50.0 million amount;

(5) failure by the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $50.0 million (or its foreign currency equivalent), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(6) certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary; or

(7) the Guarantee of any Significant Subsidiary or any group of Subsidiaries that, taken together as of the date of the most recent audited financial statements of the Issuer, would constitute a Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the Indenture or the release of any such Guarantee in accordance with the Indenture.

If any Event of Default (other than of a type specified in clause (6) above with respect to the Issuer) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then total outstanding Notes may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes to be due and payable immediately.

Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section with respect to the Issuer, all outstanding Notes will become due and payable without further action or notice. The Indenture will provide that the Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the Notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of the Notes.

The Indenture will provide that the Holders of a majority in aggregate principal amount of the then outstanding Notes by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under the Indenture except a continuing Default in the payment of interest on, premium, if any, or the principal of any Note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose:

(1) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged; or

(2) holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(3) the default that is the basis for such Event of Default has been cured or is otherwise no longer continuing.

The Indenture will provide that, at any time after a declaration of acceleration with respect to the Notes, the Holders of a majority in principal amount of the Notes may rescind and cancel such declaration and its consequences:

(1) if the rescission would not conflict with any judgment or decree;

(2) if all existing Events of Default have been cured, waived, annulled or rescinded except nonpayment of principal or interest that has become due solely because of the acceleration;

(3) to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(4) if the Issuer has paid the Trustee its reasonable compensation and reimbursed the Trustee for its expenses, disbursements and advances.

Subject to the provisions of the Indenture relating to the duties of the Trustee thereunder, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the Holders of the Notes unless the Holders have offered to the Trustee indemnity or security against any loss, liability or expense reasonably satisfactory to it. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

(1) such Holder has previously given the Trustee notice that an Event of Default is continuing;

(2) Holders of at least 30% in principal amount of the total outstanding Notes have requested the Trustee to pursue the remedy;

(3) Holders of the Notes have offered the Trustee security or indemnity against any loss, liability or expense reasonably satisfactory to it;

(4) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5) Holders of a majority in principal amount of the total outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, under the Indenture the Holders of a majority in principal amount of the total outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other Holder of a Note or that would involve the Trustee in personal liability.

The Indenture will provide that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default, to deliver to the Trustee a statement specifying such Default and what action it intends to take with respect thereto.

No Personal Liability of Directors, Officers, Employees and Stockholders

No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the Notes. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the Notes and have the Issuer and each Guarantor’s obligation discharged with respect to its Guarantee (“Legal Defeasance”) and cure all then existing Events of Default except for:

(1) the rights of Holders of Notes to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due solely out of the trust created pursuant to the Indenture;

(2) the Issuer’s obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the Indenture.

In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to substantially all of the restrictive covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer but not its Restricted Subsidiaries) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes:

(1) the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the Notes on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on such Notes and the Issuer must specify whether such Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

(a) the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(b) since the issuance of the Notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes, as applicable, as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) shall have occurred and be continuing on the date of such deposit;

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, the Senior Credit Facilities, the Existing Notes or the indentures pursuant to which the Existing Notes were issued or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(6) the Issuer shall have delivered to the Trustee an Opinion of Counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of Section 547 of Title 11 of the United States Code;

(7) the Issuer shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

(8) the Issuer shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

The Indenture will be discharged and will cease to be of further effect as to all Notes, when either:

(1) all Notes theretofore authenticated and delivered, except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(2) (a) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuer and the Issuer or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes, cash in U.S. dollars, Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(b) no Default (other than that resulting from borrowing funds to be applied to make such deposit and the granting of Liens in connection therewith) with respect to the Indenture or the Notes shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under the Senior Credit Facilities, the Existing Notes (or the indentures pursuant to which the Existing Notes were issued) or any other material agreement or instrument (other than the Indenture) to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

(c) the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

(d) the Issuer has delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.

In addition, the Issuer must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture, any Guarantee and the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes, and any existing Default or compliance with any provision of the Indenture or the Notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes, other than Notes beneficially owned by the Issuer or its Subsidiaries (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

The Indenture will provide that, without the consent of each affected Holder of Notes, an amendment or waiver may not, with respect to any Notes held by a non-consenting Holder:

(1) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to the covenants described above under the caption “—Repurchase at the Option of Holders” or the notice periods relating to an optional redemption of the Notes so long as such notice periods comply with DTC’s procedures, if applicable);

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default in the payment of principal of or premium, if any, or interest on the Notes, except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any Guarantee which cannot be amended or modified without the consent of all affected Holders;

(5) make any Note payable in money other than that stated therein;

(6) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the Notes;

(7) make any change in the amendment and waiver provisions of the Indenture described herein;

(8) impair the right of any Holder to receive payment of principal of, or interest on such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes;

(9) make any change to or modify the ranking of the Notes that would adversely affect the Holders; or

(10) except as expressly permitted by the Indenture, modify the Guarantees of any Significant Subsidiary or any group of Restricted Subsidiaries that, taken together as of the date of the most recent audited consolidated financial statements of the Issuer, would constitute a Significant Subsidiary in any manner adverse to the Holders of the Notes in any material respect.

Notwithstanding the foregoing, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture and any Guarantee or Notes without the consent of any Holder;

(1) to cure any ambiguity, omission, mistake, defect or inconsistency;

(2) to provide for uncertificated Notes of such series in addition to or in place of certificated Notes;

(3) to comply with the covenant relating to mergers, consolidations and sales of assets;

(4) to provide the assumption of the Issuer’s or any Guarantor’s obligations to the Holders;

(5) to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

(6) to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer or any Guarantor;

(7) to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(8) to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee thereunder pursuant to the requirements thereof;

(9) to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferable;

(10) to add a Guarantor under the Indenture;

(11) to secure the Notes;

(12) to conform the text of the Indenture, Guarantees or the Notes to any provision of this “Description of Notes” to the extent that such provision in this “Description of Notes” was intended to be a verbatim recitation of a provision of the Indenture, Guarantee or Notes; or

(13) to make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that (i) compliance with the Indenture as so amended would not result in Notes being transferred in violation of the Securities Act or any applicable securities law and (ii) such amendment does not materially and adversely affect the rights of Holders to transfer Notes.

The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

The Indenture will contain certain limitations on the rights of the Trustee thereunder, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Indenture will provide that the Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture will provide that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

The Indenture, the Notes and any Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. For purposes of the Indenture, unless otherwise specifically indicated, the term “consolidated” with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

“ Acquired Indebtedness” means, with respect to any specified Person,

(1) Indebtedness of any other Person existing at the time such other Person is merged, amalgamated or consolidated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“ Applicable Premium” means, with respect to any Note on any Redemption Date, the greater of:

(1) 1.0% of the principal amount of such Note; and

(2) the excess, if any, of (a) the present value at such Redemption Date of (i) the redemption price of such Note at November 15, 2014 (such redemption price being set forth in the second sentence of the third paragraph under the caption “—Optional Redemption”), plus (ii) all required interest payments due on such Note through November 15, 2014 (excluding accrued but unpaid interest to the Redemption Date), computed using a discount rate equal to the Treasury Rate as of such Redemption Date plus 50 basis points; over (b) the principal amount of such Note.

“ Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a Sale and Lease-Back Transaction) of the Issuer or any of its Restricted Subsidiaries (each referred to in this definition as a “disposition”); or

(2) the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions (other than directors qualifying shares and shares issued to foreign nationals under applicable law);

in each case, other than:

(a) any disposition of (i) Cash Equivalents or Investment Grade Securities, (ii) obsolete or worn out property or assets in the ordinary course of business or property or assets no longer used or useful in the conduct of the business of the Issuer and its Restricted Subsidiaries, (iii) inventory or goods (or other assets) held for sale in the ordinary course of business and (iv) property and assets contributed to the Issuer (other than by a Restricted Subsidiary);

(b) the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under “—Certain Covenants— Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control pursuant to the Indenture;

(c) the making of any Restricted Payment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments” or the making of any Permitted Investment;

(d) any disposition of property and assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate fair market value of less than $20.0 million;

(e) any disposition of property or assets or issuance of securities by a Restricted Subsidiary of the Issuer to the Issuer or by the Issuer or a Restricted Subsidiary of the Issuer to another Restricted Subsidiary of the Issuer;

(f) to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property or assets (excluding any boot thereon) for use in a Similar Business;

(g) the lease, assignment, sublease, license or sublicense of any real or personal property in the ordinary course of business;

(h) any issuance, sale or other disposition of Equity Interests of, or Indebtedness or other securities of, an Unrestricted Subsidiary and any Excluded Disposition;

(i) foreclosures on property or assets;

(j) any financing transaction (or transaction having the effect thereof) with respect to property or assets built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including Sale and Lease-Back Transactions and asset securitizations, permitted by the Indenture;

(k) the licensing of intellectual property;

(l) the disposition of accounts receivable, or participations or interests therein, in connection with any Receivables Facility and the disposition of accounts receivable in connection with the collection or compromise thereof;

(m) the granting of a Lien that is permitted under the covenant described above under “Certain Covenants—Liens”; and

(n) the disposition of Receivables Management Assets in the ordinary course of business.

“Business Day” means each day which is not a Legal Holiday.

“ Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“ Cash Equivalents” means:

(1) United States dollars, Canadian Dollars, Mexican Pesos, Euros or any national currency of any participating member state of the EMU, or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $500.0 million in the case of U.S. banks and $100.0 million (or the U.S. dollar equivalent as of the date of determination) in the case of non-U.S. banks;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper and other marketable short term money market and similar securities in each case rated of at least P-1 by Moody’s or A-1 by S&P and maturing within 24 months after the date of acquisition thereof;

(6) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition;

(7) investment in funds investing 95% of their assets in securities of the types described in clauses (1) through (6) of this definition;

(8) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition;

(9) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(10) with respect to any Foreign Subsidiary of the Issuer, instruments and investments equivalent to those referred to in clauses (1) to (9) above denominated in Euros, British Pounds, Mexican Pesos, Canadian dollars or other local currencies of the jurisdictions in which such Foreign Subsidiary conducts its business.

“ Change of Control” means the occurrence of any of the following:

(1) the sale, lease, transfer or other conveyance (other than by way of merger, amalgamation or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (a) any Person (other than one or more Permitted Holders) or (b) any Persons (other than one or more Permitted Holders) that together (i) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), or (ii) are acting, for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) as a group, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Issuer other than in connection with any transaction or transactions in which the Issuer shall become the Subsidiary of a Parent Company, and thereafter, the foregoing shall instead apply to such Parent Company.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“ Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(1) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (a) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (b) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (c) non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations or other derivative instruments pursuant to GAAP), (d) the interest component of Capitalized Lease Obligations, and (e) net settlement payments, if any, made pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness (less net settlement payments, if any, received pursuant to interest rate and foreign exchange Hedging Obligations with respect to Indebtedness), and excluding (A) any Additional Interest, (B) amortization of deferred financing fees, debt issuance costs, commissions, fees and expenses, (C) any expensing of bridge, commitment and other financing fees relating to any financings, (D) any annual agency or similar fees paid under any credit facilities, and (E) commissions, discounts, yield and other fees and charges (including any interest expense) related to any Receivables Facility or to any Receivables Management Financing permitted pursuant to clause (21) of the second paragraph of the covenant entitled “Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock; plus

(2) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued; less

(3) interest income for such period.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that, without duplication,

(1) any after-tax effect of extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses, restructuring and restructuring related costs and charges (except to the extent incurred more than six full fiscal quarters after implementation of the actions, or occurrence of the events, giving rise thereto), severance and retention, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded,

(2) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(3) any after-tax effect of income (loss) from disposed or discontinued operations and any net after-tax gains or losses on disposal of disposed, abandoned or discontinued operations shall be excluded,

(4) any after-tax effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

(5) the Net Income for such period of any Person that is not a Subsidiary, or that is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are paid in cash (or to the extent of property and assets converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(6) solely for the purpose of determining the amount available for Restricted Payments under clause (3)(a) of the first paragraph of “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments in respect of Equity Interests actually made by such Person in cash and property (valued at the fair value of such property) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

(7) any impairment charge or asset write-off pursuant to GAAP and the amortization of intangibles arising pursuant to GAAP shall be excluded,

(8) effects of adjustments (including the effects of such adjustments pushed down to the Issuer and its Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting in relation to any consummated acquisition and the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(9) any after-tax effect of income (loss) from the early extinguishment of Indebtedness or Hedging Obligations or other derivative instruments shall be excluded,

(10) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Issue Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(11) non-cash income or charges resulting from mark-to-market accounting under Financial Accounting Standard No. 52 relating to Indebtedness denominated in foreign currencies shall be excluded,

(12) any non-cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights shall be excluded, and

(13) any unrealized net gains and losses resulting from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only (other than clause (3)(d) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments and Excluded Dispositions made by the Issuer and its Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and its Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any of its Restricted Subsidiaries, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (3)(d) thereof.

“Consolidated Secured Debt Ratio” as of any date of determination means the ratio of (1) Consolidated Total Indebtedness that is secured by Liens as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Pro Forma EBITDA.

“Consolidated Total Debt Ratio” as of any date of determination means, the ratio of (1) Consolidated Total Indebtedness as of the end of the most recent fiscal period for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur to (2) Pro Forma EBITDA.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the sum of (1) the aggregate amount of all outstanding Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, Obligations in respect of Capitalized Lease Obligations and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, all obligations relating to (a) Receivables Facilities and (b) any Receivables Management Financing to the extent the principal amount of Indebtedness thereunder is limited in recourse to Receivables Management Assets (or is non-recourse to the Issuer or any of its Restricted Subsidiaries other than a special purpose Receivables Management Subsidiary that owns substantially no assets other than Receivables Management Assets)), and (2) the aggregate amount of all outstanding Disqualified Stock of the Issuer and all Disqualified Stock and Preferred Stock of its Restricted Subsidiaries on a consolidated basis, with the amount of such Disqualified Stock and Preferred Stock equal to the greater of their respective voluntary or involuntary liquidation preferences and maximum fixed repurchase prices, in each case determined on a consolidated basis in accordance with GAAP. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock or Preferred Stock that does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock or Preferred Stock as if such Disqualified Stock or Preferred Stock were purchased on any date on which Consolidated Total Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock or Preferred Stock, such fair market value shall be determined reasonably and in good faith by the Issuer.

“ Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds

(a) for the purchase or payment of any such primary obligation, or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Credit Facilities, or other financing arrangements (including, without limitation, commercial paper facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount permitted to be borrowed thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”) or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, lender or group of lenders.

“Default ” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Designated Non-cash Consideration” means the fair market value of non-cash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate setting forth the basis of such valuation executed by the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale, redemption, repurchase of, or collection or payment on, such Designated Non-cash Consideration; provided that any Designated Non-cash Consideration consisting of equity securities of any Person (or an Affiliate of such Person) acquiring the property or assets subject to such Asset Sale shall be excluded from the calculation in clause (2)(c) of the first paragraph under “—Asset Sales” to the extent such securities are registered or have unlisted trading privileges on any internationally recognized securities exchange and are sold or otherwise disposed of within 24 months after receipt thereof.

“Designated Preferred Stock” means Preferred Stock of the Issuer or any parent entity or company thereof (in each case other than Disqualified Stock) that is issued for cash after the Issue Date (other than to a Restricted Subsidiary, the Issuer or an employee stock ownership plan or trust established by the Issuer or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officer’s Certificate executed by the principal financial officer of the Issuer or the applicable parent entity or company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the first paragraph of the “—Certain Covenants—Limitation on Restricted Payments” covenant.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely as a result of a change of control or asset sale) pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely as a result of a change of control or asset sale), in whole or in part, or by its terms is mandatorily convertible into or mandatorily exchangeable for Indebtedness or Capital Stock otherwise constituting Disqualified Stock (excluding Capital Stock which is convertible or exchangeable solely at the option of the Issuer or a Restricted Subsidiary), in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period

(1) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, state, franchise and similar taxes and foreign withholding taxes of such Person paid or accrued during such period excluded (and not added back) in computing Consolidated Net Income; plus

(b)(i) Fixed Charges of such Person for such period (including (x) net losses or Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (y) costs of surety bonds in connection with financing activities, in each case, to the extent included in Fixed Charges), and (ii) the amounts excluded in the calculation of Consolidated Interest Expense under clauses (1)(A), (B), (C), (D) and (E) pursuant to the definition thereof, in each case, to the extent the same were excluded (and not added back) in computing such Consolidated Net Income (except that amounts under clauses (1)(A), (C) and (E) thereof shall not be added back for purposes of calculating the Fixed Charge Coverage Ratio; plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same was excluded (and not added back) in computing Consolidated Net Income; plus

(d) any expenses or charges (other than depreciation or amortization expense) related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred by the Indenture (including a refinancing thereof), in each case, whether or not successful, including (i) such fees, expenses or charges related to the offering of the Notes and the Credit Facilities and (ii) any amendment or other modification of the Notes, the Existing Notes and the Credit Facilities, and, in each case, to the extent excluded (and not added back) in computing Consolidated Net Income; plus

(e) the amount of any restructuring and restructuring related cost, charge or reserve excluded (and not added back) in such period in computing Consolidated Net Income, including any costs incurred in connection with acquisitions and dispositions after the Issue Date and costs related to the closure and/or consolidation of facilities; plus
(f) any other non-cash charges, including any write-offs or write-downs, and equity-based compensation expense reducing Consolidated Net Income for such period (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period); plus

(g) the amount of any minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-Wholly Owned Subsidiary excluded (and not added back) in such period in calculating Consolidated Net Income; plus

(h) the amount of management, monitoring, consulting, transaction and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors to the extent otherwise permitted under “—Certain Covenants—Transactions with Affiliates”; plus

(i) the amount of net cost savings projected by the Issuer in good faith to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 36 months after October 24, 2006 and (z) the aggregate amount of cost savings added pursuant to this clause (i) shall not exceed $50.0 million for any four consecutive quarter period (which adjustments may be incremental to pro forma adjustments made pursuant to the second and third paragraph of the definition of “Fixed Charge Coverage Ratio”); plus

(j) the amount of loss on sale of receivables and related assets to any related Receivables Subsidiary in connection with a Receivables Facility; plus

(k) any costs or expense incurred by the Issuer or a Restricted Subsidiary pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Issuer or net cash proceeds of an issuance of Equity Interest of the Issuer (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments”; plus

(l) the amount of loss on the disposition of Receivables Management Assets by any Receivables Management Subsidiary;

(2) decreased by (without duplication) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period, and

(3) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from Hedging Obligations and the application of Statement of Financial Accounting Standards No. 133; plus or minus, as applicable, and

(b) any net gain or loss resulting in such period from currency translation gains or losses related to currency remeasurements of Indebtedness (including any net loss or gain resulting from hedge agreements for currency exchange risk).

“EMU” means economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Offering” means any public or private sale of common stock or Preferred Stock of the Issuer or (to the extent the net cash proceeds thereof are contributed to the Issuer) any of its direct or indirect parent companies (excluding Disqualified Stock), other than:

(1) public offerings with respect to the Issuer’s or any direct or indirect parent entity’s or company’s common stock registered on Form S-8;

(2) issuances to any Subsidiary of the Issuer; and

(3) any such public or private sale that constitutes an Excluded Contribution.

“Euro” means the single currency of participating member states of the EMU.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contribution” means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

(1) contributions to its common equity capital, and

(2) the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an Officer’s certificate executed by the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (3) of the first paragraph under “—Certain Covenants—Limitation on Restricted Payments.”

“Excluded Dispositions” means sales or other dispositions of Investments, assets and businesses or portions thereof acquired in (or developed from) Investments (or that are constituent components thereof) made pursuant to clauses (8) and (13) of the definition of Permitted Investments; provided that for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments”, there shall be excluded from any increase in the amount of Restricted Payments permitted pursuant to clause (3)(d) thereof the amount that any such sale or other disposition reduces the aggregate fair market value under clause (8) and (13) of the definition of Permitted Investments that are at that time outstanding.

“Existing Notes” means, collectively, the 8 5/8% Senior Notes and the Senior Subordinated Notes.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees, repays, redeems, retires or extinguishes any Indebtedness or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, redemption, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period (other than in the case of Indebtedness under any revolving credit facility, in which case, Fixed Charges attributable thereto shall be calculated as set forth below).

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any of its Restricted Subsidiaries during the applicable four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, amalgamations, mergers, consolidations and disposed operations (and the change in any associated Fixed Charges and the change in EBITDA resulting therefrom) had occurred on the first day of such reference period. If since the beginning of such reference period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such reference period shall have made any Investment, acquisition, disposition, amalgamation, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter reference period.

For purposes of this definition, whenever pro forma effect is to be given to an event or transaction (and any related adjustments may include resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings), (1) the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer, and (2) any adjustments (including resultant or anticipated synergies, operating improvements, operating expense reductions and other cost savings) included in the initial pro forma calculations shall continue to apply to subsequent calculations of the Fixed Charge Coverage Ratio, including during any subsequent reference periods in which the effects or savings thereof are anticipated to be realized not to exceed the earlier of (A) 24 months after the date of such event or transaction and (B) the anticipated completion for implementing the steps necessary for the realization thereof as projected in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire reference period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. If any Indebtedness under a revolving credit facility is incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished and is being given pro forma effect, Fixed Charges attributable thereto shall be based on all such Indebtedness to the extent incurred, assumed, guaranteed, repaid, redeemed, retired or extinguished during the applicable four-quarter reference period and shall be calculated on the average daily balance of such Indebtedness during such reference period, except in the case of giving pro forma effect to any repayment, redemption, retirement or extinguishment of Indebtedness under any revolving credit facility to the extent the revolving credit commitments under such revolving credit facility are permanently reduced by the amount of such repayment, redemption, retirement or extinguishment, interest shall be calculated as if the same had occurred at the beginning of the applicable four-quarter reference period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period;

(2) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(3) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign Subsidiary” means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof and any Restricted Subsidiary of such Foreign Subsidiary.

“GAAP” means generally accepted accounting principles in the United States which are in effect on October 24, 2006.

“Government Securities” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under the Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means, each Restricted Subsidiary that Guarantees the Notes in accordance with the terms of the Indenture.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, commodity swap agreement, commodity cap agreement, commodity collar agreement, foreign exchange contract, currency swap agreement or similar agreement providing for the transfer or mitigation of interest rate or currency risks either generally or under specific contingencies (a “Swap Contract”).

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Incremental Facilities Amount” means $500.0 million.

“Indebtedness” means, with respect to any Person, without duplication:

(1) any indebtedness (including principal and premium) of such Person, whether or not contingent:

(a) in respect of borrowed money;

(b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (i) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business and (ii) any earn-out obligation until the amount of such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP; or

(d) representing any Hedging Obligations;

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (1) of a third Person (whether or not such items would appear upon the balance sheet of the such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(3) to the extent not otherwise included, the obligations of the type referred to in clause (1) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person;

provided , however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or (b) obligations under or in respect of Receivables Facilities.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Initial Purchasers” means Deutsche Bank Securities Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents);

(2) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries;

(3) investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment or distribution; and

(4) corresponding instruments in countries other than the United States customarily utilized for high quality investments.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of such Person in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. If the Issuer or any Restricted Subsidiary of the Issuer sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Issuer such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Issuer, the Issuer will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of and such Investment in the Equity Interest of such former Restricted Subsidiary shall not be considered an Investment in existence on the Issue Date. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to:

(a) the Issuer’s “Investment” in such Subsidiary at the time of such redesignation; less

(b) the portion (proportionate to the Issuer’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

“Investors” means Thomas H. Lee Partners, L.P. and Quadrangle Group LLC and each of their respective Affiliates and any investment funds advised or managed by any of the foregoing but not including, however, any portfolio companies of any of the foregoing.

“Issue Date” means November 24, 2010.

“Issuer” has the meaning set forth in the first paragraph under “General”; provided that when used in the context of determining the fair market value of an asset or liability under the Indenture, “Issuer” shall be deemed to mean the board of directors of the Issuer when the fair market value is equal to or in excess of $100.0 million (unless otherwise expressly stated).

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease (or negative pledge) be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by the Issuer or any of its Restricted Subsidiaries in respect of any Asset Sale, including any cash received upon the sale or other disposition or collection of any Designated Non-cash Consideration or Cash Equivalents received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration, including legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness secured by a Lien on the assets disposed or otherwise required (other than required by clause (1) of the second paragraph of “—Repurchase at the Option of Holders—Asset Sales”) to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer or any of its Restricted Subsidiaries as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer or any of its Restricted Subsidiaries after such sale or other disposition thereof, including pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Officer” means the Chairman of the Board, the Chief Executive Officer, the Chief Financial Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer. “Officer” of any Guarantor has a correlative meaning.

“Officer’s Certificate” means a certificate signed on behalf of the Issuer an Officer of the Issuer, who must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer, that meets the requirements set forth in the Indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer.

“Parent Company” means a Person in which the Permitted Holders have or shall have acquired Equity Interests so long as such Person directly or indirectly holds 100% of the total voting power of the Voting Stock of the Issuer, and at the time such Person acquired such voting power, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision, but including for such purposes any Permitted Holders) shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of such Person.

“Permitted Acquisition Debt” means any Indebtedness, Disqualified Stock or Preferred Stock of (a) the Issuer and any Restricted Subsidiary incurred to finance an acquisition (including any merger, amalgamation or consolidation), any transaction in connection therewith and related fees and expenses and (b) any Person that is acquired by the Issuer or any Restricted Subsidiary as a result of which such Person becomes a Restricted Subsidiary or that is merged into, or amalgamated or consolidated with, the Issuer or a Restricted Subsidiary in compliance with the terms of the Indenture; provided that after giving effect to such acquisition, merger, amalgamation or consolidation, the incurrence or issuance of such Indebtedness, Disqualified Stock or Preferred Stock and the repayment, redemption, repurchase, defeasance, extinguishment or other retirement of Indebtedness, Disqualified Stock or Preferred Stock, either (i) the Fixed Charge Coverage Ratio on a consolidated basis for the Issuer and its Restricted Subsidiaries would have been at least 2.00 to 1.00 (or such Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition, merger, amalgamation or consolidation) or (ii) the Consolidated Total Debt Ratio of the Issuer and the Restricted Subsidiaries would not have been greater than immediately prior to such acquisition, merger, amalgamation or consolidation.

“Permitted Asset Swap” means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person, provided that any cash received must be applied in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant.

“Permitted Holders” means the Investors, Gary L. West and Mary E. West (together with their respective heirs and any trust established for their benefit or for the benefit of such heirs) and members of management of the Issuer (or any of its direct or indirect parent companies who are holders of Equity Interests of the Issuer (or any of its direct or indirect parent companies)) on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the Persons constituting the Permitted Holders (so long as, solely in the case of such group, without giving effect to the existence of such group or any other group, Persons constituting the Permitted Holders, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Issuer (or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting

Stock of the Issuer)); provided, that any Person or Persons that are a group or acting as a group whose acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) constitutes a Change of Control in respect of which a Change of Control Offer is made in accordance with the requirements of the covenant described under “Repurchase at the Option of Holders—Change of Control” (or otherwise would have required a Change of Control Offer in the absence of the waiver of such requirement by Holders in accordance with the covenant described under “Repurchase at the Option of Holders—Change of Control”) will thereafter, together with its Affiliates, constitute an additional Permitted Holder or additional Permitted Holders.

“Permitted Investments” means:

(1) any Investment in the Issuer or any of its Restricted Subsidiaries;

(2) any Investment in cash and Cash Equivalents or Investment Grade Securities;

(3) any Investment by the Issuer or any of its Restricted Subsidiaries in a Person that is engaged in a Similar Business (or, in the case of clause (b)(ii) below, the assets of such Person) if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary; or

(b) such Person, in one transaction or a series of related transactions, (i) is merged, amalgamated or consolidated with or into, or (ii) transfers or conveys (x) substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary or (y) a business line, unit division or segment of such Person to the Issuer or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided, that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation or transfer;

(4) any Investment in securities or other assets not constituting cash, Cash Equivalents or Investment Grade Securities and received in connection with an Asset Sale made pursuant to the provisions of “—Repurchase at the Option of Holders—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date and any extension, modification, replacement or renewal of any such Investments existing on the Issue Date, but only to the extent not involving additional advances, contributions or other Investments of cash or other assets or other increases thereof other than as a result of the accrual or accretion of interest or original issue discount or the issuance of pay-in-kind securities, in each case, pursuant to the terms of such Investment as in effect on the Issue Date (or as subsequently amended or otherwise modified in a manner not disadvantageous to the Holders of the Notes in any material respect);

(6) any Investment acquired by the Issuer or any of its Restricted Subsidiaries:

(a) in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable; or

(b) as a result of a foreclosure by the Issuer or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (10) of the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(8) any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (8) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $150.0 million and (y) 7.0% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(9) Investments the payment for which consists of Equity Interests (exclusive of Disqualified Stock) of the Issuer, or any of its direct or indirect parent companies; provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the first paragraph under the covenant described in “—Certain Covenants—Limitations on Restricted Payments”;

(10) guarantees of Indebtedness permitted under the covenant described in “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” performance guarantees and Contingent Obligations incurred in the ordinary course of business and the creation of liens on the assets of the Issuer or any of its Restricted Subsidiaries in compliance with the covenant described in “Certain Covenants—Liens”;

(11) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under “—Certain Covenants—Transactions with Affiliates” (except transactions described in clauses (2), (5) and (9) of such paragraph);

(12) Investments consisting of purchases and acquisitions of inventory, supplies, material or equipment;

(13) additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (13) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the greater of (x) $200.0 million and (y) 9.5% of Total Assets at the time of such Investment (with the fair market value of each outstanding Investment being measured at the time made and without giving effect to subsequent changes in value);

(14) advances to, or guarantees of Indebtedness of, employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

(15) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Issuer or any direct or indirect parent entity thereof;

(16) Investments in or relating to a Receivables Subsidiary that, in the good faith determination of the Issuer, are necessary or advisable to effect any Receivables Facility;

(17) Investments consisting of licensing, sublicensing or contribution of intellectual property and other intangible assets pursuant to joint marketing arrangements with other Persons; and

(18) Investments in Receivables Management Assets in the ordinary course of business and relating to a Receivables Management Subsidiary that, in the good faith determination of the Issuer are necessary or advisable in the conduct of the Receivables Management Business or required by any Receivables Management Financing.

“Permitted Liens” means, with respect to any Person:

(1) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employees’ health tax and other social security or statutory laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate action or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other actions for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(3) Liens for taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or for property taxes on property that the Issuer or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(4) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(5) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially impair their use in the operation of the business of such Person;

(6) Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (4), (12)(b), (14), or (18) or of the second paragraph under “Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or initially incurred or issued thereunder; provided that Liens securing Indebtedness permitted to be incurred or issued pursuant to clause (18) extend only to the assets of Foreign Subsidiaries;

(7) Liens existing on the Issue Date;

(8) Liens on existing property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(9) Liens existing on property at the time the Issuer or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, amalgamation or consolidation; provided, further, however, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Issuer or another Restricted Subsidiary permitted to be incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations so long as the related Indebtedness is permitted to be incurred under the Indenture and Liens securing treasury and cash management obligations in the ordinary course of business;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases, subleases, licenses or sublicenses granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries and do not secure any Indebtedness;

(14) Liens arising from Uniform Commercial Code (or equivalent statutes) financing statement filings regarding operating leases, consignments or accounts or transfers of chattel paper entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of the Issuer or any Guarantor;

(16) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (6), (7), (8) and (9); provided, however, that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (6), (7), (8) and (9) at the time the original Lien became a Permitted Lien under the Indenture, and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement;

(17) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(18) other Liens securing obligations (other than Subordinated Indebtedness) not in excess of $25.0 million at any one time outstanding;

(19) Liens securing judgments for the payment of money not constituting an Event of Default under clause (5) under the caption “Events of Default and Remedies” so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(20) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(21) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (iii) in favor of banking institutions arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking industry;

(22) Liens deemed to exist in connection with Investments in repurchase agreements or other Cash Equivalents permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement or other Cash Equivalents;

(23) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(24) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or

(iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business;

(25) Liens on equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business to the Issuer’s clients;

(26) Liens on accounts receivable and related assets incurred in connection with a Receivables Facility;

(27) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Permitted Investment or any Restricted Investment otherwise permitted under the Indenture;

(28) deposits and security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations or business of the Issuer and its Restricted Subsidiaries in the ordinary course of business;

(29) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements and contract zoning agreements;

(30) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business;

(31) Liens with respect to the assets of a Restricted Subsidiary that is not a Guarantor securing Indebtedness of such Restricted Subsidiary incurred in accordance with the covenant described under the caption “Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(32) Liens (i) on Receivables Management Assets incurred by a Receivables Management Subsidiary in connection with a Receivables Management Financing, (ii) on the Equity Interests of a Receivables Management Subsidiary or (iii) otherwise arising from the sale of all or any portion of a portfolio of accounts receivable, or any participation or interest therein, or related assets in the conduct of the Receivables Management Business.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Pro Forma EBITDA” means, on any date of determination, the EBITDA of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such event for which such calculation is being made shall occur, in each case with such pro forma adjustments to EBITDA in respect of any events or transactions (including any transaction in connection with which Pro Forma EBITDA is to be calculated) and the amount of income or earnings relating thereto and any related adjustments, including resultant or anticipated synergies, operating improvements, operating expense reductions and other costs savings, in a manner consistent with the pro forma adjustment pursuant to the second and third paragraphs of the definition of “Fixed Charge Coverage Ratio.”

“Qualified Proceeds” means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the Issuer in good faith.

“Rating Agencies” means Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Moody’s or S&P or both, as the case may be.

“Receivables Facility” means any of one or more receivables financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the Obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Receivables Subsidiary).

“Receivables Fees” means distributions or payments made directly or by means of discounts with respect to any accounts receivable or participation interest therein issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

“Receivables Management Assets” means any debt or other obligations, including receivables and defaulted, contingent and charged-off obligations, any participation or interest therein, and all rights and interests related to, or arising in connection with, any of the foregoing, including any agreements, documents and instruments.

“Receivables Management Business” means the segment of the Issuer’s consolidated businesses relating to Receivables Management Assets, including, without limitation, servicing, collecting, purchasing and selling Receivables Management Assets and any financing thereof.

“Receivables Management Financing” means, with respect to any Receivables Management Subsidiary, any Indebtedness incurred for the purpose of making Investments in Receivables Management Assets and operating the Receivables Management Business; provided, that the Indebtedness thereunder is not (a) guaranteed by the Issuer or any Restricted Subsidiary other than Receivables Management Subsidiaries and (b) secured by the assets of the Issuer or any Restricted Subsidiary other than the property and assets of Receivables Management Subsidiaries and the Equity Interests of Receivables Management Subsidiaries.

“Receivables Management Leverage Ratio” means, with respect to the Receivables Management Subsidiaries, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness attributable to the Receivables Management Subsidiaries under Receivables Management Financings to (2) Pro Forma EBITDA attributable to the Receivables Management Subsidiaries.

“Receivables Management Subsidiary” means any Restricted Subsidiary substantially all of whose activities consist of engaging in the Receivables Management Business.

“Receivables Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Receivables Facilities and other activities reasonably related thereto.

“Registration Rights Agreement” means the Registration Rights Agreement with respect to the Notes dated as of the Issue Date, among the Issuer, the Guarantors and the Initial Purchasers.

“Related Business Assets” means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.”

“S&P” means Standard & Poor’s Ratings Service, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing by the Issuer or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing.

“SEC” means the U.S. Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Issuer or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Facilities” means the Credit Facilities under the Amended and Restated Credit Agreement dated as of the Issue Date, by and among the Issuer, the lenders party thereto in their capacities as lenders thereunder and Wells Fargo Bank, National Association, as Administrative Agent and Swing Line Lender, Deutsche Bank Securities Inc. and Bank of America, N.A., as Syndication Agents, and Wells Fargo Bank, National Association and General Electric Capital Corporation, as Co-Documentation Agents, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as Joint Lead Arrangers, and Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as Joint Bookrunners, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings or refinancings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” above).

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities, the 8 5/8% Senior Notes and the Notes and related Guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of the Indenture;

(3) any other Indebtedness of the Issuer or any Guarantor permitted to be incurred under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(4) all Obligations with respect to the items listed in the preceding clauses (1), (2) and (3); provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person; or

(e) that portion of any Indebtedness which at the time of incurrence is incurred in violation of the Indenture.

“Senior Subordinated Notes” means the $450,000,000 aggregate principal amount of 11% Senior Subordinated Notes due 2016 issued by the Issuer under that certain indenture dated as of October 24, 2006.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means any business conducted or proposed to be conducted by the Issuer and its Restricted Subsidiaries on the Issue Date or any business that is similar, reasonably related, incidental or ancillary thereto.

“Sponsor Management Agreement” means the management agreement between certain of the management companies associated with the Investors, the Issuer and Omaha Acquisition Corp. as in effect on the Issue Date.

“Subordinated Indebtedness” means,

(1) with respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the Notes, and

(2) with respect to any Guarantor, any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Subsidiary” means, with respect to any Person:

(1) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof or is consolidated under GAAP with such Person at such time; and

(2) any partnership, joint venture, limited liability company or similar entity of which

(x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

(y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Swap Contract” has the meaning set forth in the definition of “Hedging Obligations.”

“Total Assets” means the total assets of the Issuer and its Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP, as shown on the most recent balance sheet of the Issuer or such other Person as may be expressly stated.

“Treasury Rate” means, as of any Redemption Date, the yield to maturity as of such Redemption Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Redemption Date to October 1, 2014; provided, however, that if the period from the Redemption Date to October 1, 2014 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C §§ 77aaa-777bbbb).

“Unrestricted Subsidiary” means:

(1) any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Issuer, as provided below); and

(2) any Subsidiary of an Unrestricted Subsidiary.

The Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than solely any Subsidiary of the Subsidiary to be so designated); provided that

(1) any Unrestricted Subsidiary must be an entity of which the Equity Interests entitled to cast at least a majority of the votes that may be cast by all Equity Interests having ordinary voting power for the election of directors or Persons performing a similar function are owned, directly or indirectly, by the Issuer;

(2) such designation complies with the covenants described under “—Certain Covenants—Limitation on Restricted Payments”;

(3) each of:

(a) the Subsidiary to be so designated; and

(b) its Subsidiaries

has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary; and

(4) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of any Subordinated Indebtedness or the Senior Subordinated Notes.

The Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation, no Default shall have occurred and be continuing and either:

(1) the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described in the first paragraph under “—Certain Covenants— Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(2) the Fixed Charge Coverage Ratio for the Issuer its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the resolution of the board of directors of the Issuer or any committee thereof giving effect to such designation and an Officer’s Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(2) the sum of all such payments.

“Wholly-Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Equity Interests of which (other than directors’ qualifying shares and shares issued to foreign nationals under applicable law) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person.

BOOK ENTRY, DELIVERY AND FORM

The certificates representing the notes were issued in fully registered form without interest coupons.

Qualified Institutional Buyers (“QIBs”) or non-United States purchasers may elect to take physical delivery of their certificates (each a “certificated security”) instead of holding their interests through the global notes (and which are then ineligible to trade through DTC) (collectively referred to herein as the “non-global purchasers”). Upon the transfer to a QIB of any certificated security initially issued to a non-global purchaser, such certificated security will, unless the transferee requests otherwise or the global notes have previously been exchanged in whole for certificated securities, be exchanged for an interest in the global notes.

The Global Notes

DTC has advised us that (i) upon the issuance of the global notes, DTC or its custodian credited, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such global notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the global notes was shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants (as defined below)) and the records of participants (with respect to interests of persons other than participants). Such accounts initially were designated by or on behalf of the initial purchasers and ownership of beneficial interests in the global notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the global notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder of the notes, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the notes represented by such global notes for all purposes under the indenture. No beneficial owner of an interest in the global notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any) and interest (including additional interest) on, the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the trustee, or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global notes or for maintaining, supervising, or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal of, premium (if any) and interest (including additional interest) on the global notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a certificated security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a global note in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the global notes for certificated securities, which it will distribute to its participants and which will be legended as set forth under the heading “Notice to Investors.”

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly (“indirect participants”).

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, its participants, or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Certificated securities shall be issued in exchange for beneficial interests in the global notes (i) after the occurrence and during the continuation of a default, or (ii) if DTC is at any time unwilling or unable to continue as a depositary for the global notes or has ceased to be a clearing agency registered under the Exchange Act, and in either case, a successor depositary is not appointed by us within 120 days.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain material U.S. federal income tax consequences applicable to the exchange of outstanding notes for exchange notes pursuant to the exchange offer (the “Exchange”) and the ownership and disposition of the exchange notes, but does not purport to be a complete analysis of all potential U.S. federal income tax consequences. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, Internal Revenue Service (“IRS”) rulings and judicial decisions now in effect or in existence as of the date of this prospectus. All of these are subject to change, possibly with retroactive effect, or different interpretations, which may result in U.S. federal tax consequences different from those summarized below. Moreover, there is no assurance that the IRS will not successfully challenge some of the conclusions reached herein.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of outstanding notes or the exchange notes in light of their specific circumstances (for example, U.S. Holders, as defined below, subject to the unearned income Medicare tax or the alternative minimum tax provisions of the Code) or to holders that may be subject to special rules under U.S. federal income tax law, including:

•	dealers in stocks, securities or currencies;

•	securities traders that use a mark-to-market accounting method;

•	banks and financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	persons holding outstanding notes or exchange notes as part of a synthetic security, a straddle or a hedging, integrated, conversion or constructive sale transaction;

•	persons that are, or may become, subject to the expatriation provisions of the Code;

•	individual retirement accounts or other tax deferred accounts;

•	U.S. persons whose functional currency is not the U.S. dollar; or

•	pass-through entities, including partnerships and entities and arrangements classified as partnerships for U.S. federal tax purposes, or investors in such entities.

The summary also does not discuss any aspect of state, local or foreign law, or U.S. federal estate and gift tax law, as applicable to holders of the outstanding notes or the exchange notes.

Further, this discussion assumes (i) that the outstanding notes were issued for cash in an amount equal to their stated redemption price at maturity and (ii) addresses only tax consequences to investors that exchange their outstanding notes for exchange notes in the exchange. Moreover, this discussion assumes that the outstanding notes and exchange notes are both held as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). For purposes of this summary, “U.S. Holder” means the beneficial holder of an outstanding note or an exchange note who or that for U.S. federal income tax purposes is:

•	an individual who is a citizen or resident of the United States;

•	a corporation or other entity treated as a corporation for U.S. federal income tax purposes formed in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more “U.S. persons” (within the meaning of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in effect under applicable U.S. Treasury regulations for the trust to be treated as a U.S. person.

The term “Non-U.S. Holder” means any beneficial owner of an outstanding note or an exchange note that is, for U.S. federal income tax purposes, an individual, corporation, trust or estate that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds outstanding notes or exchange notes, the U.S. federal income tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partnership or a partner in a partnership, you should consult your own tax advisor as to the tax consequences of the partnership’s purchase, ownership and disposition of the outstanding notes or exchange notes.

HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS WITH REGARD TO THE APPLICATION OF THE TAX CONSEQUENCES DESCRIBED BELOW TO THEIR PARTICULAR SITUATIONS, AS WELL AS THE APPLICATION OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAX LAWS.

Treatment of the Exchange

The exchange of an outstanding note for an exchange note by either a U.S. Holder or a Non-U.S. Holder pursuant to the Exchange will not constitute a taxable exchange for U.S. federal income tax purposes. Holders will not recognize any gain or loss upon the receipt of an exchange note for an outstanding note and will continue to be taxed in the same manner as for an outstanding note. A holder’s holding period for an exchange note will include the holding period for the outstanding note exchanged therefor, and such holder’s basis in the exchange note immediately after the exchange will be the same as such holder’s basis in such outstanding note immediately before the exchange.

Certain Contingent Payments

In certain circumstances, we may be obligated to pay amounts in excess of the stated interest or principal on the notes (e.g., as described under “Description of Notes—Repurchase at the Option of Holders—Change of Control”) and/or to pre-pay all or a portion of the notes. The obligation to make such payments may implicate the provisions of U.S. Treasury regulations relating to “contingent payment debt instruments.” According to the applicable U.S. Treasury regulations, certain contingencies will not cause a debt instrument to be treated as a contingent payment debt instrument if each such contingency, as of the date of issuance, is either “remote” or “incidental.” Although the matter is not free from doubt, we intend to take the position that these contingencies are remote and/or incidental, and we have not treated the outstanding notes nor do we intend to treat the exchange notes as contingent payment debt instruments. Our determination that these contingencies are remote and/or incidental is binding on a holder unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulations. Our position is not, however, binding on the IRS, and if the IRS were to successfully challenge this position, a holder might be required to accrue interest income on the notes under the rules applicable to debt instruments that provide for contingent payments. Under these rules a holder, could be required to treat as ordinary interest income any gain realized on the taxable disposition of a note, and the timing and amount of income inclusion could be different from the consequences discussed herein. In addition, if a contingency we treated as remote or incidental occurs, it could affect the amount, character and timing of the income recognized by a holder.

The remainder of this discussion assumes that the neither the outstanding notes nor the exchange notes will be treated as contingent payment debt instruments. Holders of notes should consult their own tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes and the possible U.S. federal income tax consequences to them upon the occurrence of contingency that we treated by us as remote or incidental.

Taxation of U.S. Holders

Payments of Stated Interest on the Notes

This discussion assumes that the outstanding notes were issued for cash in an amount equal to their stated redemption price at maturity. Accordingly, following the exchange, stated interest paid on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income at the time such interest accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Market Discount

In general, the outstanding notes will have “market discount” if such notes were acquired after their original issuance at a discount of more than a de minimis amount to their adjusted issue price. Market discount generally will be treated as accruing on a straight line basis over the term of the exchange notes or, at the holder’s election, under a constant yield method. If the constant yield election is made, it may not be revoked. U.S. Holders of outstanding notes that have accrued market discount in such notes will carry over that market discount to the exchange notes received in the exchange.

A U.S. Holder may elect to include market discount in income as it accrued over the remaining term of the exchange notes. Once made, this accrual election applies to all market discount obligations acquired by the holder on or before the first taxable year to which the election applies and may not be revoked without the consent of the IRS. A U.S. Holder’s tax basis in an exchange note will be increased by the amount of market discount included in such holder’s income under this election. If a U.S. Holder does not elect to include accrued market discount in income over the remaining term of the exchange notes, the holder may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the exchange note until maturity or a taxable disposition of the exchange note.

If an exchange note is treated as including market discount, the U.S. Holder will be required to treat any gain recognized on its disposition as ordinary income to the extent of the accrued market discount not previously included in income. If the holder disposes of the exchange note in certain otherwise nontaxable transactions, the holder will be required to include accrued market discount in income as ordinary income as if the holder sold the property at its then fair market value, or the market discount may carry over in certain other nonrecognition transactions.

Amortizable Bond Premium

A U.S. Holder who acquired outstanding notes at a premium (i.e., the excess of the holder’s adjusted tax basis over the note’s stated redemption price at maturity) will carryover that premium to the exchange notes acquired in the exchange. A U.S. Holder generally may elect to amortize that premium (“amortizable bond premium”) from the acquisition date to the note’s maturity date under a constant yield method based on the note’s payment period. Amortizable bond premium is treated as an offset to interest income on the exchange notes and not as a separate deduction. The election to amortize bond premium, once made, applies to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If such an election to amortize bond premium is not made, a U.S. Holder must include all amounts of taxable interest in income without reduction for such premium, and may receive a tax benefit from the premium only in computing such U.S. Holder’s gain or loss upon a disposition of an exchange note.

Sale, Exchange, Retirement, Redemption or Other Disposition of a note

A U.S. Holder generally will recognize gain or loss upon the sale, exchange (other than in a tax-free transaction), retirement, redemption or other taxable disposition of an exchange note, equal to the difference, if any, between:

•

the amount of cash and the fair market value of any property received (less any portion allocable to the payment of accrued but unpaid stated interest not previously included in income, which amount will be taxable as ordinary interest income to the extent not previously taxed as discussed above); and

•	the U.S. Holder’s adjusted tax basis in the exchange note.

A U.S. Holder’s initial tax basis in an exchange note immediately after the Exchange will be the same as such U.S. Holder’s basis in the outstanding note exchanged therefor and such tax basis generally will be increased by any amount includible in income as accrued market discount (if current inclusion is elected as described in more detail above) and decreased the amount of any premium amortized by the holder and used to offset interest income.

Subject to the discussion of market discount above, any such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the disposition (determined, as described above, by including the holding period of the existing note exchanged therefor). Long-term capital gains of non-corporate U.S. Holders, including individuals, may be taxed at preferential rates. The ability of a U.S. Holder to offset capital losses against ordinary income is limited.

Information Reporting and Backup Withholding

Information reporting requirements generally will apply with respect to payments of stated interest and the proceeds of sales or other dispositions (including a retirement or redemption) of the exchange notes unless an exemption exists. In addition, backup withholding may apply to such payments and proceeds if a U.S. Holder fails to provide a correct taxpayer identification number and certify that it is exempt from backup withholding. All individuals are subject to these requirements. In general, corporations are exempt from these requirements, provided that their exemptions are properly established. Under current law, the backup withholding rate is 28% through 2012, and 31% thereafter.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a U.S. Holder’s U.S. federal income tax liability (or refunded), provided that the required information is timely provided to the IRS. U.S. Holders should consult their own tax advisors regarding the application of backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Taxation of Non-U.S. Holders

Interest

This discussion assumes that the existing notes were issued for cash in an amount equal to their stated redemption price at maturity. Under U.S. federal income tax law, and subject to the discussion below , no withholding of U.S. federal income tax generally will be required with respect to the payment by us or our paying agent of interest that qualifies as portfolio interest. Interest on an exchange note owned by a Non-U.S. Holder will qualify as portfolio interest if (1) such interest is not effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder, (2) such Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of the Code, (3) such Non-U.S. Holder is not a controlled foreign corporation that is related to us actually or constructively within the meaning of the Code, (4) such Non-U.S. Holder is not a bank whose receipt of interest on the exchange notes is described in Section 881(c)(3)(A) of the Code, and (5) either (a) such Non-U.S. Holder provides its name and address on an IRS Form W-8BEN (or other applicable form), and certifies, under penalties of perjury, that it is not a United States person as defined under the Code or (b) such Non-U.S. Holder holds exchange notes through certain financial intermediaries and the certification requirements of applicable U.S. Treasury regulations are satisfied.

A Non-U.S. Holder with interest income that does not qualify as portfolio interest will be subject to a 30% U.S. federal withholding tax unless, under current procedures, it delivers a properly completed IRS Form W-8ECI stating that interest paid on its exchange notes is not subject to withholding tax because it is effectively connected to its conduct of a trade or business in the United States or a properly completed IRS Form W-8BEN claiming an exemption from or reduction in withholding tax under an applicable income tax treaty.

Interest that is effectively connected income generally will be taxable on a net basis as if the Non-U.S. Holder were a U.S. Holder (unless an applicable income tax treaty provides otherwise). Moreover, a Non-U.S. Holder that is a corporation may be subject to a branch profits tax of 30% (or a lower applicable treaty rate) on such Non-U.S. Holder’s effectively connected earnings and profits.

Sale, Exchange, Retirement, Redemption or Other Disposition of an Exchange Note

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the sale, exchange, retirement, redemption or other disposition of an exchange note (except to the extent proceeds are attributable to accrued but unpaid stated interest, in which case the above rules regarding interest would apply), unless (1) such gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (and, if required by an applicable income tax treaty, attributable to a U.S. “permanent establishment”), in which case the Non-U.S. Holder will be taxed in the same manner discussed above with respect to effectively connected interest, or (2) in the case of a Non-U.S. Holder that is an individual, the holder is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% U.S. federal income tax on any gain recognized (except as otherwise provided by an applicable income tax treaty), which may be offset by certain U.S. source losses.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to a Non-U.S. Holder the amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty or agreement.

In general, a Non-U.S. Holder will not be subject to backup withholding with respect to payments of interest on the exchange notes, provided that the Non-U.S. Holder provides the required certification described above that it is a Non-U.S. Holder.

Information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of a sale or other disposition (including a retirement or redemption) of the exchange notes within the United States or conducted through certain United States-related financial intermediaries, unless the Non-U.S. Holder certifies to the payor under penalties of perjury that such holder is a Non-U.S. Holder or otherwise establishes an exemption.

Under current law, the backup withholding rate is 28% through 2012, and 31% thereafter. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be credited against a Non-U.S. Holder’s U.S. federal income tax liability (or refunded), provided that the required information is timely provided to the IRS. Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situation, the availability of an exemption from backup withholding and the procedure for obtaining such an exemption, if available.

Recent Legislation

The recently enacted Hiring Incentives to Restore Employment Act (the “HIRE Act”) modifies some of the withholding, information reporting and certification rules above with respect to certain Non-U.S. Holders or U.S. Holders holding notes through non-U.S. intermediaries who fail (or whose intermediaries fail) to comply with the HIRE Act’s new reporting and disclosure obligations. If applicable, additional withholding could apply to most types of U.S. source payments (including payments of interest and proceeds of sales and other dispositions) to such holders after December 31, 2012. The HIRE Act contains an exception that provides that the new withholding tax will not apply to payments made on debt instruments that are outstanding on March 18, 2012. Nonetheless, because the HIRE Act is new and the U.S. Treasury has broad authority to interpret these new rules and promulgate regulations, holders should consult their own tax advisors regarding whether the HIRE Act may be relevant to their investment in the exchange notes.

CERTAIN CONSIDERATIONS FOR PLAN INVESTORS

The following is a summary of certain considerations associated with the purchase of the notes (and exchange notes) by employee benefit plans, including (i) employee benefit plans (such as private United States-based retirement and welfare plans) subject to Title I of ERISA, (ii) any plan to which Section 4975 of the Code applies, including an individual retirement arrangement under Section 408 of the Code, (iii) plans (such as a governmental, church, or non-United States plan) not subject to Title I of ERISA but subject to provisions under applicable federal, state, local, non-United States, or other laws or regulations that are similar to the provisions of Title I of ERISA or Section 4975 of the Code (“Similar Laws”), and (iv) any entity whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements under United States Department of Labor regulations or Section 3(42) of ERISA, as enacted by Section 611(f) of the Pension Protection Act of 2006 (each, a “Plan Investor”). This summary considers certain issues raised by ERISA and the Code as they apply to those Plan Investors subject to those statutes and does not purport to be complete, and no assurance can be given that future legislation, court decisions, administrative regulations, rulings, or administrative pronouncements will not significantly modify the provisions summarized herein. Any such changes may be retroactive and may thereby apply to transactions entered into prior to the date of enactment or release. Note in particular the representation to be made by Plan Investors as described below in connection with the purchase of the notes.

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan Investor subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”), and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes (and exchange notes) with assets of an Plan Investor, a fiduciary should consider, among other matters:

•	whether the acquisition and holding of the notes (and exchange notes) is in accordance with the documents and instruments governing such Plan Investor and applicable law; and

•

whether the acquisition and holding of the notes (and exchange notes) is solely in the interest of Plan Investor participants and beneficiaries and otherwise consistent with the fiduciary’s responsibilities and in compliance with the applicable requirements of ERISA, the Code or any Similar Laws, including, in particular, any diversification, prudence and liquidity requirements.

Any insurance company proposing to invest assets of its general account in the notes (and exchange notes) should consider the extent that such investment would be subject to the requirements of ERISA in light of the United States Supreme Court’s decision in John Hancock Mutual Life Insurance Co. v. Harris Trust and Savings Bank and under any subsequent legislation or other guidance that has or may become available relating to that decision, including the enactment of Section 401(c) of ERISA by the Small Business Job Protection Act of 1996 and the regulations promulgated thereunder.

Under United States Department of Labor regulation Section 2510.3-101 (the “Plan Asset Regulation”), guidance is provided as to when assets of an underlying investment will be deemed to be assets of an investing Plan Investor. Additional rules were enacted under Section 611(f) of the Pension Protection Act of 2006. In general (subject to certain exceptions), where a Plan Investor holds an “equity interest” in an entity, the assets of the entity are deemed to be plan assets of the Plan Investor. “Equity interest” is defined as “any interest in an entity other than an instrument that is treated as indebtedness under applicable local law and which has no substantial equity features.” While no assurances can be given, it is intended that the notes (and exchange notes) should not be treated as an “equity interest” for purposes of the Plan Asset Regulations. Moreover, the notes will not be sold or monitored in such a way so as to take advantage of any exception to the general Plan Asset Regulation rule governing equity interests, including without limitation the so-called “significant” participation or venture capital operating company exceptions.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions, “prohibited transactions,” involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code, including an obligation to correct the transaction.

The acquisition and/or holding of the notes and exchange notes by an ERISA Plan with respect to which we (the obligor with respect to the notes and exchange notes) or the initial purchasers or their affiliates may be a party in interest or a disqualified person, may give rise to a prohibited transaction. Consequently, before investing in the notes (and exchange notes), any person who is acquiring such securities for, or on behalf of, an ERISA Plan should determine that either a statutory or an administrative exemption from the prohibited transaction rules is applicable to such investment in the notes (and exchange notes), or that such acquisition and holding of such securities will not result in a non-exempt prohibited transaction.

The statutory or administrative exemptions from the prohibited transaction rules under ERISA and the Code which may be available to an ERISA Plan investing in the notes and exchange notes include, without limitation, the following:

•	Prohibited Transaction Class Exemption (“PTCE”) 90-1, regarding investments by insurance company pooled separate accounts;

•	PTCE 91-38, regarding investments by bank collective investment funds;

•	PTCE 84-14, regarding transactions effected by qualified professional asset managers;

•	PTCE 96-23, regarding transactions effected by in-house asset managers; and

•	PTCE 95-60, regarding investments by insurance company general accounts.

In addition, Section 408(b)(17) of ERISA provides a limited exemption for the purchase and sale of securities and related lending transactions, provided that neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider exemption”).

Governmental plans, non-United States plans and certain church plans, while not subject to the prohibited transaction provisions of ERISA and Section 4975 of the Code, may nevertheless be subject to Similar Laws which may affect their investment in the notes (and exchange notes). Any fiduciary of such a governmental, non-United States, or church plan considering an investment in the notes (and exchange notes) should consult with its counsel before purchasing notes and exchange notes to consider the applicable fiduciary standards and to determine the need for, and the availability, if necessary, of any exemptive relief under such Similar Laws.

Because of the foregoing, the notes and exchange notes should not be purchased or held by any person investing plan assets of any Plan Investor unless such purchase, holding and, if applicable, conversion will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation under any applicable Similar Laws.

Representation

Accordingly, each purchaser and subsequent transferee of the notes (and exchange notes) will represent and warrant that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the notes (or exchange notes) constitutes assets of any Plan Investor or (ii) the purchase and holding of the notes (and the exchange of notes for exchange notes) by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes or exchange notes (and holding the notes or exchange notes) on behalf of, or with the assets of, any Plan Investor, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes (and exchange notes). The sale of the notes to any Plan Investor or plan subject to Similar Laws is in no respect a representation by West or any or its affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such plan generally or any particular plan, or that such investment is appropriate for such plans generally or any particular plan.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new securities for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such new securities. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new securities received in exchange for securities where such securities were acquired as a result of market-making activities or other trading activities. The issuers have agreed that, starting on the expiration date of the exchange offer and ending on the close of business 180 days after the expiration date of the exchange offer, they will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until                             , all dealers effecting transactions in the new securities may be required to deliver a prospectus.

The issuers will not receive any proceeds from any sale of new securities by broker-dealers. New securities received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new securities or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such new securities. Any broker-dealer that resells new securities that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new securities may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit of any such resale of new securities and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration of the exchange offer, the issuers will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The issuers have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holder of the securities) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity and enforceability of the exchanges notes and the related guarantees offered hereby will be passed upon for us by Ropes & Gray LLP, Boston, Massachusetts. Some partners of Ropes & Gray LLP are members in RGIP, LLC, which owns less than 1% of our common stock through its investments in certain investment funds affiliated with Thomas H. Lee Partners L.P.

EXPERTS

The financial statements as of December 31, 2010 and 2009, and for each of the three years in the period ended December 31, 2010, included in this prospectus and the related financial statement schedule have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such financial statements and financial statement schedule have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF WEST CORPORATION AND SUBSIDIARIES

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

West Corporation and subsidiaries

Omaha, Nebraska

We have reviewed the accompanying condensed consolidated balance sheet of West Corporation and subsidiaries (the “Company”) as of March 31, 2011, and the related condensed consolidated statements of operations, stockholders’ deficit and cash flows for the three-month periods ended March 31, 2011 and 2010. These interim financial statements are the responsibility of the Company’s management.

We conducted our reviews in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to such condensed consolidated interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of West Corporation and subsidiaries as of December 31, 2010, and the related consolidated statements of operations, stockholders’ deficit, and cash flows for the year then ended (not presented herein); and in our report dated February 23, 2011, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of December 31, 2010 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

May 3, 2011

WEST CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
REVENUE	$610,818	$599,821
COST OF SERVICES	271,603	260,823
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	220,408	221,753

OPERATING INCOME	118,807	117,245

OTHER INCOME (EXPENSE):
Interest expense, net of interest income of $99 and $74	(67,725)	(59,049)
Other, net	4,692	(127)

Other expense	(63,033)	(59,176)

INCOME BEFORE INCOME TAX EXPENSE	55,774	58,069
INCOME TAX EXPENSE	21,194	22,066

NET INCOME	$34,580	$36,003

EARNINGS (LOSS) PER COMMON SHARE:
Basic Class L	$4.39	$3.97
Diluted Class L	$4.21	$3.81
Basic Class A	$(0.11)	$(0.04)
Diluted Class A	$(0.11)	$(0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic Class L	9,995	9,971
Diluted Class L	10,416	10,392
Basic Class A	88,017	87,987
Diluted Class A	88,017	87,987

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

WEST CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	March 31, 2011	December 31, 2010
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$100,097	$97,793
Trust and restricted cash	13,332	15,122
Accounts receivable, net of allowance of $10,492 and $10,481	394,281	366,419
Deferred income taxes receivable	22,866	29,968
Prepaid assets	43,868	33,667
Other current assets	36,753	34,058

Total current assets	611,197	577,027
PROPERTY AND EQUIPMENT:
Property and equipment	1,054,120	1,032,205
Accumulated depreciation and amortization	(718,047)	(690,839)

Total property and equipment, net	336,073	341,366
GOODWILL	1,680,451	1,629,396
INTANGIBLE ASSETS, net of accumulated amortization of $375,267 and $357,500	321,305	299,685
OTHER ASSETS	160,139	157,776

TOTAL ASSETS	$3,109,165	$3,005,250

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$61,745	$64,149
Accrued expenses	338,326	283,988
Current maturities of long-term debt	3,856	15,425

Total current liabilities	403,927	363,562

LONG-TERM OBLIGATIONS, less current maturities	3,512,509	3,518,141
DEFERRED INCOME TAXES	108,957	93,881
OTHER LONG-TERM LIABILITIES	78,668	68,721

Total liabilities	4,104,061	4,044,305

COMMITMENTS AND CONTINGENCIES (Note 11)

CLASS L COMMON STOCK $0.001 PAR VALUE, 100,000 SHARES AUTHORIZED, 9,995 and 9,988 SHARES ISSUED AND OUTSTANDING	1,549,687	1,504,445

STOCKHOLDERS’ DEFICIT:
Class A common stock $0.001 par value, 400,000 shares authorized, 88,134 and 88,071 shares issued and 88,019 and 87,956 shares outstanding	88	88
Retained deficit	(2,524,010)	(2,516,315)
Accumulated other comprehensive loss	(19,638)	(26,250)
Treasury stock at cost (115 shares)	(1,023)	(1,023)

Total stockholders’ deficit	(2,544,583)	(2,543,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,109,165	$3,005,250

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

WEST CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

(UNAUDITED)

	Three Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$34,580	$36,003
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	25,843	26,111
Amortization	16,299	17,462
Provision for share based compensation	1,015	882
Deferred income tax expense	6,056	16,824
Amortization of debt acquisition costs	3,344	4,010
Other	139	10
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(23,237)	(18,794)
Other assets	(18,090)	(15,249)
Accounts payable	2,746	19,190
Accrued expenses, other liabilities and income tax payable	55,008	29,032

Net cash flows from operating activities	103,703	115,481

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired of $4,129 and $0	(60,712)	(544)
Collections applied to principal of portfolio receivables	—	2,124
Purchases of property and equipment	(28,196)	(35,390)
Other	90	29

Net cash flows from investing activities	(88,818)	(33,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	61,000	59,850
Payments on revolving credit facilities	(61,000)	(132,781)
Principal payments on long-term obligations	(17,201)	(6,485)
Payments of capital lease obligations	(225)	(1,447)
Other	(81)	(168)

Net cash flows from financing activities	(17,507)	(81,031)

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	4,926	(3,186)
NET CHANGE IN CASH AND CASH EQUIVALENTS	2,304	(2,517)
CASH AND CASH EQUIVALENTS, Beginning of period	97,793	59,068

CASH AND CASH EQUIVALENTS, End of period	$100,097	$56,551

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$38,074	$20,612

Cash paid during the period for income taxes, net of refunds of $522 and $261	$6,266	$6,496

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of property through accounts payable commitments	$4,291	$653

The accompanying notes are an integral part of these condensed consolidated financial statements (unaudited).

WEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(AMOUNTS IN THOUSANDS )

	Class A Common Stock	Additional Paid - in Capital	Retained Deficit	Treasury Stock	Other Comprehensive Income (Loss) Foreign Currency Translation	Other Comprehensive Income (Loss) on Cash Flow Hedges	Total Stockholders’ Deficit
BALANCE, January 1, 2011	$88	$—	$(2,516,315)	$(1,023)	$(9,065)	$(17,185)	$(2,543,500)
Net income			34,580				34,580
Foreign currency translation adjustment, net of tax of $1,388					2,265		2,265
Reclassification of a cash flow hedge into earnings, net of tax of $1,193						1,945	1,945
Unrealized gain on cash flow hedges, net of tax of $1,472						2,402	2,402

Total comprehensive income							41,192
Executive Deferred Compensation Plan activity		1,051					1,051
Stock options exercised including related tax benefits (2,000 Class A shares)		7					7
Share based compensation		520					520
Accretion of Class L common stock priority return preference		(1,578)	(42,275)				(43,853)

BALANCE, March 31, 2011	$88	$—	$(2,524,010)	$(1,023)	$(6,800)	$(12,838)	$(2,544,583)

BALANCE, January 1, 2010	$88	$—	$(2,408,770)	$(53)	$(4,147)	$(12,583)	$(2,425,465)
Net income			36,003				36,003
Foreign currency translation adjustment, net of tax of $8,925					(14,562)		(14,562)
Unrealized loss on cash flow hedges, net of tax of $1,522						(3,234)	(3,234)

Total comprehensive income							18,207
Purchase of stock at cost (4,779 Class A shares)				(43)			(43)
Executive Deferred Compensation Plan activity		240					240
Stock options exercised including related tax benefits (46,500 Class A shares)		69					69
Share based compensation		505					505
Accretion of Class L common stock priority return preference		(814)	(38,767)				(39,581)

BALANCE, March 31, 2010	$88	$—	$(2,411,534)	$(96)	$(18,709)	$(15,817)	$(2,446,068)

The accompanying notes are an integral part of these financial statements (unaudited).

WEST CORPORATION

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	BASIS OF CONSOLIDATION AND PRESENTATION

Business Description – West Corporation (the “Company” or “West”) is a leading provider of technology-driven, voice and data solutions. “We,” “us” and “our” also refer to West and its consolidated subsidiaries, as applicable. We offer our clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

We operate in two business segments:

•

Unified Communications, including reservationless, operator-assisted, web and video conferencing services, streaming services, alerts and notifications services and consulting, project management and implementation of hosted and managed unified communications solutions; and

•	Communication Services, including emergency communication services, automated call processing and agent-based services.

Unified Communications

•

Conferencing & Collaboration Services. Operating under the InterCall brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research, and managed over 115 million conference calls in 2010. We provide our clients with an integrated global suite of meeting replacement services. These include on-demand automated conferencing services, operator-assisted services for complex audio conferences or large events, web conferencing services that allow clients to make presentations and share applications and documents over the Internet, video conferencing applications that allow clients to experience real-time video presentations and conferences and streaming services to connect remote employees and host virtual events. We also provide consulting, project management and implementation of hosted and managed unified communications solutions.

•

Alerts & Notifications Services. Our solutions leverage our proprietary technology platforms to allow clients to manage and deliver automated personalized communications quickly and through multiple delivery channels (voice, text messaging, email and fax). For example, we deliver patient notifications, appointment reminders and prescription reminders on behalf of our healthcare clients (medical and dental practices, hospitals and pharmacies), provide travelers with flight arrival and departure updates on behalf of our transportation clients, send and receive automated outage notifications and payment reminders on behalf of our utility clients and transmit emergency evacuation notices on behalf of municipalities. Our platform also enables two-way communications which allow the recipients of a message to respond with relevant information to our clients.

Communication Services

•	Automated Services

•	Emergency Communications Services. We believe we are the largest provider of emergency communications infrastructure systems and services, based on our own estimates of the number of

9-1-1 calls that we and other participants in the industry facilitated. Our solutions are critical in facilitating public safety agencies’ ability to coordinate responses to emergency events. We provide the network database solution that routes emergency calls to the appropriate 9-1-1 centers and allows the appropriate first responders (police, fire, ambulance) to be assigned to those calls. Our clients generally enter into long-term contracts and fund their obligations through monthly charges on users’ local telephone bills. We also provide fully-integrated desk-top communications technology solutions to public safety agencies that enable enhanced 9-1-1 call handling.

•

Automated Call Processing. Over the last 21 years we believe we have developed a best-in-class suite of automated voice-oriented solutions. Our solutions allow our clients to effectively communicate with their customers through inbound and outbound interactive voice response (IVR) applications using natural language speech recognition, automated voice prompts and network-based call routing services. In addition to these front-end customer service applications, we also provide analyses that help our clients improve their automated communications strategy. Our automated services technology platforms serve as the backbone of our telephony management capabilities and our scale and operational flexibility have helped us launch and grow other key services, such as conferencing, alerts and notifications and West at Home.

•

Agent-Based Services. We provide our clients with large-scale, agent-based services, including inbound customer care, customer acquisition and retention, business-to-business sales and account management, overpayment identification and recovery services, and collection of receivables on behalf of our clients. We have a flexible model with both on-shore and off-shore capabilities to fit our clients’ needs. We believe that we are known in the industry as a premium provider of these services, and we seek opportunities with clients for whom our services can add value while maintaining attractive margins for us. Our West at Home agent service is a remote call handling model that uses employees who work out of their homes. This service has a distinct advantage over traditional facility-based call center solutions by attracting higher quality agents. This model helps enhance our cost structure and significantly reduces our capital requirements.

Basis of Consolidation – The unaudited condensed consolidated financial statements include the accounts of West and our wholly-owned subsidiaries and reflect all adjustments (all of which are normal recurring accruals) which are, in the opinion of management, necessary for a fair presentation of the financial position, operating results, and cash flows for the interim periods. The unaudited condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, contained in our Annual Report on Form 10-K for the year ended December 31, 2010. All intercompany balances and transactions have been eliminated. Our results for the three months ended March 31, 2011 are not necessarily indicative of what our results will be for other interim periods or for the full fiscal year.

Use of Estimates – The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition – In our Unified Communications segment, our conferencing and collaboration services are generally billed and revenue recognized on a per participant minute basis or per seat basis and our alerts and notifications services are generally billed, and revenue recognized, on a per message or per minute basis. License fees charged for certain web services are recognized over the term of the license. Our Communication Services segment recognizes revenue for automated and agent-based services in the month that services are performed and services are generally billed based on call duration, hours of input, number of calls or a contingent basis. Emergency communications services revenue within the Communication Services segment is generated primarily from monthly fees based on the number of billing telephone numbers and cell towers covered under contract. In addition, product sales and installations are generally recognized upon completion of the installation and client acceptance of a fully functional system or, for contracts that are completed in stages and include contract-specified milestones representative of fair value, upon achieving such contract milestones. As it relates to installation sales, as of January 1, 2010, the Company early adopted new revenue recognition guidance for multiple element arrangements. For contracts entered into prior to January 1, 2010, revenue associated with advance payments are deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts are accumulated and recorded as deferred costs until the system installations are completed or specified milestones are attained. This guidance was adopted prospectively and specifically for the product sales and installation for the emergency communications services revenue. Contracts for annual recurring services such as support and maintenance agreements are generally billed in advance and are recognized as revenue ratably (on a monthly basis) over the contractual periods. Nonrefundable up-front fees and related costs are recognized ratably over the term of the contract or the expected life of the client relationship, whichever is longer.

Revenue for contingent collection services and overpayment identification and recovery services is recognized in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. In December 2010, we sold the balance of the investment in receivable portfolios and no longer participate in purchased receivables collection. Prior to the sale, we used either the level-yield method or the cost recovery method to recognize revenue on these purchased receivable portfolios.

Common Stock – Our equity investors (i.e., an investment group led by Thomas H. Lee Partners, L.P. and Quadrangle Group, LLC (the “Sponsors”), Mary and Gary West, who are the founders of West (the “Founders”) and certain members of management) own a combination of Class L and Class A shares (in strips of eight Class A shares and one Class L share per strip). Supplemental management incentive equity awards (restricted stock and option programs) have been implemented with Class A shares/options only. General terms of these securities are:

•

Class L shares: Each Class L share is entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return (“IRR”) on that base amount, compounded quarterly, from the date of the recapitalization in which the Class L shares were originally issued, October 24, 2006 until the priority return preference is paid in full. Each Class L share also participates in any equity appreciation beyond the priority return on the same per share basis as the Class A shares.

•	Class A shares: Class A shares participate in the equity appreciation after the Class L priority return is satisfied.

•	Voting: Each share (whether Class A or Class L) is entitled to one vote per share on all matters on which stockholders vote, subject to Delaware law regarding class voting rights.

•

Distributions: Dividends and other distributions to stockholders in respect of shares, whether as part of an ordinary distribution of earnings, as a leveraged recapitalization or in the event of an ultimate liquidation and distribution of available corporate assets, are to be paid as follows. First, holders of Class L shares are entitled to receive an amount equal to the Class L base amount of $90 per share plus an amount sufficient to generate a 12% IRR on that base amount, compounded quarterly, from the closing date of the recapitalization to the date of payment. Second, after payment of this priority return to Class L holders, the holders of Class A shares and Class L shares participate together, as a single class, in any and all distributions by the Company.

•

Conversion of Class L shares: Class L shares automatically convert into Class A shares prior to an initial public offering (“IPO”). Also, the board of directors may elect to cause all Class L shares to be converted into Class A shares in connection with a transfer (by stock sale, merger or otherwise) of a majority of all common stock to a third party (other than to Thomas H. Lee Partners, LP and its affiliates). In the case of any such conversion (whether at an IPO or sale), if any unpaid Class L priority return (base $90/share plus accrued 12% IRR) remains unpaid at the time of conversion it will be

“paid” in additional Class A shares valued at the deal price (in the case of an IPO, at the IPO price net of underwriter’s discount); that is, each Class L share would convert into a number of Class A shares equal to (i) one plus (ii) a fraction, the numerator of which is the unpaid priority return on such Class L share and the denominator of which is the value of a Class A share at the time of conversion.

As the Class L stockholders control a majority of the votes of the board of directors through direct representation on the board of directors and the conversion and redemption features are considered to be outside the control of the Company, all shares of Class L common stock have been presented outside of permanent equity in accordance with ASC 480-10-599, Classification and Measurement of Redeemable Securities. At March 31, 2011 and December 31, 2010, the 12% priority return preference has been accreted and included in the Class L share balance.

A reconciliation of the Class L common shares is presented below, in thousands:

	Three months ended March 31, 2011	Three months ended March 31, 2010
Beginning of period balance	$1,504,445	$1,332,721
Accretion of class L common stock priority return preference	43,853	39,581
Executive Deferred Compensation Plan activity	1,389	287

End of period balance	$1,549,687	$1,372,589

Cash and Cash Equivalents – We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents.

Trust and Restricted Cash – Trust cash represents cash collected on behalf of our clients that has not yet been remitted to them. A related liability is recorded in accounts payable until settlement with the respective clients. Restricted cash primarily represents cash held as collateral for certain letters of credit.

Foreign Currency and Translation of Foreign Subsidiaries – The functional currencies of the Company’s foreign operations are the respective local currencies. All assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at fiscal period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a component of stockholders’ deficit and comprehensive income. Foreign currency transaction gains or losses are recorded in the statement of operations.

Subsequent Events – In accordance with the provisions of ASC 855, we have evaluated subsequent events through May 3, 2011. No subsequent events requiring recognition were identified and therefore none were incorporated into the condensed consolidated financial statements presented herein, except as disclosed in Note 12.

Recently Issued Accounting Pronouncements: In December 2010, the Financial Accounting Standards Board (“FASB”) issued guidance requiring an entity, such as the Company, with reporting units that have carrying amounts that are zero or negative to assess whether it is more likely than not that the reporting units’ goodwill is impaired. The Company is required to perform step two of the goodwill impairment test if there are any adverse qualitative factors indicating that an impairment may exist for their reporting units with a zero or negative carrying value. This guidance became effective for the Company January 1, 2011 and the adoption had no immediate effect on our financial position, results of operations or cash flows.

2.	ACQUISITIONS

Unisfair

On March 1, 2011, we completed the acquisition of Unisfair, Inc. (“Unisfair”), a provider of hosted virtual events and business environments. These virtual events and environments offer a highly interactive experience through speaking sessions, exhibition floors and networking areas that support many business purposes, including sales and lead generation, training, product marketing and corporate and employee communications. The addition of Unisfair will enhance our virtual event offering by permitting us to offer a complete end-to-end solution on a proprietary platform within our Unified Communications segment. The purchase price was $19.5 million and was funded by cash on hand. The results of Unisfair have been included in the Unified Communications segment since March 1, 2011.

TFCC

On February 1, 2011, we completed the acquisition of Twenty First Century Communications, Inc. (“TFCC”), a provider of automated alerts and notification solutions to the electric utilities industry, government, public safety and corporate markets. The addition of TFCC will enhance our alerts and notifications platform and our position as a service provider to the U.S. utility industry. The purchase price was $40.5 million and was funded by cash on hand and partial use of our accounts receivable securitization facility. The results of TFCC have been included in the Unified Communications segment since February 2, 2011.

POSTcti

On February 1, 2011, we completed the acquisition of Preferred One Stop Technologies Limited (“POSTcti”), a provider of unified communications solutions and services in Europe. POSTcti enables and provides single source communication convergence from best-of-breed industry-leading providers, combined with customized professional services implementation and dedicated ongoing product support. The purchase price included $4.3 million of non-contingent consideration paid in Sterling at closing and was funded with cash on hand. The purchase agreement for POSTcti includes a three year contingent earn-out provision with a maximum payment of approximately £12.0 million and £0.4 million of additional non-contingent deferred consideration withheld to secure sellers’ indemnification obligations. Based on a weighted average probability analysis, we have accrued $8.6 million at March 31, 2011 for the contingent earn-out. The results of the acquired POSTcti assets have been included in the Unified Communications segment since February 1, 2011.

SPN

On November 9, 2010, we completed the acquisition of substantially all of the assets of Specialty Pharmacy Network, Inc. (“SPN”), a provider of billing and management information to payors and providers that participate in managing, administering and paying specialty pharmacy claims. SPN’s primary offering is a server based application whose data mining capabilities allow SPN to identify indicators of medical claim overpayment based on a proprietary library of pharmacy edits. The purchase price was $3.2 million and was funded by cash on hand. The results of the acquired SPN assets have been included in the Communication Services segment since November 9, 2010.

TuVox

On July 21, 2010, we completed the acquisition of TuVox Incorporated, (“TuVox”) a provider of on-demand and interactive voice recognition applications. The purchase price was $16.5 million and was funded by cash on hand. The results of operations for TuVox have been included in the Communication Services segment since July 21, 2010.

Holly

On June 1, 2010, we completed the acquisition of Holly Australia Pty Ltd, (“Holly”), a provider of carrier- grade voice platforms. The purchase price was $9.2 million and was funded by cash on hand. The results of operations for Holly have been included in the Communication Services segment since June 1, 2010.

Total acquisition costs expensed during the three months ended March 31, 2011 were $1.5 million compared to $0.4 million for the three months ended March 31, 2010.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the respective acquisition dates for Unisfair, TFCC, POSTcti, SPN, TuVox, and Holly. The finite lived intangible assets are comprised of trade names, technology, non-competition agreements and customer relationships. We are in the process of completing the valuation of certain intangible assets and the acquisition accounting allocation, and accordingly the information presented with respect to the acquisitions of Unisfair, TFCC, POSTcti, SPN, TuVox and Holly are provisional and subject to adjustment.

(Amounts in thousands)	Unisfair	TFCC	POSTcti	SPN	TuVox	Holly
Working Capital	$(3,694)	$1,326	$(1,255)	$—	$(1,480)	$1,704
Property and equipment	339	3,304	18	—	242	110
Other assets, net	42	—	—	—	10,365	—
Intangible assets	10,960	17,950	3,859	550	7,907	4,300
Goodwill	15,305	17,888	10,818	2,638	1,447	4,412

Total assets acquired	22,952	40,468	13,440	3,188	18,481	10,526

Non-current deferred taxes	3,452	—	610	—	2,030	1,290
Long-term liabilities	—	—	8,537	—	—	—

Total liabilities assumed	3,452	—	9,147	—	2,030	1,290

Net assets acquired	$19,500	$40,468	$4,293	$3,188	$16,451	$9,236

Assuming the acquisitions of Unisfair, TFCC, POSTcti, SPN, TuVox and Holly occurred as of the beginning of the periods presented, our unaudited pro forma results of operations for the three months ended March 31, 2011 and 2010 would have been, in thousands (except per share amounts), as follows:

	Three months ended March 31,
	2011	2010
Revenue	$614,241	$615,878
Net Income	$33,827	$33,635
Earnings per common L share – basic	$4.39	$3.97
Earnings per common L share – diluted	$4.21	$3.81
Loss per common A share – basic	$(0.11)	$(0.07)
Loss per common A share – diluted	$(0.11)	$(0.07)

The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisitions had been in effect on the dates indicated, nor are they necessarily indicative of future results of the combined companies.

3.	GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents the activity in goodwill by reporting segment, in thousands, for the three months ended March 31, 2011:

	Unified Communications	Communication Services	Consolidated
Gross carrying value at December 31, 2010	$843,558	$823,513	$1,667,071
Acquisitions	44,011	—	44,011
Acquisition accounting adjustments	—	(2,697)	(2,697)
Foreign currency translation adjustment	9,663	78	9,741

Gross carrying value at March 31, 2011	897,232	820,894	1,718,126

Impairment in 2010	—	(37,675)	(37,675)

Net balance at March 31, 2011	$897,232	$783,219	$1,680,451

The excess of the acquisition costs over the fair value of the assets acquired and liabilities assumed for the purchase of Unisfair, TFCC, POSTcti, SPN, TuVox and Holly were assigned to goodwill based on preliminary estimates. We are in the process of completing the acquisition accounting for certain intangible assets and liabilities. The process of completing the acquisition accounting involves numerous time consuming steps for information gathering, verification and review. We expect to finalize this process within twelve months following the respective acquisition dates. Goodwill recognized for Unisfair, TFCC, POSTcti, SPN, TuVox and Holly at March 31, 2011 was approximately $15.6 million, $17.9 million, $11.1 million, $2.6 million, $1.4 million and $5.6 million, respectively.

Factors contributing to the recognition of goodwill

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of Unisfair included enhancement of our virtual events and business environment services offering.

Factors that contributed to a purchase price resulting in the recognition of goodwill, deductible for tax purposes, for the purchase of TFCC included expansion of our presence in emergency alerts and notification services particularly in the utilities industry and the potential to drive additional services into this market.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of the POSTcti assets included the expansion of our hosted and managed unified communications solutions to Europe.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of the SPN assets included SPN’s expertise and the large market opportunity in pharmacy insurance claims.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of TuVox included a reduction of future costs.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of Holly included a reduction of future licensing costs and expansion of voice software product offerings.

Other intangible assets

Below is a summary of the major intangible assets and weighted average amortization periods (in years) for each identifiable intangible asset, in thousands:

	As of March 31, 2011			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Customer lists	$496,961	$(303,285)	$193,676	9.1
Technology & Patents	115,425	(51,115)	64,310	10.4
Trade names	58,710	—	58,710	Indefinite
Trade names (finite lived)	14,109	(10,511)	3,598	4.2
Other intangible assets	11,367	(10,356)	1,011	5.6

Total	$696,572	$(375,267)	$321,305

	As of December 31, 2010			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Customer lists	$473,144	$(289,889)	$183,255	9.0
Technology & Patents	102,311	(47,376)	54,935	10.5
Trade names	58,710	—	58,710	Indefinite
Trade names (finite lived)	12,379	(10,170)	2,209	4.3
Other intangible assets	10,641	(10,065)	576	5.6

Total	$657,185	$(357,500)	$299,685

Amortization expense for finite-lived intangible assets was $14.8 million and $16.5 million for the three months ended March 31, 2011 and 2010, respectively. Estimated amortization expense for the intangible assets noted above for 2011 and the next five years is as follows:

2011	$54.6 million
2012	$46.7 million
2013	$41.1 million
2014	$33.7 million
2015	$26.5 million
2016	$20.1 million

4.	ACCRUED EXPENSES

Accrued expenses, in thousands, consisted of the following as of:

	March 31, 2011	December 31, 2010
Accrued wages	$60,245	$46,673
Interest payable	59,551	31,318
Deferred revenue and customer deposits	51,547	48,845
Accrued other taxes (non-income related)	42,018	38,846
Accrued phone	34,341	25,568
Interest rate hedge position	19,230	26,123
Accrued employee benefit costs	15,317	17,214
Income taxes payable	10,308	1,055
Accrued lease expense	8,150	8,695
Accrued settlements	1,610	4,307
Other current liabilities	36,009	35,344

	$338,326	$283,988

5.	LONG-TERM OBLIGATIONS

Long-term debt is carried at amortized cost. Long-term obligations, in thousands, consist of the following as of:

	March 31, 2011	December 31, 2010
Senior Secured Term Loan Facility, due 2013	$448,434	$450,210
Senior Secured Term Loan Facility, due 2016	1,467,931	1,483,356
Senior Secured Revolving Credit Facility, due 2012	—	—
Senior Secured Revolving Credit Facility, due 2016	—	—
11% Senior Subordinated Notes, due 2016	450,000	450,000
8 5/8% Senior Notes, due 2018	500,000	500,000
7 7/8% Senior Notes, due 2019	650,000	650,000

	3,516,365	3,533,566

Less: current maturities	(3,856)	(15,425)

Long-term obligations	$3,512,509	$3,518,141

6.	HEDGING ACTIVITIES

Periodically, we have entered into interest rate swaps to hedge the cash flows from our variable rate debt, which effectively converts the hedged portion to fixed rate debt on our outstanding senior secured term loan facility. The initial assessments of hedge effectiveness were performed using regression analysis. The periodic measurements of hedge ineffectiveness are performed using the change in variable cash flows method. During the three months ended March 31, 2011 we de-designated two interest rate swap contracts with a notional value of $400.0 million. At December 31, 2010, the associated other comprehensive loss for these two interest rate swap contracts were $8.4 million, net of tax, and will be reclassified into interest expense over the remaining life of the contracts which terminate in August, 2011.

The cash flow hedges are recorded at fair value with a corresponding entry, net of taxes, recorded in other comprehensive income (“OCI”) until earnings are affected by the hedged item. At March 31, 2011, the notional amount of debt outstanding under interest rate swap agreements was $1,600.0 million. The fixed interest rate on the interest rate swaps ranges from 1.685% to 3.532%.

The following table presents, in thousands, the fair value of the Company’s derivatives and consolidated balance sheet location.

	Liability Derivatives
	March 31, 2011		December 31, 2010
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate swaps	Accrued expenses	$11,276	Accrued expenses	$21,765
Interest rate swaps	Other long-term liabilities	3,626	Other long-term liabilities	5,725

		14,902		27,490
Derivatives not designated as hedging instruments:
Interest rate swaps	Accrued expenses	7,953	Accrued expenses	4,358

Total derivatives		$22,855		$31,848

The following presents, in thousands the impact of interest rate swaps on the consolidated statement of operations for the three months ended March 31, 2011 and March 31, 2010, respectively.

Derivatives designated as hedging instruments	Amount of gain (loss) recognized in OCI March 31,		Amount of gain (loss) recognized in net income on hedges (ineffective portion) three months ended March 31,
	2011	2010	2011	2010
Interest rate swaps	$2,402	$(3,234)	$202	$—

Location of gain (loss) reclassified from OCI into net income	Amount of gain (loss) reclassified from OCI into net income for the three months ended March 31,
	2011	2010
Interest expense	$1,945	$—

7.	FAIR VALUE DISCLOSURES

Accounting Standards Codification 820 Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of ASC 820 apply to other accounting pronouncements that require or permit fair value measurements. ASC 820:

•

Defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date; and

•	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. To increase consistency and comparability in fair value measurements and related disclosures, the fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three-levels of the hierarchy are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs for assets or liabilities.

The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Following is a description of the valuation methodologies used for assets and liabilities measured at fair value.

Trading Securities (Asset). The assets held in the West Corporation Executive Retirement Savings Plan and the West Corporation Non-qualified Deferred Compensation Plan represent mutual funds, invested in debt and equity securities, classified as trading securities in accordance with ASC 320 Investments – Debt and Equity Securities (“ASC 320”) considering the employee’s ability to change the investment allocation of their deferred compensation at any time. Quoted market prices are available for these securities in an active market, therefore, the fair value of these securities is determined by Level 1 inputs.

Interest rate swaps. The effect of the interest rate swaps is to change a variable rate debt obligation to a fixed rate for that portion of the debt that is hedged. We record the interest rate swaps at fair value. The fair value of the interest rate swaps is based on a model whose inputs are observable, therefore, the fair value of these interest rate swaps is based on a Level 2 input.

Assets and liabilities measured at fair value on a recurring basis at March 31, 2011 and December 31, 2010, in thousands, are summarized below:

		Fair Value Measurements at March 31, 2011 Using
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Assets
Trading securities	$29,067	$29,067	$—	$—	$29,067

Total assets at fair value	$29,067	$29,067	$—	$—	$29,067

Liabilities
Interest rate swaps	$22,855	$—	$22,855	$—	$22,855

Total liabilities at fair value	$22,855	$—	$22,855	$—	$22,855

		Fair Value Measurements at December 31, 2010 Using
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Assets
Trading securities	$26,834	$26,834	$—	$—	$26,834

Total assets at fair value	$26,834	$26,834	$—	$—	$26,834

Liabilities
Interest rate swaps	$31,848	$—	$31,848	$—	$31,848

Total liabilities at fair value	$31,848	$—	$31,848	$—	$31,848

The fair value of our senior secured term loan facility, 11% senior subordinated notes, 8 5/8% senior notes and 7 7/8% senior notes based on market quotes at March 31, 2011 was approximately $3,587.2 million compared to the carrying amount of $3,516.4 million. The fair value of our senior secured term loan facility 11% senior subordinated notes, 8 5/8% senior notes and 7 7/8% senior notes based on market quotes at December 31, 2010 was approximately $3,604.6 million compared to the carrying amount of $3,533.6 million.

8.	STOCK-BASED COMPENSATION

The 2006 Executive Incentive Plan (“EIP”) was established to advance the interests of the Company and its affiliates by providing for the grant to participants of stock-based and other incentive awards. Awards under the EIP are intended to align the incentives of the Company’s executives and investors and to improve the performance of the Company. The administrator, subject to approval by the board, will select participants from among those key employees and directors of, and consultants and advisors to, the Company or its affiliates who, in the opinion of the administrator, are in a position to make a significant contribution to the success of the

Company and its affiliates. A maximum of 359,986 Equity Strips (each comprised of eight shares of Class A common stock and one share of Class L common stock), in each case pursuant to rollover options (“Management Rollover Options”), were authorized to be delivered in satisfaction of rollover option awards under the EIP. In addition, an aggregate maximum of 11,276,291 shares of Class A common stock may be delivered in satisfaction of other awards under the EIP.

In general, stock options granted under the EIP become exercisable over a period of five years, with 20% of the stock option becoming vested and exercisable at the end of each year. Once an option has vested, it generally remains exercisable during the continuation of the option holder’s service until the tenth anniversary of the date of grant.

Stock Options

The following table presents the stock option activity under the EIP for the three months ended March 31, 2011 and 2010, respectively:

	Options Available for Grant	Options Outstanding
		Number of Options	Weighted Average Exercise Price
Balance at January 1, 2010	454,347	2,501,500	$2.42
Granted	—	—	—
Canceled	33,000	(33,000)	1.64
Exercised	—	(46,500)	1.64

Balance at March 31, 2010	487,347	2,422,000	$2.45

Balance at January 1, 2011	333,447	2,544,000	$3.00
Granted	(160,000)	160,000	10.60
Canceled	18,500	(18,500)	4.92
Exercised	—	(2,000)	3.61

Balance at March 31, 2011	191,947	2,683,500	$3.44

At March 31, 2011, we expect that approximately 72% of options granted will vest over the vesting period.

At March 31, 2011, the intrinsic value of vested options was approximately $13.9 million.

The following table summarizes the information on the options granted under the EIP at March 31, 2011:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.64	1,797,500	5.69	$1.64	1,402,500	$1.64
3.61	231,000	7.75	3.61	98,000	3.61
6.36	270,000	6.83	6.36	162,000	6.36
9.04	225,000	9.08	9.04	—	—
10.60	160,000	9.83	10.60	—	—

$1.64 - $10.60	2,683,500	6.51	$3.44	1,662,500	$2.22

We account for the stock option grants under the EIP in accordance with Accounting Standards Codification 718 Compensation – Stock Compensation (“ASC 718”). The fair value of option awards granted under the EIP during the three months ended March 31, 2011 were $3.92. No options were granted during the three months ended March 31, 2010. We have estimated the fair value of EIP option awards on the grant date using a Black-Scholes option pricing model that uses the assumptions noted in the following table:

Three months ended March 31, 2011
Risk-free interest rate	1.87
Dividend yield	0.0%
Expected volatility	33.2%
Expected life (years)	6.5

The risk-free rate for periods within the expected life of the option is based on the zero-coupon U.S. government treasury strip with a maturity which approximates the expected life of the option at the time of grant.

There was approximately $1.5 million and $1.1 million unrecorded and unrecognized compensation expense related to unvested stock options under the EIP at March 31, 2011 and 2010, respectively.

Executive Management Rollover Options

During the three months ended March 31, 2011, no Management Rollover Options were exercised. At March 31, 2011, 287,326 Equity Strip options were fully vested and outstanding. The aggregate intrinsic value of these equity strip options was approximately $47.0 million.

Stock-Based Compensation Expense

The components of stock-based compensation expense in thousands are presented below:

	Three months ended March 31,
	2011	2010
Stock options	$174	$131
Restricted stock	346	374
Deferred compensation – notional shares	495	377

	$1,015	$882

The net income effect of stock-based compensation expense for the three months ended March 31, 2011 and 2010 was approximately $0.6 million and $0.5 million, respectively.

9.	EARNINGS PER SHARE

On October 2, 2009, the Company announced its intention to commence an equity offering and accordingly is providing the following information related to earnings per share.

We have two classes of common stock (Class L common stock and Class A common stock). Each Class L share is entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return on that base amount from the date of the recapitalization until the priority return preference is paid in full. Each Class L share also participates in any equity appreciation beyond the priority return on the same per share basis as the Class A shares. Class A shares participate in the equity appreciation after the Class L priority return is satisfied.

The Class L common stock is considered a participating stock security requiring use of the “two-class” method for the computation of basic net income (loss) per share in accordance with ASC 260 Earnings Per

Share. Losses are not allocated to the Class L common stock in the computation of basic earnings per share as the Class L common stock is not obligated to share in losses.

Basic earnings per share (“EPS”) excludes the effect of common stock equivalents and is computed using the “two-class” computation method, which divides earnings attributable to the Class L preference from total earnings. Any remaining income or loss is attributed to the Class A shares. Diluted earnings per share reflects the potential dilution that could result if options or other contingently issuable shares were exercised or converted into common stock and notional shares from the Deferred Compensation Plan were granted. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method.

	Three months ended March 31,
(Amount in thousands)	2011	2010
Net Income	$34,580	$36,003
Less accretion of Class L Shares(1)	43,853	39,581

Net loss attributable to Class A Shares	$(9,273)	$(3,578)

(1)	The Class L shareholders are allocated their priority return which is equivalent to the accretion, while any losses are allocated to Class A shareholders as the Class L shareholders do not have a contractual obligation to share in losses.

	Three months ended March 31,
(In thousands, except per share amounts)	2011	2010
Earnings (loss) per common share:
Basic – Class L	$4.39	$3.97
Basic – Class A	$(0.11)	$(0.04)
Diluted – Class L	$4.21	$3.81
Diluted – Class A	$(0.11)	$(0.04)
Weighted average number of shares outstanding:
Basic – Class L	9,995	9,971
Basic – Class A	88,017	87,987
Dilutive impact of stock options:
Class L Shares	421	421

Diluted Class L Shares	10,416	10,392

For purposes of calculating the diluted earnings per share for the Class A shares, 2.7 million and 2.4 million options outstanding to purchase Class A shares at March 31, 2011 and 2010, respectively, have been excluded from the computation of diluted Class A shares outstanding because the income allocable to the Class A shares is a loss therefore the effect is anti-dilutive.

10.	BUSINESS SEGMENTS

We operate in two business segments:

Unified Communications, including reservationless, operator-assisted, web and video conferencing services, streaming services, alerts and notifications services and consulting, project management and implementation of hosted and managed unified communications solutions; and

Communication Services, including emergency communication services, automated call processing and agent-based services.

	For the three months ended March 31,
	2011	2010
	Amounts in thousands
Revenue:
Unified Communications	$331,122	$299,192
Communication Services	282,077	301,829
Intersegment Eliminations	(2,381)	(1,200)

Total	$610,818	$599,821

Operating Income:
Unified Communications	$94,011	$77,482
Communication Services	24,796	39,763

Total	$118,807	$117,245

Depreciation and Amortization
(Included in Operating Income):
Unified Communications	$21,144	$23,966
Communication Services	20,998	19,607

Total	$42,142	$43,573

Capital Expenditures:
Unified Communications	$8,406	$15,315
Communication Services	9,274	11,370
Corporate	1,484	8,052

Total	$19,164	$34,737

	As of March 31, 2011	As of December 31, 2010
	Amounts in thousands
Assets:
Unified Communications	$1,521,805	$1,401,242
Communication Services	1,348,988	1,375,643
Corporate	238,372	228,365

Total	$3,109,165	$3,005,250

For the three months ended March 31, 2011 and 2010, our largest 100 clients represented 56% and 57% of our total revenue, respectively. The aggregate revenue as a percentage of our total revenue from our largest client, AT&T, during the three months ended March 31, 2011 and 2010 was approximately 11% of our total revenue in both periods. No other client represented more than 10% of our aggregate revenue for the three months ended March 31, 2011 and 2010.

For the three months ended March 31, 2011 and 2010, revenues from non-U.S. countries were approximately 18% and 16%, respectively, of consolidated revenues. During these periods no individual foreign country accounted for greater than 10% of revenue. Revenue is attributed to an organizational region based on location of the billed customer’s account. Geographic information by organizational region, in thousands, is noted below:

	For the three months ended March 31,
	2011	2010
Revenue:
North America	$500,715	$505,722
Europe, Middle East & Africa (EMEA)	75,785	66,837
Asia Pacific	34,318	27,262

Total	$610,818	$599,821

	As of March 31, 2011	As of December 31, 2010
Long-Lived Assets:
North America	$2,246,594	$2,197,888
Europe, Middle East & Africa (EMEA)	231,650	210,689
Asia Pacific	19,724	19,646

Total	$2,497,968	$2,428,223

Canada and Mexico represented approximately 1% of North American revenue during the three months ended March 31, 2011 and 2010. Long-lived assets in Canada and Mexico represented less than 1% of North American long-lived assets at March 31, 2011 and December 31, 2010.

The aggregate gain (loss) on transactions denominated in currencies other than the functional currency of West Corporation or any of its subsidiaries was approximately $2.2 million and ($1.1) million for the three months ended March 31, 2011 and 2010, respectively.

11.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we and certain of our subsidiaries are defendants in various litigation matters and are subject to claims from our clients for indemnification, some of which may involve claims for damages that are substantial in amount. We do not believe the disposition of matters and claims currently pending will have a material adverse effect on our financial position, results of operations or cash flows.

12.	SUBSEQUENT EVENTS

Subsequent to March 31, 2011, we announced an agreement to acquire Smoothstone IP Communications Corporation for cash paid of approximately $120.0 million. The acquisition will be integrated into our Unified Communications segment and is expected to close later in the second quarter of 2011 after satisfaction of certain closing conditions including customary regulatory approvals. Due to the limited time since the signing date and limitations on access to Smoothstone IP Communications’ information prior to the acquisition date, the initial accounting for the business combination is incomplete at this time. As a result, we are unable to provide the amounts recorded within assets and liabilities for the purchase price allocation as well as provide the pro-forma revenue and net income of the combined entity.

13.	FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTORS AND SUBSIDIARY NON- GUARANTORS

West Corporation and our U.S. based wholly owned subsidiary guarantors, jointly, severally, fully and unconditionally are responsible for the payment of principal, premium and interest on our senior notes and senior subordinated notes. Presented below, in thousands, is condensed consolidated financial information for West Corporation and our subsidiary guarantors and subsidiary non-guarantors for the periods indicated.

	Parent / Issuer	For the Three Months Ended March 31, 2011
		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$484,750	$126,068	$—	$610,818
COST OF SERVICES	—	220,685	50,918	—	271,603
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,698	180,281	37,429	—	220,408

OPERATING INCOME	(2,698)	83,784	37,721	—	118,807

OTHER INCOME (EXPENSE):
Interest Expense, net of interest income	(41,055)	(30,055)	3,385	—	(67,725)
Subsidiary Income	76,615	31,299	—	(107,914)	—
Other, net	2,513	5,365	(3,186)	—	4,692

Other income (expense)	38,073	6,609	199	(107,914)	(63,033)
INCOME BEFORE INCOME TAX EXPENSE	35,375	90,393	37,920	(107,914)	55,774
INCOME TAX EXPENSE	795	13,975	6,424	—	21,194

NET INCOME	$34,580	$76,418	$31,496	$(107,914)	$34,580

	Parent / Issuer	For the Three Months Ended March 31, 2010
		Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$494,689	$105,132	$—	$599,821
COST OF SERVICES	—	221,946	38,877	—	260,823
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	819	186,876	34,058	—	221,753

OPERATING INCOME	(819)	85,867	32,197	—	117,245

OTHER INCOME (EXPENSE):
Interest Expense, net of interest income	(37,351)	(24,734)	3,036	—	(59,049)
Subsidiary Income	47,650	28,054	—	(75,704)	—
Other, net	1,355	229	(1,711)	—	(127)

Other income (expense)	11,654	3,549	1,325	(75,704)	(59,176)
INCOME BEFORE INCOME TAX EXPENSE	10,835	89,416	33,522	(75,704)	58,069
INCOME TAX EXPENSE (BENEFIT)	(25,168)	42,000	5,234	—	22,066

NET INCOME	$36,003	$47,416	$28,288	$(75,704)	$36,003

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONDENSED BALANCE SHEET

(AMOUNTS IN THOUSANDS)

		March 31, 2011
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$8,296	$—	$100,503	$(8,702)	$100,097
Trust cash	—	13,332	—	—	13,332
Accounts receivable, net	—	50,558	343,723	—	394,281
Intercompany receivables	—	407,896	—	(407,896)	—
Deferred income taxes receivable	4,791	16,546	1,529	—	22,866
Prepaid assets	3,091	31,951	8,826	—	43,868
Other current assets	3,773	23,471	9,509	—	36,753

Total current assets	19,951	543,754	464,090	(416,598)	611,197
Property and equipment, net	67,792	237,709	30,572	—	336,073
INVESTMENT IN SUBSIDIARIES	1,185,662	311,624	—	(1,497,286)	—
GOODWILL	—	1,490,561	189,890	—	1,680,451
INTANGIBLES, net	—	255,223	66,082	—	321,305
OTHER ASSETS	109,238	299,800	(248,899)	—	160,139

TOTAL ASSETS	$1,382,643	$3,138,671	$501,735	$(1,913,884)	$3,109,165

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$3,509	$56,317	$10,621	$(8,702)	$61,745
Intercompany payables	339,056	—	68,840	(407,896)	—
Accrued expenses	72,195	191,169	74,962	—	338,326
Current maturities of long-term debt	588	3,268	—	—	3,856

Total current liabilities	415,348	250,754	154,423	(416,598)	403,927
LONG-TERM OBLIGATIONS, less current maturities	1,891,900	1,620,609	—	—	3,512,509
DEFERRED INCOME TAXES	15,227	72,956	20,774	—	108,957
OTHER LONG-TERM LIABILITIES	55,064	13,422	10,182	—	78,668
CLASS L COMMON STOCK	1,549,687	—	—	—	1,549,687
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,544,583)	1,180,930	316,356	(1,497,286)	(2,544,583)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,382,643	$3,138,671	$501,735	$(1,913,884)	$3,109,165

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

SUPPLEMENTAL CONDENSED BALANCE SHEET

(AMOUNTS IN THOUSANDS)

		December 31, 2010
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$102,385	$(4,592)	$97,793
Trust cash	—	15,122	—	—	15,122
Accounts receivable, net	—	48,738	317,681	—	366,419
Intercompany receivables	—	416,017	—	(416,017)	—
Deferred income taxes receivable	9,848	16,532	3,588	—	29,968
Prepaid assets	2,981	24,451	6,235	—	33,667
Other current assets	2,559	23,680	7,819	—	34,058

Total current assets	15,388	544,540	437,708	(420,609)	577,027
Property and equipment, net	68,026	243,300	30,040	—	341,366
INVESTMENT IN SUBSIDIARIES	1,069,843	271,278	—	(1,341,121)	—
GOODWILL	—	1,471,124	158,272	—	1,629,396
INTANGIBLES, net	—	244,833	54,852	—	299,685
OTHER ASSETS	110,090	288,496	(240,810)	—	157,776

TOTAL ASSETS	$1,263,347	$3,063,571	$440,062	$(1,761,730)	$3,005,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$7,448	$52,291	$9,002	$(4,592)	$64,149
Intercompany payables	340,974	—	75,043	(416,017)	—
Accrued expenses	10,412	214,349	59,227	—	283,988
Current maturities of long-term debt	4,777	10,648	—	—	15,425

Total current liabilities	363,611	277,288	143,272	(420,609)	363,562
LONG-TERM OBLIGATIONS, less current maturities	1,888,775	1,629,366	—	—	3,518,141
DEFERRED INCOME TAXES	20,421	53,839	19,621	—	93,881
OTHER LONG-TERM LIABILITIES	29,595	37,644	1,482	—	68,721
CLASS L COMMON STOCK	1,504,445	—	—	—	1,504,445
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,543,500)	1,065,434	275,687	(1,341,121)	(2,543,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,263,347	$3,063,571	$440,062	$(1,761,730)	$3,005,250

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Three Months Ended March 31, 2011
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination and Consolidating Entries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$97,665	$14,740	$(8,702)	$103,703
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(39,306)	(21,406)	—	(60,712)
Purchase of property and equipment	(2,351)	(23,036)	(2,809)	—	(28,196)
Other	—	90	—	—	90

Net cash used in investing activities	(2,351)	(62,252)	(24,215)	—	(88,818)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	14,000	—	47,000	—	61,000
Payments on revolving credit facilities	(14,000)	—	(47,000)	—	(61,000)
Principal payments on long-term obligations	(5,327)	(11,874)	—	—	(17,201)
Payments on capital lease obligations	(204)	(21)	—	—	(225)
Other	7	(88)	—	—	(81)

Net cash used in financing activities	(5,524)	(11,983)	—	—	(17,507)

Intercompany	16,171	(23,430)	2,667	4,592	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	4,926	—	4,926
NET CHANGE IN CASH AND CASH EQUIVALENTS	8,296	—	(1,882)	(4,110)	2,304
CASH AND CASH EQUIVALENTS, Beginning of period	—	—	102,385	(4,592)	97,793

CASH AND CASH EQUIVALENTS, End of period	$8,296	$—	$100,503	$(8,702)	$100,097

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Three Months Ended March 31, 2010
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Elimination and Consolidating Entries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$136,141	$(6,387)	$(14,273)	$115,481
CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	—	(544)	—	(544)
Purchase of property and equipment	(8,052)	(23,593)	(3,745)	—	(35,390)
Collections applied to principal of portfolio receivables	—	2,124	—	—	2,124
Other	—	29	—	—	29

Net cash used in investing activities	(8,052)	(21,440)	(4,289)	—	(33,781)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from revolving credit facilities	59,850	—	—	—	59,850
Payments on revolving credit facilities	(132,781)	—	—	—	(132,781)
Payments of portfolio notes payable	—	(178)	—	—	(178)
Principal payments on the senior secured term loan facility	(1,888)	(4,597)	—	—	(6,485)
Proceeds from stock options exercised including excess tax benefits	69	—	—	—	69
Payments on capital lease obligations	(1,425)	(8)	(14)	—	(1,447)
Other	(59)	—	—	—	(59)

Net cash used in financing activities	(76,234)	(4,783)	(14)	—	(81,031)

Intercompany	100,547	(109,918)	(892)	10,263	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(3,186)	—	(3,186)
NET CHANGE IN CASH AND CASH EQUIVALENTS	16,261	—	(14,768)	(4,010)	(2,517)
CASH AND CASH EQUIVALENTS, Beginning of period	2,349	—	66,982	(10,263)	59,068

CASH AND CASH EQUIVALENTS, End of period	$18,610	$—	$52,214	$(14,273)	$56,551

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

West Corporation

Omaha, Nebraska

We have audited the accompanying consolidated balance sheets of West Corporation and subsidiaries (the “Company”) as of December 31, 2010 and 2009, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the three years in the period ended December 31, 2010. Our audits also included the financial statement schedule listed in the Index. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of West Corporation and subsidiaries at December 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

/s/ Deloitte & Touche LLP

Omaha, Nebraska

February 23, 2011

WEST CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2010	2009	2008
REVENUE	$2,388,211	$2,375,748	$2,247,434
COST OF SERVICES	1,057,008	1,067,777	1,015,028
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	911,022	907,358	881,586

OPERATING INCOME	420,181	400,613	350,820

OTHER INCOME (EXPENSE):
Interest income	255	311	3,068
Interest expense	(252,724)	(254,103)	(313,019)
Refinancing expense	(52,804)	—	—
Other, net	5,872	1,015	(11,689)

Other expense	(299,401)	(252,777)	(321,640)

INCOME BEFORE INCOME TAX EXPENSE	120,780	147,836	29,180

INCOME TAX EXPENSE	60,476	56,862	11,731

NET INCOME	60,304	90,974	17,449

LESS NET INCOME (LOSS) — NONCONTROLLING INTEREST	—	2,745	(2,058)

NET INCOME — WEST CORPORATION	$60,304	$88,229	$19,507

EARNINGS (LOSS) PER COMMON SHARE:
Basic Class L	$17.07	$17.45	$12.78

Diluted Class L	$16.37	$16.67	$12.24

Basic Class A	$(1.25)	$(0.98)	$(1.23)

Diluted Class A	$(1.25)	$(0.98)	$(1.23)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING:
Basic Class L	9,975	9,954	9,901
Diluted Class L	10,399	10,409	10,334
Basic Class A	87,955	87,588	87,324
Diluted Class A	87,955	87,588	87,324

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(AMOUNTS IN THOUSANDS)

	December 31,
	2010	2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$97,793	$59,068
Trust and restricted cash	15,122	14,750
Accounts receivable, net of allowance of $10,481 and $11,819	366,419	353,622
Deferred income taxes receivable	29,968	35,356
Prepaid assets	33,667	34,063
Other current assets	34,058	46,757

Total current assets	577,027	543,616
PROPERTY AND EQUIPMENT:
Property and equipment	1,032,205	1,024,005
Accumulated depreciation and amortization	(690,839)	(690,738)

Total property and equipment, net	341,366	333,267
GOODWILL	1,629,396	1,665,569
INTANGIBLE ASSETS, net of accumulated amortization of $357,500 and $298,132	299,685	350,722
OTHER ASSETS	157,776	152,088

TOTAL ASSETS	$3,005,250	$3,045,262

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES:
Accounts payable	$64,149	$63,859
Accrued expenses	283,988	279,379
Current maturities of long-term debt	15,425	25,371

Total current liabilities	363,562	368,609
LONG-TERM OBLIGATIONS, less current maturities	3,518,141	3,607,872
DEFERRED INCOME TAXES	93,881	96,964
OTHER LONG-TERM LIABILITIES	68,721	64,561

Total liabilities	4,044,305	4,138,006
COMMITMENTS AND CONTINGENCIES (Note 16) CLASS L COMMON STOCK $0.001 PAR VALUE, 100,000 SHARES AUTHORIZED, 9,988 AND 9,971 SHARES ISSUED AND OUTSTANDING	1,504,445	1,332,721
STOCKHOLDERS’ DEFICIT
Class A common stock $0.001 par value, 400,000 shares authorized, 88,071 and 87,999 shares issued and 87,956 and 87,991 shares outstanding	88	88
Retained deficit	(2,516,315)	(2,408,770)
Accumulated other comprehensive loss	(26,250)	(16,730)
Treasury stock at cost (115 and 8 shares)	(1,023)	(53)

Total stockholders’ deficit	(2,543,500)	(2,425,465)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$3,005,250	$3,045,262

The accompanying notes are an integral part of these condensed consolidated financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Years Ended December 31,
	2010	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$60,304	$90,974	$17,449
Adjustments to reconcile net income to net cash flows from operating activities:
Depreciation	103,330	104,837	103,218
Amortization	67,000	83,510	80,270
Goodwill impairment	37,675	—	—
Allowance for impairment of purchased accounts receivable	—	25,464	76,405
Unrealized (gain) loss on foreign denominated debt	—	(3,508)	5,558
Provision for share based compensation	4,233	3,840	1,404
Deferred income tax expense (benefit)	20,837	28,274	(26,446)
Debt amortization	15,868	16,416	15,802
Accelerated debt amortization	19,395	—	—
Non cash (gain) loss on hedge agreements	(3,978)	(9,570)	17,679
Other	652	375	107
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(11,023)	(506)	(3,226)
Other assets	(9,521)	(17,669)	9,113
Accounts payable	(1,519)	(4,721)	(8,965)
Accrued expenses and other liabilities	9,576	(44,859)	(987)

Net cash flows from operating activities	312,829	272,857	287,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions, net of cash acquired of $2,138, $8,631 and $9,601	(33,496)	(31,711)	(493,556)
Collections applied to principal of portfolio receivables, net of purchases of $0, $1,722 and $45,403	13,739	37,341	992
Purchase of property and equipment	(118,191)	(118,520)	(105,381)
Other	52	275	406

Net cash flows from investing activities	(137,896)	(112,615)	(597,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term obligations	(1,374,781)	(201,674)	—
Proceeds from issuance of long-term obligations	1,301,850	—	417,167
Debt issuance costs	(31,083)	(7,968)	(10,315)
Principal repayments of long-term obligations	(26,747)	(25,284)	(24,949)
Payments of capital lease obligations	(2,115)	(1,293)	(949)
Repurchase of common stock	(970)	—	—
Proceeds from stock and stock options exercised including excess tax benefits	897	3,200	25
Repayments of portfolio notes payable, net of proceeds from issuance of notes payable of $0, $0 and $33,096	(686)	(34,694)	(31,834)
Noncontrolling interest distributions	—	(4,131)	(7,120)
Other	(16)	—	(54)

Net cash flows from financing activities	(133,651)	(271,844)	341,971

EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	(2,557)	2,330	(5,420)
NET CHANGE IN CASH AND CASH EQUIVALENTS	38,725	(109,272)	26,393
CASH AND CASH EQUIVALENTS, Beginning of period	59,068	168,340	141,947

CASH AND CASH EQUIVALENTS, End of period	$97,793	$59,068	$168,340

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT)

(AMOUNTS IN THOUSANDS, EXCEPT SHARES )

	Class A Common Stock	Additional Paid - in Capital	Retained Earnings (Deficit)	Noncontrolling Interest	Treasury Stock	Other Comprehensive Income (Loss) Foreign Currency Translation	Other Comprehensive Income (Loss) on Cash Flow Hedges	Total Stockholders’ Equity (Deficit)
BALANCE, January 1, 2008	$87	$—	$(2,231,302)	$12,937	$—	$975	$(9,895)	$(2,227,198)
Net income			19,507	(2,058)				17,449
Foreign currency translation adjustment, net of tax of ($4,276)						(6,977)		(6,977)
Reclassification of a cash flow hedge into earnings							1,234	1,234
Unrealized loss on cash flow hedges, net of tax of ($8,653)							(15,352)	(15,352)

Total comprehensive loss								(3,646)
Noncontrolling interest distributions				(7,120)				(7,120)
Noncontrolling interest from the Genesys acquisition				(127)				(127)
Purchase of stock at cost (8,332 shares)					(53)			(53)
Executive Deferred Compensation Plan contributions		1,397						1,397
Executive Deferred Compensation Plan valuation change		1,102						1,102
Stock options exercised including related
tax benefits (15,000 shares)		25						25
Share based compensation		1,404						1,404
Accretion of class L common stock priority return preference		(3,928)	(122,603)					(126,531)

BALANCE, December 31, 2008	87	—	(2,334,398)	3,632	(53)	(6,002)	(24,013)	(2,360,747)
Net income			88,229	2,745				90,974
Foreign currency translation adjustment, net of tax of ($705)						1,855		1,855
Reclassification of a cash flow hedge into earnings							2,057	2,057
Unrealized gain on cash flow hedges, net of tax of ($3,905)							9,373	9,373

Total comprehensive income								104,259
Noncontrolling interest distributions				(4,131)				(4,131)
Noncash settlement with a noncontrolling interest				(2,246)				(2,246)
Executive Deferred Compensation Plan contributions		1,728						1,728
Executive Deferred Compensation Plan valuation change		4,095						4,095
Stock options exercised including related
tax benefits (572,660 shares)	1	3,532						3,533
Share based compensation		1,701						1,701
Accretion of class L common stock priority return preference		(11,056)	(162,601)					(173,657)

BALANCE, December 31, 2009	88	—	(2,408,770)	—	(53)	(4,147)	(12,583)	(2,425,465)
Net income			60,304					60,304
Foreign currency translation adjustment, net of tax of ($3,014)						(4,918)		(4,918)
Unrealized loss on cash flow hedges, net of tax of ($2,821)							(4,602)	(4,602)

Total comprehensive income								50,784
Executive Deferred Compensation Plan distributions, net		(305)						(305)
Executive Deferred Compensation Plan valuation change		(275)						(275)
Stock options exercised including related tax benefits (78,400 shares)		897						897
Purchase of stock at cost (106,277 shares)					(970)			(970)
Share based compensation		2,099						2,099
Accretion of class L common stock priority return preference		(2,416)	(167,849)					(170,265)

BALANCE, December 31, 2010	$88	$—	$(2,516,315)	$—	$(1,023)	$(9,065)	$(17,185)	$(2,543,500)

The accompanying notes are an integral part of these financial statements.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Description: West Corporation (the “Company” or “West”) is a leading provider of technology-driven, voice and data solutions. “We,” “us” and “our” also refer to West and its consolidated subsidiaries, as applicable. We offer our clients a broad range of communications and infrastructure management solutions that help them manage or support critical communications. The scale and processing capacity of our proprietary technology platforms, combined with our world-class expertise and processes in managing telephony and human capital, enable us to provide our clients with premium outsourced communications solutions. Our automated service and conferencing solutions are designed to improve our clients’ cost structure and provide reliable, high-quality services. Our solutions also help deliver mission-critical services, such as public safety and emergency communications. We serve Fortune 1000 companies and other clients in a variety of industries, including telecommunications, banking, retail, financial services, technology and healthcare, and have sales and operations in the United States, Canada, Europe, the Middle East, Asia Pacific and Latin America.

We operate in two business segments:

•

Unified Communications, including reservationless, operator-assisted, web and video conferencing services, streaming services, alerts and notifications services and consulting, project management and implementation of hosted and managed unified communications solutions; and

•	Communication Services, including emergency communication services, automated call processing and agent-based services.

Unified Communications

— Conferencing & Collaboration Services. Operating under the InterCall brand, we are the largest conferencing services provider in the world based on conferencing revenue, according to Wainhouse Research, and managed over 115 million conference calls in 2010. We provide our clients with an integrated global suite of meeting replacement services. These include on-demand automated conferencing services, operator-assisted services for complex audio conferences or large events, web conferencing services that allow clients to make presentations and share applications and documents over the Internet, video conferencing applications that allow clients to experience real-time video presentations and conferences and streaming services to connect remote employees and host virtual events. We also provide consulting, project management and implementation of hosted and managed unified communications solutions.

— Alerts & Notifications Services. Our solutions leverage our proprietary technology platforms to allow clients to manage and deliver automated personalized communications quickly and through multiple delivery channels (voice, text messaging, email and fax). For example, we deliver patient notifications, appointment reminders and prescription reminders on behalf of our healthcare clients (medical and dental practices, hospitals and pharmacies), provide travelers with flight arrival and departure updates on behalf of our transportation clients and transmit emergency evacuation notices on behalf of municipalities. Our platform also enables two-way communications which allow the recipients of a message to respond with relevant information to our clients.

Communication Services

— Automated Services

— Emergency Communications Services. We believe we are the largest provider of emergency communications infrastructure systems and services, based on our own estimates of the number of 9-1-1 calls that we and other participants in the industry facilitated. Our solutions are critical in facilitating

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

public safety agencies’ ability to coordinate responses to emergency events. We provide the network database solution that routes emergency calls to the appropriate 9-1-1 centers and allows the appropriate first responders (police, fire, ambulance) to be assigned to those calls. Our clients generally enter into long-term contracts and fund their obligations through monthly charges on users’ local telephone bills. We also provide fully-integrated desk-top communications technology solutions to public safety agencies that enable enhanced 9-1-1 call handling.

— Automated Call Processing. Over the last 21 years we believe we have developed a best-in-class suite of automated voice-oriented solutions. Our solutions allow our clients to effectively communicate with their customers through inbound and outbound interactive voice response (IVR) applications using natural language speech recognition, automated voice prompts and network-based call routing services. In addition to these front-end customer service applications, we also provide analyses that help our clients improve their automated communications strategy. Our automated services technology platforms serve as the backbone of our telephony management capabilities and our scale and operational flexibility have helped us launch and grow other key services, such as conferencing, alerts and notifications and West at Home.

— Agent-Based Services. We provide our clients with large-scale, agent-based services, including inbound customer care, customer acquisition and retention, business-to-business sales and account management, overpayment identification and recovery services, and collection of receivables on behalf of our clients. We have a flexible model with both on-shore and off-shore capabilities to fit our clients’ needs. We believe that we are known in the industry as a premium provider of these services, and we seek opportunities with clients for whom our services can add value while maintaining attractive margins for us. Our West at Home agent service is a remote call handling model that uses employees who work out of their homes. This service has a distinct advantage over traditional facility-based call center solutions by attracting higher quality agents. This model helps enhance our cost structure and significantly reduces our capital requirements.

Recapitalization: On October 24, 2006, we completed a recapitalization (the “recapitalization”) of the Company. Pursuant to such recapitalization, our publicly traded securities were cancelled in exchange for cash. The recapitalization was accounted for as a leveraged recapitalization, whereby the historical bases of our assets and liabilities were maintained.

Basis of Consolidation: The consolidated financial statements include our accounts and the accounts of our wholly owned and majority owned subsidiaries. All intercompany transactions and balances have been eliminated in the consolidated financial statements.

Use of Estimates: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition: In our Unified Communications segment, our conferencing and collaboration services are generally billed and revenue recognized on a per participant minute basis or per seat basis and our alerts and notifications services are generally billed, and revenue recognized, on a per message or per minute basis. License fees charged for certain web services are recognized over the term of the license. Our Communication Services segment recognizes revenue for automated and agent-based services in the month that

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

services are performed and services are generally billed based on call duration, hours of input, number of calls or a contingent basis. Emergency communications services revenue within the Communication Services segment is generated primarily from monthly fees based on the number of billing telephone numbers and cell towers covered under contract. In addition, product sales and installations are generally recognized upon completion of the installation and client acceptance of a fully functional system or, for contracts that are completed in stages and include contract-specified milestones representative of fair value, upon achieving such contract milestones. As it relates to installation sales, as of January 1, 2010, the Company early adopted new revenue recognition guidance for contracts signed after December 31, 2009, whereby revenue, and associated expense, is recognized when multiple elements are completed rather than recognizing 100% of revenue and expense upon contract completion. For contracts entered into prior to January 1, 2010, revenue associated with advance payments are deferred until the system installations are completed or specified milestones are attained. Costs incurred on uncompleted contracts are accumulated and recorded as deferred costs until the system installations are completed or specified milestones are attained. This guidance was adopted prospectively and specifically for the product sales and installation for the emergency communications services revenue. Contracts for annual recurring services such as support and maintenance agreements are generally billed in advance and are recognized as revenue ratably (on a monthly basis) over the contractual periods. Nonrefundable up-front fees and related costs are recognized ratably over the term of the contract or the expected life of the client relationship, whichever is longer.

Revenue for contingent collection services and overpayment identification and recovery services is recognized in the month collection payments are received based upon a percentage of cash collected or other agreed upon contractual parameters. In December 2010, we sold the balance of the investment in receivable portfolios and no longer participate in purchased receivables collection. Prior to the sale, we used either the level-yield method or the cost recovery method to recognize revenue on these purchased receivable portfolios.

Cost of Services: Cost of services includes labor, sales commissions, telephone and other expenses directly related to service activities.

Selling, General and Administrative Expenses: Selling, general and administrative expenses consist of expenses that support the ongoing operation of our business. These expenses include costs related to division management, facilities costs, depreciation, maintenance, amortization of finite-lived intangible assets, sales and marketing activities, client support services, bad debt expense and corporate management costs.

Other Income (Expense): Other income (expense) includes interest expense from short-term and long-term borrowings under credit facilities, the aggregate gain (loss) on debt transactions denominated in currencies other than the functional currency, sub-lease rental income and interest income.

Cash and Cash Equivalents: We consider short-term investments with original maturities of three months or less at acquisition to be cash equivalents.

Trust and Restricted Cash: Trust cash represents cash collected on behalf of our clients that has not yet been remitted to them. A related liability is recorded in accounts payable until settlement with the respective clients. Restricted cash primarily represents cash held as collateral for certain letters of credit.

Financial Instruments: Cash and cash equivalents, accounts receivable and accounts payable are short-term in nature and the net values at which they are recorded are considered to be reasonable estimates of their fair values.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Accounts Receivable: Accounts receivable from customers is presented net of an allowance for doubtful accounts of approximately $10.5 million and $11.8 million at December 31, 2010 and 2009, respectively.

Property and Equipment: Property and equipment are recorded at cost. Depreciation expense is based on the estimated useful lives of the assets or remaining lease terms, whichever is shorter, and is calculated on the straight-line method. Our owned buildings have estimated useful lives ranging from 20 to 39 years and the majority of the other assets have estimated useful lives of three to five years. We review property, plant and equipment for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable. Recoverability of an asset “held-for-use” is determined by comparing the carrying amount of the asset to the undiscounted net cash flows expected to be generated from the use of the asset. If the carrying amount is greater than the undiscounted net cash flows expected to be generated by the asset, the asset’s carrying amount is reduced to its fair value. An asset “held-for-sale” is reported at the lower of the carrying amount or fair value less cost to sell.

Goodwill and Intangible Assets: Goodwill at December 31, 2010 and 2009 was $1,629.4 million and $1,665.6 million, respectively. Intangible assets at December 31, 2010 and 2009, net of accumulated amortization, were $299.7 million and $350.7 million, respectively. Goodwill and intangible assets with indefinite lives are not amortized, but are tested for impairment on an annual basis. We test goodwill for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis in the fourth quarter or more frequently if we believe indicators of impairment exist. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. At December 31, 2010, our reporting units were one level below our operating segments. The performance of the impairment test involves a two-step process. The first step of the goodwill impairment test involves comparing the fair values of the applicable reporting units with their aggregate carrying values, including goodwill. We determine the fair value of our reporting units using the discounted cash flow methodology. The discounted cash flow methodology requires us to make key assumptions such as projected future cash flows, growth rates, terminal value and a weighted average cost of capital. If the carrying amount of a reporting unit exceeds the reporting unit’s fair value, we perform the second step of the goodwill impairment test to determine the amount of impairment loss. The second step of the goodwill impairment test involves comparing the implied fair value of the affected reporting unit’s goodwill with the carrying value of that goodwill.

Our indefinite-lived intangible assets consist of trade names and their values are assessed separately from goodwill in connection with our annual impairment testing. This assessment is made using the relief-from royalty method, under which the value of a trade name is determined based on a royalty that could be charged to a third party for using the trade name in question. The royalty, which is based on a reasonable rate applied against forecasted sales, is tax-effected and discounted to present value. The most significant assumptions in this evaluation include estimated future sales, the royalty rate and the after-tax discount rate.

Our finite-lived intangible assets are amortized over their estimated useful lives. Our finite-lived intangible assets are tested for recoverability whenever events or changes in circumstances such as reductions in demand or significant economic slowdowns are present on intangible assets used in operations that may indicate the carrying amount is not recoverable. Reviews are performed to determine whether the carrying value of an asset is recoverable, based on comparisons to undiscounted expected future cash flows. If this comparison indicates that the carrying value is not recoverable, the impaired asset is written down to fair value.

Other Assets: Other assets primarily include the unamortized balance of debt acquisition costs, assets held in non-qualified deferred compensation plans, and the unamortized balance of internally developed capitalized software and licensing agreements. The assets held in the non-qualified deferred compensation plans represent

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

mutual funds invested in debt and equity securities and are classified as trading securities as employees have the ability to change the investment allocation of their deferred compensation at any time. These investments are reported at fair value with unrealized gains (losses) of $2.9 million, $3.9 million and ($4.9) million for the years ended December 31, 2010, 2009, and 2008, respectively, recognized currently within other income. The underlying obligation, recorded in other liabilities, is likewise reported at the investments’ fair value with adjustments recognized currently within compensation expense. Both the investments and the obligations are classified as non-current.

Income Taxes: We file a consolidated United States income tax return. We use an asset and liability approach for the financial reporting of income taxes in accordance with Accounting Standards Codification Topic 740 Income Taxes (“ASC 740”). Deferred income taxes arise from temporary differences between financial and tax reporting. Income tax expense has been provided on the portion of foreign source income that we have determined will be repatriated to the United States. We record uncertain tax positions based on a two-step process, whereby (1) we determine whether it is more likely than not that the tax positions will be sustained based on the technical merits of the position and (2) for those tax positions that meet the more likely than not recognition threshold, we would recognize the largest amount of tax benefit that is greater than fifty percent likely to be realized upon ultimate settlement with the related tax authority.

Other Long-Term Liabilities: Other long-term liabilities primarily include liabilities held in non-qualified deferred compensation plans, uncertain tax positions, the non-current portion of hedge liabilities and non-current deferred revenue.

Other Comprehensive Income (Loss): Other comprehensive income (loss) is composed of unrealized gains or losses on foreign currency translation adjustments arising from changes in exchange rates of our foreign subsidiaries. Assets and liabilities are translated at the exchange rates in effect on the balance sheet dates. The translation adjustment is included in comprehensive income, net of related tax expense. Also, the gain or loss on the effective portion of cash flow hedges (i.e., change in fair value) is initially reported as a component of other comprehensive income (loss). The remaining gain or loss is recognized in interest expense in the same period in which the cash flow hedge affects earnings. These are the only components of other comprehensive income (loss).

Stock Based Compensation: We are required to recognize expense related to the fair value of employee stock option awards and to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award.

Noncontrolling Interest: Effective January 1, 2009, we adopted Accounting Standards Codification 810, Consolidations, which clarified that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity which should be reported as equity in the consolidated balance sheet. In December 2010, we sold the balance of the investment in receivable portfolios and no longer participate in purchased receivables collection. As a result of this sale, none of our subsidiaries have noncontrolling interest ownership structures.

Common Stock: Our equity investors (i.e., the Sponsors, the Founders and certain members of management) own a combination of Class L and Class A shares (in strips of eight Class A shares and one Class L share per strip). Supplemental management incentive equity awards (restricted stock and option programs) have been implemented with Class A shares/options only. General terms of these securities are:

•

Class L shares: Each Class L share is entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return (“IRR”)

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

on that base amount, compounded quarterly, from the date of the recapitalization in which the Class L shares were originally issued, October 24, 2006 until the priority return preference is paid in full. Each Class L share also participates in any equity appreciation beyond the priority return on the same per share basis as the Class A shares.

•	Class A shares: Class A shares participate in the equity appreciation after the Class L priority return is satisfied.

•	Voting: Each share (whether Class A or Class L) is entitled to one vote per share on all matters on which stockholders vote, subject to Delaware law regarding class voting rights.

•

Distributions: Dividends and other distributions to stockholders in respect of shares, whether as part of an ordinary distribution of earnings, as a leveraged recapitalization or in the event of an ultimate liquidation and distribution of available corporate assets, are to be paid as follows. First, holders of Class L shares are entitled to receive an amount equal to the Class L base amount of $90 per share plus an amount sufficient to generate a 12% IRR on that base amount, compounded quarterly, from the closing date of the recapitalization to the date of payment. Second, after payment of this priority return to Class L holders, the holders of Class A shares and Class L shares participate together, as a single class, in any and all distributions by the Company.

•

Conversion of Class L shares: Class L shares automatically convert into Class A shares prior to an initial public offering (“IPO”). Also, the board of directors may elect to cause all Class L shares to be converted into Class A shares in connection with a transfer (by stock sale, merger or otherwise) of a majority of all common stock to a third party (other than to Thomas H. Lee Partners, LP and its affiliates). In the case of any such conversion (whether at an IPO or sale), if any unpaid Class L priority return (base $90/share plus accrued 12% IRR) remains unpaid at the time of conversion it will be “paid” in additional Class A shares valued at the deal price (in case of IPO, at the IPO price net of underwriter’s discount); that is, each Class L share would convert into a number of Class A shares equal to (i) one plus (ii) a fraction, the numerator of which is the unpaid priority return on such Class L share and the denominator of which is the value of a Class A share at the time of conversion.

As the Class L stockholders control a majority of the votes of the board of directors through direct representation on the board of directors and the conversion and redemption features are considered to be outside the control of the Company, all shares of Class L common stock have been presented outside of permanent equity in accordance with ASC 480-10-599, Classification and Measurement of Redeemable Securities. At December 31, 2010 and 2009, the 12% priority return preference has been accreted and included in the Class L share balance.

A reconciliation of the Class L common shares for the years ended December 31, 2010 and 2009 is presented below, in thousands:

	2010	2009
Beginning of period balance	$1,332,721	$1,158,159
Accretion of class L common stock priority return preference	170,265	173,657
Executive Deferred Compensation Plan contributions and other	1,459	905

End of period balance	$1,504,445	$1,332,721

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Foreign Currency and Translation of Foreign Subsidiaries: The functional currencies of the Company’s foreign operations are the respective local currencies. All assets and liabilities of the Company’s foreign operations are translated into U.S. dollars at fiscal period-end exchange rates. Income and expense items are translated at average exchange rates prevailing during the fiscal period. The resulting translation adjustments are recorded as a component of stockholders’ equity and other comprehensive income. Foreign currency transaction gains or losses are recorded in the statement of operations.

Subsequent Events: We have evaluated subsequent events through February 23, 2011. No subsequent events requiring recognition were identified and therefore none were incorporated into the condensed consolidated financial statements presented herein.

Recently Issued Accounting Pronouncements: In December 2010, the Financial Accounting Standards Board (“FASB”) issued guidance requiring an entity, such as the Company, with reporting units that have carrying amounts that are zero or negative to assess whether it is more likely than not that the reporting units’ goodwill is impaired. The Company will be required to perform step two of the goodwill impairment test if there are any adverse qualitative factors indicating that an impairment may exist for their reporting units with a zero or negative carrying value. This guidance will be effective beginning with the Company’s first quarter 2011 interim period.

2.	ACCOUNTS RECEIVABLE SECURITIZATION

During 2009, West Receivables LLC, a wholly-owned, bankruptcy-remote direct subsidiary of West Receivables Holdings LLC, entered into a three year $125.0 million revolving trade accounts receivable financing facility with Wachovia Bank, National Association. Under the facility, West Receivables Holdings LLC sells or contributes trade accounts receivables to West Receivables LLC, which sells undivided interests in the purchased or contributed accounts receivables for cash to one or more financial institutions. The availability of the funding is subject to the level of eligible receivables after deducting certain concentration limits and reserves. The current facility is subject to renewal in August 2012. The proceeds of the facility are available for general corporate purposes. West Receivables LLC and West Receivables Holdings LLC are consolidated in our condensed consolidated financial statements included elsewhere in this report.

All new trade receivables under the program generated by the West subsidiaries originating the accounts receivable (“originators”) are continuously contributed to or sold to West Receivables LLC through West Receivables Holdings LLC, another consolidated subsidiary of West. Sales are paid for with the proceeds from collections of receivables previously purchased and/or proceeds from the sale of undivided interests in the receivables. West Receivables Holdings LLC issues equity interests to the originators in exchange for accounts receivable, less a discount. West Receivables Holdings LLC sells the accounts receivable to West Receivables LLC in exchange for cash, or contributes the accounts receivable for additional equity interests in West Receivables LLC. West Receivables LLC can then sell undivided interests in the accounts receivable for cash. The highest balance outstanding under the accounts receivable securitization during 2010 was $20.0 million.

The asset securitization facility contains various customary affirmative and negative covenants and also contains customary default and termination provisions, which provide for acceleration of amounts owed under the program upon the occurrence of certain specified events, including, but not limited to, failure to pay yield and other amounts due, defaults on certain indebtedness, certain judgments, changes in control, certain events negatively affecting the overall credit quality of collateralized accounts receivable, bankruptcy and insolvency events and failure to meet financial tests requiring maintenance of certain leverage and coverage ratios, similar to those under our senior secured credit facility.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

In June 2009, the Financial Accounting Standards Board updated ASC Topic 860, Transfers and Servicing, which significantly changed the accounting for transfers of financial assets and was effective January 1, 2010. The update to ASC 860 eliminates the qualifying special purpose entity (“QSPE”) concept, establishes conditions for reporting a transfer of a portion of a financial asset as a sale, clarifies the financial asset de-recognition criteria, revises how interests retained by the transferor in a sale of financial assets initially are measured, and removes the guaranteed mortgage securitization recharacterization provisions. At December 31, 2010, we had no outstanding borrowings under our Accounts Receivable Securitization program. When we have outstanding borrowings, the borrowings and related receivables will be consolidated.

3.	MERGERS AND ACQUISITIONS

SPN

On November 9, 2010, we completed the acquisition of substantially all of the assets of Specialty Pharmacy Network, Inc. (“SPN”), a provider of billing and management information to payors and providers that participate in managing, administering and paying specialty pharmacy claims. SPN’s primary offering is a server based application whose data mining capabilities allow SPN to identify indicators of medical claim overpayment based on a proprietary library of pharmacy edits. The purchase price was $3.2 million and was funded by cash on hand. The results of the acquired SPN assets have been included in the Communication Services segment since November 9, 2010.

TuVox

On July 21, 2010, we completed the acquisition of TuVox Incorporated, (“TuVox”) a provider of on-demand and interactive voice recognition applications. The purchase price was $16.5 million and was funded by cash on hand. The results of operations for TuVox have been included in the consolidated financial statements in the Communication Services segment since July 21, 2010.

Holly

On June 1, 2010, we completed the acquisition of Holly Australia Pty Ltd, (“Holly”), a provider of carrier-grade voice platforms. The purchase price was $9.2 million and was funded by cash on hand. The results of operations for Holly have been included in the consolidated financial statements in the Communication Services segment since June 1, 2010.

SKT

On April 1, 2010, we completed the acquisition of the SKT Business Communication Solutions division of the Southern Kansas Telephone Company, Inc. (“SKT”), a provider of professional services, systems integration and information technology specializing in the consulting, project management and implementation of unified communications solutions. The purchase price was $4.0 million and was funded by cash on hand. The results of operations of SKT have been included in the consolidated financial statements in the Unified Communications segment since April 1, 2010.

Stream57

On December 31, 2009, we completed the acquisition of the assets of Stream57, LLC, (“Stream57”) a New York, New York based global provider of web event services, also known as webcasts or webinars. The purchase

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

price was approximately $28.3 million and was funded by cash on hand and partial use of our senior secured revolving credit facility. The assets acquired and liabilities assumed, including intangible assets and liabilities, are included in our December 31, 2009 consolidated balance sheet. The results of the Stream57 assets were included in the operating results of the Unified Communications segment beginning January 1, 2010.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the respective acquisition dates for SPN, TuVox, Holly, SKT and Stream57. The finite lived intangible assets are comprised of trade names, technology, non-competition agreements and customer relationships. We are in the process of completing the valuation of certain intangible assets and the acquisition accounting allocation, and accordingly the information presented with respect to the acquisitions of SPN, TuVox and Holly are provisional and subject to adjustment.

(Amounts in thousands)	SPN	TuVox	Holly	SKT	Stream57
Working Capital	$—	$(1,583)	$1,704	$2,037	$(13)
Property and equipment	—	242	110	209	355
Other assets, net	—	7,671	—	—	—
Intangible assets	550	7,907	4,300	798	7,060
Goodwill	2,638	4,244	4,412	1,005	20,973

Total assets acquired	3,188	18,481	10,526	4,049	28,375

Non-current deferred taxes	—	2,030	1,290	—	111

Total liabilities assumed	—	2,030	1,290	—	111

Net assets acquired	$3,188	$16,451	$9,236	$4,049	$28,264

Assuming the acquisitions of SPN, TuVox, Holly, SKT and Stream57 occurred as of the beginning of the periods presented, our unaudited pro forma results of operations for the years ended December 31, 2010 and 2009 would have been, in thousands, as follows:

	2010	2009
Revenue	$2,398,108	$2,405,467
Net Income—West Corporation	$58,349	$84,065
Earnings per common L share—basic	$17.07	$17.45
Earnings per common L share—diluted	$16.37	$16.67
Loss per common A share—basic	$(1.27)	$(1.02)
Loss per common A share—diluted	$(1.27)	$(1.02)

The pro forma results above are not necessarily indicative of the operating results that would have actually occurred if the acquisitions had been in effect on the dates indicated, nor are they necessarily indicative of future results of the combined companies.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

4.	GOODWILL AND OTHER INTANGIBLE ASSETS

The following table presents the activity in goodwill by reporting segment for the years ended December 31, 2010 and 2009, in thousands:

	Unified	Communication
	Communications	Services	Consolidated
Balance at January 1, 2009	$820,766	$822,091	$1,642,857
Acquisitions	23,106	—	23,106
Purchase accounting adjustments	6,821	(10,988)	(4,167)
Foreign currency translation adjustment	3,773	—	3,773

Balance at December 31, 2009	854,466	811,103	1,665,569
Acquisitions	1,005	11,424	12,429
Purchase accounting adjustments	(71)	98	27
Foreign currency translation adjustment	(11,842)	888	(10,954)

Gross carrying value at December 31, 2010	843,558	823,513	1,667,071

Impairment	—	(37,675)	(37,675)

Net balance at December 31, 2010	$843,558	$785,838	$1,629,396

The excess of the acquisition costs over the fair value of the assets acquired and liabilities assumed for the purchase of SPN, TuVox and Holly were assigned to goodwill based on preliminary estimates. We are in the process of completing the acquisition accounting for certain intangible assets and liabilities. The process of completing the acquisition accounting involves numerous time consuming steps for information gathering, verification and review. We expect to finalize this process in 2011. Goodwill recognized for SPN, TuVox, Holly and SKT at December 31, 2010 was approximately $2.6 million, $4.2 million, $5.4 million and $1.0 million, respectively.

The Company tests goodwill for impairment at the reporting unit level (one level below an operating segment) on an annual basis in the fourth quarter, or more frequently if management believes indicators of impairment exist. Goodwill of a reporting unit is tested for impairment between annual tests if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying amount. During 2010, the Company identified impairment indicators in one of our reporting units, our traditional direct response business (marketed as “West Direct”). As a result of these impairment indicators and the results of impairment tests performed using the discounted cash flows model, goodwill with a carrying value of $37.7 million was written down to the fair value of zero. The impairment charge primarily resulted from the decline in revenue in 2010 and continued general decline in the direct response business. These events caused us to revise downward our projected future cash flows for this reporting unit. The impairment charge was recorded in SG&A and is non-deductible for tax purposes.

During 2010 we completed the purchase price allocation for the Stream57 acquisition. The results of the valuation of certain intangible assets required $0.3 million reduction to finite-lived intangible assets with a corresponding increase to goodwill and decrease in deferred taxes from what was previously estimated. Further, working capital was reduced $0.7 million and a $0.1 million working capital cash settlement was paid resulting in an increase to goodwill. As a result of completing the purchase price allocation, the estimated useful economic lives of the finite-lived intangible assets were finalized.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

During 2010 we completed the purchase price allocation for the SKT acquisition. The results required no adjustment to goodwill or finite-lived intangible assets.

Subsequent to the goodwill impairment we recognized in the third quarter, our annual impairment testing of goodwill was performed during the fourth quarter of 2010. We were not required to perform step two analysis for the year ended December 31, 2010, as the fair value of each of our reporting units as calculated during the step one analysis exceeded the carrying value.

Factors contributing to the recognition of goodwill

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of the SPN assets included their expertise and the large market opportunity in pharmacy insurance claims.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of TuVox included a reduction of future costs.

Factors that contributed to a purchase price resulting in the recognition of goodwill, non-deductible for tax purposes, for the purchase of Holly included a reduction of future licensing costs and expansion of voice software product offerings.

Factors that contributed to a purchase price resulting in the recognition of goodwill, deductible for tax purposes, for the purchase of SKT included expansion of unified communications offerings including professional services and systems integration.

Factors that contributed to a purchase price resulting in the recognition of goodwill, deductible for tax purposes, for the purchase of the Stream57 assets included expansion of our presence in event audio and video streaming as well as its potential in a large and growing market and cost savings opportunities.

Other intangible assets

Below is a summary of the major intangible assets and weighted average amortization periods for each identifiable intangible asset, in thousands:

	As of December 31, 2010			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Client Relationships	$473,144	$(289,889)	$183,255	9.0
Technology & Patents	102,311	(47,376)	54,935	10.5
Trade names	58,710	—	58,710	Indefinite
Trade names (finite-lived)	12,379	(10,170)	2,209	4.3
Other intangible assets	10,641	(10,065)	576	5.6

Total	$657,185	$(357,500)	$299,685

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	As of December 31, 2009			Weighted Average Amortization Period (Years)
Intangible assets	Acquired Cost	Accumulated Amortization	Net Intangible Assets
Client Relationships	$473,301	$(247,927)	$225,374	9.0
Technology & Patents	95,909	(35,060)	60,849	10.5
Trade names	59,966	—	59,966	Indefinite
Trade names (finite-lived)	9,090	(6,101)	2,989	5.4
Other intangible assets	10,588	(9,044)	1,544	5.6

Total	$648,854	$(298,132)	$350,722

Amortization expense for finite-lived intangible assets was $61.3 million, $70.1 million and $73.4 million for the years ended December 31, 2010, 2009 and 2008, respectively. Estimated amortization expense in millions for the next five years for the intangible assets acquired in all acquisitions completed by us on or prior to December 31, 2010 is as follows:

2011	$49.2
2012	$41.2
2013	$36.2
2014	$29.7
2015	$23.6

The trade name intangible assets for five acquisitions (InterCall and ConferenceCall.com in 2003, Intrado in 2006, TeleVox in 2007 and Positron in 2008) were determined to have an indefinite life based on management’s current intentions. If factors were to change that would indicate the need to assign a finite life to these assets, we will do so and will commence amortization. During the fourth quarter of 2010, we performed our annual impairment analysis for these trade names using the relief-from-royalty methodology. No trade names were determined to be impaired during 2010.

The amount of finite-lived intangible assets recognized in the TuVox acquisition is approximately $7.9 million and is comprised of client relationships, technology and trade names. These finite-lived intangible assets are being amortized over one to eighteen years based on a method that most appropriately reflects our expected cash flows from these assets. Amortization expense for the TuVox finite-lived intangible assets was $0.1 million in 2010.

The amount of finite-lived intangible assets recognized in the Holly acquisition is approximately $4.3 million and is comprised of client relationships, technology and trade names. These finite-lived intangible assets are being amortized over three to fourteen years based on a method that most appropriately reflects our expected cash flows from these assets. Amortization expense for the Holly finite-lived intangible assets was $0.6 million in 2010.

The amount of finite-lived intangible assets recognized in the SKT acquisition is approximately $0.8 million and is comprised of client relationships, a non-compete agreement and trade names. These finite-lived intangible assets are being amortized over one to six years based on a method that most appropriately reflects our expected cash flows from these assets. Amortization expense for the SKT finite-lived intangible assets was $0.2 million in 2010.

The amount of finite-lived intangible assets recognized in the Stream57 asset acquisition is approximately $7.1 million and is comprised of client relationships, non-competition agreements, trade names and technology.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

These finite-lived intangible assets are being amortized over four to fourteen years based on a method that most appropriately reflects our expected cash flows from these assets. Amortization expense for the Stream57 finite-lived intangible assets was $1.2 million in 2010.

Below is a summary of other intangible assets, at acquired cost, by reporting segment, in thousands:

	Unified Communications	Communication Services	Corporate	Consolidated
As of December 31, 2010
Client relationships	$256,169	$216,975	$—	$473,144
Technology & Patents	32,492	69,239	580	102,311
Trade names	37,356	33,733	—	71,089
Other intangible assets	4,806	5,835	—	10,641

Total	$330,823	$325,782	$580	$657,185

As of December 31, 2009
Client relationships	$262,104	$211,197	$—	$473,301
Technology & Patents	33,843	61,673	393	95,909
Trade names	37,474	31,582	—	69,056
Other intangible assets	4,863	5,725	—	10,588

Total	$338,284	$310,177	$393	$648,854

5.	PORTFOLIO RECEIVABLES

Changes in purchased receivable portfolios for the years ended December 31, 2010 and 2009, respectively, in thousands, were as follows:

	2010	2009
Beginning of period	$13,739	$132,746
Purchases, net of putbacks	(58)	1,722
Recoveries, including portfolio sales of $7,009 and $8,664	(28,070)	(82,378)
Settlements	—	(56,182)
Revenue recognized	14,389	43,295
Portfolio allowances	—	(25,464)

Balance at end of period	—	13,739
Less: current portion	—	(7,973)

Portfolio receivables, net of current portion	$—	$5,766

In December 2010, we sold the balance of the investment in receivable portfolios for $6.6 million and no longer participate in purchased receivables collection.

At December 31, 2009, included in the portfolio receivables balance above were pools accounted for under the cost recovery method of $11.8 million. Under the cost recovery method of accounting, no income is recognized until the purchase price of a cost recovery portfolio has been fully recovered. During 2009, we recorded reductions in revenue of $25.5 million, as an allowance for impairment of purchased accounts receivable. This impairment was due to reduced liquidation rates and reduced future collection estimates on existing portfolios. The $13.7 million portfolio receivables at December 31, 2009 is net of a valuation allowance of $22.0 million.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

During 2009 a settlement was reached in the CFSC Capital Corp. XXXIV and CVI GVF Finco, LLC v. West Receivable Services Inc. et al. litigation. As a result of the settlement, we purchased CFSC Capital Corp. XXXIV’s interest in a majority-owned subsidiary (“WAP I”). We also abandoned our interest in a second majority-owned subsidiary (“WAP II”). All related lawsuits, claims and counterclaims between the parties were dismissed with prejudice and on the merits as provided for under the terms of the settlement. As a result of the settlement, the portfolio receivables decreased by $48.7 million, net of reserves of $78.2 million. Also, the non-recourse portfolio notes payable, noncontrolling interest, cash and accrued expenses decreased by $49.1 million, $2.2 million, $3.5 million and $0.9 million, respectively. Also during 2009, we disposed of health care portfolio notes receivable of $7.5 million, net of reserves of $4.2 million and the associated non-recourse notes payable of $7.5 million.

6.	PROPERTY AND EQUIPMENT

Property and equipment, at cost, in thousands, consisted of the following:

	December 31,
	2010	2009
Land and improvements	$7,428	$7,417
Buildings	98,197	97,404
Telephone and computer equipment	719,311	708,889
Office furniture and equipment	64,242	68,647
Leasehold improvements	108,177	105,327
Construction in progress	34,850	36,321

	$1,032,205	$1,024,005

We lease certain land, buildings and equipment under operating leases which expire at varying dates through December 2021. Rent expense on operating leases was approximately $44.8 million, $53.3 million and $50.4 million for the years ended December 31, 2010, 2009 and 2008, respectively, exclusive of related-party lease expense. On all real estate leases, we pay real estate taxes, insurance and maintenance associated with the leased sites. Certain of the leases offer extension options ranging from month-to-month to five years.

Future minimum payments under non-cancelable operating leases with initial or remaining terms of one year or more, in thousands, are as follows:

Year Ending December 31,	Non- Related Party Operating Leases	Related Party Operating Lease	Total Operating Leases
2011	$32,491	$731	$33,222
2012	23,606	731	24,337
2013	15,268	731	15,999
2014	11,160	487	11,647
2015	9,326	—	9,326
2016 and thereafter	31,169	—	31,169

Total minimum obligations	$123,020	$2,680	$125,700

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

7.	ACCRUED EXPENSES

Accrued expenses, in thousands, consisted of the following as of:

	December 31,
	2010	2009
Deferred revenue and customer deposits	$48,845	$54,530
Accrued wages	46,673	44,698
Accrued other taxes (non-income related)	38,846	55,450
Interest payable	31,318	25,966
Interest rate hedge position	26,123	16,421
Accrued phone	25,568	23,525
Accrued employee benefit costs	17,214	19,987
Accrued lease expense	8,695	5,432
Accrued settlements	4,307	2,175
Other current liabilities	36,399	31,195

	$283,988	$279,379

8.	RELATED PARTIES

Management Services

Affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC provide management and advisory services pursuant to the management services agreement entered into in connection with the consummation of the recapitalization. The fees for services and expenses were $4.2 million each year for the years ended December 31, 2010, 2009 and 2008. On October 2, 2009, the Company filed a Registration Statement on Form S-1 (Registration No. 333-162292) with the Securities Exchange Commission and amendments to the Registration Statement on November 6, 2009, December 1, 2009, December 16, 2009 and February 16, 2010. Upon successful completion of the Proposed Offering, the contract for management services with the affiliates of Thomas H. Lee Partners, L.P. and Quadrangle Group LLC would be terminated. The early termination of this agreement will require a payment of an amount equal to the net present value (using a discount rate equal to the then prevailing yield on the U.S. Treasury Securities of like maturity) of the $4.0 million annual management fee that would have been payable under the management services agreement from the date of completion of the offering until the seventh anniversary of such offering, such fee to be due and payable at the closing of the offering.

Lease

We lease certain office space owned by a partnership whose partners own approximately 22% of our common stock at December 31, 2010. Related party lease expense was approximately $0.7 million each year for the years ended December 31, 2010, 2009 and 2008. The lease expires in 2014.

TOGM

On April 30, 2009, we entered into a series of amended and restated agreements with TOGM, LLC (“TOGM”) pursuant to which TOGM would finance up to 70% of the purchase price of selected receivables portfolios. Interest generally accrued on the outstanding debt at a fixed rate of 8.5%. The amended and restated agreements continued the facility executed as of May 21, 2008 and which expired December 31, 2008 pursuant

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

to which TOGM had financed up to 80% of the purchase price of selected receivables portfolios at a variable rate equal to 3.5% over prime. The debt was non-recourse to us and collateralized by all of the assets of West Receivables Purchasing, LLC (“West Receivables”). The sole assets of West Receivables were the receivables portfolios which were partially financed by TOGM. At December 31, 2009, we had $0.7 million of non-recourse portfolio notes payable outstanding under this facility, which were sold to an unrelated third party.

In connection with the formation of West Receivables, we and TOGM entered into an operating agreement pursuant to which the members share in the profits of the portfolio after collection expenses and the repayment of principal and interest in proportion to their respective membership interests. We provided, directly or through a third party, all necessary services to West Receivables, including collection of the receivables pursuant to a servicing agreement. TOGM’s shareholders are Mary and Gary West, who collectively own approximately 22% of our common stock.

In December 2010, TOGM agreed that it had no further economic interest in West Receivables and authorized the liquidation of its assets, which was completed in December 2010.

9.	LONG-TERM OBLIGATIONS

Long-term obligations, in thousands, consisted of the following as of:

	December 31,
	2010	2009
Senior Secured Term Loan Facility, due 2013	$450,210	$1,465,263
Senior Secured Term Loan Facility, due 2016	1,483,356	994,885
Senior Secured Revolving Credit Facility, due 2012	—	72,931
Senior Secured Revolving Credit Facility, due 2016	—	—
11% Senior Subordinated Notes, due 2016	450,000	450,000
8 5/8% Senior Notes, due 2018	500,000	—
7 7/8% Senior Notes, due 2019	650,000	—
9.5% Senior Notes, repaid in 2010	—	650,000
8.5% Mortgage Note, repaid in 2010	—	164

	3,533,566	3,633,243

Less: current maturities	(15,425)	(25,371)

Long-term obligations	$3,518,141	$3,607,872

On October 5, 2010, we issued $500.0 million aggregate principal amount of 8 5/8% Senior Notes due 2018, and used the gross proceeds of the notes issuance to repay $500.0 million of our senior secured term loan facility due 2013.

On November 24, 2010, we issued $650.0 million aggregate principal amount of 7 7/8% Senior Notes due 2019, and used the gross proceeds of the notes issuance to repay $650.0 million of our 9.5% Senior Notes due 2014.

Interest expense during 2010, 2009 and 2008 on these long-term obligations was approximately $252.7 million, $250.8 million and $298.9 million, respectively.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Future maturities of long-term debt, in thousands, were:

Year Ending December 31,	Amount
2011	$15,425
2012	$15,425
2013	$465,635
2014	$15,425
2015	$15,425
Thereafter	$3,006,231

Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility.

The Senior Secured Term Loan Facility and Senior Secured Revolving Credit Facility bear interest at variable rates. On October 5, 2010, we amended and restated our credit agreement, which modified the Company’s senior secured credit facilities in several respects, including: extending the maturity of approximately $158 million of our $250 million senior secured revolving credit facility (and securing approximately $43 million of additional senior secured revolving credit facility commitments for the extended term) from October 2012 to January 2016 with the interest rate margins of such extended maturity revolving credit loans increasing by 1.00 percent; extending the maturity of $500 million of our senior secured term loan facility from October 2013 to July 2016, with the interest rate margins of such extended senior secured term loans increasing by 1.875 percent; increasing the interest rate margins of approximately $984.6 million of our senior secured term loan facility due July 2016 by 0.375 percent to match the interest rate margins for the newly extended senior secured term loan facility and; modifying the step-down schedule in the current financial covenants and certain covenant baskets.

After giving effect to the prepayment of amortization payments payable in respect of the term loans due 2013, the amended and restated Senior Secured Term Loan Facility requires annual principal payments of approximately $15.4 million, paid quarterly, with balloon payments at maturity dates of October 24, 2013 and July 15, 2016 of approximately $450.2 million and $1,398.5 million, respectively. Pricing of the amended and restated senior secured term loan facility, due 2013, is based on the Company’s corporate debt rating and the grid ranges from 2.125% to 2.75% for LIBOR rate loans (LIBOR plus 2.375% at December 31, 2010), and from 1.125% to 1.75% for Base Rate loans (Base Rate plus 1.375% at December 31, 2010). The interest rate margins for the amended and restated senior secured term loans due 2016 are based on the Company’s corporate debt rating based on a grid, which ranges from 4.00% to 4.625% for LIBOR rate loans (LIBOR plus 4.25% at December 31, 2010), and from 3.00% to 3.625% for Base Rate loans (Base Rate plus 3.25% at December 31, 2010). The effective annual interest rates, inclusive of debt amortization costs, on the senior secured term loan facility for 2010 and 2009 were 5.21% and 5.25%, respectively.

Debt issuance costs for the October 5, 2010 amended and restated credit agreement were approximately $9.9 million.

The original maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 1.75% to 2.50% for LIBOR rate loans (LIBOR plus 2.0% at December 31, 2010), and the margin ranges from 0.75% to 1.50% for base rate loans (Base Rate plus 1.0% at December 31, 2010). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the original maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the original maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. The average daily outstanding balance of the

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

original maturity senior secured revolving credit facility during 2010 and 2009 was $13.1 million and $169.9 million, respectively. The highest balance outstanding on the original maturity senior secured revolving credit facility during 2010 and 2009 was $80.9 million and $224.0 million, respectively.

The extended maturity senior secured revolving credit facility pricing is based on the Company’s total leverage ratio and the grid ranges from 2.75% to 3.50% for LIBOR rate loans (LIBOR plus 3.0% at December 31, 2010), and the margin ranges from 1.75% to 2.50% for base rate loans (Base Rate plus 2.0% at December 31, 2010). The Company is required to pay each non-defaulting lender a commitment fee of 0.50% in respect of any unused commitments under the extended maturity senior secured revolving credit facility. The commitment fee in respect of unused commitments under the extended maturity senior secured revolving credit facility is subject to adjustment based upon our total leverage ratio. There have been no borrowings under the extended maturity senior secured revolving credit facility since its inception, October 5, 2010.

The senior secured credit facilities include certain customary representations and warranties, affirmative covenants, and events of default, including payment defaults, breaches of representations and warranties, covenant defaults, cross-defaults to certain indebtedness, certain events of bankruptcy, certain events under the Employee Retirement Income Security Act of 1974, material judgments, the invalidity of material provisions of the documentation with respect to the senior secured credit facilities, the failure of collateral under the security documents for the senior secured credit facilities, the failure of the senior secured credit facilities to be senior debt under the subordination provisions of certain of the Company’s subordinated debt and a change of control of the Company. If an event of default occurs, the lenders under the senior secured credit facilities will be entitled to take certain actions, including the acceleration of all amounts due under the senior secured credit facilities and all actions permitted to be taken by a secured creditor.

The Company may request additional tranches of term loans or increases to the revolving credit facility in an aggregate amount not to exceed $831.4 million, including the aggregate amount of $600.4 million of principal payments previously made in respect of the term loan facility. The availability of such additional tranches of term loans or increases to the revolving credit facility is subject to the absence of any default and pro forma compliance with financial covenants and, among other things, the receipt of commitments by existing or additional financial institutions.

Multicurrency revolving credit facility

InterCall Conferencing Services Limited (“ICSL”), a foreign subsidiary of InterCall, maintained a $75.0 million multicurrency revolving credit facility. The credit facility was secured by substantially all of the assets of ICSL, and was not guaranteed by West or any of its domestic subsidiaries. On November 17, 2010, we provided notice to the lenders of our intent to cancel the facility effective November 22, 2010.

There was no outstanding balance on the multicurrency revolving credit facility at December 31, 2009. During 2010 there were no borrowings under the multicurrency revolving credit facility. The average daily outstanding balance of the multicurrency revolving credit facility during 2009 was $30.3 million. The highest balance outstanding on the multicurrency revolving credit facility during 2009 was $48.2 million.

2016 Senior Subordinated Notes

The Company’s $450.0 million aggregate principal amount of 11% senior subordinated notes due 2016 (the “2016 Senior Subordinated Notes”) bear interest that is payable semiannually.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

At any time prior to October 15, 2011, we may redeem all or a part of the 2016 Senior Subordinated Notes at a redemption price equal to 100% of the principal amount of 2016 Senior Subordinated Notes redeemed plus the applicable premium (as defined in the indenture governing the 2016 Senior Subordinated Notes) and accrued and unpaid interest to the date of redemption, subject to the rights of holders of 2016 Senior Subordinated Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 15, 2011, we may redeem the 2016 Senior Subordinated Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2016 Senior Subordinated Notes to be redeemed) set forth below plus accrued and unpaid interest thereon to the applicable date of redemption, subject to the right of holders of 2016 Senior Subordinated Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Percentage
2011	105.500
2012	103.667
2013	101.833
2014 and thereafter	100.000

2018 Senior Notes

On October 5, 2010, we issued $500 million aggregate principal amount of 8 5/8% senior notes that mature on October 1, 2018 (the “2018 Senior Notes”).

At any time prior to October 1, 2014, we may redeem all or a part of the 2018 Senior Notes at a redemption price equal to 100% of the principal amount of 2018 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2018 Senior Notes) and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2018 Senior Notes, if any, to the date of redemption, subject to the rights of holders of 2018 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after October 1, 2014, we may redeem the 2018 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2018 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2018 Senior Notes, if any, to the applicable date of redemption, subject to the right of holders of 2018 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on October 1 of each of the years indicated below:

Year	Percentage
2014	104.313
2015	102.156
2016 and thereafter	100.000

At any time (which may be more than once) before October 1, 2013, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as: we pay 108.625% of

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

the face amount of the notes, plus accrued and unpaid interest; we redeem the notes within 90 days completing the equity offering; and at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

Debt issuance costs for the 2018 Senior Notes were approximately $11.0 million.

2019 Senior Notes

On November 24, 2010, we issued $650.0 million aggregate principal amount of 7 7/8% senior notes that mature January 15, 2019 (the “2019 Senior Notes”).

At any time prior to November 15, 2013, we may redeem all or a part of the 2019 Senior Notes at a redemption price equal to 100% of the principal amount of 2019 Senior Notes redeemed plus the applicable premium (as defined in the indenture governing the 2019 Senior Notes) and accrued and unpaid interest and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2019 Senior Notes, if any, to the date of redemption, subject to the rights of holders of 2019 Senior Notes on the relevant record date to receive interest due on the relevant interest payment date.

On and after November 15, 2014, we may redeem the 2019 Senior Notes in whole or in part at the redemption prices (expressed as percentages of principal amount of the 2019 Senior Notes to be redeemed) set forth below plus accrued and unpaid interest thereon and all additional interest then owing pursuant to the registration rights agreement executed in connection with the 2019 Senior Notes, if any, to the applicable date of redemption, subject to the right of holders of 2019 Senior Notes of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on November 15 of each of the years indicated below:

Year	Percentage
2014	103.938
2015	101.969
2016 and thereafter	100.000

At any time (which may be more than once) before November 15, 2013, we can choose to redeem up to 35% of the outstanding notes with money that we raise in one or more equity offerings, as long as: we pay 107.875% of the face amount of the notes, plus accrued and unpaid interest; we redeem the notes within 90 days completing the equity offering; and at least 65% of the aggregate principal amount of the applicable series of notes issued remains outstanding afterwards.

Debt issuance costs for the 2019 Senior Notes were approximately $10.2 million. The tender premium paid to redeem the 2014 senior notes was $32.8 million. Other expenses associated with the tender offer for the 2014 senior notes were approximately $0.6 million.

During 2010, we recorded $19.4 million of accelerated debt amortization related to the refinancing of our Senior Secured Term Loan Facility and the 2014 Senior Notes.

We and our subsidiaries, affiliates or significant shareholders may from time to time, in our or their sole discretion, purchase, repay, redeem or retire any of our outstanding debt or equity securities (including any publicly issued debt or equity securities), in privately negotiated or open market transactions, by tender offer or otherwise.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

10.	HEDGING ACTIVITIES

Periodically, we have entered into interest rate swaps to hedge the cash flows from our variable rate debt, which effectively converts the hedged portion under our outstanding senior secured term loan facility to fixed rate debt. The initial assessments of hedge effectiveness were performed using regression analysis. The periodic measurements of hedge ineffectiveness are performed using the change in variable cash flows method.

The cash flow hedges are recorded at fair value with a corresponding entry, net of taxes, recorded in other comprehensive income (“OCI”) until earnings are affected by the hedged item. At December 31, 2010, the notional amount of debt outstanding under interest rate swap agreements was $1,600.0 million. The fixed interest rate on the interest rate swaps ranges from 1.685% to 3.532%.

The following table presents, in thousands, the fair value of the Company’s derivatives and consolidated balance sheet location.

	Liability Derivatives
	2010		2009
	Balance Sheet Location	Fair Value	Balance Sheet Location	Fair Value
Derivatives designated as hedging instruments:
Interest rate and basis swaps	Accrued expenses	$21,765	Accrued expenses	$11,535
Interest rate swaps	Other long-term liabilities	5,725	Other long-term liabilities	8,726

		27,490		20,261
Derivatives not designated as hedging instruments:
Interest rate swaps	Accrued expenses	4,358	Accrued expenses	4,886
Interest rate swaps	Other long-term liabilities	—	Other long-term liabilities	3,257

Total derivatives		$31,848		$28,404

The following presents, in thousands, the impact of interest rate swaps on the consolidated statements of operations for 2010, 2009 and 2008, respectively.

Derivatives designated as hedging instruments	Amount of gain (loss) recognized in OCI for the years ended December 31,			Amount of gain (loss) recognized in net income on hedges (ineffective portion) for the years ended December 31,
	2010	2009	2008	2010	2009	2008
Interest rate swaps	$(4,602)	$9,373	$(15,352)	$179	$1,973	$(1,972)

Location of gain (loss) reclassified from OCI into net income				Amount of gain (loss) reclassified from OCI into net income for the years ended December 31,
				2010	2009	2008
Interest expense				$—	$2,057	$1,234

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

11.	INCOME TAXES

Components of income tax expense, in thousands, were as follows:

	Year Ended December 31,
	2010	2009	2008
Current income tax expense:
Federal	$8,174	$3,389	$4,058
State	3,547	4,952	3,521
Foreign	27,918	20,247	30,598

	39,639	28,588	38,177

Deferred income tax expense (benefit):
Federal	14,290	6,946	(12,892)
State	1,225	595	(1,359)
Foreign	5,322	20,733	(12,195)

	20,837	28,274	(26,446)

Total income tax expense	$60,476	$56,862	$11,731

A reconciliation of income tax expense computed at statutory tax rates compared to effective income tax rates was as follows:

	Year Ended December 31,
	2010	2009	2008
Statutory rate	35.0%	35.0%	35.0%
Goodwill impairment	11.2%	0.0%	0.0%
State income taxes, net of Federal benefit	2.1%	2.4%	7.8%
Federal tax credits	-1.6%	-1.5%	-6.7%
Uncertain tax positions	1.3%	0.8%	0.4%
Foreign items	1.2%	1.4%	0.0%
Non-deductible meals	0.4%	0.3%	0.0%
Noncontrolling interest in net income	0.0%	-0.7%	2.5%
Other	0.5%	0.7%	1.2%

	50.1%	38.4%	40.2%

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Significant temporary differences between reported financial and taxable earnings that give rise to deferred tax assets and liabilities, in thousands, were as follows:

	Year Ended December 31,
	2010	2009
Deferred income tax assets:
Net operating loss carryforwards	$139,756	$147,288
Accrued expenses	21,149	22,027
Tax credits	15,510	8,365
Benefit plans	14,662	11,375
Interest rate hedge activities	10,564	7,743
Reserves not currently deductible for tax purposes	4,682	4,804
Allowance for doubtful accounts	2,453	2,558
Cost recovery	—	5,381
Other	4,737	1,683

Gross deferred income tax assets	213,513	211,224

Less valuation allowance	(119,684)	(101,849)

Total deferred income tax assets	$93,829	$109,375

Deferred tax liabilities:
Acquired intangibles amortization	$120,020	$120,960
Excess tax depreciation over financial depreciation	25,212	14,097
International earnings	15,603	29,355
Foreign currency translation	(8,065)	2,367
Prepaid expenses	4,972	4,204

Total deferred tax liabilities	157,742	170,983

Net deferred tax liability	$63,913	$61,608

Deferred tax assets / liabilities included in the balance sheet are:
Deferred income tax asset—current	$29,968	$35,356
Deferred income tax liability—long-term	93,881	96,964

Net deferred income taxes	$63,913	$61,608

At December 31, 2010, we had federal and foreign net operating loss (“NOL”) carryforwards in the amount of $375.5 million, which resulted in a net deferred tax asset of $31.2 million which is available to reduce future taxes in the U.S. and Canada. The NOL carryforwards are all attributable to acquired companies. In connection with the TuVox and Holly acquisitions, we assumed U.S. NOLs of approximately $42.6 million and approximately $3.5 million of Australia NOLs. The use of the U.S. NOL carryforwards is subject to limitations under Internal Revenue Code Section 382. As a result of these statutory limitations, we believe that $12.8 million of those NOL’s will be utilized to offset future taxable income. The Australian NOLs will be limited under the applicable Australian tax rules. The valuation allowances, which reduce deferred tax assets to an amount that will more likely than not be realized, were $119.7 million at December 31, 2010 and $101.8 million at December 31, 2009. Our valuation allowance increased $17.8 million in 2010. We also have tax credit carryforwards of $3.3 million related to general business credits that can be offset against federal income tax in future years. The general business credits can be carried forward for 20 years from the date of origin and begin expiring in 2030. Also included in the net long-term deferred tax liability are offsetting amounts, $15.6 million, relating to

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

cancellation of indebtedness (income) and original issue discount (interest expense) related to the Fifth Amendment of the Credit Agreement entered into on August 28, 2009 and the Amendment and Restatement entered into on October 5, 2010.

In 2010, 2009, and 2008, income tax benefits attributable to employee stock option transactions of $1.6 million, $1.7 million and $0 million, respectively, were allocated to shareholders’ equity.

In preparing our tax returns, we are required to interpret complex tax laws and regulations. On an ongoing basis, we are subject to examinations by federal and state tax authorities that may give rise to different interpretations of these complex laws and regulations. The number of tax years that remain open and subject to tax audits varies depending upon the tax jurisdiction. Our major taxing jurisdictions include the U.S., United Kingdom and France. Due to the nature of the examination process, it generally takes years before these examinations are completed and matters are resolved. During 2010, the Company and the U.S. Internal Revenue Service completed the audit for tax years 2005 and 2006. At December 31, 2010, we believe the aggregate amount of any additional tax liabilities that may result from examinations, if any, will not have a material adverse effect on our financial condition, results of operations or cash flows.

The following summarizes the activity related to our unrecognized tax benefits recorded in accordance with ASC 740-10 in 2010 and 2009, in thousands:

Balance at January 1, 2008	$16,008
Increases for positions taken in current year	374
Increases for positions taken in prior years	997
Decrease due to settlements with taxing authorities	(1,668)
Expiration of the statute of limitations for the assessment of taxes	(313)

Balance at December 31, 2008	15,398
Increases for positions taken in current year	1,128
Increases for acquired entities and positions taken in prior years	1,847
Decrease due to settlements with taxing authorities	(433)

Balance at December 31, 2009	17,940
Increases for positions taken in current year	4,283
Expiration of the statute of limitations for the assessment of taxes	(2,248)
Decrease due to settlements with taxing authorities	(539)

Balance at December 31, 2010	$19,436

The unrecognized tax benefits at December 31, 2010 included $14.8 million of tax benefits that, if recognized, would affect our effective tax rate. We recognize interest related to unrecognized tax benefits and penalties as income tax expense. During 2010, 2009 and 2008, we accrued approximately $0.1 million, $1.0 million and $0.0 million, respectively, for interest and $0.0 million, $0.2 million and $0.0 million, respectively, for additional penalties related to these unrecognized tax benefits. At December 31, 2010, the aggregate recorded liability for interest and potential penalties was $6.0 million and $1.0 million, respectively. We do not expect our unrecognized tax benefits to change significantly over the next twelve months.

We have historically determined that the undistributed earnings of our foreign subsidiaries will be repatriated to the United States and accordingly, we have provided a deferred tax liability totaling $15.6 million and $29.3 million at December 31, 2010 and 2009, respectively, on such foreign source income. For the year

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

ended December 31, 2010, we included in the current income tax provision $116.5 million of foreign subsidiary earnings, reorganized certain foreign subsidiaries to simplify our business structure, and evaluated our liquidity requirements in the United States and the capital requirements of our foreign subsidiaries. We have determined we currently have foreign earnings of approximately $132.5 million at December 31, 2010 which will be indefinitely reinvested, and therefore deferred income taxes of approximately $30.0 million have not been provided on such foreign subsidiary earnings.

12.	FAIR VALUE DISCLOSURES

Accounting Standards Codification 820 Fair Value Measurements and Disclosures (“ASC 820”) defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of ASC 820 apply to other accounting pronouncements that require or permit fair value measurements. ASC 820:

•

Defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date; and

•	Establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

Inputs refer broadly to the assumptions that market participants would use in pricing the asset or liability, including assumptions about risk. To increase consistency and comparability in fair value measurements and related disclosures, the fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels. The three levels of the hierarchy are defined as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.

•

Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly for substantially the full term of the financial instrument.

•	Level 3 inputs are unobservable inputs for assets or liabilities.

The categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Following is a description of the valuation methodologies used for assets and liabilities measured at fair value.

Trading Securities (Asset). The assets held in the West Corporation Executive Retirement Savings Plan and the West Corporation Non-qualified Deferred Compensation Plan represent mutual funds, invested in debt and equity securities, classified as trading securities in accordance with Accounting Standards Codification 320 Investments—Debt and Equity Securities (“ASC 320”) considering the employee’s ability to change the investment allocation of their deferred compensation at any time. Quoted market prices are available for these securities in an active market, therefore, the fair value of these securities is determined by Level 1 inputs. These assets are recorded within other assets.

Interest rate swaps. The effect of the interest rate swaps is to change a variable rate debt obligation to a fixed rate for that portion of the debt that is hedged. We record the interest rate swaps at fair value. The fair value of the interest rate swaps is based on a model whose inputs are observable (LIBOR swap rates); therefore, the fair value of these interest rate swaps is based on a Level 2 input.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Assets and liabilities measured at fair value on a recurring basis, in thousands, are summarized below:

	Fair Value Measurement at December 31, 2010 Using
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Assets
Trading securities	$26,834	$26,834	$—	$—	$26,834

Total assets at fair value	$26,834	$26,834	$—	$—	$26,834

Liabilities
Interest rate swaps	$31,848	$—	$31,848	$—	$31,848

Total liabilities at fair value	$31,848	$—	$31,848	$—	$31,848

	Fair Value Measurement at December 31, 2009 Using
Description	Carrying Amount	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Assets / Liabilities at Fair Value
Assets
Trading securities	$19,524	$19,524	$—	$—	$19,524

Total assets at fair value	$19,524	$19,524	$—	$—	$19,524

Liabilities
Interest rate swaps	$28,404	$—	$28,404	$—	$28,404

Total liabilities at fair value	$28,404	$—	$28,404	$—	$28,404

The fair value of our senior secured term loan facility, 11% senior subordinated notes, 8 5/8% senior notes and 7 7/8% senior notes based on market quotes at December 31, 2010 was approximately $3,604.6 million compared to the carrying amount of $3,533.6 million. The fair value of our senior secured term loan facility, 9.5% senior notes and 11% senior subordinated notes based on market quotes at December 31, 2009 was approximately $3,495.7 million compared to the carrying amount of $3,560.1 million.

Certain assets are measured at fair value on a non-recurring basis using significant unobservable inputs (Level 3) as defined by and in accordance with the provisions of ASC Topic 820. As such, working capital, property and equipment, goodwill, and other finite-lived intangible assets for our West Direct reporting unit with a net carrying amount totaling $44.2 million were written down to their fair value of $6.5 million during 2010. These write-downs resulted in a total impairment charge, recorded in SG&A of $37.7 million, which represents the balance of goodwill for the reporting unit. The fair value was determined using a discounted cash flows methodology.

During 2009, we recorded a $1.9 million impairment of the InPulse trade name, which represented the difference between the trade name’s fair value and the $3.2 million carrying value of the trade name. The fair value was estimated using a relief from royalty method a Level 3 input.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

13.	OFF—BALANCE SHEET ARRANGEMENTS

We utilize standby letters of credit to support primarily workers’ compensation policy requirements and certain operating leases. Performance obligations of certain operating subsidiaries are supported by performance bonds and letters of credit. These obligations will expire at various dates through September 2012 and are renewed as required. The outstanding commitments on these obligations at December 31, 2010 and 2009 were $23.3 million and $16.9 million, respectively.

14.	EMPLOYEE BENEFITS AND INCENTIVE PLANS

Qualified Retirement Plan

We have a 401(k) plan, which covers substantially all employees eighteen years of age or older who will also complete a minimum of 1,000 hours of service in each calendar year. Under the plan, we match 50% of employees’ contributions up to 14% of their gross salary or the statutory limit, whichever is less, if the employee satisfies the 1,000 hours of service requirement during the calendar year. Our matching contributions vest 25% per year beginning after the second service anniversary date. The matching contributions are 100% vested after the employee has attained five years of service. Total employer contributions under the plan were approximately $7.5 million, $7.5 million and $6.9 million for the years ended December 31, 2010, 2009 and 2008, respectively.

In the United Kingdom we have a Group Personal Pension Plan which is available to all employees upon the successful completion of their 3 month probationary period. Under the plan, we match employee contributions up to a maximum of 3% of their base salary. Contributions are invested immediately in the members own fund choice or the default investment option should members not wish to make their own investment choices. Total employer contributions under the plan were approximately $0.9 million, $0.5 million, and $0.4 million for the years ended December 31, 2010, 2009 and 2008, respectively.

In Canada we have a Deferred Profit Sharing Plan (“DPSP”) and a Group RRSP, which covers substantially all employees who have materially and significantly contributed to the prosperity and profits of the Company. Under the plan, we match 50% of employees’ regular contributions to the Group RRSP up to 3% of their earnings or the statutory limit, whichever is less. Our matching contributions vest 100% on the second anniversary of membership in the DPSP. Total employer contributions under the plan were approximately $0.2 million, $0.2 million and $0.1 million for the years ended December 31, 2010, 2009 and 2008, respectively.

Non-Qualified Retirement Plans

We maintain a grantor trust under the West Corporation Executive Retirement Savings Plan (“Trust”). The principal of the Trust, and any earnings thereon shall be held separate and apart from our other funds. Participation in the Trust is voluntary and is restricted to highly compensated individuals as defined by the Internal Revenue Service. We will match 50% of employee contributions, subject to the combined limits of the 401(k) plan and the Trust. Matching contributions 100% vest after completion of three years of service. Our total contributions under the plan for the years ended December 31, 2010, 2009 and 2008 were approximately $2.0 million, $2.0 million and $1.8 million, respectively. Assets under the Trust at December 31, 2010 and 2009 were $25.3 million and $18.1 million, respectively.

We also maintain a Nonqualified Deferred Compensation Plan (as amended and restated effective January 1, 2008, the “Deferred Compensation Plan”). Pursuant to the terms of the Deferred Compensation Plan, eligible

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

management, non-employee directors or highly compensated employees approved by the board of directors may elect to defer a portion of their compensation and have such deferred compensation invested in the same investments made available to participants of the 401(k) plan or in notional equity strips. We match a percentage of any amounts invested in notional equity strips (50% during 2010, 2009 and 2008). Such matched amounts are subject to 20% vesting each year. All matching contributions are 100% vested five years after the later of January 1, 2007 or the date the executive first participates in the Deferred Compensation Plan. Amounts deferred under the Deferred Compensation Plan and any earnings credited thereunder shall be held separate and apart from our other funds, but remain subject to claims by the Company’s general creditors. Our total contributions for the years ended December 31, 2010, 2009 and 2008 under the plan were approximately $1.2 million, $2.2 million and $1.5 million, respectively. Assets under the Deferred Compensation Plan at December 31, 2010 and 2009 were $41.0 million and $32.2 million, respectively.

2006 Executive Incentive Plan

In October 2006, the board of directors approved the 2006 Executive Incentive Plan (“EIP”). The EIP was established to advance the interests of the Company and its affiliates by providing for the grant to participants of stock-based and other incentive awards. Awards under the EIP are intended to align the incentives of the Company’s executives and investors and to improve the performance of the Company. The administrator will select participants from among those key employees and directors of and consultants and advisors to, the Company or its affiliates who, in the opinion of the administrator, are in a position to make a significant contribution to the success of the Company and its affiliates. A maximum of 359,986 equity strips (each comprised of eight shares of Class A Common and one share of Class L Common), in each case pursuant to rollover options, are authorized to be delivered in satisfaction of rollover option awards under the Plan. In addition, an aggregate maximum of 11,276,291 shares of Class A Common may be delivered in satisfaction of other awards under the Plan.

In general, stock options granted under the EIP become exercisable over a period of five years, with 20% of the stock option becoming exercisable at the end of each year. Once an option has vested, it generally remains exercisable until the tenth anniversary of the date of grant. In the case of a normal termination, the awards will remain exercisable for the shorter of (i) the one-year period ending with the first anniversary of the participant’s normal termination or (ii) the period ending on the latest date on which such award could have been exercised.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Stock option activity under the 2006 EIP for the years ended December 31, 2010, 2009 and 2008 is set forth below:

		Options Outstanding
	Options Available for Grant	Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2008	618,847	2,424,500	$1.64
Granted	(395,000)	395,000	6.36
Canceled	281,000	(281,000)	2.27
Exercised	—	(15,000)	1.64

Balance at December 31, 2008	504,847	2,523,500	2.26
Granted	(292,500)	292,500	3.61
Canceled	242,000	(242,000)	2.36
Exercised	—	(72,500)	1.64

Balance at December 31, 2009	454,347	2,501,500	2.42
Granted	(235,000)	235,000	9.04
Canceled	114,100	(114,100)	3.22
Exercised	—	(78,400)	2.00

Balance at December 31, 2010	333,447	2,544,000	$3.00

At December 31, 2010, we expect that 72% of options granted will vest over the vesting period.

At December 31, 2010, the intrinsic value of vested options was approximately $13.4 million.

The following table summarizes the information on the options granted under the EIP at December 31, 2010:

Outstanding				Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price	Number of Options	Weighted Average Exercise Price
$1.64	1,799,000	5.94	$1.64	1,402,500	$1.64
$3.61	245,000	8.00	$3.61	49,000	$3.61
$6.36	270,000	7.08	$6.36	108,000	$6.36
$9.04	230,000	9.33	$9.04	—	$—

$1.64 - $9.04	2,544,000	6.56	$3.00	1,559,500	$2.03

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

Executive Management Rollover Options
Class A and Class L Equity Strip Options	Options Available for Grant	Options Outstanding
		Number of Shares	Weighted Average Exercise Price
Balance at January 1, 2008	17	359,969	$33.47
Canceled	—	(1,995)	33.00
Exercised	—	—	—

Balance at December 31, 2008	17	357,974	33.48
Canceled	—	—	—
Exercised	—	(62,520)	33.66

Balance at December 31, 2009	17	295,454	33.33
Canceled	—	—	—
Exercised	—	(8,128)	33.00

Balance at December 31, 2010	17	287,326	$33.34

An Equity Strip is comprised of eight options of Class A common stock and one option of Class L common stock.

The rollover options are fully vested.

The following table summarizes the outstanding and exercisable information on management rollover options granted under the EIP at December 31, 2010:

Outstanding and Exercisable
Range of Exercise Prices	Number of Options	Average Remaining Contractual Life (years)	Weighted Average Exercise Price
$28.23	6,702	1.8	$28.23
$33.00	248,218	1.9	$33.00
$34.01	8,820	2.0	$34.01
$38.15	23,586	1.9	$38.15

$28.23 - $38.15	287,326	1.9	$33.34

The aggregate intrinsic value of these options at December 31, 2010 was approximately $47.0 million.

We account for the stock option grants under the EIP in accordance with Accounting Standards Codification 718 Compensation-Stock Compensation (“ASC 718”). The fair value of option awards granted under the EIP during 2010 and 2009 were $4.09 and $0.97 per option, respectively. We have estimated the fair value of EIP option awards on the grant date using a Black-Scholes option pricing model that uses the assumptions noted in the following table.

	2010	2009
Risk-free interest rate	3.11%	1.77%
Dividend yield	0.0%	0.0%
Expected volatility	40.0%	36.7%
Expected life (years)	6.5	3.0

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

At December 31, 2010 and 2009, there was approximately $1.3 million of unrecorded and unrecognized compensation cost related to unvested share based compensation under the EIP.

Restricted Stock

Grants of restricted stock under the EIP are in three Tranches; 33.33% of the shares in Tranche 1, 22.22% of the shares in Tranche 2 and 44.45% of the shares in Tranche 3. Restricted stock acquired under the EIP will vest during the grantee’s employment by the Company or its subsidiaries in accordance with the provisions of the EIP, as follows:

The Tranche 1 shares will vest over a period of five years, with 20% of the shares becoming vested at the end of each year. Notwithstanding the above, 100% of a grantee’s outstanding and unvested Tranche 1 shares shall vest immediately upon a change of control.

The vesting schedule for Tranche 2 and Tranche 3 shares is subject to the Total Return of the Sponsors and the Sponsor IRR (“internal rate of return”) as of an exit event, subject to the following terms and conditions: Tranche 2 shares shall become 100% vested upon an exit event if, after giving effect to any vesting of the Tranche 2 shares on a exit event, Sponsors’ Total Return is greater than 200% and the Sponsor IRR exceeds 15%. Tranche 3 shares will be eligible to vest upon an exit event if, after giving effect to any vesting of the Tranche 2 shares and/or Tranche 3 shares on a exit event, Sponsors’ Total Return is more than 200% and the Sponsor IRR exceeds 15%, with the amount of Tranche 3 shares vesting upon the exit event varying with the amount by which the Sponsors’ Total Return exceeds 200%, as follows: 100%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the Total Return is equal to or greater than 300%; 0%, if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the Total Return is 200% or less; and if, after giving effect to any vesting of the Tranche 2 shares and/or the Tranche 3 shares on an exit event, the Total Return is greater than 200% and less than 300%, then the Tranche 3 shares shall vest by a percentage between 0% and 100% determined on a straight line basis. Total Return is defined as the number, expressed as a percentage, equal to (1) the sum of, in each case measured from October 24, 2006, (i) all cash dividends and distributions to the Sponsors in respect of their Initial Sponsor Shares, (ii) all cash proceeds from the sale or other disposition of such Initial Sponsor Shares, (iii) the fair market value, as determined in good faith by the Board, of any other property, securities or other consideration received by the Sponsors in respect of such Initial Sponsor Shares, and, (iv) solely in the case of an exit event which results in the sale of less than 100% of the Company’s Stock held by the Sponsors immediately prior to such event, the fair market value, as determined by the Board, of the portion of the Company’s Stock attributable to the Initial Sponsor Shares held by the Sponsors immediately after such exit event, divided by (2) the cost of such Initial Sponsors Shares.

Performance conditions that affect vesting are not reflected in estimating the fair value of an award at the grant date as those conditions are restrictions that stem from the forfeitability of instruments to which employees have not yet earned the right. ASC 718 requires that if the vesting of an award is based on satisfying both a service and performance condition, the company must initially determine which outcomes are probable of achievement and recognize the compensation cost over the longer of the explicit or implicit service period. Since both an exit event and the performance objectives have not been achieved, no compensation costs will be recognized on Tranches 2 or 3 until those events become probable. The unrecognized compensation costs of Tranches 2 and 3 in the aggregate at December 31, 2010 and December 31, 2009 were $8.5 million and $8.8 million, respectively.

On May 4, 2009, as authorized by the Board of Directors, the Company entered into an Amended and Restated Restricted Stock Award and Special Bonus Agreement with Thomas B. Barker, Chairman of the Board

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

and Chief Executive Officer of the Company, related to the award of 1,650,000 shares of Class A Common Stock originally made on December 1, 2006 (the “Amended Agreement”). As with the original agreement, the vesting of the restricted stock grant are divided into three tranches, with Tranche 1, of 33.33% of such grant, vesting ratably over a five-year period of time commencing with the date of original grant, provided that vesting shall be accelerated in the event of an initial public offering or change of control of the Company. Under the Amended Agreement, the remaining 66.67% of the restricted stock grant vests based upon performance criteria tied to an exit event for the Sponsors, a sale of the Company and time. A sale of the Company is defined as a sale of the assets of the Company accounting for 80% or more of the Company’s consolidated EBITDA or a sale or other disposition of 80% of the shares held by the Investors for consideration other than cash or marketable securities. The vesting criteria are as follows:

•

Tranche 2 shares, which are equal to 22.22% of Mr. Barker’s grant, shall become 100% vested upon an exit event of the Sponsors or sale of the Company if, after giving effect to any vesting of the Tranche 2 shares on the exit event or sale of the Company, the Sponsors’ total return is greater than 200% and the Sponsors’ internal rate of return exceeds 15%.

•

Tranche 3 shares, which are equal to 44.45% of Mr. Barker’s grant, shall become 50% vested upon the earliest to occur of an exit event of the Sponsors, a sale of the Company and December 1, 2011, and shall become vested with respect to the other 50% of the Tranche 3 shares upon an exit event of the Sponsors or sale of the Company if, after giving effect to any vesting of the Tranche 2 and Tranche 3 shares on the exit event or sale of the Company, the Sponsor’ total return is greater than 200% and the Sponsors’ internal rate of return exceeds 15%.

In addition, all of Mr. Barker’s Tranche 2 and Tranche 3 shares vest upon an initial public offering of the Company.

Restricted Stock activity under the EIP for 2010, 2009 and 2008 are set forth below:

		Restricted Stock Outstanding
	Restricted Stock Available for Grant	Number of Shares	Weighted Average Grant Date Fair Value
Balance at January 1, 2008	197,593	8,003,332	$1.43
Granted	(120,000)	120,000	6.36
Canceled	99,990	(99,990)	1.43
Purchased as treasury shares	—	(8,332)	1.43

Balance at December 31, 2008	177,583	8,015,010	1.50
Granted	(425,000)	425,000	8.72
Canceled	333,350	(333,350)	1.43

Balance at December 31, 2009	85,933	8,106,660	1.88
Granted	(2,500)	2,500	9.04
Canceled	146,670	(146,670)	3.00
Purchased as treasury shares	—	(28,330)	2.01

Balance at December 31, 2010	230,103	7,934,160	$1.85

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

The following table summarizes the information on the restricted stock granted under the EIP at December 31, 2010:

Outstanding				Vested
Range of Grant Prices	Number of Shares	Average Remaining Contractual Life (years)	Weighted Average Grant Date Fair Value	Number of Shares	Weighted Average Grant Date Fair Value
$1.43	7,436,660	5.92	$1.43	1,938,473	$1.43
$3.61	25,000	7.92	$3.61	1,667	$3.61
$6.36	70,000	7.08	$6.36	9,332	$6.36
$9.04	402,500	9.00	$9.04	26,664	$9.04

$1.43 - $9.04	7,934,160	6.08	$1.85	1,976,136	$1.56

We account for the restricted stock in accordance with ASC 718. Share based compensation for 2010, 2009 and 2008 for the EIP restricted stock grants was approximately $1.5 million, $1.1 million and $0.8 million, respectively. The weighted average fair value of the restricted stock granted under the EIP in 2010 and 2009 was $9.04 and $8.72, respectively. We have estimated the fair value of EIP restricted stock grants on the grant date using a Black-Scholes option pricing model that uses the same assumptions noted above for the EIP option awards.

At December 31, 2010 and 2009, there was approximately $2.2 million and $3.8 million of unrecorded and unrecognized compensation cost related to Tranche 1 unvested restricted stock under the EIP, respectively.

The components of stock-based compensation expense in thousands are presented below:

	Year Ended December 31,
	2010	2009	2008
Stock options	$609	$587	$597
Restricted stock	1,489	1,114	807
Deferred compensation—notional shares	2,135	2,139	1,025

	$4,233	$3,840	$2,429

The net income effect of stock-based compensation expense for 2010, 2009 and 2008 was approximately $2.6 million, $2.4 million and $1.5 million, respectively.

15.	EARNINGS PER SHARE

On October 2, 2009, the Company announced its intention to commence an equity offering and accordingly is providing the following information related to earnings per share.

We have two classes of common stock (Class L stock and Class A stock). Each Class L share is entitled to a priority return preference equal to the sum of (x) $90 per share base amount plus (y) an amount sufficient to generate a 12% internal rate of return on that base amount from the date of the recapitalization until the priority return preference is paid in full. Each Class L share also participates in any equity appreciation beyond the priority return on the same per share basis as the Class A shares. Class A shares participate in the equity appreciation after the Class L priority return is satisfied.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

The Class L stock is considered a participating stock security requiring use of the “two-class” method for the computation of basic net income (loss) per share in accordance with ASC 260 Earnings Per Share. Losses are not allocated to the Class L Stock in the computation of basic earnings per share as the Class L Stock is not obligated to share in losses.

Basic earnings per share (“EPS”) excludes the effect of common stock equivalents and is computed using the “two-class” computation method, which divides earnings attributable to the Class L preference from total earnings. Any remaining income or loss is attributed to the Class A shares. Diluted earnings per share reflects the potential dilution that could result if options or other contingently issuable shares were exercised or converted into common stock and notional shares from the Deferred Compensation Plan were granted. Diluted earnings per common share assumes the exercise of stock options using the treasury stock method.

	Year Ended December 31,
(Amounts in thousands)	2010	2009	2008
Net income—West Corporation	$60,304	$88,229	$19,507
Less: accretion of Class L Shares	170,265	173,657	126,531
Net loss attributable to Class A Shares	(109,961)	(85,428)	(107,024)
Income attributable to Class L Shares (1)	170,265	173,657	126,531

(1)	The Class L shareholders are allocated their priority return which is equivalent to the accretion while any losses are allocated to Class A shareholders as the Class L shareholders do not have a contractual obligation to share in losses.

	Year Ended December 31,
(Amounts in, except per share amounts)	2010	2009	2008
Earnings (loss) per common share:
Basic Class L	$17.07	$17.45	$12.78
Basic Class A	$(1.25)	$(0.98)	$(1.23)

Diluted Class L	$16.37	$16.67	$12.24
Diluted Class A	$(1.25)	$(0.98)	$(1.23)

Weighted average number of shares outstanding:
Basic Class L	9,975	9,954	9,901
Basic Class A	87,955	87,588	87,324

Dilutive impact of stock options:

Class L	424	455	433
Class A	—	—	—

Diluted Class L	10,399	10,409	10,334
Diluted Class A	87,955	87,588	87,324

For purposes of calculating the diluted earnings per share for the Class A shares, options outstanding to purchase Class A shares at December 31, 2010, 2009 and 2008 have been excluded from the computation of diluted Class A shares outstanding because the effect is anti-dilutive.

16.	COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, we and certain of our subsidiaries are defendants in various litigation matters and are subject to claims from our clients for indemnification, some of which may involve claims for

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

damages that are substantial in amount. We do not believe the disposition of claims currently pending will have a material adverse effect on our financial position, results of operations or cash flows.

17.	BUSINESS SEGMENTS

We operate in two business segments:

Unified Communications, including reservationless, operator-assisted, web and video conferencing services, streaming services, alerts and notifications services and consulting, project management and implementation of hosted and managed unified communications solutions; and

Communication Services, including emergency communication services, automated call processing and agent-based services.

	For the year ended December 31,
	2010	2009	2008
Revenue:
Unified Communications	$1,220,216	$1,126,544	$995,161
Communication Services	1,173,945	1,254,547	1,258,182
Intersegment eliminations	(5,950)	(5,343)	(5,909)

Total	$2,388,211	$2,375,748	$2,247,434

Depreciation and Amortization
(Included in Operating Income):
Unified Communications	$87,278	$91,491	$88,948
Communication Services	83,052	96,856	94,540

Total	$170,330	$188,347	$183,488

Operating Income:
Unified Communications	$320,411	$296,096	$256,853
Communication Services	99,770	104,517	93,967

Total	$420,181	$400,613	$350,820

Capital Expenditures:
Unified Communications	$51,077	$57,529	$45,503
Communication Services	50,515	49,273	54,205
Corporate	20,457	15,866	9,057

Total	$122,049	$122,668	$108,765

	As of December 31,
	2010	2009	2008
Assets:
Unified Communications	$1,401,242	$1,395,714	$1,353,789
Communication Services	1,375,643	1,436,222	1,631,527
Corporate	228,365	213,326	329,473

Total	$3,005,250	$3,045,262	$3,314,789

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

For 2010, 2009 and 2008, our largest 100 clients represented approximately 57%, 56% and 56% of total revenue, respectively. The aggregate revenue as a percentage of our total revenue from our largest client, AT&T, during 2010, 2009 and 2008 was approximately 11%, 12% and 13%, respectively. AT&T represented approximately 7% of our gross receivables at December 31, 2010 and 2009.

No individual country outside of the U.S. accounted for greater than 10% of aggregate revenue for 2010, 2009 or 2008. Revenue is attributed to an organizational region based on location of the billed customer’s account. Geographic information by organizational region, in thousands, is noted below.

	2010	2009	2008
Revenue:
North America	$1,999,341	$2,040,261	$1,993,440
Europe, Middle East & Africa (EMEA)	263,603	240,990	184,655
Asia Pacific	125,267	94,497	69,339

Total	$2,388,211	$2,375,748	$2,247,434

	As of December 31,
	2010	2009	2008
Long-Lived Assets:
North America	$2,197,888	$2,250,795	$2,300,396
Europe, Middle East & Africa (EMEA)	210,689	240,393	266,769
Asia Pacific	19,646	10,458	8,576

Total	$2,428,223	$2,501,646	$2,575,741

Canada and Mexico represented approximately 1% of North American revenue during 2010, 2009 and 2008. Long-lived assets in Canada and Mexico represented less than 1% of North American long-lived assets at December 31, 2010 and December 31, 2009.

The aggregate gain (loss) on transactions denominated in currencies other than the functional currency of West Corporation or any of its subsidiaries was approximately ($2.8) million, $2.6 million and ($3.7) million in 2010, 2009 and 2008, respectively.

18.	CONCENTRATION OF CREDIT RISK

Our accounts receivable subject us to the potential for credit risk with our customers. At December 31, 2010, three customers accounted for $40.3 million or 11.0% of gross accounts receivable, compared to $37.1 million, or 10.2% of gross receivables at December 31, 2009. We perform ongoing credit evaluations of our customers’ financial condition. We maintain an allowance for doubtful accounts for potential credit losses based upon historical trends, specific collection problems, historical write-offs, account aging and other analysis of all accounts and notes receivable. At February 18, 2011, $38.4 million, or 95%, of the December 31, 2010 accounts receivable from the three customers noted above had been received.

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

19.	SUPPLEMENTAL CASH FLOW INFORMATION

The following table summarizes, in thousands, supplemental information about our cash flows for the years ended December 31, 2010, 2009 and 2008:

	Years Ended December 31,
	2010	2009	2008
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for interest	$231,698	$256,761	$280,213
Cash paid for redemption call premium on 2014 Senior Notes	$32,759	$—	$—
Cash paid for income taxes, net of $1,033, $2,084 and $1,513 for refunds in 2010, 2009 and 2008	$28,439	$33,538	$18,083
SUPPLEMENTAL DISCLOSURE OF CASH INVESTING ACTIVITIES:
Purchase of portfolio receivables	$—	$1,722	$45,403
Collections applied to principal of portfolio receivables	$13,739	$39,063	$46,395
SUPPLEMENTAL DISCLOSURE OF CASH FINANCING ACTIVITIES:
Proceeds from issuance of portfolio notes payable	$—	$—	$33,096
Payments of portfolio notes payable	$686	$34,694	$64,930
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING ACTIVITIES:
Acquisition of property through accounts payable commitments	$3,858	$140	$3,384
Acquisition of property through assumption of long-term obligations	$—	$4,008	$—
Settlement of portfolio receivables	$—	$56,182	$—
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
Settlement of non-recourse portfolio notes payable	$—	$56,598	$—

20.	QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is the summary of the unaudited quarterly results of operations for the two years ended December 31, 2010 and 2009, in thousands.

	Three Months Ended				Year Ended December 31, 2010
	March 31, 2010	June 30, 2010	September 30, 2010(1)	December 31, 2010(2)
Revenue	$599,821	$596,549	$592,410	$599,431	$2,388,211
Cost of services	260,823	263,433	259,723	273,029	1,057,008

Gross Profit	338,998	333,116	332,687	326,402	1,331,203
SG&A	221,753	214,639	258,818	215,812	911,022

Operating income	117,245	118,477	73,869	110,590	420,181

Net income (loss)	$36,003	$36,293	$(8,429)	$(3,563)	$60,304

WEST CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

YEARS ENDED DECEMBER 31, 2010, 2009 AND 2008

	Three Months Ended				Year Ended December 31, 2009
	March 31, 2009	June 30, 2009	September 30, 2009(3)	December 31, 2009
Revenue	$606,959	$606,907	$559,012	$602,870	$2,375,748
Cost of services	269,050	269,268	260,570	268,889	1,067,777

Gross Profit	337,909	337,639	298,442	333,981	1,307,971
SG&A	229,454	229,893	221,428	226,583	907,358

Operating income	108,455	107,746	77,014	107,398	400,613

Net income (loss)	$30,624	$26,435	$3,896	$27,274	$88,229

(1)	Results of operations in the third quarter of 2010 were affected by the Communication Services segment recording a $37.7 million goodwill impairment charge which was not deductible for tax purposes.
(2)	Net loss in the fourth quarter of 2010 was affected by $52.8 million of refinancing expense.
(3)	Results of operations in the third quarter of 2009 were affected by the Communication Services segment recording a $25.5 million impairment charge to establish a valuation allowance against the carrying value of portfolio receivables.

21.	SUBSEQUENT EVENTS

On February 1, 2011 we completed the acquisitions of Twenty First Century Communications, Inc. (“TFCC”) and Preferred One Stop Technologies Limited (“POSTcti”). TFCC is a provider of automated alerts and notifications to the electric utilities industry, government, public safety and corporate markets. Most utilities use a high volume call answering system developed by TFCC to field the heavy incoming call traffic associated with power outages. POSTcti is a provider of unified communications solutions and services in Europe. POSTcti enables and provides single source communication convergence from best-of-breed industry-leading providers, combined with customized professional services implementation and dedicated ongoing product support, to maximize investment. The aggregate purchase price for these acquisitions was approximately $46 million and the purchase prices for the acquisitions are subject to working capital adjustments. The POSTcti purchase is also subject to an earnout provision based upon achieving specified performance objectives. The acquisitions were funded with cash on hand and partial use of our accounts receivable securitization facility. Both of these acquisitions will be integrated into our Unified Communications segment.

22.	FINANCIAL INFORMATION FOR SUBSIDIARY GUARANTOR AND SUBSIDIARY NON-GUARANTOR

West Corporation and our U.S. based wholly owned subsidiary guarantors, jointly, severally, fully and unconditionally are responsible for the payment of principal, premium and interest on our senior notes and senior subordinated notes. Presented below, in thousands, is condensed consolidated financial information for West Corporation and our subsidiary guarantors and subsidiary non-guarantors for the periods indicated.

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2010
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,945,300	$442,911	$—	$2,388,211
COST OF SERVICES	—	883,559	173,449	—	1,057,008
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,707	768,656	137,659	—	911,022

OPERATING INCOME	(4,707)	293,085	131,803	—	420,181
OTHER INCOME (EXPENSE):
Interest Expense, net of income	(157,501)	(105,042)	10,074	—	(252,469)
Refinancing Expense	(52,804)	—	—	—	(52,804)
Subsidiary Income	192,854	91,665	—	(284,519)	—
Other, net	6,267	8,726	(9,121)	—	5,872

Other expense	(11,184)	(4,651)	953	(284,519)	(299,401)

INCOME BEFORE INCOME TAX EXPENSE AND NONCONTROLLING INTEREST	(15,891)	288,434	132,756	(284,519)	120,780
INCOME TAX EXPENSE (BENEFIT)	(76,195)	96,617	40,054	—	60,476

NET INCOME	60,304	191,817	92,702	(284,519)	60,304
LESS NET INCOME (LOSS)—NONCONTROLLING INTEREST	—	—	—	—	—

NET INCOME— WEST CORPORATION	$60,304	$191,817	$92,702	$(284,519)	$60,304

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2009
	Parent/ Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,909,968	$489,618	$(23,838)	$2,375,748
COST OF SERVICES	—	868,400	223,215	(23,838)	1,067,777
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	2,623	761,409	143,326	—	907,358

OPERATING INCOME	(2,623)	280,159	123,077	—	400,613
OTHER INCOME (EXPENSE):
Interest Income	606	(5,790)	5,495	—	311
Interest Expense	(143,778)	(101,216)	(9,109)	—	(254,103)
Subsidiary Income	180,889	122,574	—	(303,463)	—
Other, net	3,097	(38,668)	36,586	—	1,015

Other expense	40,814	(23,100)	32,972	(303,463)	(252,777)
INCOME BEFORE INCOME TAX EXPENSE AND NONCONTROLLING INTEREST	38,191	257,059	156,049	(303,463)	147,836
INCOME TAX EXPENSE (BENEFIT)	(50,038)	77,211	29,689	—	56,862

NET INCOME	88,229	179,848	126,360	(303,463)	90,974
LESS NET INCOME (LOSS)—NONCONTROLLING INTEREST	—	(5)	2,750	—	2,745

NET INCOME— WEST CORPORATION	$88,229	$179,853	$123,610	$(303,463)	$88,229

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2008
	Parent/ Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
REVENUE	$—	$1,894,220	$401,837	$(48,623)	$2,247,434
COST OF SERVICES	—	876,781	186,870	(48,623)	1,015,028
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	(7,121)	741,274	147,433	—	881,586

OPERATING INCOME	7,121	276,165	67,534	—	350,820
OTHER INCOME (EXPENSE):
Interest Income	2,366	(812)	1,514	—	3,068
Interest Expense	(165,027)	(130,658)	(17,334)	—	(313,019)
Subsidiary Income	132,828	50,676	—	(183,504)	—
Other, net	(7,726)	(6,204)	2,241	—	(11,689)

Other expense	(37,559)	(86,998)	(13,579)	(183,504)	(321,640)
INCOME (LOSS) BEFORE INCOME TAX EXPENSE AND NONCONTROLLING INTEREST	(30,438)	189,167	53,955	(183,504)	29,180
INCOME TAX EXPENSE (BENEFIT)	(49,945)	57,108	4,568	—	11,731
NET INCOME (LOSS)	19,507	132,059	49,387	(183,504)	17,449
LESS NET INCOME (LOSS)—NONCONTROLLING INTEREST	—	11	(2,069)	—	(2,058)

NET INCOME—WEST CORPORATION	$19,507	$132,048	$51,456	$(183,504)	$19,507

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

(AMOUNTS IN THOUSANDS)

	December 31, 2010
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$102,385	$(4,592)	$97,793
Trust cash	—	15,122	—	—	15,122
Accounts receivable, net	—	48,738	317,681	—	366,419
Intercompany receivables	—	416,017	—	(416,017)	—
Deferred income taxes receivable	9,848	16,532	3,588	—	29,968
Prepaid assets	2,981	24,451	6,235	—	33,667
Other current assets	2,559	23,680	7,819	—	34,058

Total current assets	15,388	544,540	437,708	(420,609)	577,027
Property and equipment, net	68,026	243,300	30,040	—	341,366
INVESTMENT IN SUBSIDIARIES	1,069,843	271,278	—	(1,341,121)	—
GOODWILL	—	1,471,124	158,272	—	1,629,396
INTANGIBLES, net	—	244,833	54,852	—	299,685
OTHER ASSETS	110,090	288,496	(240,810)	—	157,776

TOTAL ASSETS	$1,263,347	$3,063,571	$440,062	$(1,761,730)	$3,005,250

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$7,448	$52,291	$9,002	$(4,592)	$64,149
Intercompany payables	340,974	—	75,043	(416,017)	—
Accrued expenses	10,412	214,349	59,227	—	283,988
Current maturities of long-term debt	4,777	10,648	—	—	15,425

Total current liabilities	363,611	277,288	143,272	(420,609)	363,562
LONG-TERM OBLIGATIONS, less current maturities	1,888,775	1,629,366	—	—	3,518,141
DEFERRED INCOME TAXES	20,421	53,839	19,621	—	93,881
OTHER LONG-TERM LIABILITIES	29,595	37,644	1,482	—	68,721
CLASS L COMMON STOCK	1,504,445	—	—	—	1,504,445
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,543,500)	1,065,434	275,687	(1,341,121)	(2,543,500)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,263,347	$3,063,571	$440,062	$(1,761,730)	$3,005,250

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING BALANCE SHEET

(AMOUNTS IN THOUSANDS)

	December 31, 2009
	Parent / Issuer	Guarantor Subsidiaries	Non- Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$2,349	$—	$66,982	$(10,263)	$59,068
Trust cash	—	14,750	—	—	14,750
Accounts receivable, net	—	42,772	310,850	—	353,622
Intercompany receivables	—	279,853	—	(279,853)	—
Portfolio receivables, current portion	—	2,483	5,490	—	7,973
Deferred income taxes receivable	10,218	17,498	7,640	—	35,356
Other current assets	11,369	48,080	13,398	—	72,847

Total current assets	23,936	405,436	404,360	(290,116)	543,616
Property and equipment, net	60,968	244,137	28,162	—	333,267
PORTFOLIO RECEIVABLES, NET OF CURRENT PORTION	—	1,795	3,971	—	5,766
INVESTMENT IN SUBSIDIARIES	916,234	274,544	—	(1,190,778)	—
GOODWILL	—	1,500,886	164,683	—	1,665,569
INTANGIBLES, net	—	281,319	69,403	—	350,722
OTHER ASSETS	104,126	293,866	(251,670)	—	146,322

TOTAL ASSETS	$1,105,264	$3,001,983	$418,909	$(1,480,894)	$3,045,262

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
CURRENT LIABILITIES:
Accounts payable	$3,596	$62,675	$7,851	$(10,263)	$63,859
Intercompany payables	210,985	—	68,868	(279,853)	—
Accrued expenses	62,486	180,982	35,226	—	278,694
Current maturities of long-term debt	7,552	17,819	—	—	25,371
Current maturities of portfolio notes payable	—	685	—	—	685
Income taxes payable	(58,670)	50,800	7,870	—	—

Total current liabilities	225,949	312,961	119,815	(290,116)	368,609
LONG-TERM OBLIGATIONS, less current maturities	1,900,555	1,707,317	—	—	3,607,872
DEFERRED INCOME TAXES	17,921	59,333	19,710	—	96,964
OTHER LONG-TERM LIABILITIES	53,583	9,509	1,469	—	64,561
CLASS L COMMON STOCK	1,332,721	—	—	—	1,332,721
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	(2,425,465)	912,863	277,915	(1,190,778)	(2,425,465)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$1,105,264	$3,001,983	$418,909	$(1,480,894)	$3,045,262

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2010
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$239,307	$78,114	$(4,592)	$312,829

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(23,746)	(9,750)	—	(33,496)
Purchase of property and equipment	(20,457)	(83,403)	(14,331)	—	(118,191)
Collections applied to principal of portfolio receivables	—	13,739	—	—	13,739
Other	—	52	—	—	52

Net cash provided by (used in) investing activities	(20,457)	(93,358)	(24,081)	—	(137,896)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments of long-term obligations	(1,327,781)	—	(47,000)	—	(1,374,781)
Proceeds from issuance of long-term obligations	1,254,850	—	47,000	—	1,301,850
Debt issuance costs	(31,083)	—	—	—	(31,083)
Principal payments of long-term obligations	(7,688)	(19,059)	—	—	(26,747)
Payments of capital lease obligations	(2,005)	(52)	(58)	—	(2,115)
Repurchase of common stock	(970)	—	—	—	(970)
Proceeds from stock sale and options exercised	897	—	—	—	897
Payments of portfolio notes payable	—	(686)	—	—	(686)
Other	(16)	—	—	—	(16)

Net cash (used in) provided by financing activities	(113,796)	(19,797)	(58)	—	(133,651)

Intercompany	131,904	(126,152)	(16,015)	10,263	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(2,557)	—	(2,557)
NET CHANGE IN CASH AND CASH EQUIVALENTS	(2,349)	—	35,403	5,671	38,725
CASH AND CASH EQUIVALENTS, Beginning of period	2,349	—	66,982	(10,263)	59,068

CASH AND CASH EQUIVALENTS, End of period	$—	$—	$102,385	$(4,592)	$97,793

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2009
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Eliminations and Consolidating Entries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$175,330	$107,790	$(10,263)	$272,857

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(23,612)	(8,099)	—	(31,711)
Purchase of portfolio receivables	—	—	(1,722)	—	(1,722)
Purchase of property and equipment	(15,866)	(89,380)	(13,274)	—	(118,520)
Collections applied to principal of portfolio receivables	—	8,467	30,596	—	39,063
Other	—	57	218	—	275

Net cash provided by (used in) investing activities	(15,866)	(104,468)	7,719	—	(112,615)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in revolving credit facilities	(151,187)	—	(50,487)	—	(201,674)
Principal payments of long-term obligations	(6,342)	(18,942)	—	—	(25,284)
Debt issuance costs	(7,968)	—	—	—	(7,968)
Proceeds from stock sale and options exercised	3,200	—	—	—	3,200
Payments of portfolio notes payable	—	(1,603)	(33,091)	—	(34,694)
Noncontrolling interest distributions	—	—	(4,131)	—	(4,131)
Payments of capital lease obligations	(904)	(334)	(55)	—	(1,293)

Net cash (used in) provided by financing activities	(163,201)	(20,879)	(87,764)	—	(271,844)

Intercompany	55,742	(57,128)	1,386	—	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	2,330	—	2,330
NET CHANGE IN CASH AND CASH EQUIVALENTS	(123,325)	(7,145)	31,461	(10,263)	(109,272)
CASH AND CASH EQUIVALENTS, Beginning of period	125,674	7,145	35,521	—	168,340

CASH AND CASH EQUIVALENTS, End of period	$2,349	$—	$66,982	$(10,263)	$59,068

WEST CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS

(AMOUNTS IN THOUSANDS)

	Year Ended December 31, 2008
	Parent / Issuer	Guarantor Subsidiaries	Non-Guarantor Subsidiaries	Consolidated
NET CASH PROVIDED BY OPERATING ACTIVITIES:	$—	$110,119	$177,262	$287,381

CASH FLOWS FROM INVESTING ACTIVITIES:
Business acquisitions	—	(194,342)	(299,214)	(493,556)
Purchase of portfolio receivables	—	(15,052)	(30,351)	(45,403)
Purchase of property and equipment	(9,057)	(86,399)	(9,925)	(105,381)
Collections applied to principal of portfolio receivables	—	2,600	43,795	46,395
Other	—	406	—	406

Net cash provided by (used in) investing activities	(9,057)	(292,787)	(295,695)	(597,539)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of new debt	84,000	50,000	—	134,000
Net change in revolving credit facilities	224,044	—	59,123	283,167
Principal payments of long-term obligations	(4,837)	(20,112)	—	(24,949)
Debt issuance costs	(8,019)	—	(2,296)	(10,315)
Proceeds from stock sale and options exercised	25	—	—	25
Proceeds from issuance of portfolio notes payable	—	3,338	29,758	33,096
Payments of portfolio notes payable	—	(527)	(64,403)	(64,930)
Noncontrolling interest distributions	—	—	(7,120)	(7,120)
Payments of capital lease obligations	—	(949)	—	(949)
Other	(54)	—	—	(54)

Net cash (used in) provided by financing activities	295,159	31,750	15,062	341,971

Intercompany	(248,038)	161,075	86,963	—
EFFECT OF EXCHANGE RATES ON CASH AND CASH EQUIVALENTS	—	—	(5,420)	(5,420)
NET CHANGE IN CASH AND CASH EQUIVALENTS	38,064	10,157	(21,828)	26,393
CASH AND CASH EQUIVALENTS, Beginning of period	87,610	(3,012)	57,349	141,947

CASH AND CASH EQUIVALENTS, End of period	$125,674	$7,145	$35,521	$168,340

Schedule II

WEST CORPORATION AND SUBSIDIARIES

CONSOLIDATED VALUATION ACCOUNTS

THREE YEARS ENDED DECEMBER 31, 2010

Description (amounts in thousands)	Balance Beginning of Year	Reserves Obtained in Acquisitions	Additions - Charged (Credited) to Cost and Expenses	Deductions - Amounts Charged-Off	Balance End of Year
December 31, 2010—Allowance for doubtful accounts—Accounts receivable	$11,819	$268	$4,222	$5,828	$10,481

December 31, 2009—Allowance for doubtful accounts—Accounts receivable	$12,382	$18	$5,301	$5,882	$11,819

December 31, 2008—Allowance for doubtful accounts—Accounts receivable	$6,471	$5,619	$5,004	$4,712	$12,382

	Balance Beginning of Year	Valuation Allowance obtained in Acquisitions	Additions	Deductions	Balance End of Year
December 31, 2010—Allowance for deferred income tax asset valuation	$(101,849)	$(20,770)	$(1,044)	$3,979	$(119,684)

December 31, 2009—Allowance for deferred income tax asset valuation	$(100,676)	$(1,173)	$—	$—	$(101,849)

December 31, 2008—Allowance for deferred income tax asset valuation	$(31,974)	$(64,348)	$(4,354)	$—	$(100,676)

West Corporation

OFFER TO EXCHANGE

$650,000,000 aggregate principal amount of its 7 7/8% Senior Notes due 2019, the issuance of which has been registered under the Securities Act of 1933, as amended, for any and all of its outstanding 7 7/8% Senior Notes due 2019.

PROSPECTUS

Until                     , 2011, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Registrants Incorporated in or Organized Under the Laws of Delaware

(a) The following registrants are corporations incorporated in the State of Delaware: InterCall, Inc.; Intrado Communications Inc.; Intrado Inc.; Intrado Information Systems Holdings, Inc.; Northern Contact, Inc.; Stream57 Corporation; TeleVox Software, Incorporated; TuVox Incorporated; West Asset Management, Inc.; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc. and West UC Solutions Holdings, Inc.

Section 145(a) of the Delaware General Corporation Law, as amended (the “DGCL”), authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Section 145(b) of the DGCL further authorizes a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) For any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision becomes effective. All references in this paragraph to a director shall also be deemed to refer to such other person or persons, if any, who, pursuant to a provision of the certificate of incorporation in accordance with Section 141(a) of the DGCL, exercise or perform any of the powers or duties otherwise conferred or imposed upon the board of directors by this title

Section 9.1 of the amended and restated by-laws of West Corporation states that West Corporation shall indemnify and hold harmless, to the fullest extent permitted by law as in effect on the date of adoption of such by-laws or as they may thereafter be amended, any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise, against any and all liability and loss (including judgments, fines, penalties and amounts paid in settlement) suffered or incurred and expenses reasonably incurred by such person. West Corporation shall not be required to indemnify a person in connection with a proceeding (or part thereof) initiated by such person, including a counterclaim or crossclaim, unless the proceeding (or part thereof) was authorized by the board of directors.

Section 8 of the certificate of incorporation of West Corporation provides that the corporation shall, to the maximum extent permitted from time to time under the law of the State of Delaware, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of the corporation or while a director or officer is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney’s fees and expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that the foregoing shall not require the corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 145(a) of the DCGL: Intrado Communications Inc.; Intrado, Inc.; Intrado Information Systems Holdings, Inc.; Northern Contact, Inc.; Stream57 Corporation; TeleVox Software, Incorporated; TuVox Incorporated; West Asset Management, Inc.; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc.; and West UC Solutions Holdings, Inc.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 145(b) of the DCGL: Intrado Communications Inc.; Intrado, Inc.; Intrado Information Systems Holdings, Inc.; Northern Contact, Inc.; Stream57 Corporation; TeleVox Software, Incorporated; TuVox Incorporated; West Asset Management, Inc.; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; West Receivable Services, Inc.; and West UC Solutions Holdings, Inc.

The certificates of incorporation and/or by-laws of the following additional Delaware corporation registrants provide for indemnification under Section 102(b)(7) of the DGCL: InterCall, Inc.; Intrado Communications Inc.; Intrado Inc.; Intrado Information Systems Holdings, Inc.; Northern Contact, Inc.; TeleVox Software, Incorporated; TuVox Incorporated; West Asset Management, Inc.; West Interactive Corporation; West International Corporation; West Notifications Group, Inc.; and West Receivable Services, Inc.

The by-laws of Intrado Inc. provide that the corporation shall indemnify its directors and executive officers to the fullest extent not prohibited by the DGCL; provided, however, that the corporation may limit the extent of such indemnification by individual contracts with its directors and executive officers; and, provided, further, that the corporation shall not be required to indemnify any director or executive officer in connection with any proceeding (or part thereof) initiated by such person against the corporation or its directors, officers, employees or other agents unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the board of directors of the corporation, and (iii) such indemnification is provided by the corporation, at its sole discretion, pursuant to the powers vested in the corporation under the DGCL.

(b) The following registrants are limited liability companies organized under the State of Delaware: Asset Direct Mortgage, LLC; InterCall Telecom Ventures, LLC; Intrado International, LLC; The Debt Depot, LLC; West At Home, LLC; West Business Services, LLC; West Customer Management Group, LLC; West Direct, LLC; West Facilities, LLC and West UC Solutions, LLC.

Section 18-108 of the Delaware Limited Liability Company Act, as amended, provides that a limited liability company may, and has the power to, indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

The limited liability company agreement of Intrado International, LLC provides for indemnification of the managers, employees and agents of the limited liability company to the full extent provided under the Delaware Limited Liability Company Act.

Section 8 of the limited liability company agreement of InterCall Telecom Ventures, LLC states that no covered person, defined as the member, any officers, directors, shareholders, partners, employees, representatives or agents of the member and any officer, employee or agent of the company, shall be liable to the company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such covered person in good faith in connection with the formation of the company on or behalf of the company and in a manner reasonably believed to be within the scope of the authority conferred on the covered person by the limited liability company agreement, except that a covered person shall be liable for any such loss, damage or claim incurred by reason of such covered person’s gross negligence or willful misconduct. To the fullest extent permitted by applicable law, each covered person shall be entitled to indemnification from the company for any loss, damage or claim incurred by such covered person in good faith on behalf of the company an in a manner reasonably believed to be within the scope of the authority conferred on such covered person by the limited liability company agreement and for expenses actually and reasonably incurred in connection with the defense of a civil or criminal action, suit or proceeding in which the covered person is made a party, except that no covered person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such covered person by reason of gross negligence or willful misconduct with respect to such acts or omissions or in respect of such expenses for any matter as to which the covered person is adjudged in the action, suit or proceeding to be liable for negligence or misconduct in the performance of duty, provided, however, that any indemnity under Section 8 shall be provided out of and to the extent of company assets only, and no covered person shall have any personal liability on account thereof. To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a covered person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the company of an undertaking by or on behalf of the covered person to repay such amount if it shall be determined that the covered person is not entitled to be indemnified as authorized in Section 8.

Registrant Incorporated in Arizona

The following registrant is a corporation incorporated in the State of Arizona: West Direct II, Inc.

Sections 10-850 through 10-858 of the Arizona Revised Statutes (the “A.R.S.”) permit indemnification of present and former directors, officers, employees or agents of an Arizona corporation, whether or not authority for such indemnification is contained in the indemnifying corporation’s articles of incorporation or bylaws.

Sections 10-852 and 10-856 of the A.R.S. require an Arizona corporation, unless limited by its articles of incorporation, to indemnify an officer or director who has prevailed, on the merits or otherwise, in defending any proceeding brought against the officer or director because such person is or was an officer or director of the corporation. The corporation must indemnify the officer or director for reasonable expenses, including attorneys’ fees and all other costs and expenses reasonably related to a proceeding. A “proceeding” includes any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

Section 10-851 of the A.R.S. permits an Arizona corporation to indemnify an officer or director made a party to a proceeding because such person is or was an officer or director of the corporation. The corporation may indemnify the officer or director against liability incurred in the proceeding if all of the following conditions exist: (i) the officer or director’s conduct was in good faith; (ii) the officer or director reasonably believed that his or her conduct was at least not opposed to the best interests of the corporation, or, where the conduct was in an official corporate capacity, that the conduct was in the best interest of the corporation; and (iii) in the case of criminal proceedings, the officer or director had no reasonable cause to believe that the conduct was unlawful.

Before discretionary indemnification under Section 10-851 may be awarded to a director, the corporation must determine that it is permissible under the circumstances. Section 10-855 states that this determination may be made either: (i) by majority vote of the directors not parties to the proceedings; (ii) by special legal counsel selected by majority vote of the disinterested directors, or by majority vote of the board if there are no disinterested directors; or (iii) by the shareholders (but shares owned by or voted under the control of directors who are parties to the proceeding are not voted).

Section 10-854 of the A.R.S. permits a director of an Arizona corporation who is a party to a proceeding, unless the articles of incorporation provide otherwise, to apply to a court of competent jurisdiction for indemnification or for an advance of expenses. The court may order indemnification or an advance if it determines that indemnification is fair and reasonable, even if the director did not meet the prescribed standard of conduct described in Section 10-851. If the director has been adjudged liable under Section 10-851, indemnification is limited to reasonable expenses incurred.

Paragraph 9 of West Direct II, Inc.’s articles of incorporation contain provisions entitling its directors and officers to indemnification against certain liabilities and expenses to fullest extent permitted by Arizona law. Further, Article VI of West Direct II, Inc.’s by-laws contain provisions that generally parallel the indemnification provisions of the A.R.S.

Registrants Incorporated or Organized in Colorado

(a) The following registrant is a corporation incorporated in the State of Colorado: Cosmosis Corporation.

Pursuant to §7-109-102(1) of the Colorado Business Corporation Act, a corporation has the power to indemnify a person who is or was a director of a corporation or who, while a director, is or was serving at the corporation’s request as a director, officer, agent, associate, employee, fiduciary, manager, member, partner, promoter, or trustee of, or holds any similar position with, another foreign or domestic entity if (a) the person’s conduct was in good faith, and (b) the person reasonably believed, (1) in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests and (2) in all other cases, that such conduct was at least not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful.

Pursuant to subsection 4 of such section of the Colorado Business Corporation Act, however, a corporation “may not indemnify a director (a) In connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) In connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the director was adjudged liable on the basis that the director derived an improper personal benefit.”

Section 7-109-103 of the Colorado Business Corporation Act requires that, unless limited by its articles of incorporation, a corporation is required to indemnify a person who is or was a director of the corporation and who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party in such person’s capacity as a director of the corporation. The indemnity covers all reasonable expenses the person incurred in connection with the proceeding.

Section 7-109-105 of the Colorado Business Corporation Act states that, unless the articles of incorporation provide to the contrary, a court of competent jurisdiction may determine that a director has a right to indemnification because the director has been wholly successful on the merits, and therefore may order indemnification, including indemnification for reasonable expenses necessary to obtain the court-ordered indemnification.

Under the Colorado Business Corporation Act, unless the articles of incorporation provide otherwise, officers have the right to mandatory indemnification and to court-ordered indemnification to the same extent as directors.

Finally, pursuant to §7-109-108 of the Colorado Business Corporation Act, a corporation may provide insurance to directors and officers without restriction, even though the corporation does not have the power to indemnify such persons. The corporation may self-insure to provide insurance for officers and directors.

Article VIII of the by-laws of Cosmosis Corporation provides for the mandatory indemnification of directors to the fullest extent allowed under Colorado law, as well as the permissive indemnification of officers and others as the Corporation deems appropriate. Similarly, Section 3 of the same article allows Cosmosis Corporation to purchase and maintain insurance on behalf of any person who “is or was a director, officer, employee, fiduciary or agent of the Corporation” against liability incurred as the result of that role.

(b) The following registrant is a limited liability company organized under the State of Colorado: Stargate Management LLC.

Section 7-80-407 of the Colorado Limited Liability Company Act provides that: “A limited liability company shall reimburse a person who is or was a member or manager for payments made, and indemnify a person who is or was a member or manager for liabilities incurred by the person, in the ordinary course of the business of the limited liability company or for the preservation of its business or property, if such payments were made or liabilities incurred without violation of the person’s duties to the limited liability company.”

Pursuant to Section 1.5 of the operating agreement of Stargate Management LLC, Stargate Management LLC has “the power to make and perform all contracts and to engage in all actions and transaction necessary or advisable to carry out the purposes of the Company and all other powers available to limited liability companies under the Colorado Limited Liability Company Act.” No specific indemnity right is recited.

When the provisions of Section 1.5 of Stargate Management LLC’s operating agreement are read in light of Section 7-80-407 of the Colorado Limited Liability Company Act, it is reasonable to conclude that Stargate Management LLC is permitted to indemnify its members and managers to the extent provided in the Colorado Limited Liability Company Act.

Registrant Incorporated in Georgia

The following registrant is a corporation incorporated in the State of Georgia: Intrado Systems Corp.

Pursuant to Section 14-2-851 of the Georgia Business Corporation Code, subject to public policy limitations, a corporation has the power to indemnify a person who is or was a director of a corporation or who, while a director, is or was serving at the corporation’s request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other entity if (a) the person’s conduct was in good faith, and (b) the person reasonably believed, (1) in the case of conduct in an official capacity with the corporation, that such conduct was in the corporation’s best interests and (2) in all other cases, that such conduct was at least not opposed to the corporation’s best interests, and (c) in the case of a criminal proceeding, the person had no reasonable cause to believe the person’s conduct was unlawful.

Pursuant to subsection (d) of such section of the Georgia Business Corporation Code, however, a corporation may not indemnify a director under this Code section (1) In connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director met the relevant standard of conduct under this Code section; or (2) In connection with any proceeding with respect to conduct, whether or not involving action in the director’s official capacity, for which the director was adjudged liable on the basis that the director derived an improper personal benefit.

Section 14-2-852 of the Georgia Business Corporation Code requires, unless the articles of incorporation provide otherwise, that a corporation indemnify a director of the corporation who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he or she was a director of the corporation. The indemnity covers all reasonable expenses the person incurred in connection with the proceeding.

Subject to the articles of incorporation, section 14-2-854 of the Georgia Business Corporation Code permits a director who is a party to a proceeding to apply to a court of competent jurisdiction for indemnification or for an advance of expenses. The court shall (1) order indemnification or advance for expenses if it determines that the director is entitled to indemnification under the Georgia Business Corporation Code, or (2) order indemnification or an advance if it determines, in view of all the relevant circumstances, that indemnification or advancement of expenses is fair and reasonable, even if the director did not meet the prescribed standard of conduct described in Section 14-2-851, subject to certain limitations. If the court determines that the director is entitled to indemnification or advance for expenses under the Georgia Business Corporation Code the court may also order the corporation to pay the director’s reasonable expenses to obtain the court-ordered indemnification or advance of expenses.

Under Section 14-2-857 of the Georgia Business Corporation Code, unless the articles of incorporation provide otherwise, a corporation may indemnify and advance expenses to an officer who is a party to a proceeding because he or she is an officer of the corporation: (1) to the same extent as a director; and (2) if the officer is not a director, to such further extent as may be provided by the articles, bylaws, resolution or contract, except for liability arising out of conduct that constitutes appropriation, in violation of his or her duties, of any business opportunity of the corporation, intentional misconduct or knowing violation of law, unlawful distributions, or receipt of an improper personal benefit. In addition, officers have the right to mandatory indemnification and to court-ordered indemnification or advances of expenses to the same extent as directors.

Finally, pursuant to Section 14-2-858 of the Georgia Business Corporation Code, a corporation may provide insurance to directors and officers without restriction, even though the corporation does not have the power to indemnify such persons. The corporation may self-insure to provide insurance for officers and directors.

Section 8 of the Articles of Incorporation of Intrado Systems Corp. requires the corporation to indemnify “all officers and directors of the corporation, and advance expenses reasonably incurred by such officers and directors in defending any civil, criminal, administrative or investigative action, suit or proceeding, in accordance with and to the fullest extent permitted by the Georgia Business Corporation Code.”

Registrants Incorporated or Organized in Nevada

The following registrants are limited liability companies organized under the State of Nevada: BuyDebtCo, LLC, West Asset Purchasing, LLC and Worldwide Asset Purchasing, LLC.

Under Section 86.411 of the Nevada Revised Statutes, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the company, by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited liability company, corporation, partnership, joint venture, trust or other entity, against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the limited-liability company, and that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that the conduct was unlawful.

Under Section 86.421 of the Nevada Revised Statutes, a limited liability company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the company to procure a judgment in its favor by reason of the fact that the person is or was a manager, member, employee or agent of the company, or is or was serving at the request of the company as a manager, member, employee or agent of another limited-liability company, corporation, partnership, joint venture, trust or other entity against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by the person in connection with the defense or settlement of the action or suit if the person acted in good faith and in a manner in which he or she reasonably believed to be in or not opposed to the best interests of the company. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the company or for amounts paid in settlement to the company, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Under Section 86.431, to the extent that a manager, member, employee or agent of a limited-liability company has been successful on the merits or otherwise in defense of any action, suit or proceeding described in Sections 86.411 or 86.421 or in defense of any claim, issue or matter therein, the company shall indemnify him or her against expenses, including attorney’s fees, actually and reasonably incurred by him or her in connection with the defense. Any indemnification under Sections 86.411 or 86.421, unless ordered by a court or advanced pursuant to Section 86.441, may be made by the limited-liability company only as authorized in the specific case upon a determination that indemnification of the manager, member, employee or agent is proper in the circumstances. The determination must be made (a) by the members or managers as provided in the articles of organization or the operating agreement, (b) if there is no provision in the articles of organization or the operating agreement, by a majority in interest of the members who are not parties to the action, suit or proceeding, (c) if a majority in interest of the members who are not parties to the action, suit or proceeding so order, by independent legal counsel in a written opinion or (d) if members who are not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

Section 86.441 states that the articles of organization, the operating agreement or a separate agreement may provide that the expenses of members and managers incurred in defending a civil or criminal action, suit or proceeding must be paid by the company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the manager or member to repay the amount if it is ultimately determined by a court of competent jurisdiction that the member or manager is not entitled to be indemnified by the company.

The articles of organization and the operating agreements of BuyDebtCo, LLC and West Asset Purchasing LLC are silent as to indemnification.

Section 5.13(b) of the operating agreement of Worldwide Asset Purchasing, LLC requires to Worldwide Asset Purchasing, LLC to indemnify a person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (regardless of whether such action, suit or proceeding is by or in the right of the company or by third parties) by reason of the fact that such person is or was a member or manager of Worldwide Asset Purchasing, LLC, or is or was serving at the request of Worldwide Asset Purchasing, LLC as a director, officer or in any other comparable position of any other entity against all liabilities and expenses, actually and reasonably incurred by such person in connection with such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of such action, suit or proceeding); provided, however, that if Worldwide Asset Purchasing, LLC brings a suit against a person as member, manager, employee or agent of Worldwide Asset Purchasing, LLC and a court of competent jurisdiction finds that such person is liable to Worldwide Asset Purchasing, LLC, no indemnification may be granted for claims or settlements paid to Worldwide Asset Purchasing, LLC unless and to the extent that a court of competent jurisdiction determines under the circumstances such indemnity is fair, reasonable and appropriate. Additionally, Section 5.13(b) states that Worldwide Asset Purchasing, LLC shall not be required to indemnify or advance expenses to any person from or on account of such person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct. Section 5.13(b) also states that Worldwide Asset Purchasing, LLC shall not be required to indemnify or advance expenses to any person in connection with an action, suit or proceeding initiated by such person unless the initiation of such action, suit or proceeding was authorized in advance by the manager. In addition, a manager shall be indemnified under Section 5.13(b) only for those actions taken or omitted to be taken by such manager in the discharge of such manager’s obligations for the management of the business and affairs of Worldwide Asset Purchasing, LLC.

Section 5.13(d) of the operating agreement of Worldwide Asset Purchasing, LLC requires Worldwide Asset Purchasing, LLC to advance all expenses reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. Section 5.13(d) prohibits an advance of expenses in instances where the manager or independent legal counsel reasonably determines that such person would not be entitled to indemnification under the operating agreement of Worldwide Asset Purchasing, LLC.

Section 5.13(e) of the operating agreement of Worldwide Asset Purchasing, LLC provides that the indemnification and the advancement of expenses provided by Section 5.13 of the operating agreement shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of members, policy of insurance or otherwise.

Finally, Section 5.13(f) of the operating agreement of Worldwide Asset Purchasing, LLC permits Worldwide Asset Purchasing, LLC, upon the approval of its manager, to purchase and maintain insurance on behalf of any person who is or was a member, manager, agent or employee of Worldwide Asset Purchasing, LLC or as a director, officer or in any other comparable position of any other entity against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the company would have the power, or the obligation, to indemnify such person against such liability under the provisions of Section 5.13 of the operating agreement.

Registrant Incorporated in New Jersey

The following registrant is a corporation incorporated in the State of New Jersey: Intrado Command Systems, Inc.

Subsection 14A:3-5(2) of the New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify its directors, officers, employees or agents of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee, or agent of any entity, serving at such at the request of the indemnifying corporation, or of any such constituent corporation, or the legal representative of any such director, officer, trustee, employee or agent (a “corporate agent”), against his or her expenses and liabilities in connection with any proceeding involving such corporate agent by reason of his or her being or having been a corporate agent if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, such person had no reasonable cause to believe his or her conduct was unlawful.

Subsection 14A:3-5(3) of the NJBCA permits the corporation to indemnify a corporate agent against his expenses in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves the corporate agent by reason for his being or having been such corporate agent, if the person acted in good faith an in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that indemnification is not available if such corporate agent has been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the court in which such proceeding was brought determines that despite the adjudication of liability, such corporate agent is fairly and reasonably entitled to indemnification.

Subsection 14A:3-5(5) of the NJBCA provides that any indemnification under Section 14A:3-5(2) of the NJBCA and, unless ordered by court, under Section 14A:3-5(3), may be made by the corporation only as authorized in a specific case upon a determination that indemnification is proper in the circumstances because the corporate agent met the applicable standard of conduct set forth in Section 14A:3-5(2) or in Section 14A:3-5(3). Unless otherwise provided in the certificate of incorporation or bylaws, such determination shall be made: (a) by the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of directors who were not parties to or otherwise involved in the proceeding; or (b) if such a quorum is not obtainable, or, even if obtainable and such quorum of the board of directors or committee by a majority vote of the disinterested directors so directs, by independent legal counsel, in a written opinion, such counsel to be designated by the board of directors; or (c) by the shareholders if the certificate of incorporation or bylaws or a resolution of the board of directors or of the shareholders so directs.

Subsection 14A:3-5(4) of the NJBCA requires the corporation to indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to in Sections 14A:3-5(2) and (3) of the NJBCA or in defense of any claim, issue or matter therein.

Subsection 14A:3-5(6) of the NJBCA provides that expenses incurred by a corporate agent in connection with a proceeding may be, under certain circumstances, paid by the corporation before the final disposition of the proceeding as authorized by the board of directors upon receiving an undertaking by or on behalf of the corporate agent to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified.

Subsection 14A:3-5(7) provides for the manner in which a corporate agent may apply to a court for an award of indemnification if required under Subsection 14A:3-5(4) or permitted under Subsections (2), (3) and (6) of Section 14A:3-5 of the NJBCA, and for the court’s powers to grant relief and standards therefor.

Subsection 14A:3-5(8) of the NJBCA provides that the power to indemnify and pay expenses under the NJBCA does not exclude other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled to under a certificate of incorporation, bylaw, agreement, vote of shareholders, or otherwise; provided that no indemnification is permitted to be made by Section 14A:2-7(3) of the NJBCA to or on behalf of such person if a judgment or other final adjudication adverse to such person establishes that his or her acts or omissions were in breach of his or her duty of loyalty to the corporation or its shareholders, were not in good faith or involved a violation of the law, or resulted in the receipt by such person of an improper personal benefit.

Subsection 14A:3-5(9) of the NJBCA further provides that a New Jersey corporation has the power to purchase and maintain insurance on behalf of any corporate agent against any expenses incurred in any proceeding and any liabilities asserted against him or her by reason of his or her being or having been a corporate agent, whether or not the corporation would have the power to indemnify him or her against such expenses and liabilities under the NJBCA.

Subsection 14A:3-5(10) of the NJBCA provides that the powers granted by Section 14A:3-5 may be exercised by the corporation, notwithstanding the absence of any provision in its certificate of incorporation or bylaws authorizing the exercise of such powers.

Subsection 14A:3-5(11) of the NJBCA provides that, except as provided by Subsection 14A:3-5(4) of the NJBCA, no indemnification shall be made or expenses advanced by a corporation, and none shall be ordered by a court, if such action would be inconsistent with a provision of the certificate of incorporation, a bylaw, a resolution of the board of directors or of the shareholders, an agreement or other proper corporate action, in effect at the time of the accrual of the alleged cause of action asserted in the proceeding, which prohibits, limits or otherwise conditions the exercise of indemnification powers by the corporation or the rights of indemnification to which a corporate agent may be entitled. The governing documents of Intrado Command Systems, Inc. do not contain a provision which would so prohibit, limit or otherwise condition the exercise of indemnification powers.

Subsection 14A:3-5(12) of the NJBCA provides that Section 14A:3-5 does not limit a corporation’s power to pay or reimburse expenses incurred by a corporate agent in connection with the corporate agent’s appearance as a witness in a proceeding at a time when the corporate agent has not been made a party to the proceeding.

Subsection 14A:3-5(13) of the NJBCA provides that a right to indemnification or to advancement of expenses in favor of an officer or director pursuant to a corporation’s certificate of incorporation or bylaws shall not be eliminated or impaired by an amendment to the certificate of incorporation or bylaws after the occurrence of an act or omission that is the subject of a civil, criminal, administrative or investigative action, suit or proceeding for which indemnification or advancement of expenses is sought, unless the certificate of incorporation or bylaws in effect at the time of the act or omission explicitly authorizes that elimination or impairment after the action or omission has occurred. The certificate of incorporation and bylaws of Intrado Command Systems, Inc. do not contain such a provision.

Registrants Incorporated in Ohio

(a) The following registrants are corporations incorporated in the State of Ohio: Twenty First Century Communications of Canada, Inc. and Twenty First Century Communications, Inc. (the “Ohio Corporations”).

Sections 1701.13(E)(1) and (2) of the Ohio General Corporation Law (“OGCL”) provide that an Ohio corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of that corporation, or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal matter, if he had no reasonable cause to believe his conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the corporation, if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation except to the extent a court determines upon application that such person is fairly and reasonably entitled to indemnification for expenses.

Indemnification pursuant to Sections 1701.13(E)(1) and (2) of the OGCL may be made, unless otherwise ordered by a court, only if determined in each specific case by the directors of the indemnifying corporation that such indemnification is proper. The directors shall make such determination upon a vote of a majority of a quorum provided that any director who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, a quorum is unattainable, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the corporation or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the corporation’s shareholders.

Pursuant to Section 1701(E)(3) of the OGCL, to the extent that a director, trustee, officer, employee, member, manager, or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1701.13(E)(1) and (2) of the OGCL, or in defense of any claim, issue, or matter therein, the corporation shall be obligated to indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

Unless an Ohio corporation’s articles of incorporation or regulations provide that the provisions of Section 1701.13E of the OGCL do not apply and the only liability asserted against a director (but not an officer, employee or agent) is as a result of certain acts of such director (e.g., authorizing the payment or making of a dividend or distribution, authorizing the making of a loan to an officer, director or shareholder outside the ordinary course), Section 1701.13E(5) of the OGCL provides that a director is entitled to mandatory advancement of expenses by the corporation, including attorneys’ fees, incurred in defending any action brought against the director, so long as the director agrees to reasonably cooperate with the corporation in the matter and agrees to repay the amount advanced if it is proven by clear and convincing evidence in a court that the director’s act or failure to act was done with deliberate intent to cause injury to the corporation or with reckless disregard for the corporation’s best interests.

In all other cases, expenses, including attorneys’ fees, incurred by a director, trustee, officer, employee, member, manager, or agent in defending any action, suit, or proceeding referred to in Sections 1701.13(E)(1) and (2) of the OGCL, may be paid by the corporation as they are incurred, in advance of the final disposition of the action, suit, or proceeding, as authorized by the directors in the specific case, provided that such director, trustee, officer, employee, member, manager, or agent agrees to repay such amount, if it ultimately is determined that he is not entitled to be indemnified by the corporation.

The OGCL authorizes the purchase of insurance or similar protection on behalf of or for any person who is a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, trustee, officer, employee, member, manager, or agent of another entity, irrespective of the corporation’s power to indemnify such person.

The Articles of Incorporation and Code of Regulations of Twenty First Century Communications of Canada, Inc. have identical indemnification provisions which generally follow or default to the OGCL except that the corporation shall only indemnify present or former directors or officers of the corporation (and not its employees or agents), and each person who is serving or has served at its request as a director, trustee or officer of another entity (and the heirs and personal representatives of each such director, trustee and officer), against expenses in connection with the defense of any action, suit or proceeding to which such person may be a party defendant or any claim of liability asserted against an officer or director of the corporation by reason of being or having been a director of officer of the corporation.

The determination that such indemnification is proper may only be made by (1) the court having jurisdiction of the action, suit to proceeding against such director or officer or of a suit involving his right to indemnification; or (2) by a majority of the directors of the corporation then in office other than those involved in such matter (whether or not such majority constitutes a quorum) or, if there are not at least two directors of the corporation then in office, other than those involved in such matter, by a majority of a committee selected by the Board of Directors of three or more persons (not including any person involved in such matter) who are, to the extent possible, shareholders of the corporation, and who may be directors or officers of the corporation, provided that such indemnity in case of a settlement shall not be allowed by such directors or committee unless it is found by independent legal counsel (i.e., a lawyer who is not a director or officer, or employee of the corporation, and is not a partner or professional associate of a director, officer or employee of the corporation) that such settlement is reasonable in amount and in the interest of the corporation.

The Articles of Incorporation of Twenty First Century Communications, Inc. do not contain indemnification provisions. However, its First Amended and Restated Regulations contain indemnification provisions in Article Five thereof which generally follow or default to the OGCL except that the corporation is only obligated to indemnify persons who are or were directors of the corporation.

The corporation is not required to indemnify any director for a claim that was brought, initiated or asserted by the director unless such claim was authorized or ratified by the board of directors of the corporation.

Expenses incurred by a director in defending any proceeding must be paid by the corporation in advance of the final disposition of such proceeding at the request of the director within 30 days of receipt by the corporation of a request for such advance, but such request must be accompanied by a written undertaking from the director to repay any such advances if it ultimately determined that the director is not entitled to be indemnified by the corporation.

(b) The following registrants are limited liability companies organized under the State of Ohio: 760 Northlawn Drive, LLC, Twenty First Century Crisis Communications, LLC and Twenty First Century International Services LLC (the “Ohio LLCs”).

Sections 1705.32(A) and (B) of the Ohio Limited Liability Company Act (the “Ohio LLC Act”) provide that an Ohio limited liability company may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a manager, member, partner, officer, employee or agent of that company, or is or was serving at the request of the company as a manager, director, trustee, officer, employee, or agent of another entity against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the company, and with respect to any criminal matter, if he had no reasonable cause to believe his conduct was unlawful. In addition, no indemnification shall be made in respect of a claim against such person by or in the right of the company, if the person is adjudged to be liable for negligence or misconduct in the performance of his duty to the company except to the extent a court determines upon application that such person is fairly and reasonably entitled to indemnification for expenses.

Indemnification pursuant to Sections 1705.32(A) and (B) of the Ohio LLC Act may be made, unless otherwise ordered by a court, only if determined in each specific case by the managers of the indemnifying company that such indemnification is proper. The managers shall make such determination upon a vote of a majority of a quorum provided that any manager who is a party to or threatened with any such action, suit or proceeding may not be counted in determining the existence of a quorum and may not vote. If, because of the foregoing limitations, a quorum is unattainable, such determination may be made by written opinion of independent legal counsel other than an attorney, or a firm having associated with it an attorney, who has been retained by or who has performed services for the company or any person to be indemnified during the five years preceding the date of determination. Alternatively, such determination may be made by the company’s members.

To the extent that a manager, officer, employee or agent has been successful on the merits or otherwise in defense of any action, suit, or proceeding referred to in Sections 1705.32(A) and (B) of the Ohio LLC Act, or in defense of any claim, issue, or matter therein, the company shall be obligated to indemnify such person against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the action, suit, or proceeding.

The Ohio LLC Act authorizes the purchase of insurance or similar protection on behalf of or for any person who is a manager, member, partner, officer, employee or agent of the company or is or was serving at the request of the company as a manager, director, trustee, officer, employee, or agent of another entity, irrespective of the company’s power to indemnify such person.

The authority of a limited liability company to indemnify persons pursuant to Sections 1705.32(A) and (B) of the Ohio LLC Act does not limit the payment of expenses as they are incurred, in advance of the final disposition of an action, suit, or proceeding, or the payment of indemnification, insurance, or other protection that may be provided pursuant to Ohio LLC Act.

Neither the Articles of Organization nor the operating agreements of the Ohio LLCs, as each may have been amended or restated, contain any indemnification provisions.

Registrant Incorporated in Virginia

The following registrant is a corporation incorporated in the State of Virginia: Intrado Communications of Virginia Inc.

Under Virginia law, to the extent provided in the articles of incorporation or any by-laws approved by the shareholders, a corporation may eliminate a director’s or an officer’s personal liability for monetary damages in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders, except for liability resulting from such director’s or officer’s willful misconduct or a knowing violation of criminal law or of any federal or state securities law.

Under Section 13.1-697 of the Virginia Stock Corporation Act, a corporation may indemnify an individual made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if the person acted in good faith and in a manner he or she believed to be (a) in the best interests of the corporation if when such action was taken the person was acting in his official capacity with the corporation, and (b) at least not opposed to the best interests of the corporation if when such action was taken the person was acting in any capacity other than his official capacity with the corporation, and in the case of any criminal proceeding, the person had no reasonable cause to believe his conduct was unlawful, except that a corporation may not indemnify a director or officer, unless so ordered by a court (a) in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding, if it is determined that the director has met the relevant standard described above, or (b) in connection with any other proceeding charging improper personal benefit to him or her, whether or not involving action in his official capacity, in which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her.

Under Sections 13.1-698 and 13.1-702 of the Virginia Stock Corporation Act, unless limited by its articles of incorporation, a corporation must indemnify an officer or director who entirely prevails in the defense of any proceeding to which the person was a party because he or she is or was a director of the corporation against reasonable expenses incurred by the person in connection with the proceeding.

Under Sections 13.1-700.1.C and 13.1-702, with respect to a proceeding by or in the right of the corporation, the court may (i) order indemnification of an officer or director to the extent of his or her reasonable expenses if it determines that, considering all the relevant circumstances, the officer or director is entitled to indemnification even though he or she was adjudged liable to the corporation and (ii) also order the corporation to pay the officer’s or director’s reasonable expenses incurred to obtain the order of indemnification.

Section 13.1-701 of the Virginia Stock Corporation Act provides that a corporation may not indemnify a director under Section 13.1-697 of the Virginia Stock Corporation Act unless authorized in the specific case after a determination has been made that indemnification is permissible because the director has met the relevant standard of conduct. That determination shall be made by either (a) if there are two or more disinterested directors, the majority vote of all the disinterested directors, a majority of whom shall for such purpose constitute a quorum, or (b) by a majority of the members of a committee, consisting of two or more disinterested directors, duly designated by a majority vote of all the disinterested directors, so long as there are at least two such disinterested directors, (c) by special legal counsel or (d) by the shareholders, provided shares owned by or voted under the control of a director who at the time does not qualify as a disinterested director may not be voted on the determination.

Intrado Communications of Virginia Inc.’s by-laws, as currently enacted, are silent as to indemnification for directors and officers of the corporation. Intrado Communications of Virginia Inc.’s articles of incorporation permit indemnification of the directors, officers and trustees of the corporation to the fullest extent permissible under Virginia law.

Item 21.	Exhibits and Financial Statement Schedules.

(a) Exhibits

See the Exhibit Index immediately following the signature pages included in this Registration Statement.

(b) Financial Statement Schedules

None.

Item 22.	Undertakings.

(a)	Each of the undersigned registrants hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(b) Each of the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, each of the undersigned registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, each of the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) Each of the undersigned registrants hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) Each of the undersigned registrants hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Corporation

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer, Chairman and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ STEVEN G. FELSHER Steven G. Felsher	Director	May 25, 2011

/S/ ANTHONY J. DINOVI Anthony J. DiNovi	Director	May 25, 2011

/S/ SOREN L. OBERG Soren L. Oberg	Director	May 25, 2011

/S/ JEFF T. SWENSON Jeff T. Swenson	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

760 Northlawn Drive, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and President (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

TWENTY FIRST CENTURY COMMUNICATIONS, INC.

/S/ NANCEE R. BERGER Nancee R. Berger	Sole Managing Member	May 25, 2011
Chief Operating Officer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Asset Direct Mortgage, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Manager

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ PAUL M. MENDLIK Paul M. Mendlik	Manager (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Manager	May 25, 2011

/S/ MICHAEL E. MAZOUR Michael E. Mazour	Manager	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

BuyDebtCo, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST RECEIVABLE SERVICES, INC.

/S/ PAUL M. MENDLIK Paul M. Mendlik	Sole Managing Member	May 25, 2011
Chief Financial Officer and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Cosmosis Corporation

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

InterCall, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

InterCall Telecom Ventures, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

INTERCALL, INC.

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Command Systems, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Communications Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Communications of Virginia Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Information Systems Holdings, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado International, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

INTRADO INC.

/S/ PAUL M. MENDLIK Paul M. Mendlik	Sole Managing Member	May 25, 2011
Chief Financial Officer and Treasurer

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Intrado Systems Corp.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Northern Contact, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Stargate Management, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

COSMOSIS CORPORATION

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Stream57 Corporation

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

TeleVox Software, Incorporated

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

The Debt Depot, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Manager

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer and Manager (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Manager	May 25, 2011

/S/ MICHAEL E. MAZOUR Michael E. Mazour	President and Manager	May 25, 2011

/S/ MARK V. LAVIN Mark V. Lavin	Chief Administrative Officer and Manager	May 25, 2011

/S/ DAVID C. MUSSMAN David C. Mussman	Secretary and Manager	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

TuVox Incorporated

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Twenty First Century Communications, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer, President and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Twenty First Century Communications of Canada, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer, President and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Twenty First Century International Services LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and President (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

TWENTY FIRST CENTURY COMMUNICATIONS, INC.

/S/ NANCEE R. BERGER Nancee R. Berger Chief Operating Officer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Twenty First Century Crisis Communications, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer and President (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

TWENTY FIRST CENTURY COMMUNICATIONS, INC.

/S/ NANCEE R. BERGER Nancee R. Berger Chief Operating Officer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Asset Management, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ MICHAEL E. MAZOUR Michael E. Mazour	President and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Asset Purchasing, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Manager

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Manager (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Manager	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West at Home, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST CORPORATION

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Business Services, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST CORPORATION

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Customer Management Group, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST CORPORATION

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Direct II, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Direct, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST DIRECT II, INC.

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Facilities, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Director

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST CORPORATION

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Interactive Corporation

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ STEVEN M. STANGL Steven M. Stangl	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West International Corporation

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer, Treasurer and Director

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer, Treasurer and Director (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer, President and Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Notifications Group, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer, President and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ THOMAS B. BARKER Thomas B. Barker	Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West Receivable Services, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ THOMAS B. BARKER Thomas B. Barker	Chief Executive Officer and Director (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ NANCEE R. BERGER Nancee R. Berger	Chief Operating Officer and Director	May 25, 2011

/S/ MICHAEL E. MAZOUR Michael E. Mazour	President and Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West UC Solutions Holdings, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

/S/ DAVID C. MUSSMAN David C. Mussman	Secretary and Director	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

West UC Solutions, LLC

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ TODD B. STRUBBE Todd B. Strubbe	Chief Executive Officer (Principal Executive Officer)	May 25, 2011

/S/ PAUL M. MENDLIK Paul M. Mendlik	Chief Financial Officer and Treasurer (Principal Financial Officer and Principal Accounting Officer)	May 25, 2011

WEST UC SOLUTIONS HOLDINGS, INC.

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer	Sole Managing Member	May 25, 2011

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Omaha, State of Nebraska, on May 25, 2011.

Worldwide Asset Purchasing, LLC

By its sole managing member,
West Receivable Services, Inc.

By:	/S/ PAUL M. MENDLIK
Name:	Paul M. Mendlik
Title:	Chief Financial Officer and Treasurer

*  *  *  *

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Thomas B. Barker and Paul M. Mendlik his true and lawful attorney-in-fact, with full power of substitution, for him and his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such said attorneys-in-fact and agents with full power and authority to do so and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on the dates indicated.

Signature	Title	Date

/S/ PAUL M. MENDLIK Paul M. Mendlik Chief Financial Officer and Treasurer of West Receivable Services, Inc.	Chief Financial Officer and Treasurer
of West Receivable Services, Inc.,
the Sole Managing Member
of Worldwide Asset Purchasing, LLC
	(Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer of Worldwide Asset Purchasing, LLC)	May 25, 2011

EXHIBIT INDEX

Exhibit Number	Description

3.01.1

Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 to Form 8-K dated October 30, 2006).

Certificate of Incorporation or the corresponding organizational instrument, with any amendments thereto, of the following additional registrants:

3.01.2	760 Northlawn Drive, LLC (previously filed as Exhibit 3.01.2 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.3	Asset Direct Mortgage, LLC (previously filed as Exhibit 3.1.2 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.4	BuyDebtCo, LLC (previously filed as Exhibit 3.1.4 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.5	Cosmosis Corporation (previously filed as Exhibit 3.1.6 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.7	InterCall Telecom Ventures, LLC (previously filed as Exhibit 3.1.9 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.8	InterCall, Inc. (previously filed as Exhibit 3.1.8 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.9	Intrado Command Systems, Inc. (previously filed as Exhibit 3.01.9 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.10	Intrado Communications Inc. (previously filed as Exhibit 3.1.10 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.11	Intrado Communications of Virginia Inc. (previously filed as Exhibit 3.1.11 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.12	Intrado Inc. (previously filed as Exhibit 3.1.12 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.13	Intrado Information Systems Holdings, Inc. (previously filed as Exhibit 3.01.13 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.14	Intrado International, LLC (previously filed as Exhibit 3.1.13 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.15	Intrado Systems Corp. (previously filed as Exhibit 3.01.15 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.16	Northern Contact, Inc. (previously filed as Exhibit 3.1.14 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.17	Stargate Management LLC (previously filed as Exhibit 3.1.16 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.18	Stream57 Corporation (previously filed as Exhibit 3.01.18 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.19	TeleVox Software, Incorporated (previously filed as Exhibit 3.1.17 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.20	The Debt Depot, LLC (previously filed as Exhibit 3.1.18 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

Exhibit Number	Description

3.01.21	TuVox Incorporated (previously filed as Exhibit 3.01.21 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.22	Twenty First Century Communications of Canada, Inc. (previously filed as Exhibit 3.01.22 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.23	Twenty First Century Communications, Inc. (previously filed as Exhibit 3.01.23 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.24	Twenty First Century Crisis Communications, LLC (previously filed as Exhibit 3.01.24 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.25	Twenty First Century International Services LLC (previously filed as Exhibit 3.01.25 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.26	West Asset Management, Inc. (previously filed as Exhibit 3.1.19 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.27	West At Home, LLC (previously filed as Exhibit 3.1.21 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.28	West Business Services, LLC (previously filed as Exhibit 3.01.28 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.29	West Customer Management Group, LLC (previously filed as Exhibit 3.01.29 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.30	West Direct, LLC (previously filed as Exhibit 3.01.30 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.31	West Direct II, Inc. (previously filed as Exhibit 3.01.31 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.32	West Facilities, LLC (previously filed as Exhibit 3.01.32 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.33	West Interactive Corporation (previously filed as Exhibit 3.1.25 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.34	West International Corporation (previously filed as Exhibit 3.1.26 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.35	West Notifications Group, Inc. (previously filed as Exhibit 3.01.35 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.36	West Receivable Services, Inc. (previously filed as Exhibit 3.1.27 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.01.37	West UC Solutions Holdings, Inc. (previously filed as Exhibit 3.01.37 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.38	West UC Solutions, LLC (previously filed as Exhibit 3.01.38 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.01.39	Worldwide Asset Purchasing, LLC (previously filed as Exhibit 3.01.39 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.1

Amended and Restated Bylaws of the Company (incorporated by reference to Exhibit 3.2 to Form 8-K dated October 30, 2006)

By-laws or the corresponding operating agreement or limited partnership agreement, with any amendments thereto, of the following additional registrants:

Exhibit Number	Description

3.02.2	760 Northlawn Drive, LLC (previously filed as Exhibit 3.02.2 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.3	Asset Direct Mortgage, LLC (previously filed as Exhibit 3.2.2 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.4	BuyDebtCo, LLC (previously filed as Exhibit 3.2.4 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.5	Cosmosis Corporation (previously filed as Exhibit 3.2.6 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.7	InterCall Telecom Ventures, LLC (previously filed as Exhibit 3.2.9 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.8	InterCall, Inc. (previously filed as Exhibit 3.2.8 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.9	Intrado Command Systems, Inc. (previously filed as Exhibit 3.02.9 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.10	Intrado Communications Inc. (previously filed as Exhibit 3.2.10 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.11	Intrado Communications of Virginia Inc. (previously filed as Exhibit 3.2.11 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.12	Intrado Inc. (previously filed as Exhibit 3.2.12 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.13	Intrado Information Systems Holdings, Inc. (previously filed as Exhibit 3.02.13 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.14	Intrado International, LLC (previously filed as Exhibit 3.2.13 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.15	Intrado Systems Corp. (previously filed as Exhibit 3.02.15 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.16	Northern Contact, Inc. (previously filed as Exhibit 3.2.14 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.17	Stargate Management LLC (previously filed as Exhibit 3.2.16 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.18	Stream57 Corporation (previously filed as Exhibit 3.02.18 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.19	TeleVox Software, Incorporated (previously filed as Exhibit 3.2.17 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.20	The Debt Depot, LLC (previously filed as Exhibit 3.2.18 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.21	TuVox Incorporated (previously filed as Exhibit 3.02.21 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.22	Twenty First Century Communications of Canada, Inc. (previously filed as Exhibit 3.02.22 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.23	Twenty First Century Communications, Inc. (previously filed as Exhibit 3.02.23 to Form S-4 filed by Company on May 25, 2011, SEC File No. 333- )

Exhibit Number	Description

3.02.24	Twenty First Century Crisis Communications, LLC (previously filed as Exhibit 3.02.24 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.25	Twenty First Century International Services LLC (previously filed as Exhibit 3.02.25 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.26	West Asset Management, Inc. (previously filed as Exhibit 3.2.19 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.27	West At Home, LLC (previously filed as Exhibit 3.2.21 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.28	West Business Services, LLC (previously filed as Exhibit 3.02.28 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.29	West Customer Management Group, LLC (previously filed as Exhibit 3.02.29 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.30	West Direct, LLC (previously filed as Exhibit 3.02.30 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.31	West Direct II, Inc. (previously filed as Exhibit 3.02.31 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.32	West Facilities, LLC (previously filed as Exhibit 3.02.32 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.33	West Interactive Corporation (previously filed as Exhibit 3.2.25 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.34	West International Corporation (previously filed as Exhibit 3.2.26 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.35	West Notifications Group, Inc. (previously filed as Exhibit 3.02.35 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.36	West Receivable Services, Inc. (previously filed as Exhibit 3.2.27 to Form S-4 filed by Company on April 20, 2007, SEC File No. 333-141706).

3.02.37	West UC Solutions Holdings, Inc. (previously filed as Exhibit 3.02.37 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.38	West UC Solutions, LLC (previously filed as Exhibit 3.02.38 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

3.02.39	Worldwide Asset Purchasing, LLC (previously filed as Exhibit 3.02.39 to Form S-4 filed by the Company on May 25, 2011, SEC File No. 333- )

5.01*	Opinion of Ropes & Gray LLP

10.01	West Corporation 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.12 to Form 10-Q filed on November 9, 2006) (1)

10.02	Indenture, dated as of October 24, 2006, among West Corporation, the Guarantors named on the Signature Pages thereto and The Bank of New York, as Trustee, with respect to the 11% senior subordinated notes due 2016 (incorporated by reference to Exhibit 4.2 to Form 10-Q filed on November 9, 2006)

10.03	Lease, dated September 1, 1994, by and between West Telemarketing Corporation and 99-Maple Partnership (Amendment No. 1) dated December 10, 2003 (incorporated by reference to Exhibit 10.07 to Form 10-K filed February 24, 2006)

Exhibit Number	Description

10.04	Employment Agreement between the Company and Thomas B. Barker dated December 31, 2008 (incorporated by reference to Exhibit 10.1 to Form 8-K filed January 7, 2009 and Exhibit 10.44 to Form 10K dated February 23, 2011) (1)

10.05	Employment Agreement between the Company and Nancee R. Berger dated December 31, 2008 (incorporated by reference to Exhibit 10.2 to Form 8-K filed January 7, 2009 and Exhibit 10.45 to Form 10K dated February 23, 2011) (1)

10.06	Employment Agreement between the Company and Paul M. Mendlik, dated December 31, 2008 (incorporated by reference to Exhibit 10.4 to Form 8-K filed January 7, 2009 and Exhibit 10.46 to Form 10K dated February 23, 2011) (1)

10.07	Exhibit A dated February 21, 2011, to the Employment Agreement between West Corporation and Todd B. Strubbe, dated September 28, 2009 (incorporated by reference to Exhibit 10.07 to Form 10-K dated February 23, 2011) (1)

10.08	Registration Rights and Coordination Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein (incorporated by reference to Exhibit 4.5 to Form 10-Q filed on November 9, 2006)

10.09	Restatement Agreement (the “Restatement Agreement”), dated as of October 5, 2010, by and among Wells Fargo Bank, National Association, as administrative agent, West Corporation (“West”), certain domestic subsidiaries of West and the lenders party thereto (Exhibit A, the Amended and Restated Credit Agreement, is included as Exhibit 10.10) (incorporated by reference to Exhibit 10.1 to Form 8-K filed October 6, 2010)

10.10	Amended and Restated Credit Agreement, dated as of October 5, 2010, by and among West, certain domestic subsidiaries of West, Wells Fargo Bank, National Association, as administrative agent, Deutsche Bank Securities Inc. and Bank of America, N.A., as syndication agents, Wells Fargo Bank, National Association and General Electric Capital Corporation, as co-documentation agents, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as joint lead arrangers, Wells Fargo Securities, LLC and Deutsche Bank Securities Inc., as joint bookrunners, and the lenders party thereto, adopted pursuant to the Restatement Agreement (incorporated by reference to Exhibit 10.10 to Form S-4 filed May 25, 2011)

10.11	Guarantee Agreement, dated as of October 24, 2006, among the guarantors identified therein and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to Exhibit 10.11 to Amendment No. 1 to Registration Statement on Form S-1 filed on November 6, 2009)

10.12	Indenture, dated as of October 5, 2010, among West, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 8 5/8% senior notes due 2018 (incorporated by reference to Exhibit 10.3 to Form 8-K filed October 6, 2010)

10.13	Registration Rights Agreement, dated as of October 5, 2010, among West, the guarantors named on the signature pages thereto and Deutsche Bank Securities, Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co. and Morgan Stanley & Co. (incorporated by reference to Exhibit 10.4 to Form 8-K filed October 6, 2010)

10.14	Indenture, dated as of November 24, 2010, among West, the guarantors named on the signature pages thereto and The Bank of New York Mellon Trust Company, N.A., as Trustee, with respect to the 7 7/8% senior notes due 2019 (incorporated by reference to Exhibit 10.2 to Form 8-K filed November 24, 2010)

10.15	Registration Rights Agreement, dated as of November 24, 2010, among West, the guarantors named on the signature pages thereto and Deutsche Bank Securities, Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. (incorporated by reference to Exhibit 10.3 to Form 8-K filed November 24, 2010)

Exhibit Number	Description

10.16	West Corporation Nonqualified Deferred Compensation Plan, as amended and restated effective January 1, 2008 (incorporated by reference to Exhibit 10.15 to Form 10-K dated March 3, 2009) (1)

10.17	Security Agreement, dated as of October 24, 2006, among West Corporation, The Other Grantors Identified therein and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to Exhibit 10.3 to Form 10-Q filed on November 9, 2006)

10.18	Intellectual Property Security Agreement, dated as of October 24, 2006, among West Corporation, The Other Grantors Identified therein and Lehman Commercial Paper Inc., as Administrative Agent (incorporated by reference to Exhibit 10.4 to Form 10-Q filed on November 9, 2006)

10.19	Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated October 24, 2006, from West Corporation, as Trustor to Chicago Title Insurance Company, as Trustee and Lehman Commercial Paper Inc., as Beneficiary (incorporated by reference to Exhibit 10.5 to Form 10-Q filed on November 9, 2006)

10.20

Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing

Statement, dated October 24, 2006, from West Business Services, LP to Lehman Commercial Paper Inc. (incorporated by reference to Exhibit 10.6 to Form 10-Q filed on November 9, 2006)

10.21	Mortgage, Assignment of Leases and Rents, Security Agreement and Financing Statement, dated October 24, 2006, from West Telemarketing, LP to Lehman Commercial Paper Inc. (incorporated by reference to Exhibit 10.7 to Form 10-Q filed on November 9, 2006)

10.22	Management Agreement, dated as of October 24, 2006, among Omaha Acquisition Corp., West Corporation, Quadrangle Advisors II LLC, and THL Managers VI, LLC (incorporated by reference to Exhibit 10.8 to Form 10-Q filed on November 9, 2006)

10.23	Founders Agreement, dated October 24, 2006, among West Corporation, Gary L. West and Mary E. West (incorporated by reference to Exhibit 10.9 to Form 10-Q filed on November 9, 2006)

10.24	Stockholder Agreement, dated as of October 24, 2006, among West Corporation, THL Investors, Quadrangle Investors, Other Investors, Founders and Managers named therein (incorporated by reference to Exhibit 10.10 to Form 10-Q filed on November 9, 2006)

10.25	Form of Rollover Agreement (incorporated by reference to Exhibit 10.11 to Form 10-Q filed on November 9, 2006)

10.26	Form of West Corporation Restricted Stock Award and Special Bonus Agreement (incorporated by reference to Exhibit 10.13 to Form 10-Q filed on November 9, 2006) (1)

10.27	Form of Option Agreement (incorporated by reference to Exhibit 10.14 to Form 10-Q filed on November 9, 2006) (1)

10.28	Form of Rollover Option Grant Agreement (incorporated by reference to Exhibit 10.15 to Form 10-Q filed on November 9, 2006) (1)

10.29	West Corporation Executive Retirement Savings Plan Amended and Restated Effective as of January 1, 2008 (incorporated by reference to Exhibit 10.29 to Form 10-K filed March 3, 2009) (1)

10.30	Amendment Number One to West Corporation’s 2006 Executive Incentive Plan (incorporated by reference to Exhibit 10.30 to Form 10-K dated February 23, 2011) (1)

10.31	Supplemental Indenture, dated as of March 16, 2007, by and among CenterPost Communications, Inc., TeleVox Software, Incorporated, West At Home, LLC and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 99.2 to Form 8-K filed on March 30, 2007)

Exhibit Number	Description

10.32	Supplemental Indenture, dated as of March 30, 2007, by and among SmartTalk, Inc. and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 99.4 to Form 8-K filed on March 30, 2007)

10.33	Supplemental Indenture, dated as of June 19, 2007, by and among Omnium Worldwide, Inc. and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.35 to Form 10-K dated March 3, 2009)

10.34	Supplemental Indenture, dated as of August 15, 2007, by and among West Business Services Corporation, West Telemarketing Corporation and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.37 to Form 10-K dated March 3, 2009)

10.35	Supplemental Indenture, dated as of June 12, 2008, by and among HBF Communications, Inc. and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.39 to Form 10-K dated March 3, 2009)

10.36	Supplemental Indenture, dated as of February 20, 2009, by and among Intrado Information Systems Holdings, Inc., Intrado Command Systems, Inc., Geo911, Inc., Positron Public Safety Systems Corp., Masys Corporation, West Corporation, and The Bank of New York, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.41 to Form 10-K dated March 3, 2009)

10.37	Supplemental Indenture, dated as of January 25, 2010, by and among Worldwide Asset Purchasing, LLC, Stream57 Corporation, West Corporation, and The Bank of New York Mellon, to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.44 to Form 10-K filed on February 12, 2010)

10.38	Amended and Restated Credit Agreement By and Between West Receivables Purchasing, LLC as Borrower, and TOGM, LLC, as Lender, dated as of April 30, 2009 (incorporated by reference to Exhibit 10.01 to Form 10-Q dated May 5, 2009)

10.39	Amended and Restated Servicing Agreement By and Among West Asset Management, Inc., as Servicer, West Receivables Purchasing, LLC, as Borrower, and TOGM, LLC, as Lender, dated as of April 30, 2009 (incorporated by reference to Exhibit 10.02 to Form 10-Q dated May 5, 2009)

10.40	Form of Promissory Note between West Receivables Purchasing, LLC and TOGM, LLC (incorporated by reference to Exhibit 10.03 to Form 10-Q dated May 5, 2009)

10.41	Amended and Restated Operating Agreement of West Receivables Purchasing, LLC between TOGM, LLC and West Receivables Services, Inc. dated April 30, 2009 (incorporated by reference to Exhibit 10.04 to Form 10-Q dated May 5, 2009)

10.42

Amended and Restated Restricted Stock Award and Special Bonus Agreement between West

Corporation and Thomas Barker, dated as of May 4, 2009 (incorporated by reference to Exhibit 10.05 to Form 10-Q dated May 5, 2009) (1)

Exhibit Number	Description

10.43	Exhibit A dated February 21, 2011 to the Employment Agreement between West Corporation and Steven M. Stangl, dated December 31, 2008 (incorporated by reference to Exhibit 10.43 to Form 10-K dated February 23, 2011) (1)

10.44	Agreement of Resignation, Appointment and Acceptance, dated as of April 8, 2010 by and among West Corporation, The Bank of New York Mellon, as prior trustee, and The Bank of New York Mellon Trust Company, N.A. as successor Trustee with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.03 to Form 10-Q dated May 7, 2010)

10.45	Amendment Number One to the West Corporation Nonqualified Deferred Compensation Plan, dated as of April 30, 2010 (incorporated by reference to Exhibit 10.04 to Form 10-Q dated May 7, 2010) (1)

10.46	Supplemental Indenture, dated as of May 14, 2010, by and among West Unified Communications Services, LLC, West Corporation, and The Bank of New York Mellon Trust Company, N.A., to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.02 to Form 10-Q dated August 2, 2010)

10.47	Restructuring Agreement dated as of December 21, 2010, by and among TOGM, LLC, West Receivables Services, Inc. and West Receivables Purchasing, LLC (incorporated by reference to Exhibit 10.50 to Form 10-K dated February 23, 2011)

10.48	Form of Indemnification Agreement between West Corporation and its directors and officers (incorporated by reference to Exhibit 10.01 to Form 10-Q dated May 7, 2010)

10.49	Supplemental Indenture, dated as of April 21, 2011, by and among 760 Northlawn Drive, LLC, Twenty First Century International Services LLC, Twenty First Century Crisis Communications, LLC, Twenty First Century Communications, Inc., Twenty First Century Communications of Canada, Inc., InterCall Communications, Inc., West UC Solutions Holdings, Inc., West Corporation, and The Bank of New York Mellon Trust Company, N.A., to the Indenture, dated as of October 24, 2006, by and among West Corporation, the guarantors named therein and The Bank of New York, with respect to West Corporation’s $450.0 million aggregate principal amount of 11% senior subordinated notes due October 15, 2016 (incorporated by reference to Exhibit 10.01 to Form 10-Q dated May 3, 2011)

10.50	Supplemental Indenture, dated as of April 21, 2011, by and among 760 Northlawn Drive, LLC, Twenty First Century International Services LLC, Twenty First Century Crisis Communications, LLC, Twenty First Century Communications, Inc., Twenty First Century Communications of Canada, Inc., InterCall Communications, Inc., West UC Solutions Holdings, Inc., West Corporation, and The Bank of New York Mellon Trust Company, N.A., to the Indenture, dated as of October 5, 2010, by and among West Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., with respect to West Corporation’s $500.0 million aggregate principal amount of 8 5/8% senior notes due 2018 (incorporated by reference to Exhibit 10.02 to Form 10-Q dated May 3, 2011)

10.51	Supplemental Indenture, dated as of April 21, 2011, by and among 760 Northlawn Drive, LLC, Twenty First Century International Services LLC, Twenty First Century Crisis Communications, LLC, Twenty First Century Communications, Inc., Twenty First Century Communications of Canada, Inc., InterCall Communications, Inc., West UC Solutions Holdings, Inc., West Corporation, and The Bank of New York Mellon Trust Company, N.A., to the Indenture, dated as of November 24, 2010, by and among West Corporation, the guarantors named therein and The Bank of New York Mellon Trust Company, N.A., with respect to West Corporation’s $500.0 million aggregate principal amount of 7 7/8% senior notes due 2019 (incorporated by reference to Exhibit 10.03 to Form 10-Q dated May 3, 2011)

Exhibit Number	Description

10.52	Amendment Number One to the West Corporation Stockholder Agreement dated as of April 12, 2011 by and among West Corporation, the THL Investors, the Quadrangle Investors and the Founders (incorporated by reference to Exhibit 10.04 to Form 10-Q dated May 3, 2011)

12.01	Statement of Computation of Ratio of Earnings to Fixed Charges (incorporated by reference to Exhibit 12.01 to Form S-4 filed by Company on May 25, 2011, SEC File No. 333- )

15.01	Awareness Letter of Deloitte & Touche LLP

21.01	Subsidiaries (incorporated by reference to Exhibit 21.01 to Form S-4 filed by Company on May 25, 2011, SEC File No. 333- )

23.01	Consent of Deloitte & Touche LLP, independent registered public accounting firm

23.02*	Consent of Ropes & Gray LLP (included as part of Exhibit 5.1)

23.03	Consent of Corporate Valuation Advisors, Inc. dated May 13, 2011

24.01	Power of Attorney (included in the signature pages of this Registration Statement)

25.01	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Bank of New York Mellon with respect to the Indenture governing the 7 7/8% Senior Notes due 2019.

99.1	Form of Letter of Transmittal

99.2	Form of Notice of Guaranteed Delivery

99.3	Form of Letter to Broker-Dealers

99.4	Form of Letter to Clients

*	To be filed by amendment.
(1)	Indicates management contract or compensation plan or arrangement.